                                 SCHEDULE 14A/A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


                   PROXY STATEMENT PURSUANT TO SECTION 14(a)


                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            HIGH SPEED ACCESS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11(c)(2).

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                   [HSA LOGO]
                            10901 WEST TOLLER DRIVE
                              LITTLETON, CO 80127


                                                                FEBRUARY 1, 2002


Dear Stockholders:


    You are cordially invited to attend the Special Meeting of Stockholders of High Speed Access Corp. to be held on February 28, 2002 at 10:00 a.m., New York time, at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York 10153. At the Special Meeting, you will be asked to consider and vote on several proposals, including proposals (i) to approve the sale of substantially all of our assets pursuant to an asset purchase agreement with Charter Communications Holding Company, LLC ("Charter Holdco"), and (ii) to transact such other matters as may properly come before such Special Meeting or any adjournment or postponement thereof.


     Charter Holdco is our affiliate. Charter Communications, Inc. ("CCI") holds approximately 46.5% of the equity interest in, and 100% of the voting power of, Charter Holdco. Charter Holdco has assigned its rights under the asset purchase agreement to its indirect wholly owned subsidiary, CC Systems, LLC ("Charter"). Charter Communications Ventures, LLC ("Charter Ventures") is an indirect wholly owned subsidiary of Charter Holdco. Charter Ventures and its affiliate, Vulcan Ventures Incorporated ("Vulcan"), are our largest stockholders and have the collective power to vote 46.7% of the votes entitled to be cast at the Special Meeting in the combined class of our common stock and our preferred stock. Mr. Paul G. Allen is the sole stockholder of Vulcan and the chairman of CCI and Charter Holdco.

    YOUR BOARD OF DIRECTORS, WHICH CONSISTS ENTIRELY OF DIRECTORS NOT AFFILIATED WITH CCI, CHARTER HOLDCO, CHARTER, CHARTER VENTURES, VULCAN OR PAUL G. ALLEN, CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT AS WELL AS OTHER ALTERNATIVES AVAILABLE TO US. BASED ON ITS REVIEW, YOUR BOARD HAS DETERMINED THAT THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS AS CONTEMPLATED BY THE ASSET PURCHASE AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND OUR STOCKHOLDERS (OTHER THAN CHARTER VENTURES AND VULCAN).

    The enclosed proxy statement contains, among other things, a discussion of the proposed asset sale. The board recommends that you consider the enclosed materials carefully.

    Your vote is extremely important. It is a condition to our agreement with Charter Holdco that a majority of the votes actually cast at the Special Meeting by holders of our common stock, other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers, vote to approve the asset sale. ACCORDINGLY, IF A MAJORITY OF THE VOTES CAST BY HOLDERS OF OUR COMMON STOCK (OTHER THAN CHARTER HOLDCO, VULCAN, THEIR RESPECTIVE AFFILIATES AND CERTAIN OF OUR EXECUTIVE OFFICERS) ARE CAST AGAINST THE PROPOSAL, THE ASSET SALE WILL NOT BE CONSUMMATED, WE WILL NOT HAVE SUFFICIENT CAPITAL TO FUND OUR OPERATIONS AND IT IS LIKELY WE WILL FILE FOR BANKRUPTCY. Charter Ventures, Vulcan and our directors have agreed to vote all of their shares in favor of the asset sale. This assures that we will obtain the vote required under Delaware law and our organizational documents, however it will not fulfill the condition set forth in our agreement with Charter Holdco.

    Your board has unanimously approved the proposed asset sale and recommends that stockholders vote for the proposed transaction by marking the enclosed proxy card "FOR" each of the proposals and returning the proxy card in the accompanying postage-paid envelope. Your early response will be greatly appreciated. Of course, you are also welcome to attend the Special Meeting and vote your shares in person.

                                       Sincerely,

                                       /s/ DAVID A. JONES, JR.

                                       David A. Jones Jr.
                                       Chairman of the Board of Directors

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


This proxy statement is first being mailed to stockholders on or about February
                                    1, 2002.

                            HIGH SPEED ACCESS CORP.
                            10901 WEST TOLLER DRIVE
                              LITTLETON, CO 80127

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 28, 2002


                             ---------------------

To the Stockholders of
High Speed Access Corp.:


     Notice is hereby given that a Special Meeting of Stockholders of High Speed Access Corp. will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on February 28, 2002 at 10:00 a.m. New York time, for the following purposes:


          1. To consider and act upon a proposal to approve the asset purchase agreement, dated as of September 28, 2001, between High Speed Access Corp. and Charter Communications Holding Company, LLC, as more fully described in the accompanying proxy statement and in Annex A to the proxy statement, and the transactions contemplated thereby.

          2. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

     By resolution of the board of directors, the close of business on January 23, 2002 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment and postponement thereof. A list of stockholders of record as of the close of business on the record date will be available at the Special Meeting for examination by any stockholder, his agent or his attorney.

                                          By order of the Board of Directors,

                                          /s/ JOHN G. HUNDLEY
                                          John G. Hundley
                                          Secretary, General Counsel and
                                          Senior Vice President -- Business
                                          Development.

Louisville, Kentucky

February 1, 2002


     IMPORTANT: PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED, POSTAGE-PAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
QUESTIONS AND ANSWERS RELATING TO THE PROPOSAL..............    4
GENERAL INFORMATION.........................................   10
  Date, Time, Place and Purpose of the Special Meeting......   10
  Record Date and Shares Entitled to Vote...................   10
  Quorum and Voting Rights..................................   10
  Solicitation of Proxies...................................   10
  Revocation of Proxies.....................................   11
PROPOSAL: THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS.......   12
  Recommendation of the Board...............................   12
  Vote Required.............................................   12
  Summary of our Agreements with Charter Holdco, Charter and
     their Affiliates.......................................   13
  Nasdaq Listing............................................   25
  Government Approvals......................................   25
  Appraisal Rights..........................................   25
  Transaction Expenses......................................   26
SPECIAL FACTORS.............................................   27
  Background of the Company's Decision to Sell Substantially
     All of its Assets......................................   27
  Recommendations of the Board of Directors; Reasons for the
     Sale of Substantially All of the Company's Assets......   34
  Position of the Company as to the Fairness to Stockholders
     Unaffiliated with any of the Charter Entities or Vulcan
     of the Sale of Substantially All of the Assets of the
     Company and the Purchase of the Common Stock from
     Vulcan.................................................   37
  The Charter Entities' Reasons for the Purchase of
     Substantially All of the Company's Assets..............   42
  Position of the Charter Entities as to the Fairness to
     Stockholders Unaffiliated with any of the Charter
     Entities or Vulcan of the Sale of Substantially All of
     the Company's Assets and the Management Agreement with
     CCI, the Position of Vulcan as to the Fairness to
     Stockholders Unaffiliated with any of the Charter
     Entities or Vulcan of the Common Stock Purchase from
     Vulcan and Concurrence of Mr. Allen....................   43
  Opinions of Financial Advisors............................   46
  Effects of the Asset Sale.................................   54
  Plans After the Sale of Substantially All of Our Assets...   57
  Distributions.............................................   58
  Interests in the Sale of Assets That Differ from Your
     Interests..............................................   59
SELECTED FINANCIAL DATA.....................................   61
INFORMATION ABOUT HIGH SPEED ACCESS CORP....................   64
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   75
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK...   86
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   87
INFORMATION ABOUT CCI, CHARTER HOLDCO, CHARTER, CHARTER
  VENTURES AND VULCAN AND THE COMPANY'S RELATIONSHIP WITH
  CCI, CHARTER HOLDCO, CHARTER, CHARTER VENTURES AND
  VULCAN....................................................   89
STOCKHOLDER PROPOSALS.......................................  106
INDEPENDENT ACCOUNTANTS.....................................  107
OTHER MATTERS...............................................  107
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........  107

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................  107
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEX A: ASSET PURCHASE AGREEMENT...........................  A-1
ANNEX B: ASSIGNMENT AND CONSENT.............................  B-1
ANNEX C: OPINION OF LEHMAN BROTHERS.........................  C-1
ANNEX D: OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL
  ADVISORS, INC.............................................  D-1
ANNEX E: OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED..............................................  E-1

                               SUMMARY TERM SHEET

     This summary term sheet is intended to give you a summary description of the material aspects of the proposed sale of substantially all of our assets, as described in this proxy statement. You should review the proxy statement and the appendices to it so that you can gain a more complete understanding of the proposed transaction.

     In this proxy statement, "HSA," the "company," "we," "us" and "our" refer to High Speed Access Corp. and its subsidiaries and predecessors.


     Also in this proxy statement, "CCI" refers to Charter Communications, Inc.; "Charter Holdco" refers to Charter Communications Holding Company, LLC; "Charter Ventures" refers to Charter Communications Ventures, LLC; "Charter" refers to CC Systems, LLC and "Vulcan" refers to Vulcan Ventures Incorporated, an affiliate of Charter. CCI holds approximately 46.5% of the equity interest in, and 100% of the voting power of Charter Holdco. Charter Ventures and Charter are indirect wholly owned subsidiaries of Charter Holdco. For additional details about the organizational structure of CCI and its subsidiaries and affiliates, see page 89.



     Proposed Transaction with Charter. (See page 13.) On September 28, 2001, we entered into an asset purchase agreement with Charter Holdco. Subsequently, Charter Holdco and Charter entered into an assignment and consent by which Charter Holdco has assigned to Charter its rights to purchase assets and certain other rights under the asset purchase agreement and certain related agreements and Charter has agreed to assume certain of Charter Holdco's obligations under the asset purchase agreement and certain related agreements. However, such assignment and consent does not release Charter Holdco from any of its obligations to HSA under the asset purchase agreement or those other agreements.


     Under the asset purchase agreement and the related assignment and consent:


     - We will sell substantially all of our assets (including most of our revenue generating assets) to Charter. These assets generated approximately 60% of our total revenue for the first three fiscal quarters of 2001 and approximately 55% of our total revenue for the fiscal year 2000. Following the completion of our cost reduction efforts, these assets will generate substantially all of our total revenue. For a more detailed description of our cost reduction efforts, see page 75.


     - Charter will pay us $81.1 million in cash (adjusted as described below) and assume certain of our liabilities.

     - The cash component of the purchase price will be reduced by (i) the capital lease liabilities assumed by Charter, (ii) the current liabilities assumed by Charter and (iii) any penalties relating to our failure, if any, to commence training of certain customer service representatives.

     - The cash component of the purchase price will be increased by the amount of the accounts receivable, security deposits and prepayments acquired by Charter.

     - Charter will hold back $750,000 of the cash portion of the purchase price to secure $750,000 of any claims it may have with respect to the purchase price adjustments. This amount will not accrue interest and, assuming there are no disputes with respect to the purchase price adjustments, will be paid within 65 days of the closing date.

     - 75,000 shares of our Series D Senior Convertible preferred stock currently held by Charter Ventures and by Charter Holdco's affiliate, Vulcan, (having an aggregate liquidation preference of $75.0 million) will be cancelled.

     - All warrants currently held by Charter Holdco to purchase shares of our common stock will be cancelled. As of January 23, 2002, these warrants gave Charter Holdco the right to purchase 2,650,659 shares of our common stock, at a weighted average exercise price of $3.23.

     - We will indemnify Charter Holdco and its affiliates for breaches of our representations, warranties and covenants contained in the asset purchase agreement.

     - Charter will hold back $4.0 million of the cash portion of the purchase price to secure any such indemnity claims. This amount will accrue interest. Of this amount, $2.0 million (less the amount of any claims) will be released to us 12 months after the closing of the asset sale and any remaining amounts not subject to any claims will be released to us 18 months after the closing of the asset sale.

     - The closing is subject to various conditions, including approval by a majority of the votes cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers.

     - We may consider unsolicited acquisition proposals that the board determines in good faith could lead to a superior proposal.

     - If we terminate the asset purchase agreement upon entering into a definitive agreement for an alternative superior transaction, we must pay Charter Holdco its reasonable out-of-pocket expenses incurred prior to the date of termination.

     - Charter Ventures has the ability to block the consummation of any alternative superior transaction by voting its preferred stock against the proposed transaction.

     Effect of Not Closing: We believe that if the asset sale contemplated by the asset purchase agreement is not completed, it is likely that we will file for bankruptcy.


     Fairness Opinions. (See page 46.) Lehman Brothers Inc. has provided our board of directors with its opinion dated September 21, 2001 to the effect, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its opinion, that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company.


     Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has provided the board of directors with its opinion dated September 21, 2001 to the effect, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its opinion, that the payment of $81.1 million cash consideration, which is subject to certain adjustments and the assumption of certain liabilities by Charter, constitutes fair consideration and reasonably equivalent value for the assets Charter will acquire.


     Plans After the Asset Sale; Distributions. (See page 57.) We have not yet determined what our strategic direction will be following the consummation of the asset sale and are currently considering at least three possible alternatives.


     - Option 1 -- Make No Distribution; Retain the Proceeds and Reinvent the Business. We may elect to:

         (i) make no distribution to stockholders;

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use all of the proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

     - Option 2 -- Make a Partial Distribution; Retain Part of the Proceeds and Reinvent the Business. We may elect to:

         (i) make a portion of the proceeds from the asset sale available to our stockholders through a direct distribution, a stock redemption or stock repurchase program;

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use the remaining proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

     - Option 3 -- Distribute All of the Proceeds; Wind Down the Business and Dissolve. We may decide to cease all of our operations and seek stockholder approval of a plan of liquidation and dissolution so that we may liquidate all of our remaining assets, pay our known liabilities, distribute all of our remaining cash on hand (subject to the set aside of adequate reserves to cover known, unknown and contingent liabilities, including any litigation, that we reasonably expect to be incurred) and dissolve.


     At this time, we cannot predict which option we will pursue. We currently do not know whether we will make any distributions, or, if we do, the number, amount or timing of such distributions. Furthermore, we have negotiated an early termination to our international contract obligations and have ceased our international operations as of December 31, 2001. Additionally, we may not be successful in identifying, developing and executing a new business strategy and could eventually use all, or a substantial portion, of our remaining cash on hand in connection with any such new business efforts. For additional details about our business after the asset sale, see page 67.



     Voting Agreement. (See page 28.) We have entered into a voting agreement with Charter Ventures, Vulcan and our directors, pursuant to which they have agreed to vote all of their shares in favor of the asset sale. This assures that we will obtain a vote in favor of the asset sale, as required under Delaware law and our organizational documents. However, to assure that our stockholders other than Charter Ventures and Vulcan have the opportunity to approve the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers. The votes required by the voting agreement will not satisfy this condition. For additional details about the vote required to complete the asset sale, see page 12.



     Management Agreement. (See page 21.) We have entered into a management agreement with CCI, pursuant to which CCI is responsible during the pre-closing period for the purchase and installation of cable modems and related equipment while sharing responsibility for product marketing. In addition, CCI has the option to undertake additional management responsibilities with respect to the assets to be purchased under the asset purchase agreement.



     License Agreement. (See page 23.) We entered into a License Agreement with Charter Holdco by which Charter Holdco will grant to us the right to use in the conduct of our retained businesses certain intellectual property to be sold by us to Charter under the asset purchase agreement. Charter Holdco assigned to Charter its rights and obligations under the license agreement. The license agreement will become effective upon the closing under the asset purchase agreement.



     Purchase of Common Stock Held by Vulcan. (See page 104.) In addition to the asset sale to Charter as described above, on November 1, 2001, we entered into an agreement with Vulcan to purchase 20,222,139 shares of our common stock from Vulcan for an aggregate purchase price of $4,448,870, or $.22 per share. This purchase price represents a discount of 26% to our common stock's 20-day trailing average closing price as of October 26, 2001. This purchase is conditioned on, and will close concurrently with, the consummation of the asset sale. The shares of common stock subject to this agreement represent all of the shares of our common stock held by Vulcan.



     Stock Exchanges and Symbols; Possible De-Listing. (See page 25.) Our common stock currently trades on the Nasdaq Stock Market under the trading symbol "HSAC." On September 10, 2001, we received a formal notice from the Nasdaq Stock Market that we were not in compliance with the requirements for continued listing on the Nasdaq Stock Market because the market price of our common stock was below $1.00 per share. Following the terrorist attacks on September 11, 2001, however, Nasdaq announced a moratorium until January 2, 2002 on de-listing issuers for failure to satisfy these requirements. We were recently notified that the Nasdaq Stock Market reinstated the minimum bid price and market value of public float requirements effective January 2, 2002. We currently do not expect we will be able to comply with these requirements and expect to be de-listed in 2002.


     CCI's Class A common stock trades on the Nasdaq National Market under the symbol "CHTR." None of our stockholders will receive any CCI stock or any interest of any affiliate of CCI in connection with this transaction.

                 QUESTIONS AND ANSWERS RELATING TO THE PROPOSAL

Q. What is the relationship of Charter and Charter Holdco to the company?

A. Charter and Charter Holdco are our affiliates. Charter and Charter Ventures are indirect wholly owned subsidiaries of Charter Holdco, which is controlled by CCI. Charter Ventures and its affiliate, Vulcan are our largest stockholders. Mr. Paul G. Allen is the sole stockholder of Vulcan and the chairman of CCI and Charter Holdco. Moreover, Charter, together with its affiliates, is our largest customer.


   From January 1999 until July 30, 2001 when they resigned, one of our directors was employed by CCI, and a director of each of CCI, Charter Holdco, Charter and Charter Ventures, and one was an executive officer of CCI, Charter Holdco, Charter and Charter Ventures. During the same period, a third member of our board was an officer of Vulcan and was a director of Vulcan, CCI, Charter Holdco and Charter. For a description of these directors and their relationship to Charter and Vulcan, see pages 59 and 92.


   In addition, Charter Ventures and Vulcan together hold 100% of our outstanding preferred stock and Vulcan holds 20,222,139 shares of our common stock, giving Charter Ventures and Vulcan the collective power to vote 46.7% of the votes entitled to be cast in the combined class of our common stock and our preferred stock. None of CCI, Charter Holdco, Charter or Charter Ventures currently holds any shares of our common stock. Because our organizational documents require the approval of holders of two-thirds of our preferred stock, any sale of the company or sale of substantially all of our assets, whether to Charter or to a third party, would require the approval of Charter Ventures and Vulcan.

Q. What steps did the board of directors take to ensure that the sale of assets is fair to the company and our stockholders?


A. On May 1, 2001, a special committee of our board of directors was formed and charged, among other things, with identifying and evaluating strategic options for the company. These options included the possible solicitation of an offer from, and negotiating the terms of, a sale of substantially all of our assets to, or merger with, CCI or one of its subsidiaries. The Special Committee, which was chaired by Mr. Robert Saunders, consisted entirely of directors not affiliated with CCI, Charter Holdco, Charter or Vulcan. On July 27, 2001, prior to our receiving a written offer from CCI, we were informed that all three of our directors who were affiliated with CCI, Charter Holdco, Charter and/or Vulcan would be resigning as directors. After the resignations of these directors, the members of the Special Committee constituted all of the members of our board. For a description of the events leading to the execution of the asset purchase agreement, see page 27.



   The Special Committee retained an independent financial advisor, Lehman Brothers Inc., to advise it generally with respect to a strategic transaction, such as an asset sale, and to render its opinion, based upon the assumptions made, matters considered and limits of review set forth in its opinion, that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company. For a more detailed description of the opinion of Lehman Brothers, see page 46.



   In addition, as a condition to the transaction, we retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to provide its opinion based upon the assumptions made, matters considered and limits of review set forth in its opinion, that, the payment of $81.1 million cash consideration, which is subject to adjustments, and the assumption of liabilities by Charter Holdco, constitutes fair consideration and reasonably equivalent value for the assets Charter Holdco agreed to acquire. For a more detailed description of the opinion of Houlihan Lokey, see page 51.


Q. When does the company expect to complete the asset sale?

A. We expect that the sale of substantially all of our assets will be completed on or about February 28, 2002.

Q. What is management's estimate of the net cash proceeds to be realized from the asset sale?


A. We currently estimate that, assuming the closing occurs on or before February 28, 2002, the asset sale will generate net cash proceeds of approximately $67 million after reductions for estimated purchase price adjustments, the indemnity holdbacks and payment from us to Charter for launch fees net of expense reimbursements due to us from Charter under our network services agreements with Charter Holdco. For additional details about our estimate of the net cash proceeds from the asset sale, see pages 35, 38 and 55.

   In addition, as a condition to the closing of the asset sale, we must pay to third parties $7.9 million (assuming the closing occurs on or before February 28, 2002) of debt and lease obligations relating to the assets to be purchased by Charter.


   These estimates may ultimately change as a result of subsequent events. For additional details about the uncertainties relating to these estimates, see page 40.


Q. Why did the company enter into an agreement to purchase 20,222,139 shares of our common stock from Vulcan?

A. We believe that our acquisition of Vulcan's common stock, which is conditioned upon the closing of the asset sale to Charter, is in the best interest of the company and our stockholders. We will purchase all of the 20,222,139 shares of our common stock held by Vulcan for an aggregate of $4,448,870, or $.22 per share, which reflects a discount of 26% to the 20-day trailing average closing price of our common stock as of October 26, 2001. Not only is the price less than the then current market price, but our best current estimates indicate that our purchase of the Vulcan common stock is accretive to our stockholders remaining after the asset sale. Specifically, we believe that the net cash value per share of our then outstanding common stock will be increased as a result of this transaction by between $.31 and $.35 per share assuming the closing of the asset purchase occurs on or before February 28, 2002. If the asset sale to Charter is approved by our stockholders and the asset sale to Charter and the stock purchase from Vulcan are consummated, the stock purchase from Vulcan will reduce our total number of outstanding shares from 60,394,835 to 40,172,696. However, there can be no assurance that the estimated $.31 to $.35 per share accretion in the net cash value of our common stock will be reflected in its trading price either prior to or following the closing of the asset sale and Vulcan share repurchase. Nevertheless, we believe that at $.22 per share, the acquisition of our common stock owned by Vulcan is in the best interests of the company and its stockholders.

Q. What is management's estimate of the net cash value immediately following the consummation of the asset sale?


A. We currently estimate that, as of February 28, 2002, our net cash value will be approximately $50.3 million to $55.5 million, or approximately $.83 to $.92 per share of common stock, assuming the asset sale to Charter is consummated on or before that date. These estimates of net cash value do not include approximately $4.75 million of indemnity holdbacks under the asset purchase agreement, most of which we currently believe will ultimately be released to us in accordance with the asset purchase agreement. Furthermore, after giving effect to the purchase of our common stock from Vulcan, we currently estimate that, as of February 28, 2002, our per share net cash value will be approximately $1.14 to $1.27, assuming the common stock purchase from Vulcan is consummated before that date. "Net cash value" represents the amount of our cash and cash equivalents, short-term investments and restricted cash reduced by the amount of our total liabilities. "Per share net cash value" represents our net cash value divided by the number of shares of our common stock outstanding. Our actual net cash value, and per share net cash value, may vary depending on various factors, including the timing of the closing of the asset sale to Charter and the common stock purchase from Vulcan, the proceeds from the sale of assets other than those we are selling to Charter, final pay out amounts on known, unknown and contingent liabilities and the level of cash used in our continuing operations. We also cannot assure you that our per share net cash value estimate of approximately $1.14 to $1.27 will be reflected in the trading price of our common stock either prior to or following the closing of the asset sale to Charter and the common stock purchase from Vulcan. For additional details about our estimates of our net cash value immediately following the asset sale, see pages 35, 38 and 55.



   These estimates may ultimately change as a result of subsequent events. For additional details about the uncertainties to these estimates, see page 40.


Q. Will any of the money received from the transaction be distributed to the company's stockholders?

A. We have not yet determined whether we will distribute any of the proceeds from the asset sale to our stockholders.

   At this time we cannot predict whether or not we will make any distributions to our stockholders. Any decision to make distributions will be made by our board, in its sole discretion. For more details about our plans after the sale of substantially all of our assets, see page 57.


Q. Will the company continue to provide high speed Internet access to residential customers following the consummation of the asset sale?


A. We currently have no such plans. In the unlikely event we were to acquire or develop an ISP business, under our license agreement with Charter, we would not be permitted to use the intellectual property we are selling to Charter in any manner that competes with the business of Charter or its affiliates (including CCI). For additional details about our license agreement with Charter, see page 23.


Q. What will the company do if the asset sale is not approved by the stockholders?

A. While the company will continue to exist as a publicly owned entity, we will not have sufficient capital to fund our operations and it is likely that we will file for bankruptcy. If the asset sale is not consummated, our preferred stock will remain outstanding. Therefore, if we subsequently liquidate and dissolve, Charter Ventures and Vulcan, as the holders of our preferred stock, will have a liquidation preference over holders of our common stock with respect to any liquidating distribution of our assets. Accordingly, if the asset sale is not approved or otherwise not consummated, your stock would likely be rendered worthless.

   Additionally, if Charter Ventures and Vulcan were to continue to hold our preferred stock, we would be unable to sell substantially all of our assets or merge into or otherwise be acquired by another company without the consent of Charter Ventures and Vulcan.

Q. What is the board's recommendation as to the asset sale?


A. Your board has unanimously approved the asset purchase agreement and has determined that the sale of substantially all of our assets in accordance with the asset purchase agreement is fair to, and in the best interests of, the company and our stockholders and recommends that you vote "FOR" approval of the transaction. For additional details regarding the board's recommendation and the factors it considered, see page 34.


Q. Are there risks I should consider in deciding whether to vote to approve of the asset sale?

A. Yes. In the event that the asset sale is not consummated, we will not have sufficient capital to fund our operations and it is likely we will file for bankruptcy. Our present cash resources, less our liabilities, are far less than they will be if the asset sale is consummated. If we were to immediately file for bankruptcy, our common stock would likely be rendered worthless.


   If the asset sale is consummated and we decide not to make any distributions, the proceeds of the asset sale will be subject to the risks associated with fulfilling our remaining contractual obligations, satisfying any known or unknown contingent liabilities and for any other additional businesses we subsequently identify and acquire or invest in. Going forward and realizing benefits from these new operations will depend on several factors and will be accompanied by a number of risks, including our ability to identify suitable companies for acquisition, integrate acquired companies into our operations and obtain additional working capital necessary for our business. The board will have the sole discretion to enter into agreements and consummate any acquisitions or business combinations for cash, stock, warrants and/or options. Except for certain mergers or a liquidation and dissolution, which require stockholder approval under Delaware law, the board is empowered to take such actions without obtaining the prior approval of our stockholders. If any future ventures we decide to explore or undertake are unsuccessful, we may eventually use all, or a substantial portion, of our remaining cash on hand. For additional details about our business subsequent to the closing and the risks attendant thereto, see page 67.


Q. Do any of the company's directors have interests in the sale of assets that differ from mine?

A. None of our current directors owns or has been granted any right to purchase any equity interest in CCI, Charter Holdco, Charter, Charter Ventures, Vulcan or their affiliates (other than HSA) or (with the exception of Mr. Daniel J. O'Brien as described below) have any other interests in the asset sale that differ from yours. You should be aware that certain of our former directors may have interests that are different from yours as a stockholder. These interests include:

   - Mr. Jerald L. Kent served as a member of our board of directors from January 1999 until July 30, 2001, when he resigned from our board. Mr. Kent was the President, Chief Executive Officer and a director of CCI, Charter Holdco, Charter and Charter Ventures until he announced his resignation from such positions effective September 28, 2001. Since that date, Mr. Kent has not been an affiliate of the company or of CCI, Charter Holdco, Charter, Vulcan or any of their affiliates.

   - Mr. Stephen E. Silva served as a member of our board of directors from January 1999 until July 30, 2001, when he resigned from our board. Until October 18, 2001, Mr. Silva was Senior Vice President, Corporate Development and Technology of CCI, Charter Holdco, Charter and Charter Ventures. Since October 18, 2001, Mr. Silva has served as Executive Vice President and Chief Technical Officer of these entities.

   - Mr. William D. Savoy served as a member of our board of directors from January 1999 until July 30, 2001, when he resigned from our board. Mr. Savoy is President and director of Vulcan and a director of CCI, Charter and Charter Holdco.


   For a more detailed description of the interests of directors and officers that differ from yours see page 59.


Q. Do any of the company's officers have interests in the sale of assets that differ from mine?

A. You should be aware that certain of our officers (including Mr. Daniel O'Brien, our President and Chief Executive Officer and a director of the company) may have interests that are different from yours as a stockholder. These interests include:

   - In the event that the employment of Mr. O'Brien, Gregory G. Hodges, our Chief Operating Officer; John G. Hundley, our Secretary, General Counsel and Senior Vice President -- Business Development; Richard George, our Chief Operating Officer for International; or George E. Willett, our Chief Financial Officer, is terminated by us within the 12-month period following the closing of the transactions contemplated by the asset purchase agreement, such executive will be entitled to certain severance arrangements.

     In the event the employment of each of these executives is not terminated by us within the 12-month period following the consummation of the asset sale, each of these executives may terminate his employment upon 60 days' notice to us during the period beginning on the first anniversary of the consummation of the asset sale and ending on the 60th day following the first anniversary, and be entitled to certain severance arrangements.

   - Mr. O'Brien also holds approximately 3,000 shares of CCI's Class A common stock.

   None of our executive officers have been granted any right to purchase any equity interest in Charter Holdco, Charter, Vulcan or their affiliated entities.


   For a more detailed description of the interests of directors and officers that differ from yours, see page 59.


Q. Who is entitled to vote?

A. All stockholders of record on the close of business on January 23, 2002 are entitled to vote at the Special Meeting. The holders of each outstanding share of our common stock as of such date are entitled to one vote per share with respect to each matter to be considered at the Special Meeting. In addition, the holders of each share of our preferred stock are entitled to one vote for each share of common stock into which their preferred stock may be converted. As of the close of business on January 23, 2002, there were a total of 60,394,835 shares of common stock outstanding and entitled to vote and 75,000 shares of preferred stock outstanding and entitled to vote. The outstanding preferred stock is convertible into 14,952,906 shares of common stock, such that a total of 75,347,741 votes are eligible to be cast at the Special Meeting.

Q. What vote of stockholders is required to approve the asset sale?

A. Under Delaware law and our organizational documents, the approval of the sale of substantially all of our assets requires the approval of the holders of two-thirds of our outstanding preferred stock and the approval of the holders of stock representing a majority of votes eligible to be cast by both the holders of our preferred stock and the holders of our common stock voting together as a single class. In the combined vote, each share of preferred stock entitles its holder to one vote for each share of common stock into which it is convertible.

   We have entered into a voting agreement, pursuant to which Charter Ventures, Vulcan and our directors, who collectively own all of our preferred stock and a majority of the combined votes entitled to be cast at the Special Meeting, have agreed to vote in favor of the proposed asset sale. This assures we will obtain the vote required by Delaware law and our organizational documents.

   In addition, as a condition to the closing of the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers.

Q. What happens if I do not give my proxy or if I abstain from voting?


A. For the purposes of voting on the proposal as required by Delaware law and our organizational documents, abstentions and broker non-votes have the same effect as a vote against the proposal. However, pursuant to the voting agreement we have already obtained commitments for the votes required to approve the proposal set forth in this proxy statement. Accordingly, for the purposes of satisfying the requirements set forth in our organizational documents and Delaware law (and affirming or defeating the proposal set forth in this proxy statement), abstentions and broker non-votes will have no practical effect. NEVERTHELESS, AS DESCRIBED BELOW, YOUR VOTE IS VERY IMPORTANT. For additional details on the voting agreement, see page 24.


   As a condition to the closing of the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting (in person or by proxy) by holders of our common stock (other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers). The satisfaction of this condition does not depend on any minimum number of votes being present or cast at the Special Meeting. Rather, this condition will be satisfied by the approval of a simple majority of those votes actually cast. Accordingly, for the purposes of satisfying this condition in the asset purchase agreement, non-votes and abstentions will not be counted; only those votes actually cast for or against the asset sale will count. Therefore, your vote is very important.


   For additional details on the vote required and the effect of non-votes and abstentions, see page 12.


Q. How do I vote?

A. The board of directors is soliciting proxies from stockholders to be used at the Special Meeting. To cast your vote, please complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. By voting, you will authorize the individuals named on the proxy card, referred to as proxies, to vote your shares according to your instructions. You may specify on the proxy whether you vote for, vote against or abstain from voting on the proposal.

   If you sign the proxy card and leave Item 1 (sale of assets) blank, the proxies will vote FOR approval of that proposal. If you abstain from voting on Item 1, your vote will not be counted in the tabulation of votes cast on that proposal.

   The proxy card (Item 2 and Item 3) also confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on an adjournment of the Special Meeting or on any other matter that is properly presented for action at the Special Meeting. If you sign the proxy and leave Item 2 (adjournment) or Item 3 (other matters) blank, the proxies will vote on such items at their discretion. If you abstain from voting on Item 2 or Item 3, your vote will not be counted in the tabulation of votes cast.

   Stockholders are also welcome to attend the Special Meeting and cast their votes in person.

Q. What do I need to do now?

A. You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the Special Meeting, even if you plan to attend the meeting in person.

Q. May I change my vote after I have mailed my signed proxy card?

A. Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the Special Meeting or by attending the Special Meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q. Who will pay the costs of soliciting the proxies?

A. We will bear all of the costs of soliciting proxies.

Q. What are the tax consequences of the asset sale?

A. The asset sale will not be a taxable transaction to you for United States federal income tax purposes. However any proceeds you receive in a subsequent distribution, stock redemption, stock repurchase or liquidation and dissolution may be taxable to you. Tax consequences to stockholders may differ depending on their circumstances. In the event that we decide to make a distribution, effect a stock redemption, establish a stock repurchase program or liquidate and dissolve, you should consult your tax advisor as to the tax effect applicable to your particular circumstances.

Q. Do I have appraisal rights?

A. Under Delaware law, you will not have appraisal or other similar rights in connection with the asset sale.

Q. Who can help answer my questions?

A. If you have additional questions about this proxy, or would like additional copies of the proxy statement, you should contact:

                              GeorgesonShareholder
                          17 State Street, 10th Floor
                               New York, NY 10005
                   Banks & Brokers Call Collect: 212-440-9800
                   All Others Call Toll Free: 1-800-223-2064

                              GENERAL INFORMATION

DATE, TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING


     Our Special Meeting of stockholders will be held February 28, 2002, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, 10:00 a.m., New York time. At the Special Meeting, holders of shares of our common stock and holders of shares of our preferred stock will be asked to consider and vote upon a proposal to approve the sale of substantially all of our assets. Holders of shares of our common stock and holders of shares of our preferred stock also may be asked to vote on an adjournment of the Special Meeting if a motion to adjourn the Special Meeting is properly brought and on the transaction of such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Although we have no intention at this time to seek an adjournment of the Special Meeting, we may seek such an adjournment if it becomes apparent that we have not received the number of votes required by the asset purchase agreement to approve the sale of substantially all of our assets as described in this proxy statement.


RECORD DATE AND SHARES ENTITLED TO VOTE

     Only holders of record of our common stock, par value $.01, or our Series D Senior Convertible Preferred Stock, par value $.01, as of the close of business on January 23, 2002, will be entitled to receive notice of, and to vote at, the Special Meeting. There will be two shareholder votes at the Special Meeting.

     First, the holders of shares of common stock will vote with the holders of shares of preferred stock as a single class. With respect to each matter to be considered at the Special Meeting, the holders of each outstanding share of common stock as of the record date are entitled to one vote per share and the holders of each share of preferred stock are entitled to one vote for each share of common stock into which such share of preferred stock is convertible. As of the close of business on January 23, 2002, there were a total of 60,394,835 shares of common stock outstanding and entitled to vote and 75,000 shares of preferred stock outstanding and entitled to vote. The outstanding preferred stock is convertible into 14,952,906 shares of common stock, such that a total of 75,347,741 votes are eligible to be cast at the Special Meeting.

     Second, the holders of shares of our preferred stock are entitled to vote as a separate class. In this vote, holders of each share of preferred stock are entitled to one vote. Charter Ventures and Vulcan together own all of the preferred stock.

     However, as a condition to the closing of the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers.

QUORUM AND VOTING RIGHTS

     The presence in person or by proxy of the holders of shares representing a majority of votes eligible to be cast at the Special Meeting as of the record date is necessary to constitute a quorum at the Special Meeting. Abstentions with respect to any proposal under consideration at the Special Meeting will be counted for purposes of establishing a quorum. The voting agreement among Charter Ventures, Vulcan and our directors assures that we will fulfill our quorum requirements.

SOLICITATION OF PROXIES

     This proxy statement is furnished to the holders of shares of our common stock and the holders of shares of our preferred stock in connection with our solicitation of proxies for use at the Special Meeting. We will bear the cost of soliciting proxies, including the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person or by telephone, telegram or electronically. Those directors, officers and employees will not receive additional compensation for that solicitation but may be reimbursed for their out-of-pocket expenses. We have also retained a proxy solicitation firm, GeorgesonShareholder, to aid in the solicitation process. We will pay that firm a fee that is not expected to exceed $40,000, plus reasonable expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons. We will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.


     This proxy statement, the attached notice of Special Meeting of stockholders and the accompanying proxy card are first being mailed to stockholders on or about February 1, 2002.


REVOCATION OF PROXIES

     You may revoke your proxy at any time prior to the Special Meeting. Attendance at the Special Meeting will not in and of itself revoke a proxy. However, voting in person with regard to a matter will revoke any proxy you may have given with regard to that matter. Any written notice of revocation either must be delivered at the Special Meeting or must be sent in time to be received before the day of the Special Meeting, to:

                              GeorgesonShareholder
                          17 State Street, 10th Floor
                               New York, NY 10005

                   Banks & Brokers Call Collect: 212-440-9800
                   All Others Call Toll Free: 1-800-223-2064

             PROPOSAL: THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

     At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the sale of substantially all of the company's assets pursuant to the asset purchase agreement and the transactions contemplated thereby. Under Delaware law and our organizational documents, a sale of substantially all of our assets cannot be consummated without the approval of:

     - the holders of two-thirds of the shares of preferred stock outstanding and entitled to vote; and

     - the holders of a majority of the shares of common stock and preferred stock outstanding and entitled to vote, voting together as a single class. For this purpose, each share of preferred stock is entitled to one vote for each share of common stock into which it is convertible.

     Attached to this proxy statement as Annex A is a copy of the asset purchase agreement between the company and Charter Holdco. Pursuant to the terms of the asset purchase agreement, we, without further action by the stockholders (except as such action may be required by law or as our board may deem appropriate), agreed to sell to Charter Holdco all of our assets related to the provision of high speed Internet access to residential and commercial customers of Charter Holdco via cable modems. The assets to be acquired pursuant to the asset purchase agreement constitute substantially all of our assets. In consideration for these assets, Charter Holdco has agreed to (i) pay us a cash amount equal to $81.1 million (subject to certain adjustments), (ii) assume certain of our operating liabilities, and (iii) tender to us all outstanding shares of our preferred stock and all of the warrants currently held by Charter Holdco to purchase shares of our common stock.

     As permitted by the asset purchase agreement, Charter Holdco and Charter have entered into an assignment and consent agreement, a copy of which is attached hereto as Annex B, pursuant to which Charter Holdco has assigned to Charter, and Charter has agreed to assume, the purchase rights under the asset purchase agreement.

RECOMMENDATION OF THE BOARD

     Our board has unanimously approved the asset purchase agreement and has determined that the sale of substantially all of our assets and the transactions contemplated by the asset purchase agreement are fair to, and in the best interests of, the company and our stockholders, has approved the asset purchase agreement and the transactions contemplated thereby, and recommends that the company's stockholders vote FOR the proposal to approve the sale of substantially all of our assets pursuant to the asset purchase agreement.

VOTE REQUIRED

     Under Delaware law and our organizational documents, the approval of the sale of substantially all of our assets requires the affirmative vote of the holders of two-thirds of the preferred stock and the affirmative vote of the holders of shares representing a majority of votes eligible to be cast by holders of our common stock and holders of our preferred stock, voting together as a single class. Holders of common stock are entitled to cast one vote per share of common stock and holders of preferred stock are entitled to cast one vote for each share of common stock into which their preferred stock is convertible.

     As of the close of business on January 23, 2002 (the record date for the Special Meeting), there were a total of 60,394,835 shares of common stock outstanding and entitled to vote and 75,000 shares of preferred stock outstanding and entitled to vote, which were convertible into 14,952,906 shares of common stock, such that a total of 75,347,741 votes are eligible to be cast at the Special Meeting. As of the record date, our directors or their affiliates beneficially owned an aggregate of approximately 7.4% of our common stock outstanding, entitling them to cast 5.7% of the votes eligible to be cast in the combined vote at the Special Meeting. In addition, Charter Ventures and its affiliate Vulcan, our largest stockholders, owned shares of common stock and preferred stock entitled to cast approximately 46.7% of the votes eligible to be cast in the combined vote and all of the votes eligible to be cast in the preferred stock vote at the Special Meeting. Neither Charter Holdco nor Charter directly own any shares of our capital stock.

     Shares of our common stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters before the meeting even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner. Such shares are referred to as "broker non-votes." Under Delaware law and our organizational documents, if you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the proposal to approve the asset sale. However, Charter Ventures, Vulcan and our directors, who collectively hold a majority of the votes entitled to be cast at the Special Meeting, have entered into a voting agreement with the company, under which they have agreed to vote all their shares in favor of the proposals set forth in this proxy. The voting agreement assures that we will obtain the vote required under Delaware law and our organizational documents. Accordingly, for the purposes of satisfying the requirements of Delaware law and our organizational documents, abstentions and broker non-votes will have no effect.

     As a condition to the closing of the asset sale, however, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting (in person or by proxy) by holders of our common stock, other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers. The satisfaction of this condition does not depend on any minimum number of votes to be present or cast at the Special Meeting and there will not be a separate vote or ballot for the purposes of satisfying this condition. Rather, this condition will be satisfied by the approval of a simple majority of those votes actually cast. Accordingly, for the purposes of satisfying this condition in the asset purchase agreement, broker non-votes and abstentions will have no effect, whereas votes actually cast for or against the asset sale will have an effect. Therefore, your vote is very important.

SUMMARY OF OUR AGREEMENTS WITH CHARTER HOLDCO, CHARTER AND THEIR AFFILIATES

  THE ASSET PURCHASE AGREEMENT

     The following is a summary of the significant provisions of the asset purchase agreement and the assignment and consent. This summary is qualified in its entirety by the terms of the asset purchase agreement, a copy of which is included with this Proxy Statement as Annex A and incorporated herein by reference, and by the terms of the assignment and consent, a copy of which is included with this Proxy Statement as Annex B and incorporated herein by reference.

  Sale of Assets and Assumption of Certain Liabilities

     We and Charter Holdco entered into an asset purchase agreement, dated as of September 28, 2001, pursuant to which we agreed to sell to Charter Holdco substantially all of our assets, and Charter Holdco agreed to assume certain of our liabilities, in each case related to our business of providing high speed Internet access to Charter Holdco's residential and commercial customers via cable modems pursuant to two network services agreements to which we and Charter Holdco are parties, dated as of November 25, 1998 and as of May 12, 2000. The assets being sold are more particularly described in the asset purchase agreement. In December 2001, Charter Holdco and Charter entered into an assignment and consent by which Charter Holdco has assigned to Charter its rights to purchase assets and certain other rights under the asset purchase agreement and certain related agreements and Charter has agreed to assume certain of Charter Holdco's obligations under the asset purchase agreement and certain related agreements. The assignment did not release Charter Holdco from any of its obligations to the company under the asset purchase agreement even though Charter agreed to assume certain of those obligations. The description of the asset purchase agreement provided below takes into account the effect of the assignment and consent.

  Purchase Price

     The purchase price for the assets that we have agreed to sell to Charter is $81.1 million in cash, subject to adjustment as described below; 75,000 shares of our preferred stock, together with the cancellation of any rights to dividends with respect to such shares; and the cancellation of all warrants to buy shares of our common stock currently held by Charter Holdco. The 75,000 shares of our preferred stock include

38,000 shares of our preferred stock to be acquired by Charter from Vulcan immediately prior to the closing of the asset sale.

  Purchase Price Adjustment and Holdbacks

     At the closing, Charter will hold back $750,000 for purposes of any post-closing purchase price adjustment which may be effected as described below. Charter will also hold back an additional $4.0 million for purposes of settling indemnity claims, if any, under the asset purchase agreement, as described below.

     The cash component of the purchase price will be increased at the closing by the amount of certain current assets to be acquired by Charter which will include (i) certain accounts receivable from Charter Holdco including those related to the May 2000 network services agreement, (ii) certain security deposits and prepayments, and (iii) certain receivables from customers serviced by the acquired assets. Incremental costs incurred by us pursuant to the management agreement with CCI (described below) will also be reimbursed at the closing by means of a purchase price increase.

     The cash component of the purchase price will be decreased at the closing by the sum of (i) the liabilities under the capital leases assumed by Charter as part of the acquired assets, (ii) certain current liabilities to be assumed by Charter as of the closing date, including certain accounts payable and accrued costs related to our employees to be hired by Charter Holdco, and (iii) certain penalties payable by us to Charter if we fail to recruit, hire and begin training classes for an agreed number of new customer service representatives in connection with the pre-closing operation of the acquired assets.

     We and Charter each have up to 60 days after the closing to dispute the purchase price adjustment effected at the closing. If, following the resolution of all such disputes, the final purchase price is greater than the amount paid at the closing, then the amount of that increase together with the entire $750,000 adjustment holdback will be paid to us by Charter. On the other hand, if the final purchase price is less than the amount paid at the closing, then the amount of that decrease will be deducted from the $750,000 adjustment holdback and the balance of the adjustment holdback released to us. If the amount of the decrease exceeds $750,000, then we must pay the excess amount to Charter within five business days. The adjustment holdback will not bear interest, whether or not it is released to us in whole or in part.

  Representations and Warranties

     The asset purchase agreement contains various representations and warranties made by us relating to, among other things:

     - our organization, good standing, corporate power and foreign qualification;

     - our corporate authorization in relation to the asset purchase agreement and the related transaction documents to which we are a party;

     - the necessary stockholder approval required for the approval of the asset purchase agreement and the transactions contemplated thereby;

     - the inapplicability of restrictions on business combinations set forth in
       Section 203 of the Delaware General Corporation Law;

     - the absence of violations of or defaults under our certificate of incorporation and by-laws, our material agreements, and other legal requirements applicable to us, arising as a result of the execution and performance of the asset purchase agreement;

     - governmental filings and consents required in connection with the asset purchase agreement and related transaction documents;

     - the assets being sold comprising all material assets used in the provision of high speed Internet access to Charter Holdco's customers via cable modems;

     - the absence of certain changes or events;

     - compliance of this Proxy Statement with the requirements of the Securities Exchange Act and the correctness of information provided for inclusion in this Proxy Statement;

     - compliance with applicable laws, including environmental laws;

     - the absence of litigation;

     - security deposits in connection with real estate and capital leases;

     - the status of our material contracts, capital leases and operating leases;

     - real property, including leased premises;

     - title to and condition of the assets being sold;

     - intellectual property rights;

     - taxes;

     - labor matters;

     - employee benefit plans;

     - absence of broker fees;

     - our solvency immediately following the closing; and

     - the correctness of information provided to Houlihan Lokey.

     The asset purchase agreement also contains various representations and warranties made by Charter Holdco relating to, among other things:

     - its organization, good standing and corporate power;

     - its corporate authorization in relation to the asset purchase agreement and the related transaction documents to which it is a party;

     - absence of violations of or defaults under the Delaware Limited Liability Company Act, its certificate of formation, its material agreements, and other legal requirements applicable to Charter Holdco, arising as a result of the execution and performance of the asset purchase agreement;

     - governmental filings and consents required in connection with the asset purchase agreement and related transaction documents;

     - compliance of the Schedule 13E-3 to be filed with the Securities and Exchange Commission with the requirements of the Securities Exchange Act;

     - the correctness of information provided for inclusion in this proxy statement;

     - absence of brokers fees;

     - valid assignment of the network services agreements and the Amended and Restated Securities Purchase Warrant, dated as of May 12, 2000, from CCI to Charter Holdco; and

     - the circumstances in which Charter Holdco became an interested stockholder in the company for purposes of Section 203 of the Delaware General Corporation Law.

  Covenants and Agreements of HSA and Charter Holdco

     Conduct Cable Modem Business in the Ordinary Course. We have agreed to provide high speed Internet access and certain other services to customers of Charter Holdco in the ordinary course consistent with past practice until the closing. We will use commercially reasonable efforts to preserve the assets to be acquired and the provision of high speed Internet access to customers of Charter Holdco, including relationships with other persons that have significant business dealings therewith. Until the closing date, we will, with respect to the assets to be acquired by Charter:

     - use commercially reasonable efforts to keep available the services of our employees to be hired by Charter Holdco as of the closing;

     - maintain the tangible assets in good repair, order and condition;

     - make our modem inventory available to Charter Holdco;

     - maintain our insurance policies consistent with past practice;

     - maintain our books and records consistent with past practice;

     - report and write off accounts receivable in accordance with past practice;

     - withhold and pay taxes;

     - comply in all material respects with all legal requirements; and

     - provide Charter Holdco with copies of revenue agents reports or tax deficiency notices and material reports, audits and studies relating to environmental matters affecting the assets to be sold.

     Until the closing date, we will not, with respect to the assets to be acquired by Charter:

     - sell any of the assets to be acquired other than in the ordinary course;

     - modify, terminate, renew, suspend or abrogate any material contract or real estate lease or enter into any material contract;

     - modify any network operational or business system;

     - modify procedures for disconnection and discontinuation of our services to Charter Holdco;

     - terminate the employment of, or materially modify the benefits or compensation to be received by, any of our employees that Charter Holdco wishes to employ following the closing;

     - create or permit to exist any liens on the assets to be sold;

     - enter into any collective bargaining agreement;

     - modify or terminate any employee benefit plan; or

     - decrease customer service charges.

     No Solicitation of Transactions. We have agreed that prior to the closing we will not, and will ensure that our representatives do not, take any action to encourage or facilitate a third party making a proposal to acquire an interest in us, or engage in any discussions or negotiations regarding any proposal of this nature or provide any non-public information regarding us to a person making such a proposal. We are not prohibited, however, from furnishing non-public information to, or entering into discussions or negotiations with, any person making an unsolicited bona fide proposal that our board determines in good faith could lead to a superior proposal.

     For any third party proposal to be considered "superior" to the asset sale, the board must determine in good faith, following consultation with outside counsel, that, after taking into account all the terms and conditions of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, such proposal is more favorable to our stockholders than the transactions contemplated by the asset purchase agreement taken as a whole.

     If we receive an unsolicited acquisition proposal, we will promptly notify Charter Holdco of the material terms and the identity of the person making the proposal and will keep Charter Holdco informed as to the status of the proposal.

     Employee Matters. Charter Holdco has made written offers to our employees that it wishes to employ following the closing. With respect to those employees, Charter Holdco is required to:

     - endeavor in good faith to offer a position substantially comparable to that held by the employees immediately prior to the closing at a salary level or hourly wage equivalent to that received by the employees immediately prior to the closing;

     - offer benefits that are no less favorable than those provided to similarly situated employees of Charter Holdco;

     - credit past service with us for purposes of: (i) eligibility to participate in Charter Holdco's employee welfare benefit plans to the extent permitted by those plans, (ii) participation and vesting under Charter Holdco's employee 401(k) plan and other pension plans, (iii) any waiting periods under Charter Holdco's welfare plans or (iv) any post-closing severance purposes;

     - credit accrued vacation time and sick time, subject to certain restrictions; and

     - pay an aggregate of at least $750,000 in bonuses to those employees in respect of the 2001 calendar year no later than April 30, 2002.

     Charter Holdco will receive a maximum purchase price reduction of $750,000 with respect to the bonuses that it actually pays to our employees that it hires. In addition, we have agreed to continue to pay, for a period of three months after the closing, the group health insurance premiums that are necessary to continue our current group health plan for our continuing employees. We are required to enforce, at the direction of Charter, certain covenants regarding the non-solicitation of our employees contained in employment agreements with certain of our employees.

     Launch Fees. Under the May 2000 network services agreement, we agreed to pay Charter Holdco, at Charter Holdco's option, a fee of $3.00 for each home launched or intended to be launched on or before the second anniversary of the May 2000 network services agreement. As of September 30, 2001, we had paid $6.7 million in launch fees to Charter Holdco and owed Charter Holdco an additional $5.1 million in launch fees which will be paid at closing of the asset purchase agreement. Furthermore, under the asset purchase agreement, Charter Holdco has agreed to waive its right under the May 2000 network services agreement to additional launch fees incurred after September 30, 2001, provided the asset purchase agreement is not terminated before closing.

     New Customer Service Representatives. We have agreed to recruit, hire and begin training classes for an agreed number of new customer service representatives during the pre-closing period. If we fail to comply with this obligation we must pay Charter Holdco $10,000 for each full business day of delay (beginning on the sixth business day of such delay) in the commencement of any class with the minimum number of agreed participants and each full business day of any period during which classes have been early terminated. Any such penalties are payable at the closing as an adjustment to the purchase price, as described.

     No Solicitation of Employees. We have agreed that, subject to certain exceptions, for a period of one year following the closing date we will not solicit for employment any of our employees to be hired by Charter Holdco at the closing or any Charter Holdco employees with whom we have had any material business contact within one year prior to September 28, 2001.

     Termination of Charter Contracts. The May 2000 network services agreement will terminate effective as of the closing. Charter Holdco will use its best efforts to cause the November 1998 network services agreement to terminate effective as of the closing.

     Fees and Expenses. Fees and expenses incurred by us and Charter Holdco in connection with the asset purchase agreement are to be paid by the party incurring those amounts, except that (i) filing fees in relation to the Schedule 13E-3 will be paid by Charter Holdco, (ii) expenses incurred in connection with the preparation, filing, printing and mailing of this Proxy Statement will be paid by us, (iii) filing fees in relation to filings made under the Hart-Scott-Rodino Antitrust Improvements Act will be shared equally, and

(iv) certain expenses incurred in connection with an application by Charter to the Kentucky Economic Finance Authority will be paid by Charter.

     Transitional Arrangements. Charter has agreed to retain all material business records in relation to the acquired assets for a period of three years after the closing. Charter has also agreed to pay any transfer taxes payable in connection with the assets being sold and will be responsible for certain customer care matters effective as of the closing. We and Charter Holdco have agreed, among other things, to cooperate in preparing and filing this document and in obtaining any third party consents required in connection with the transfer of assets being sold.

  Conditions to Closing

     The closing of the sale of the assets to Charter is subject to a number of conditions, including approval by (i) the holders of at least a majority of the votes entitled to be cast by our preferred and common stock, voting together as a single class (with the preferred stock voting on an "as converted to common stock" basis), (ii) the holders of at least two-thirds of the preferred stock, voting separately as a single class and (iii) the holders of at least a majority of our common stock actually voting on the transaction other than Charter Holdco, Vulcan, any of their respective affiliates, or any of our directors or executive officers that are entitled to receive a payment in the nature of compensation contingent upon consummation of the asset sale and related transactions.

     The holders of over 51% of the votes entitled to be cast by our issued and outstanding common and preferred stock, counted together as a single class (namely, Charter Ventures, Vulcan and our directors), and the holders of 100% of our preferred stock have agreed to vote in favor of a resolution approving the asset purchase agreement. However, it is a condition to the closing of the asset purchase agreement that a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our directors or executive officers be cast in favor of the asset sale.

     Our obligation and that of Charter Holdco and Charter to consummate the asset sale and related transactions is also subject to the satisfaction of the following conditions: (i) the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ii) no temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the asset purchase agreement can be in effect. We and Charter Holdco each received notice, dated October 15, 2001, from the Federal Trade Commission of early termination of the applicable waiting period under the Hart-Scott-Rodino Act.

     The obligation of Charter Holdco and Charter to consummate the asset sale and related transactions is subject to the satisfaction or waiver of, among others, the following additional conditions: (i) our representations and warranties in the asset purchase agreement must be true and correct; (ii) our performance of our obligations under the asset purchase agreement and related transaction documents; (iii) the receipt by Charter Holdco of a certificate of one of our authorized officers identifying our executive officers who are entitled to receive a payment in the nature of compensation contingent upon consummation of the asset sale and related transactions; (iv) the receipt by Charter Holdco of a certificate of our President and Secretary as to the incumbency and signatures of our officers and the adoption and continued effectiveness of our board resolutions authorizing the asset sale; (v) the receipt of certain third party consents; (vi) the absence of any event having a material adverse effect on the assets to be acquired by Charter; (vii) the receipt by Charter Holdco of legal opinions rendered by Weil Gotshal & Manges LLP, our outside counsel; and (viii) the receipt by Charter Holdco of copies of the opinions rendered by Lehman Brothers and Houlihan Lokey, which opinions shall not have been withdrawn, and a letter from Houlihan Lokey to the effect that Charter Holdco may rely on the its opinion.

     Our obligation to consummate the asset sale and related transactions is subject to satisfaction or waiver of, among others, the following conditions:
(i) the representations and warranties made by Charter Holdco in the asset purchase agreement must be true and correct; (ii) the performance by Charter of Charter Holdco's obligations under the asset purchase agreement and related transaction documents; (iii) our receipt of a certificate of Charter Holdco's President and Secretary as to the incumbency of the signatures of Charter Holdco's officers and the adoption and continued effectiveness of resolutions of Charter Holdco authorizing the asset purchase; and (iv) our receipt of a legal opinion rendered by Paul, Hastings, Janofsky & Walker LLP, outside counsel for Charter and Charter Holdco.

  Termination

     The asset purchase agreement may be terminated prior to the closing (i) by the mutual consent of us and Charter Holdco; (ii) by either party if our stockholders fail to approve the asset sale by the requisite votes, or a temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition prevents the consummation of the transactions; (iii) by us if any of the conditions to our obligation to consummate the asset sale cannot be fulfilled; (iv) by Charter Holdco if any of the conditions to its obligation to consummate the asset sale cannot be fulfilled; or (v) by either party if the closing has not occurred by March 31, 2002.

     If the asset purchase agreement is terminated due to a party's failure to satisfy its conditions, or the closing has not occurred by March 31, 2002 as a result of the negligent or willful failure of a party to perform its obligations, that party must pay the reasonable out-of-pocket expenses incurred by the other party prior to the date of termination, including legal and investment banking fees, together with certain amounts payable under the management agreement, as described below.

     In addition, if we enter into a definitive agreement providing for a superior alternative transaction, Charter Holdco will be entitled to reimbursement of its reasonable out-of-pocket expenses prior to the date of termination, including legal and investment banking fees, together with certain fees and expenses chargeable under the management agreement. The asset purchase agreement does not provide for the payment of any other breakup fees or other penalties.

  Indemnification

     We have agreed to indemnify Charter Holdco and its affiliates against all claims arising from breaches of our representations, warranties and covenants, the excluded liabilities and the pre-closing operation of the assets to be acquired by Charter. Our pre-closing covenants and representations and warranties will survive for a period of 18 months after the closing, except that representations and warranties regarding title to the acquired assets will survive in perpetuity, the representations and warranties related to taxes will survive until 90 days after the statue of limitations has expired with respect to claims thereto and the representations and warranties with respect to certain benefit plans and environmental matters will survive for 24 months after the closing.

     We will have no liability for claims arising from breaches of our representations and warranties that survive for a maximum period of 18 months or pre-closing covenants unless the damages in the aggregate for such breaches exceed $250,000, in which case Charter Holdco and its affiliates are entitled to reimbursement from the first dollar of such damages. In addition, payments for damages related to claims arising from breaches of these representations and warranties or pre-closing covenants (except for (i) breaches of representations and warranties related to title, taxes, certain employee benefit plans and environmental matters, (ii) the excluded liabilities, (iii) the operation of the assets to be acquired by Charter prior to the closing and (iv) common law fraud) will be made solely from and only to the extent of the $4.0 million indemnification holdback.

     Charter Holdco and its affiliates are entitled to reimbursement from the first dollar of damages related to (i) breaches of post-closing covenants and the representations and warranties related to title, taxes, certain benefit plans and environmental matters, (ii) the excluded liabilities, (iii) the operation of the assets to be acquired by Charter before the closing and (iv) actual common law fraud, and such damages are not limited to the $4.0 million indemnification holdback.

     Similarly, Charter Holdco has agreed to indemnify us for breaches of its representations, covenants, the assumed liabilities and the operation of the assets to be acquired by Charter following the closing. Charter

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

Holdco's representations, warranties and pre-closing covenants survive for a period of 18 months following the closing. Charter Holdco will have no liability for these breaches until the aggregate liability is $250,000, in which case we are entitled to reimbursement from the first dollar of such damages. In no event will Charter Holdco be subject to liability of greater than $4.0 million for breaches of its representations, warranties and pre-closing covenants. The $4.0 million cap does not apply to Charter Holdco's liabilities relating to post-closing covenants, the assumed liabilities and the operation of the assets Charter is to acquire after the closing.

     Twelve months after the closing, $2.0 million of the indemnification holdback will be released to us, less the aggregate amount of indemnification claims previously satisfied from the indemnification holdback and any pending indemnification claims. The balance, less previously paid and any pending indemnification claims, will be released to us 18 months after the closing. When any such amounts are released to us, Charter will pay us interest on those amounts.

     These indemnification obligations are limited to actual damages. Neither we nor Charter Holdco shall have any liability for indirect or consequential damages.

  Assignment

     The asset purchase agreement may not be assigned by either party without the consent of the other party, except that Charter Holdco may assign its right to purchase any or all of the assets to any of its affiliates, provided that such assignment will not release Charter Holdco from any obligations or liabilities under the asset purchase agreement.

  Assignment and Consent

     Charter Holdco, Charter and Vulcan have entered into an assignment and consent, dated as of December 20, 2001, by which Charter Holdco assigned to Charter (i) Charter Holdco's right to buy the assets specified in the asset purchase agreement, Charter Holdco's right to receive the assignment of various contracts included in the assets to be purchased and Charter Holdco's right to be designated as an "approved company" under a certain services and technology agreement specified in the asset purchase agreement, (ii) Charter Holdco's rights under the license agreement described below, (iii) Charter Holdco's rights under the stock purchase agreement described below between Vulcan and Charter Holdco concerning the sale of preferred stock in the company by Vulcan to Charter Holdco and (iv) Charter Holdco's rights under the non-solicitation agreements between Charter Holdco and each of Daniel J. O'Brien and Gregory G. Hodges described below. Charter agreed to assume the liabilities and perform the obligations corresponding to the above-described rights. By executing the assignment and consent, Vulcan consented to the assignment of the stock purchase agreement by Charter Holdco to Charter.

     Charter Holdco did not assign to Charter any of Charter Holdco's rights or obligations other than as described above. The assignment did not change the terms of the asset purchase agreement or any of the other agreements described in this proxy statement other than to assign certain rights, obligations and liabilities under the asset purchase agreement and certain other agreements in their entirety from Charter Holdco to Charter in accordance with the terms of the applicable agreements. The assignment did not in any way release Charter Holdco from any of its obligations (including with respect to offers of employment) under the asset purchase agreement or the other assigned agreements even though Charter agreed to assume certain obligations under such agreements in their entirety. The descriptions of the assigned agreements (the license agreement, stock purchase agreement and non-solicitation agreements) provided below take into account the effect of the assignment.

OTHER AGREEMENTS RELATED TO THE ASSET SALE

     In connection with the asset purchase agreement, we have entered into the following agreements:

  MANAGEMENT AGREEMENT

     We and CCI have entered into a services and management agreement, dated as of September 28, 2001, pursuant to which CCI has agreed to perform certain services previously performed by us under the network services agreements. We have also agreed to grant CCI the right to manage certain aspects of the business related to the assets Charter has agreed to acquire.

  Installation, Modem and Marketing Services

     Under the terms of the management agreement, from September 28, 2001:

     - CCI has agreed to perform the services described in the November 1998 network services agreement relating to the installation of Internet access service to Charter Holdco's residential and commercial subscribers;

     - CCI has agreed to procure, at its cost, after deployment of certain cable modems currently owned by us, the cable modems necessary for such installation services; and

     - We and CCI have agreed that we will each have the right to perform, at our respective cost, the marketing of Internet access service to Charter Holdco's residential and commercial subscribers.

  Additional Services

     CCI may, at its option, perform certain additional services in order to facilitate the transition of the acquired assets from us to Charter. The additional services include the right to: participate in our policy-making relating to customer care and the operation of our Louisville, Kentucky network operations center; make decisions relating to the pursuit, termination and prioritization of projects relating to engineering design and information systems infrastructure and operation of the acquired assets; determine which of our employees to be hired by Charter Holdco will be assigned to provide the services covered under the management agreement; formulate, implement and supervise sales, marketing and advertising programs, policies and procedures relating to the acquired assets; and establish and direct the technical standards and procedures related to the acquired assets. If CCI exercises its option with respect to these rights then CCI will be responsible for certain incremental costs incurred by us as described below.

  Installation and Marketing Fees

     In connection with CCI's performance of the installation and marketing services described above, we have agreed to pay CCI the following amounts for each new subscriber connection added during the period commencing on September 28, 2001 and expiring when neither of the network services agreements with Charter Holdco is in effect or the management agreement is terminated according to its terms, whichever is earlier: an installation fee of $115, a marketing fee of $50, $150 for each Com 21 modem installed (other than modems currently owned by us), and $100 for each DOCSIS modem installed (other than modems currently owned by us).

     These amounts will accrue as a liability of ours during the pre-closing period. If the closing under the asset purchase agreement occurs, then the amounts due to Charter Holdco will be automatically waived by Charter Holdco and no longer payable. During the period from October 1 to December 31, 2001, the amount of the liabilities we accrued for installation, marketing and modem fees was approximately $1,230,000, $535,000 and $1,240,000, respectively. If the management agreement is terminated prior to termination of the asset purchase agreement, then the accrued amounts will not be payable until the earlier of the closing under the asset purchase agreement (in which case those amounts will be automatically waived by Charter Holdco) or termination of the asset purchase agreement (in which case those amounts become immediately due and payable to Charter Holdco).

  Incremental Costs

     CCI has agreed to pay all incremental costs incurred by us arising from CCI's exercise of its right to perform the additional services. However, CCI's reimbursement obligation does not extend to costs incurred by us in conducting the business related to the acquired assets in the ordinary course as required in the asset purchase agreement or to costs that we would have incurred in the absence of CCI performing any additional services. If incremental costs are less than or equal to $100,000, then CCI need not pay us for those incremental costs until the earlier of the closing under the asset purchase agreement or the termination of the management agreement (other than as a result of the closing). The incremental costs will be paid by Charter as a purchase price adjustment under the asset purchase agreement. Incremental costs in excess of $100,000 are payable by CCI within 30 days of being invoiced for such costs.

     We will not be entitled to reimbursement of any incremental costs outstanding at the time of termination of the management agreement if (i) we terminate the management agreement other than in accordance with its terms or
(ii) the asset purchase agreement is terminated in certain circumstances where we are at fault (including our failure to satisfy certain closing conditions under the asset purchase agreement or the failure of the closing to occur by March 31, 2002 due to our negligent or willful failure to perform our obligations thereunder), or if we enter into a definitive agreement providing for an alternative transaction.

  Standard of Care

     CCI has agreed to employ reasonable industry standards in performing its services under the management agreement but will not be liable for any losses suffered or incurred by us except for actual losses caused by CCI's bad faith, willful misconduct or gross negligence.

  Indemnification for Third Party Claims

     We have agreed to indemnify CCI and certain other persons from all claims of whatever nature brought against CCI by third parties in connection with CCI's authorized activities under the management agreement. This right to indemnification does not extend to claims, losses or liabilities that arise as a result of the bad faith, willful misconduct or gross negligence of CCI or the other indemnified persons.

     CCI has agreed to indemnify us and certain other persons from all claims of whatever nature brought against us by third parties in connection with CCI's failure to perform its obligations under the management agreement or as a result of CCI's bad faith, willful misconduct or gross negligence in the performance of its obligations thereunder.

     We and CCI have also agreed to indemnify each other against third party claims where one of them may be vicariously liable for the conduct of the other or where we and CCI may be jointly or severally liable, but the indemnity only applies for such liability as may be imputed to a party under the law based on the conduct of the other, including conduct arising out of any act or omission of the other under certain specified employment laws.

  Termination

     The management agreement will terminate upon the closing under the asset purchase agreement, the earlier termination of the asset purchase agreement in accordance with its terms, or upon the occurrence of certain bankruptcy events with respect to us (including insolvency, the appointment of a receiver to a substantial part of our assets, the filing of a voluntary petition for bankruptcy or the filing of an involuntary petition for bankruptcy that is not dismissed within 45 days of filing). In addition, the management agreement may be terminated:

     - by our and CCI's mutual written consent;

     - by us, if CCI breaches any of the terms of the management agreement and fails to cure the breach within thirty (30) days after receipt of written notice of the breach;


     - by us, if CCI commits any act constituting gross negligence or willful misconduct; and


     - by CCI, upon thirty (30) days prior written notice to us.

  LICENSE AGREEMENT

     We and Charter Holdco have entered into a License Agreement, dated as of September 28, 2001, pursuant to which Charter Holdco has granted to us the right to use certain intellectual property to be sold by us to Charter under the asset purchase agreement in the conduct of our retained businesses. The rights and obligations of Charter Holdco under the license agreement have been assigned to Charter in the assignment and consent described above. The license agreement will become effective upon the closing under the asset purchase agreement.

  Licensed Rights

     The licensed rights include domestic (U.S.) and international (non-U.S.) software tools licenses which are non-exclusive, royalty-free, non-transferable and non-sublicensable licenses in HSA-created aspects and software for specified applications. We may only use the domestic license in the operation of our U.S. web-hosting and broadband ISP business to facilitate the winding down of those businesses. We may only use the international license in the operation of our non-U.S. consulting and Internet service provisioning activities. We have agreed that we will not use either license or any related intellectual property rights in any manner that competes with the business of Charter Holdco or its affiliates.

  License Term

     The domestic license will expire when we cease our domestic ISP and web-hosting activities or June 30, 2002, whichever is earlier. The international license will expire three years from the date of the closing under the asset purchase agreement.

  Ownership and Use of Licensed Property

     Charter will be the sole owner of the software tools and other intellectual property rights that are the subject of the domestic and international licenses, including any corrections, enhancements and updates provided to, or created by, us for those software tools and other intellectual property rights. We have agreed to use the licensed rights in a manner conforming with our customary uses and that any services rendered in connection with the licensed rights will be provided in accordance with applicable law. We have also agreed that we will do nothing to impair Charter's ability to operate the acquired assets.

  Termination

     The license agreement may be terminated by Charter if we (i) attempt to use, sublicense, subcontract, assign or convey the licensed rights in a manner contrary to the terms of the license agreement or take any other action inconsistent with or in derogation of Charter's rights in the intellectual property that is the subject of the licensed rights, (ii) engage in any activity which infringes on or dilutes any of the intellectual property rights sold under the asset purchase agreement or (iii) materially breach the provisions of the license agreement and fail to cure the breach within ten days after receipt of notice of the breach.

     In addition, the license agreement will immediately terminate if we file a voluntary petition under the United States Bankruptcy Code or any similar statute, law, rule or regulation, or have an involuntary petition filed against us under any such law, or a receiver is appointed for our businesses, unless such petition or appointment of a receiver is dismissed within thirty days.

  Restrictions on Assignment and Transfer

     Neither the license agreement nor the domestic or international licenses may be assigned or transferred by us without the prior written consent of Charter. An assignment or transfer requiring the written consent of Charter will be deemed to occur upon any merger of us with or into any third party, any sale or transfer of 25% or more of any one class of stock, or any series of mergers, sales or transfers totaling in the aggregate 25% or more of any one class of stock, in us, except in the case of stock sales among existing stockholders. Charter may withhold its consent to any assignment or transfer in its absolute discretion.

  VOTING AGREEMENT

     We, Charter Ventures, Vulcan and our directors have entered into a voting agreement, dated as of September 28, 2001, pursuant to which Charter Ventures, Vulcan and those directors have agreed to vote all shares of our common stock and/or preferred stock over which they have voting control in favor of a resolution approving the asset purchase agreement and the transactions contemplated thereby and against any competing acquisition proposal.

     The shares of our common stock and preferred stock subject to the voting agreement represent approximately 51.9% of the votes entitled to be cast by our total issued and outstanding voting stock (assuming conversion of all 75,000 shares of preferred stock) and 100% of the preferred stock.

     The voting agreement will terminate if the asset purchase agreement is terminated.

  STOCK PURCHASE AGREEMENT

     In connection with the transactions contemplated by the asset purchase agreement, Vulcan and Charter Holdco have entered into a stock purchase agreement pursuant to which Charter Holdco will purchase from Vulcan 38,000 shares of our preferred stock, which represents all of our preferred stock owned by Vulcan. Charter Holdco has assigned to Charter its rights under the stock purchase agreement and Charter has agreed to assume all of Charter Holdco's obligations under the stock purchase agreement.

     The closing of the sale of our preferred stock under the stock purchase agreement will occur immediately prior to the closing of the asset purchase agreement.

     The stock purchase agreement terminates if the asset purchase agreement is terminated.

  BILLING LETTER AGREEMENT

     We and Charter Holdco have entered into a billing letter agreement, dated as of September 28, 2001, pursuant to which Charter Holdco has elected, in accordance with the November 1998 network services agreement, to assume responsibility for invoicing cable subscribers and collecting revenues with respect to selected systems designated by Charter Holdco in connection with the assets to be acquired by Charter (pursuant to the assignment of the purchase right from Charter Holdco). We have agreed to assist Charter Holdco in the transition of this billing function, including by delivering certain of the databases and related information that we use in the billing function and by making available technical or personnel support upon request.

  TERMINATION AGREEMENT

     We, Charter Holdco, Vulcan and Marcus Cable, Inc. have entered into a termination agreement, dated as of September 28, 2001, pursuant to which the parties thereto have agreed that, effective upon the closing under the asset purchase agreement (i) the Programming Content Agreement, dated as of November 25, 1998 among us and Vulcan and (ii) the Systems Access and Investment Agreement, dated as of November 25, 1998 among us, Charter Holdco, Vulcan and Marcus Cable will terminate and that all rights, obligations and liabilities of the parties thereunder will be extinguished effective as of the closing. The programming content agreement and systems access agreement will remain in effect if the asset purchase agreement is terminated.

  NON-SOLICITATION AGREEMENTS

     Messrs. Daniel J. O'Brien and Gregory G. Hodges have each entered into a non-solicitation agreement with Charter Holdco, dated as of September 28, 2001, pursuant to which Messrs. O'Brien and Hodges have agreed that they will not, directly or indirectly, whether on their own behalf or on behalf of any other party, employ or solicit for employment any of our employees to be hired by Charter Holdco, or induce or attempt to induce any of those employees to terminate their employment with Charter Holdco or any of its affiliates. These restrictions apply for a period of one year following the closing date. Each of the non-solicitation agreements will terminate if the asset purchase agreement is terminated. Charter Holdco has assigned to Charter its rights under the non-solicitation agreements and Charter has agreed to assume all of Charter Holdco's obligations under the non-solicitation agreements.

NASDAQ LISTING

     On September 10, 2001, we received formal notice from the Nasdaq Stock Market that we were not in compliance with the continuing listing requirements because the market price of our common stock was below $1.00 per share. However, on September 27, 2001, in response to the extraordinary market conditions following the terrorist attacks on September 11, 2001, Nasdaq announced that it had implemented an across-the-board moratorium on the minimum bid and public float requirements for continued listing until January 2, 2002. On October 9, 2001, we received notification from Nasdaq that the previously announced moratorium would apply to us. On January 2, 2002, Nasdaq reinstated the minimum bid price and market value of public float requirements, subject to a 90-day grace period. We currently are unable to comply with these requirements. The market price of our common stock may remain below $1.00 per share and may decline further if, among other things, we make distributions to our stockholders. We also expect that our market capitalization will fall below the minimum required for continued listing by Nasdaq. Accordingly, we do not expect our common stock to remain eligible for listing and we expect that it will be de-listed in 2002. If our common stock is de-listed from the Nasdaq National Market, trading of our common stock may be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities.

GOVERNMENT APPROVALS

     The company and Charter Holdco each filed a Premerger Notification and Report Form for review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. On October 15, 2001, the Federal Trade Commission granted early termination of the waiting period.

     Consummation of the asset sale is conditioned upon, among other things, the absence of any preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction which prohibits or restricts the consummation of the sale. Both the company and Charter Holdco believe that all material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the sale of substantially all of the company's assets.

TRANSACTION EXPENSES

     We plan to use a portion of the proceeds to fund transaction expenses related to the asset sale. We estimate that we will incur approximately $5.75 million in costs and expenses associated with the asset sale, as set forth in the table below:

EXPENSES                                                      ESTIMATED AMOUNT
--------                                                      ----------------
Financial advisory fees.....................................     $3,500,000
Legal fees..................................................      1,000,000
Directors and Officers Insurance............................        750,000
Accounting fees.............................................         80,000
Printing and mailing fees...................................        125,000
SEC filing fees.............................................         20,000
Miscellaneous...............................................        275,000
                                                                 ----------
Total.......................................................     $5,750,000
                                                                 ==========

                                SPECIAL FACTORS

BACKGROUND OF THE COMPANY'S DECISION TO SELL SUBSTANTIALLY ALL OF ITS ASSETS

  FORMATION OF THE SPECIAL COMMITTEE AND SOLICITATION OF A STRATEGIC TRANSACTION

     On June 23, 2000, we engaged Lehman Brothers to endeavor to arrange a private placement of equity or equity-linked securities to be issued by us and to act as joint lead and sole book running placement agent in connection with a potential private placement of securities having an aggregate purchase price of $200 million.

     From August 2000 until approximately November 2000, Lehman Brothers contacted approximately 200 potential financial investors and approximately 14 potential strategic investors. Lehman Brothers arranged meetings with 11 potential investors. No follow up meetings were requested and no indications of interest were received from any potential investors.

     During the course of Lehman Brothers' fundraising efforts, on August 9, 2000, we received a term sheet from CCI and Vulcan relating to an offer to purchase shares of Series D Senior Convertible Preferred Stock for an aggregate purchase price of $75.0 million.

     On October 19, 2000, we entered into a stock purchase agreement with Charter Ventures and Vulcan, pursuant to which Charter Ventures and Vulcan agreed to purchase an aggregate of 75,000 shares of newly-issued Series D Senior Convertible Preferred Stock for an aggregate purchase price of $75.0 million.

     On October 19, 2000, Lehman Brothers rendered an opinion as to the fairness and commercial reasonableness of the proposed investment by Charter Ventures and Vulcan. Based on its analysis, Lehman Brothers concluded that the terms of the Series D Senior Convertible Preferred Stock, taken as a whole, were commercially reasonable and that, as of the date of the opinion, from a financial point of view, the consideration we were to receive was fair to us.

     On December 4, 2000, we issued an aggregate of 75,000 shares of Series D Senior Convertible Preferred Stock to Charter Ventures and Vulcan for cash consideration of $75.0 million, pursuant to the stock purchase agreement, dated October 19, 2000.

     On May 1, 2001, the board of directors formed a Special Committee and charged it with investigating a broad range of strategic options, including, but not limited to, a sale of the company, a sale of the company's assets, an acquisition, merger, consolidation or other business combination, a strategic transaction or a public or private sale of debt or equity securities. Messrs. Irving W. Bailey, II, Michael Gellert, David A. Jones, Jr., Robert Saunders and Daniel O'Brien, each a director, were appointed by the board to serve on the Special Committee. Mr. Saunders was appointed chairman of the Special Committee. None of the directors employed by Charter Holdco, Charter or their affiliates, including Vulcan, were appointed to the Special Committee.

     On May 30, 2001, the Special Committee engaged Lehman Brothers to, among other things, assist it in connection with the following:

     - Identifying opportunities for a potential business combination.

     - Advising the Special Committee concerning opportunities for such a business combination, whether or not identified by Lehman Brothers.

     - Participating on our behalf in negotiations concerning such business combination, as requested by the Special Committee.

     During the period from May 25, 2001 to September 13, 2001, Lehman Brothers considered numerous parties and, after discussion with management and the Special Committee, contacted the 21 most likely strategic partners seeking a transaction. Of these 21 potential strategic partners, four requested a copy of the descriptive memorandum and financial model. Lehman Brothers also contacted certain financial investors whom it had contacted in 2000 in connection with the potential private placement. Other than CCI, none of the potential strategic partners or financial investors contacted by Lehman Brothers conducted due diligence or expressed an interest in considering a transaction with us. In addition, since the public announcement of

CCI's non-binding offer on August 1, 2001, we have not received any indications of interest from any other party regarding a sale of the company or a sale of substantially all of our assets.

  PRELIMINARY CONTACTS WITH CCI

     In May and June 2001, Mr. Jerald L. Kent, then-President and Chief Executive Officer of CCI, and Mr. David A. Jones, the chairman of our board, had various discussions about the company's situation and its need to either engage in a strategic transaction or raise additional capital. In these discussions, Mr. Jones raised the possibility of CCI submitting an offer to purchase all of the outstanding stock of the company.

     On June 5, 2001, Lehman Brothers received a letter sent by Merrill Lynch on behalf of CCI indicating CCI's interest in a potential transaction with us.

     On June 6, 2001 and June 7, 2001, CCI and its advisors conducted due diligence on us in our Denver office. CCI and its advisers continued their due diligence via telephone for approximately two weeks following the June 6 and 7 trip to Denver.

     On July 13, 2001, Mr. Kent orally indicated to Mr. Jones that CCI might be interested in acquiring some or all of the company. Mr. Kent stated that he could not provide more specific details about any proposal until CCI's management completed its initial due diligence review. Mr. Kent stated that he would contact Mr. Jones when CCI's management had completed its initial diligence review.

     Also on July 13, 2001, Mr. Jones reported to the Special Committee that CCI might be interested in entering into a strategic transaction and that such transaction may consist of the acquisition by CCI of some or all of our assets, a merger or other business combination. Mr. Jones also stated that no formal offer had been made by CCI and that he would be contacted by Mr. Kent in the near future to continue the preliminary discussions.

     On July 13, 2001, Lehman Brothers engaged in discussions with Merrill Lynch, CCI's financial advisor, regarding the details of a potential transaction with CCI. While Lehman Brothers did not receive official feedback from Merrill Lynch, their discussion indicated that CCI might be interested in purchasing our customer care center and network operations center in Louisville, Kentucky and the assets used in connection with our network service contracts with CCI. The consideration for these assets could consist of cash and the shares of our preferred stock owned by Charter Ventures. CCI reiterated its earlier request seeking access to certain non-public information concerning the company in order to further explore a possible transaction. Lehman Brothers advised Merrill Lynch that the Special Committee sought to sell the entire company, rather than selected assets.

     On July 18, 2001, Mr. Kent contacted Mr. Jones and informed him that CCI would be unwilling to make an offer to merge with or acquire the entire company but was interested in continuing discussions related to a possible purchase by CCI of certain of our assets, including our agreements with CCI and Vulcan and the assets we use to perform our obligations under these agreements. Mr. Kent advised that he would be prepared to discuss the terms of a possible transaction with Mr. Jones shortly.

     On July 19, 2001, the Special Committee met telephonically with its legal and financial advisors. Mr. Jones advised the Special Committee of his discussion with Mr. Kent, in which Mr. Kent indicated that CCI was unwilling to make an offer to acquire the entire company but instead might be interested in continuing discussions regarding a possible purchase of specific assets of the company. The Special Committee discussed the viability of the various non-core businesses and requested that management analyze the various businesses on a stand-alone basis. Lehman Brothers informed the Special Committee as to the status of discussions with potential buyers and investors. Lehman Brothers advised the Special Committee that, given the current economic conditions generally and the current economic conditions within the broadband market specifically, Lehman Brothers believed it would be very difficult for us to raise the capital necessary to sustain these businesses on a stand-alone basis. The Special Committee instructed Lehman Brothers to continue its discussions with CCI while trying to solicit offers from other potential buyers. The Special Committee expressed its concern that sufficient consideration would not be obtained in a possible sale of assets to CCI. The Special Committee instructed Mr. Jones to summarize to Mr. Kent the Special

Committee's concerns and explore the possibility of CCI purchasing additional assets. In addition, Weil, Gotshal & Manges LLP, our legal counsel, briefly discussed our obligations under our network services agreements with CCI. Weil Gotshal also described how a company's fiduciary duties change once it enters the "zone of insolvency." Under Delaware law, the fiduciary duties of a board of directors expands to include the interests of creditors when a company enters the "zone of insolvency." In such circumstances, the board must take into account the impact of a proposed course of action on the interests of the company's creditors before making any decision. The Special Committee also discussed bankruptcy as an alternative to a transaction with CCI.

     On July 24, 2001, Mr. Kent and Mr. Jones met telephonically to discuss the terms of a possible transaction to determine whether to continue discussions. The terms discussed included (i) the possible purchase of certain of our assets that relate to the network services contracts with CCI, the company's Louisville, Kentucky call center and network operations center and other related assets, (ii) a possible purchase price of approximately $70.0 million in cash, minus any liabilities that might be assumed by CCI and (iii) the cancellation of the shares of our preferred stock owned by Charter Ventures, including any accrued dividends. Mr. Kent explained that CCI was not interested in purchasing our DSL, international or web-hosting subsidiaries or business, our Denver call center or executive offices, our contract with AOL/Time Warner or our cash on hand. In addition, Mr. Kent noted that CCI had not completed its due diligence review of the company.

     On July 25, 2001, the Special Committee met telephonically with its legal and financial advisors to discuss and evaluate the terms of the potential transaction discussed by Mr. Kent and Mr. Jones. Lehman Brothers provided a preliminary analysis of the terms discussed, which indicated that the ultimate value of any proposal CCI might make to us would depend on, among other things, the time required to negotiate and close a transaction, the operating expenses we would incur prior to the closing, any costs and taxes we would incur as a result of the transaction; and our payment and satisfaction of, or creation of a financial reserve for, our accrued and contingent liabilities. The Special Committee requested that management engage in a more complete financial and strategic analysis of the terms discussed with Mr. Kent. In addition, the Special Committee instructed Mr. Jones to raise the Special Committee's concerns with Mr. Kent.

     On July 27, 2001, the Special Committee met telephonically with its legal and financial advisors to discuss and evaluate management's financial and strategic analysis of the terms discussed with CCI and the actions necessary to maximize our projected post-closing cash balances, including our ability to limit our operating expenses prior to the closing of a possible transaction. The Special Committee requested that management offer its recommendation as to whether we should, if a transaction with CCI were to be consummated, distribute all or a portion of the proceeds and our cash-on-hand to stockholders or retain and use the proceeds to fund our international business and our obligations under our agreement with AOL/Time Warner. In either event, it was agreed that we would need to amend our agreement with AOL/Time Warner so as to preclude that agreement from being inadvertently transferred to, or enforceable against, CCI in connection with a potential transaction. The Special Committee instructed management and Lehman Brothers to seek further clarification from CCI with respect to the terms of a possible transaction; the goal of such discussion being (i) to increase the cash portion of the purchase price to $82.0 million;
(ii) the assumption by CCI of the operating expenses associated with the cable modem business and incurred prior to the closing of the asset sale; (iii) the settlement of any outstanding launch fee amounts owed by the company to CCI;
(iv) the cancellation of Charter Ventures' preferred stock, including any accrued dividends; and (v) the cancellation of Vulcan's preferred stock, including any accrued dividends.

     Later on July 27, 2001, Mr. Saunders, the chairman of the Special Committee, together with certain of our senior executive officers, including Messrs. Daniel O'Brien, our President and Chief Executive Officer, John Hundley, our Senior Vice President -- Business Development and George Willett, our Chief Financial Officer, contacted CCI to convey the Special Committee's initial reaction to the terms discussed by Messrs. Kent and Jones. Lehman Brothers also contacted Merrill Lynch, CCI's financial advisor, seeking additional details relating to a potential transaction and stating that any proposal should include the cancellation of shares of preferred stock held by Charter Ventures and Vulcan, as well as an increase of the cash component of the purchase price.

     Also, on July 27, 2001, we were informed that Messrs. Kent, Silva and Savoy were resigning from our board of directors. After the formation of the Special Committee, the participation of these individuals in board activities other than the consideration of possible strategic transactions continued. However, once CCI decided to make an offer to purchase substantially all of our assets, Messrs. Kent, Silva and Savoy believed it was appropriate and would facilitate the functioning of the board if they were no longer members.

     On July 30, 2001, we received letters from Messrs. Kent, Silva and Savoy confirming their resignation from our board of directors. Upon the resignations of Messrs. Kent, Silva and Savoy, the members of the Special Committee constituted our entire board of directors.

  THE JULY 31ST WRITTEN PROPOSAL FROM CCI

     On July 31, 2001, we received a written proposal from CCI, which provided, among other things, that, subject to the fulfillment of certain conditions:

     - CCI, or a subsidiary of CCI to be identified by CCI at a later date, would pay us an amount equal to approximately $73.0 million in cash, subject to a working capital adjustment, minus the amount of any liabilities assumed by the purchasing Charter entity, minus certain other obligations or set-offs.

     - The purchasing Charter entity would assume certain of our operating commitments.

     - Vulcan would tender to the purchasing Charter entity all shares of preferred stock held by Vulcan. The purchasing Charter entity would tender to us all of the outstanding shares of our preferred stock (including the shares of preferred stock held by Charter Ventures) and the warrants to acquire our common stock held by Charter Holdco.

     - The purchasing Charter entity would acquire all assets used in, or necessary to, the performance of our network service agreements with Charter Holdco and all equipment used in the provision of services to Charter Holdco customers.

     - The purchasing Charter entity would acquire the Louisville call center, the network operation center, the Colorado and Washington D.C. data centers and all services associated with these centers.

     - The purchasing Charter entity would acquire the Charter Holdco e-mail complex and web hosting server currently provided by us.

     - The purchasing Charter entity would acquire all intellectual property, data and inventory related to the acquired assets.

     - The purchasing Charter entity would not acquire, among other things, our cash on hand, our international operations, our DSL business, the executive offices, the Denver call center, Digital Chainsaw, our agreements with AOL/Time Warner and other cable operators or any employment agreements.

     Later that day, the board met telephonically to discuss the written proposal from CCI. Because of the complexity of CCI's proposal, the board requested that certain of our senior executive officers, including Messrs. O'Brien, Willett and Hundley, immediately begin a complete analysis of its terms. In particular, the board was concerned by the magnitude of the potential adjustment to the purchase price and other factors that might affect the net cash proceeds, such as accrued but unpaid launch fees due to Charter Holdco under our network services agreement with Charter Holdco, our accounts receivable from Charter Holdco, shut down costs associated with discontinuing operations and the ongoing cost associated with continuing our other operations.

     On August 1, 2001, the board, senior management and our legal and financial advisors met telephonically to discuss management's preliminary strategic and financial analysis of CCI's proposal and management's estimated range of aggregate and per-share, post-closing, post-wind down cash. The board asked management to further refine its analysis with respect to how much we could decrease our expenses. The board also discussed the strategic implications of CCI's proposal, including our ability to continue our remaining businesses and our ability to perform under our agreement with AOL/Time Warner.

     On August 2, 2001, the board, senior management and our legal and financial advisors met, telephonically, to continue a comprehensive strategic and financial review of CCI's proposal. The board discussed which liabilities it should seek to have the purchasing Charter entity assume. The board also noted that it would soon need to determine whether to liquidate the businesses CCI was not proposing to purchase and instructed management to further analyze liabilities associated with shutting down our non-core businesses.

     On August 3, 2001, the board met prior to the annual stockholders' meeting to formulate a strategy for its negotiations with CCI. The key concerns were:

     - increasing the cash consideration from $73.0 million; and

     - the assumption by the purchasing Charter entity during the pre-closing period of certain operating expenses associated with the business CCI desired to purchase.

     The board requested that senior management relay to CCI these concerns. The board also agreed that, if we were to proceed with a transaction with CCI, we should seek to sign a definitive agreement as soon as possible in order to shift to CCI as early as possible the operating expenses associated with the assets to be sold. Management reported to the board that termination notices had been sent to substantially all of the employees of our DSL business that day in an effort to decrease our operating expenses as early as possible. The board then discussed whether it should set a deadline for CCI before which a definitive agreement must be executed, but determined that an overly aggressive deadline might prove difficult to meet.

     Later on August 3, 2001, certain members of our senior management and Mr. Saunders, contacted Mr. Curtis Shaw, CCI's Senior Vice President and General Counsel, to discuss the board's key concerns relating to the proposed transaction with CCI or one of its subsidiaries, as identified by the board at its meeting earlier that day.

  NEGOTIATING THE ASSET PURCHASE AGREEMENT

     On August 4, 2001, Weil Gotshal forwarded a preliminary draft of an asset purchase agreement to CCI, Merrill Lynch and Paul, Hastings, Janofsky & Walker LLP, CCI's legal counsel.


     On August 6, 2001, the board and senior executive officers met, telephonically, with Weil Gotshal to discuss whether the company had entered the "zone of insolvency" and the implications this analysis might have on the fiduciary duties of the board. Accordingly, the board reviewed the Special Committee's discussion of July 19, 2001 with respect to the expansion of a board's fiduciary duties once a company enters the "zone of insolvency." For additional details about the July 19, 2001, Special Committee meeting, see page
28. In addition, the board discussed plans to shut down certain operations and the potential liquidation of any remaining operations if a transaction with CCI or one of its subsidiaries is consummated.


     On August 7, 2001, Merrill Lynch informed Lehman Brothers that CCI needed to complete its due diligence relating to its analysis of the ongoing operating expenses that we would incur prior to closing with respect to the assets that CCI proposed to purchase in order to address the assumption of these expenses in their comments.

     During the period from August 13 to August 21, 2001, we, together with our counsel and advisors, and CCI, together with its counsel and advisors, exchanged comments on the initial draft of the asset purchase agreement via telephone conversations and electronic mail.

     On August 22, 23 and 24, 2001, we and our counsel met in New York City with representatives and counsel of CCI. The purpose of these meetings was to negotiate the specific terms of the asset purchase agreement and related transaction documents. During this period, CCI identified Charter Holdco as the subsidiary that would be the purchasing Charter entity.

     During the period from August 24 to September 3, 2001, we, together with our counsel and advisors, exchanged comments on the asset purchase agreement and related transaction documents with Charter Holdco, its counsel and advisors via telephone and electronic mail.

     On September 4, 5, 6 and 7, 2001, we and our counsel met in New York City with representatives and counsel of Charter Holdco to negotiate the terms of the asset purchase agreement and related transaction documents. During the course of these negotiations, we and Charter Holdco discussed various financial factors to be considered in determining the amount of cash consideration Charter Holdco should pay for the assets it sought to purchase. The factors discussed included the historical amounts invested by HSA to build its network infrastructure, the costs incurred by HSA to acquire and service its customers and the operating expenses HSA expected to incur during the period between the execution and consummation of the asset purchase agreement. As a result of these discussions, it was agreed that the cash consideration would be increased from $73.0 million to $81.1 million, subject to certain offsets and adjustments.

     From September 8 to September 20, 2001, we and our advisors exchanged further comments on the agreements with Charter Holdco and its advisors.

     On September 19, 2001, we finalized our engagement of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., whom we retained based on their expertise in rendering solvency-related opinions. Specifically, Charter Holdco requested that we retain Houlihan Lokey to render an opinion to the effect that the $81.1 million in cash (subject to adjustments and holdbacks) and the liabilities assumed by Charter Holdco, constitute fair consideration and reasonably equivalent value for the assets to be acquired. Charter Holdco advised us that it was concerned that, subsequent to the closing of the asset sale there could be a determination we were insolvent at the time of the closing and that the transaction with Charter Holdco might be alleged to be a fraudulent conveyance under applicable bankruptcy laws. If such allegations were found to be true, the transaction could be unwound and the assets recovered on behalf of our creditors.

     On September 20, 2001, the board met with its advisors, telephonically, to discuss the asset purchase agreement and related transaction documents. The board asked Lehman Brothers whether, in its opinion, the consideration to be received by the company in the proposed transaction was fair to the company from a financial point of view. Lehman Brothers recounted our current circumstances, including its efforts to find additional potential investors, the failure of these efforts, the value of the consideration to be received, the lack of other offers since we announced having received CCI's original proposal and Lehman Brothers' belief, based on these facts, that we had no other realistic alternatives. Given its analysis and based upon and subject to certain matters to be stated in a written opinion, Lehman Brothers verbally advised the board it was of the opinion, as of September 21, 2001 and based upon the assumptions made, matters considered and limits of review to be set forth in its written opinion, that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company. Lehman Brothers also informed the board that it would render a written fairness opinion to this effect.

     On September 21, 2001, Lehman Brothers rendered its opinion, as of September 21, 2001 and based upon the assumptions made, matters considered and limits of review to be set forth in the opinion, that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company.

     Also on September 21, 2001, Mr. Saunders and Mr. Willett met with Houlihan Lokey, telephonically, to discuss the opinion as of September 21, and based upon the assumptions made, matters considered and limits of review to be set forth in the opinion Houlihan Lokey was to render. Houlihan Lokey described the analysis it had undertaken and verbally advised the board that, in its opinion, the cash consideration to be received by the company, which is subject to certain adjustments, and the assumption of certain liabilities, constituted fair consideration and reasonably equivalent value for the assets to be acquired by Charter Holdco. Later the same day, the board received Houlihan Lokey's written opinion to that effect. Mr. Saunders then reported on his conversation to the other members of the board.

     Also on September 21, 2001, the board of directors unanimously concluded the sale of assets to Charter Holdco to be fair to, and in the best interests of, the company, and our stockholders, and adopted a resolution approving the asset purchase agreement and the transactions contemplated thereby.

     Following the approval of the asset sale by our board, representatives of Charter Holdco informed us that they wanted to better understand the potential liabilities relating to certain stockholder litigation filed in the

Court of Chancery in the State of Delaware alleging that we, our directors, our former directors, CCI and Paul G. Allen breached our and their fiduciary duties in connection with the making and consideration of Charter Holdco's proposal. After careful consideration of these risks, the boards of both companies reaffirmed their conclusions that such stockholder litigation claims were not material to their decision to approve the asset sale. We reached this conclusion in consideration of the nature of the negotiations, the appointment of the Special Committee consisting entirely of directors not affiliated with Charter Holdco, Vulcan or any of their affiliates, the role of the Special Committee in negotiating and evaluating the terms of the asset sale and the advice of our professional advisors. For a more detailed description of this litigation, see page 71.


     In order to assure that the holders of our common stock who are unaffiliated with Charter Holdco, Vulcan or any of their affiliates have a meaningful role in determining whether the transaction is consummated, the parties agreed that, as a condition to the closing of the asset sale, the approval of a majority of the votes cast at the Special Meeting by the holders of our common stock other than Charter Ventures, Vulcan and certain of our executive officers would be a condition to the consummation of the asset sale.

     On September 28, 2001, the parties executed the asset purchase agreement and the other agreements related thereto.

  NEGOTIATING THE PURCHASE OF OUR COMMON STOCK FROM VULCAN

     At various times after receiving CCI's original written proposal on July 31, 2001, our management and board discussed the possibility of acquiring all of the shares of common stock currently held by Vulcan at a discount in order to effectively increase the cash available for a potential distribution to the stockholders of our common stock following the closing of the asset sale with Charter Holdco. However, it was decided that management should wait until the asset sale with Charter Holdco was more certain. On September 26, 2001, the board revisited the possibility of purchasing all of the shares of common stock currently held by Vulcan and requested that management initiate contact with Vulcan with respect to a possible transaction.

     On October 10, 2001, Mr. O'Brien contacted Mr. William Savoy, regarding a possible transaction. Mr. Savoy indicated his willingness to discuss the potential sale to us of our common stock held by Vulcan for consideration consisting of (i) a cash payment equal to the recent trading price of our common stock, discounted by approximately one-third, and (ii) our and Vulcan's mutual acknowledgement and agreement that all prior discussions relating to our possible purchase of an equity interest in, and performance of services on behalf of, Digeo Broadband, Inc., a Vulcan-sponsored broadband content portal ("Digeo"), have been terminated prior to the execution of a definitive agreement and that we have no rights or obligations with respect to Digeo.

     On October 12, 2001, the board met, telephonically, with management and our counsel to consider and evaluate the potential acquisition of our common stock held by Vulcan consistent with the discussion on October 10, 2001 between Mr. O'Brien and Mr. Savoy. In its deliberations, the board considered (i) the accretion of value to other stockholders that would result from the proposed the transaction with Vulcan, (ii) the fact that any prior discussion with Vulcan with respect to our possible interest in Digeo had never been finalized, and
(iii) the discount to the market price of our common stock based on the illiquidity of Vulcan's large holding that would be appropriate in light of the perceived benefits of the proposed transaction. The board requested that management prepare a more detailed analysis of these issues for a meeting to occur on October 15, 2001.

     On October 15, 2001, the board met telephonically with senior management and our counsel to continue its deliberations with respect to the potential acquisition of our common stock held by Vulcan. The board considered management's analysis of the issues raised at the October 12, 2001 meeting, as well as whether the acquisition of the common stock would provide greater per share value to our stockholders than the price per share we would pay to Vulcan. In deliberating on this issue, the board considered the risk that a reinvestment of the proceeds from the asset sale to Charter Holdco might not be successful, thereby leaving stockholders with shares of common stock having a market value, or actual value, less than the price per share paid to Vulcan. After deliberating, the board resolved to authorize management to send to Vulcan a written offer (subject to the board's receipt of information from Vulcan necessary to value our interest in Digeo and final approval of the terms of any transaction) to purchase 20,222,139 shares of our common stock held by Vulcan in consideration of: (i) an aggregate of $3,440,000, or $.17 per share and (ii) our and Vulcan's mutual acknowledgement and agreement that all prior discussions relating to our possible purchase of an equity interest in, and performance of services on behalf of, Digeo have been terminated prior to the execution of a definitive agreement and that we have no rights or obligations with respect to Digeo.

     Later on October 15, 2001, Mr. O'Brien sent a letter to Mr. Savoy describing the company's offer as determined by the board. The correspondence included a draft of a stock purchase agreement for use in the transaction.

     On October 19, 2001, Mr. Hundley and Vulcan's counsel, met telephonically, to discuss the company's offer to purchase the shares of our common stock held by Vulcan.

     On October 25, 2001, Vulcan's counsel informed Mr. Hundley that Vulcan would be willing to sell the shares of our common stock held by Vulcan for a per share purchase price of approximately $.24.

     On October 26, 2001, our board met, telephonically, to discuss Vulcan's response to our offer to purchase the shares of our common stock held by Vulcan. After deliberating on Vulcan's counter-offer, the board authorized Mr. O'Brien to counter with an offer of $.22 per share.

     On October 29, 2001, Vulcan accepted our counter-proposal to purchase all of the shares of our common stock held by Vulcan for an aggregate cash purchase price of $4,448,870, or $.22 per share, and cross terminations and releases, by us, of any right to subscribe for an interest in, or provide services to, Digeo and, by Vulcan, of any right to require us to provide financing or services to Digeo. The counterproposal also contemplated that the stock purchase from Vulcan would close subject to, and simultaneously with, the asset sale to Charter Holdco, while the waivers and releases would be effective immediately.

     On October 30, 2001, our board deliberated on the terms described above and, after concluding such deliberations, approved the purchase of our common stock from Vulcan pursuant to the terms described above.

     On November 1, 2001, the parties finalized and executed definitive documents relating to the stock purchase from Vulcan.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE SALE OF SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS

  RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     On September 21, 2001 our board, consisting entirely of directors unaffiliated with CCI, Charter Holdco, Charter, Charter Ventures or Vulcan, unanimously approved the asset purchase agreement, determined that the terms of the asset purchase agreement are fair to, and in the best interests of, the company and our stockholders, and determined to recommend to our stockholders that they vote to approve the sale of substantially all of our assets pursuant to the asset purchase agreement.

     Accordingly, our board recommends that you vote "FOR" the approval of the sale of substantially all of our assets pursuant to the asset purchase agreement.

     The members of our senior management and their affiliates have informed us that they intend to vote their shares for the approval of the sale of substantially all of our assets pursuant to the asset purchase agreement.

  REASONS FOR THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

     In reaching its determination that the sale of substantially all of our assets is fair to, and in the best interests of, the company and our stockholders, and in recommending that our stockholders vote to approve the asset purchase agreement and the sale of substantially all of our assets, the board consulted with our senior management and our financial and legal advisors and considered the following factors:

     - Lack of Operating Capital. We do not have the funds to continue our current operations past early 2002. If we rejected Charter Holdco's proposal, it is likely that we would have filed for bankruptcy.

     - Lack of Alternatives. With the assistance of Lehman Brothers, the board has thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the asset sale were either not feasible or were likely to provide significantly less value to the holders of our common stock.

     - Market Conditions. As a result of current market conditions and upon the advice of Lehman Brothers, the board did not believe we would have been able to raise the capital necessary to fund our existing business.

     - Relief from Operating Liabilities. The asset sale and accompanying management agreement will relieve us of certain of our operating liabilities. We currently estimate that, from October 1 to December 31, 2001, we had incurred operating liabilities of approximately $3.0 million that Charter Holdco has agreed to waive upon the consummation of the asset sale. If the asset purchase does not close, we will be obligated to pay these operating liabilities.

     - Purchase Price. The board believes that the purchase price Charter Holdco has agreed to pay represents the highest price that Charter Holdco would be willing to pay in acquiring the assets it seeks to acquire. This determination was the result of the board's negotiations with Charter Holdco in an attempt to obtain the highest possible price.

     - Net Cash Proceeds from Sale. We currently estimate that, assuming the asset sale is consummated on or prior to February 28, 2002, the asset sale will generate net cash proceeds of approximately $67 million, after giving effect to our estimate of the purchase price adjustments, the indemnity and purchase price holdbacks, transaction costs and any payment from us to Charter Holdco for launch fees less expense reimbursements due to us from Charter Holdco. Our estimates of these proceeds and adjustments are as follows:

Cash purchase price...............................................   $81,100,000
 MINUS:  Anticipated net purchase price adjustments (including assumed capital leases and current liabilities and
         acquired current assets).................................     1,000,000
 MINUS:  Indemnity and purchase price adjustment holdbacks........     4,750,000
 MINUS:  Launch fees payable to Charter Holdco, net of expense
         reimbursements payable to us.............................     2,600,000
 MINUS:  Transaction costs and expenses...........................     5,750,000*
                                                                     -----------
Estimated net cash proceeds from asset sale.......................   $67,000,000
                                                                     ===========

      ---------------------
      * Of this amount, $2,250,000 had been paid as of September 30, 2001.

      In addition, as a condition to closing the asset sale, we must pay to third parties $7.9 million (assuming the closing occurs on or before February 28, 2002) to satisfy debt and lease obligations relating to the assets to be purchased by Charter.


      We also currently anticipate that most of the indemnity holdbacks will ultimately be released to us in accordance with the asset purchase agreement. For additional details about the asset purchase agreement, see page 13.


     - Net Cash Value. We currently estimate that, as of February 28, 2002, our net cash value will be approximately $50.3 million to $55.5 million, or approximately $.83 to $.92 per share of common stock, assuming the asset sale to Charter is consummated on or before that date. These estimates of net cash value do not include approximately $4.75 million of indemnity holdbacks under the asset purchase agreement, most of which we currently believe will ultimately be released to us in accordance with the asset purchase agreement. Furthermore, after giving effect to the purchase of our common stock from Vulcan, we currently estimate that, as of February 28, 2002, our per share net cash value will be approximately $1.14 to $1.27, assuming the common stock purchase from Vulcan is consummated before that date. "Net cash value" represents the amount of our cash and cash equivalents, short-term investments and restricted cash reduced by the amount of our total liabilities. "Per share net cash value" represents our net cash value divided by the number of shares of our common stock outstanding. Our actual net cash value, and per share net cash value, may vary depending on various factors, including the timing of the closing of the asset sale to Charter and the stock purchase from Vulcan, the proceeds from the sale of assets other than those we are selling to Charter, final pay out amounts on known, unknown and contingent liabilities and the level of cash used in our continuing operations. We also cannot assure you that our per share net cash value estimate of approximately $1.14 to $1.27 will be reflected in the trading price of our common stock either prior to or following the closing of the asset sale to Charter and the common stock purchase from Vulcan. For a more detailed description of our estimates of our net cash value following the consummation of the asset sale, see pages 35, 38 and 55.


     - Reinvestment and/or Distribution to Stockholders. The proceeds from the asset sale will allow us maximum flexibility with respect to our ability to satisfy our ongoing obligations, avail ourselves of potentially profitable investment opportunities and/or make a cash distribution to the holders of our common stock.

     - Cancellation of Preferred Stock. Charter has agreed to tender for cancellation all of our outstanding shares of preferred stock as partial consideration for the assets. The cancellation of these shares will eliminate Charter Ventures' and Vulcan's preference over any distributions we might make in connection with a liquidation, thereby facilitating any future distribution to holders of our common stock, as well as providing these common stock holders with the potential upside from their continued investment in the company.

     - Charter Ventures and Vulcan Power to Veto Alternatives. Charter Ventures and Vulcan have the ability to block the consummation of any alternative transaction by voting their preferred stock against such a transaction.

     - Lehman Brothers. Lehman Brothers' presentation to the board relating to its financial analyses and oral and written opinions that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company.

     - Increase From Original Offer. The purchase price increased from what had been initially proposed.

     The board believed that each of the above factors generally supported its determination. The board did, however, consider the potential adverse effects of other factors on the proposed asset sale. These included the following:

     - Our Operations Subsequent to the Asset Sale. The assets to be sold constitute substantially all of our assets and the sale of these assets will leave us with very few remaining assets and very little revenue. Furthermore, we have no immediate plans to replace them with other assets that would allow us continue our operations on the scale we have in the past.


     - Severance Payments to Our Officers. Of the proceeds from the proposed transaction, approximately $2.6 million will be subject to severance payments to certain of our officers. In addition, the rights of certain of our officers with respect to previously granted restricted stock and options, valued at approximately $0.8 million, will vest upon the termination of such officer's employment following a change of control. For a description of these severance arrangements, see page 59.



     - Holdback of Sale Proceeds. $4.75 million of the sale proceeds will be held back for periods of up to 18 months and will be subject to indemnity claims asserted by Charter Holdco, Charter or their affiliates. These holdbacks will be held by Charter and, accordingly, not escrowed with an independent third party. For additional details on the asset purchase agreement, including these holdbacks, see page 13.

     - Lack of Concrete Business Plan Subsequent to the Asset Sale. We have not identified any specific acquisitions or other transactions to engage in subsequent to the completion of the asset sale, nor do we have any current plans to select any particular industry or business. There can be no assurance that we will be successful in identifying business opportunities or acquisitions, or, if we identify such opportunities, that we can successfully complete them. If we are unsuccessful we may eventually use all, or a substantial portion of our remaining cash on hand.

     - Net Loss Subsequent to Asset Sale. We currently anticipate our net loss for the first quarter of 2002 to be between approximately $6.5 million and approximately $7.5 million, or $.12 and $.14 per share excluding the expected gain from the asset sale. This estimate is based on our assumptions that (i) we do not consummate a strategic transaction during the first quarter of 2002; (ii) we employ a total of 12 to 15 employees after the consummation of the asset sale to pursue strategic opportunities and provide general and administrative support for the winding down of our remaining obligations; (iii) we consummate the purchase of Vulcan's common stock prior to February 28, 2002; and (iv) excludes the expected gain from the asset sale. We cannot assure you that these assumptions will ultimately prove correct.

     - Inability to Consummate the Proposed Asset Sale. There is a risk that the proposed asset sale will not be completed, in which case, we will likely file for bankruptcy.

     The above discussion concerning the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board in making its determination. In view of the variety of factors considered, the board did not quantify or otherwise attempt to assign relative weights to these factors. In addition, individual members of the board may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.


     As part of the board's evaluation of the factors set forth above, the board considered various estimates prepared by senior management. These estimates were used to calculate "Relief from Operating Liabilities," "Net Cash Proceeds from Sale," "Net Cash Value" and "Net Loss Subsequent to Asset Sale." We believe the estimates that the board considered when determining whether to approve the asset sale were, at that time, the most accurate estimates possible. Since that time, however, we have updated the actual estimates that the board considered. The estimates set forth above and elsewhere in this proxy reflect these updated estimates. As the board recognized prior to making its decision, there can be no assurance that any of the estimates considered by the board at the time it determined to approve the asset sale, or the updated estimates set forth above, or elsewhere in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the asset sale, are cautioned not to attribute undue certainty to any estimates set forth herein. For additional details about these estimates, and the assumptions underlying these estimates, see pages 38, 55 and 56.


     OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE SALE OF THE ASSETS TO CHARTER IS IN THE BEST INTEREST OF THE COMPANY AND THE STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SALE OF THE ASSETS PURSUANT TO THE ASSET PURCHASE AGREEMENT.

POSITION OF THE COMPANY AS TO THE FAIRNESS TO STOCKHOLDERS UNAFFILIATED WITH ANY OF THE CHARTER ENTITIES OR VULCAN OF THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY AND THE PURCHASE OF THE COMMON STOCK FROM VULCAN

     We believe the asset sale, the transactions contemplated by the asset purchase agreement and the purchase of the common stock from Vulcan are substantively fair to our stockholders who are unaffiliated with CCI, Charter Holdco, Charter and Charter Ventures (which are referred to collectively as the "Charter entities") or Vulcan. However, we express no opinion as to the substantive fairness of the asset sale to any of the Charter entities or Vulcan. Our belief as to the substantive fairness is based on various factors, including:

     - Recommendation of the Board of Directors. Our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, recommended the approval of the asset purchase agreement and the asset sale and, based on the factors described above, determined that the asset sale is fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan.

     - Fairness of the Consideration. We retained Lehman Brothers, a leading internationally recognized investment bank, and Lehman Brothers rendered an opinion that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company.

      Our board also retained Houlihan Lokey, a leading internationally recognized investment bank, and Houlihan Lokey rendered an opinion that the payment of $81.1 million cash consideration, which is subject to adjustment, and the assumption of liabilities by Charter Holdco, constitutes fair consideration and reasonably equivalent value for the assets Charter Holdco agreed to acquire.

     - Net Cash Proceeds from Sale. We currently estimate that, assuming the asset sale is consummated on or before February 28, 2002, the asset sale will generate net cash proceeds of approximately $67 million, after giving effect to our estimate of the purchase price adjustments, the indemnity and purchase price holdbacks, transaction costs and any payment from us to Charter Holdco for launch fees less expense reimbursements due to us from Charter Holdco. Our estimates of these proceeds and adjustments are as follows:

Cash purchase price...............................................   $81,100,000
 MINUS:  Anticipated net purchase price adjustments (including assumed capital leases assets and current liabilities and
         acquired current)........................................     1,000,000
 MINUS:  Indemnity and purchase price adjustment holdbacks........     4,750,000
 MINUS:  Launch fees payable to Charter Holdco, net of expense
         reimbursements payable to us.............................     2,600,000
 MINUS:  Transaction costs and expenses...........................     5,750,000*
                                                                     -----------
Estimated net cash proceeds from asset sale.......................   $67,000,000
                                                                     ===========

      ---------------------

      * Of this amount, $2,250,000 had been paid as of September 30, 2001.

      In addition, as a condition to closing the asset sale, we must pay to third parties $7.9 million (assuming the closing occurs on or before February 28, 2002) to satisfy debt and lease obligations relating to the assets to be purchased by Charter.


      We also currently anticipate that most of the indemnity holdbacks will ultimately be released to us in accordance with the asset purchase agreement. For additional details about the asset purchase agreement, see page 13.


     - Net Cash Value. We currently estimate that, as of February 28, 2002, our net cash value will be approximately $50.3 million to $55.5 million, or approximately $.83 to $.92 per share of common stock, assuming the asset sale to Charter is consummated on or before that date. These estimates of net cash value do not include approximately $4.75 million of indemnity holdbacks under the asset purchase agreement, most of which we currently believe will ultimately be released to us in accordance with the asset purchase agreement. Furthermore, after giving effect to the purchase of our common stock from Vulcan, we currently estimate that, as of February 28, 2002, our per share net cash value will be approximately $1.14 to $1.27, assuming the common stock purchase from Vulcan is consummated before that date. "Net cash value" represents the amount of our cash and cash equivalents, short-term investments and restricted cash reduced by the amount of our total liabilities. "Per share net cash value" represents our net cash value divided by the number of shares of our common stock outstanding.

      Accordingly, we expect that, as of February 28, 2002, this estimated per share net cash value will represent:

      Before giving effect to the purchase of common stock from Vulcan:

         1. a premium of 54% to 70% over $.54, the closing price per share of our common stock on January 22, 2002;

         2. a premium of 177% to 206% over $.30, the closing price per share of our common stock on October 31, 2001, the last full trading day before we entered into the common stock purchase agreement with Vulcan; and

         3. a premium of 390% to 441% over $.17, the closing price per share of our common stock on September 27, 2001, the last full trading day before we entered into the asset purchase agreement with Charter Holdco.

      After giving effect to the purchase of common stock from Vulcan:

         1. a premium of 54% to 70% over $.54, the closing price per share of our common stock on January 22, 2002;

         2. a premium of 280% to 324% over $.30, the closing price per share of our common stock on October 31, 2001, the last full trading day before we entered into the common stock purchase agreement with Vulcan; and

         3. a premium of 571% to 648% over $.17, the closing price per share of our common stock on September 27, 2001, the last full trading day before we entered into the asset purchase agreement with Charter Holdco.

      We believe it is unlikely that a third party would make an offer that is superior, on a per share net cash value basis, to Charter Holdco's offer.


      Our actual net cash value, and per share net cash value, may vary depending on various factors, including the timing of the closing of the asset sale to Charter and the common stock purchase from Vulcan, the proceeds from the sale of assets other than those we are selling to Charter, final pay out amounts on known, unknown and contingent liabilities and the level of cash used in our continuing operations. We also cannot assure you that our per share net cash value estimate of approximately $1.14 to $1.27 will be reflected in the trading price of our common stock either prior to or following the closing of the asset sale to Charter and the common stock purchase from Vulcan. For a more detailed description of our estimates of our net cash value immediately after the consummation of the asset sale, see pages 55 and 56.


     - Cancellation of Preferred Stock. Charter has agreed to tender for cancellation all of our outstanding shares of preferred stock as partial consideration for the assets. The cancellation of these shares will eliminate Charter Ventures and Vulcan's preference over any distributions we make in connection with a liquidation, thereby facilitating any future distribution to holders of our common stock as well as providing these holders with the potential upside from their continued investment in the company.

     - Lack of Alternatives. With the assistance of Lehman Brothers, the Special Committee, and, after the resignation of all the directors affiliated with any of the Charter entities or Vulcan, the entire board, thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the asset sale were either not feasible or were likely to provide significantly less value to the holders of our common stock.

     - Benefits of Management Agreement. Upon the consummation of the asset sale, CCI will waive all of our obligations to CCI under the management agreement relating to CCI's provision of installation and marketing services to us during the period from the execution of the management agreement to the consummation of the asset sale.

     - Purchase of Common Shares from Vulcan. We believe that our purchase of the Vulcan common stock is accretive to our stockholders unaffiliated with any of the Charter entities or Vulcan. Specifically, as demonstrated above, we believe that our purchase of the Vulcan common stock will increase the net cash value per share of our remaining common stock outstanding by between $.31 and $.35 per share, assuming the closing of the asset sale occurs on or before February 28, 2002.

      Special Cautionary Statements Regarding Estimates

     The above discussion is not intended to be exhaustive, but includes the material factors upon which we have based our determination that the asset sale is fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. Many of these factors, however, are based on estimates. There can be no assurance that any of the estimates set forth above, or anywhere else in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the asset sale, are cautioned not to attribute undue certainty to any of the estimates set forth herein.

     These estimates are based on a variety of assumptions relating to, among other things, general economic conditions, the length of time until the closing of the asset sale, the fees and expenses associated with consummating the asset sale and the purchase of our common stock from Vulcan, the amount of our liabilities which must be satisfied or reserved against in connection with the winding down of our operations, the market value of our remaining assets and the time required to sell such assets, our ability to identify, acquire and successfully operate new businesses, our ability to continue our operations without depleting all of our available cash and the amount and nature of any unknown or contingent liabilities.

     While we have attempted to accurately estimate the amount and nature of our contingent liabilities, we cannot assure you that these contingent liabilities will not be greater than we have estimated if and when they are incurred. Whether or not our estimates will ultimately prove correct will depend on various factors, including, among other things, our success in settling our lease and loan obligations; our success in satisfying our obligations under various network services termination agreements with cable operators other than Charter Holdco; our success in resolving any existing or threatened litigation and/or disposing of the complaints brought against us by some of our stockholders; whether additional complaints are filed against us by any of our stockholders; whether we become subject to unexpected claims with respect to our recent workforce reductions under state and federal law, or the abandonment of our DSL operations and disposition of our DSL assets.

     We also believe the asset sale is procedurally fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. However, we express no opinion as to the procedural fairness of the asset sale to any of the Charter entities or Vulcan. Our belief as to procedural fairness is based upon various factors, including:

     - Appointment of Special Committee. Our board appointed a Special Committee and authorized it to identify alternatives, consider, evaluate, negotiate the terms of and make a recommendation to the board as to the fairness of a strategic transaction. The Special Committee identified, considered, evaluated and negotiated the preliminary terms of the asset sale.

     - Membership of Special Committee. The Special Committee consisted entirely of directors who are not affiliated with any of the Charter entities or Vulcan.

     - Resignation of Charter and Vulcan Directors. On July 30, 2001, all of the members of our board who were affiliated with any of the Charter entities or Vulcan resigned from our board. Accordingly, as of July 30, 2001, the members of the Special Committee constituted our entire board of directors.

     - Engagement of Lehman Brothers. The Special Committee engaged Lehman Brothers, a leading internationally recognized investment banking firm that is not affiliated with the company's management, any of the Charter entities or Vulcan, to serve as independent financial advisor to the Special Committee, and the board received a fairness opinion from Lehman Brothers that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company.

     - Engagement of Houlihan Lokey. The board engaged Houlihan Lokey, a leading nationally recognized financial advisor that is not affiliated with the company's management, any of the Charter entities or Vulcan, to render an opinion that the payment of $81.1 million cash consideration, which is subject to adjustments, and the assumption of liabilities by Charter Holdco, constitutes fair consideration and reasonably equivalent value for the assets Charter Holdco agreed to acquire.

     - Retention of Weil, Gotshal & Manges LLP. The Special Committee retained the law firm Weil, Gotshal & Manges LLP, which is not affiliated with the company's management, any of the Charter entities or Vulcan, to serve as independent legal advisor to the Special Committee.

     - Legal Advice of Weil, Gotshal & Manges LLP. The Special Committee, and, after the resignation of all of the directors affiliated with any of the Charter entities or Vulcan, the entire board received legal advice from Weil Gotshal concerning the Special Committee's, and later the board's, authority and responsibilities in connection with its evaluation of the asset sale.

     - Negotiation of Asset Purchase Agreement. The asset purchase agreement was extensively negotiated among the board, Charter Holdco and their respective advisors, and the board and its advisors successfully negotiated an increase in the cash consideration from $73 million to $81.1 million (subject to certain adjustments and holdbacks). In addition, whereas terms initially discussed with Charter Holdco included the cancellation of our preferred stock, including any accrued dividends, held by Charter Ventures only, further negotiations resulted in the cancellation of all the shares of our preferred stock, including any accrued dividends and with a par value of $75 million, held by both Charter Ventures and Vulcan.

     - Deliberations of the Board. The Special Committee, and, after the resignation of all of the directors affiliated with any of the Charter entities or Vulcan, the entire board, engaged in extensive deliberations regarding the asset sale during the period from June 5, 2001 until September 28, 2001 and held approximately 20 meetings during this period.

     - Representation of Stockholders Unaffiliated with any of the Charter Entities or Vulcan. The Special Committee, and, after the resignation of all of the directors affiliated with any of the Charter entities or Vulcan, the entire board, represented solely the interests of our stockholders who are unaffiliated with any of the Charter entities or Vulcan in connection with the asset sale and, we believe, intended to act, and did in fact act, in the best interests of these stockholders in connection with its negotiations and deliberations.

     - Approval of Board of Directors. Our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, recommended the approval of the asset purchase agreement and the asset sale and, based on the factors described above, determined that the asset sale is fair to our stockholders who are not affiliated with any of the Charter entities or Vulcan.

     - Approval of Stockholders Unaffiliated with Charter Holdco, Charter or Vulcan. Because of our affiliate relationship with the Charter entities and Vulcan, we have included a condition to the closing of the asset purchase agreement that requires the approval of a majority of the votes actually cast by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates or certain of our executive officers.

     We therefore believe that the asset sale is substantively and procedurally fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors and considered all factors as a whole. None of the factors that we considered led us to believe that the asset sale is unfair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. We express no opinion as to the Charter entities, Vulcan or their respective affiliates.

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

THE CHARTER ENTITIES' REASONS FOR THE PURCHASE OF SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS

     The Charter entities have informed us that Charter's and Charter Holdco's purpose for the transaction is to acquire assets necessary and sufficient to offer and provide high speed Internet access services to Charter Holdco's cable customers without continued primary reliance on third party service providers. In considering Charter's and Charter Holdco's decision to purchase substantially all of our assets, the Charter entities have informed us that they considered the following factors:

     - The Need to Provide High Speed Internet Access Services to Its Cable Customers. The Charter entities believe that the provision of a suite of services, including high speed Internet access, is essential to attracting and retaining cable customers. The Charter entities believe that substantially all of Charter's and Charter Holdco's core business competitors offer and provide voice and data services to their cable customers, either directly or through third party Internet access providers. The Charter entities consider the continued growth of data subscribers to be a key component of Charter Holdco's business objectives and that any interruption of high speed Internet access services or deterioration in the quality of services may result in the loss of cable subscribers.

     - The Term and Complexity of Our Agreements with Charter Holdco. Charter Holdco currently has two primary agreements with us related to the provision of high speed Internet access and related services. Each of these agreements provides for a broad range of services to many customers across several geographic regions. Absent an event of early termination, the agreements remain in effect with respect to each service system for five years after the initiation of services. The Charter entities recognized that there would be material penalties arising from Charter Holdco's early termination of these agreements without cause. The Charter entities believe that monitoring the type and quality of the services that we provide to Charter Holdco's cable customers pursuant to our various agreements is difficult and time consuming and that terminating these agreements may be costly and may disrupt the provision of services to Charter Holdco's customers.

     - Inability to Continue to Adequately Provide Services. The Charter entities have a significant concern regarding our liquidity constraints. The Charter entities considered our business, operations, financial condition, operating results and prospects, including our financial performance during 2000 and 2001 as well as our current cash position and liquidity needs. The Charter entities also considered that we have informed Charter and Charter Holdco that we do not have the funds to continue our current operations past early 2002 and that if we rejected Charter Holdco's proposal, it is likely that we will file for bankruptcy. In this regard, the Charter entities considered that on April 18, 2001 we notified non-Charter Holdco multiple cable service operators that we intended to exit the turnkey business, terminating certain of such contracts and terminating certain employees as cost cutting measures. The Charter entities also considered that we notified our non-Charter Holdco cable operators of our intent to exit their contracts on August 30, 2001. The Charter entities believe that there is a significant potential for service to begin to deteriorate as we moved to conserve cash and that it may lose data subscribers due to our cost cutting measures. The Charter entities further believe that Charter Holdco's remedies for any interrupted services or decreased service quality may not be adequate. The Charter entities also consider current market conditions and the results of the process conducted by Lehman Brothers to find an investor and the lack of possible strategic alternatives to Charter Holdco's proposed purchase of substantially all of our assets.

     - The Problems Associated with Charter Holdco's Obtaining Similar Services from Other Internet Service Providers. The Charter entities have considered Charter Holdco's ability to obtain alternative service providers in light of the other factors described above. The Charter entities believe that the terms of Charter Holdco's agreements with us and the penalties associated with early termination thereof, together with the logistical problems associated with changing service providers for Charter Holdco's many and geographically dispersed customers, makes it likely that retaining alternative service providers may result in an interruption of services and a loss of cable customers to Charter Holdco.

     - The Charter Entities Believe that the Assets Charter Has Agreed to Purchase Constitute Substantially All of the Assets Necessary to Provide High Speed Internet Access to Charter Holdco's Current Customers. We currently provide high speed Internet access services to approximately 37% of Charter Holdco's data subscriber base. The assets Charter has agreed to purchase are already assembled and configured to provide high speed Internet access services to Charter Holdco's customers and, the Charter entities believe, constitute substantially all of the assets necessary for Charter Holdco to continue to provide high speed Internet access to Charter Holdco's customers.

     - The Advantages of Purchasing the Assets Prior to a Bankruptcy of the Company. While Charter Holdco or Charter may be well positioned to purchase our assets in a bankruptcy liquidation if we were to file for bankruptcy, the Charter entities believe that scenario would not be optimal for several reasons. First, Charter Holdco may lose data subscribers due to operational turmoil resulting from a bankruptcy filing and the related proceedings. Second, resolution of a bankruptcy and any purchase of assets in such proceeding could potentially cause a material delay in the ability of Charter or Charter Holdco to purchase the assets. In addition, the Charter entities believed it was important to take steps as soon as possible to ensure that Charter Holdco's data subscriber base continues to receive uninterrupted quality service. Finally, the Charter entities were concerned that our agreements with Charter Holdco might be assigned by a bankruptcy court without Charter Holdco's consent to a third party with whom Charter Holdco may be less comfortable as a provider of services to Charter Holdco's customers.

     - Structure of the Transaction. Charter Holdco and Charter did not wish to acquire the company by merger or to acquire all of our assets because they did not wish to acquire assets or businesses not used to provide services to Charter Holdco's customers, such as our DSL assets, our international business assets or contracts with other cable operators. In addition, Charter Holdco and Charter were not interested in purchasing many of our assets that they considered redundant or otherwise unnecessary for their continued operation of our cable modem business. Charter Holdco and Charter did not believe that they would be able to build their own data service operation quickly enough to avoid potential disruption to Charter Holdco's customers that might result from potential deterioration of data services to Charter Holdco's customers.


POSITION OF THE CHARTER ENTITIES AS TO THE FAIRNESS TO STOCKHOLDERS UNAFFILIATED WITH ANY OF THE CHARTER ENTITIES OR VULCAN OF THE SALE OF SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS AND THE MANAGEMENT AGREEMENT WITH CCI, THE POSITION OF VULCAN AS TO THE FAIRNESS TO STOCKHOLDERS UNAFFILIATED WITH ANY OF THE CHARTER ENTITIES OR VULCAN OF THE COMMON STOCK PURCHASE FROM VULCAN AND CONCURRENCE OF MR. ALLEN


     The Charter entities believe that the purchase and sale of substantially all of our assets pursuant to the asset purchase agreement is substantively and procedurally fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. The Charter entities based their belief on the following factors:

     - Formation of and Approval of the Transaction by a Special Committee of our Board of Directors. The Charter entities considered the formation of a Special Committee of our Board of Directors to consider the proposed transaction with Charter Holdco. The Special Committee consists entirely of directors not affiliated with any of the Charter entities or Vulcan and as of July 30, 2001, the members of the special committee constituted all of the members of our board. The Charter entities also considered that our board unanimously approved the asset purchase agreement, determined that the terms of the asset purchase agreement are fair to, and in the best interests of, the company and our stockholders (other than Charter Ventures and Vulcan), and determined to recommend to our stockholders that they vote to approve the sale of substantially all of our assets to Charter pursuant to the asset purchase agreement.

     - The Opinions of Independent Financial Advisors Lehman Brothers and Houlihan Lokey. The Charter entities considered that Lehman Brothers rendered an opinion to our board that, from a financial point of view, the consideration to be received by the company in the proposed transaction is fair to the company. The Charter entities also considered that Houlihan Lokey rendered an opinion to our board that the payment of $81.1 million cash consideration, which is subject to adjustments, and the assumption of liabilities by Charter Holdco constitutes fair consideration and reasonably equivalent value for the assets Charter Holdco will acquire.

     - Diligent Search for Alternatives. The Charter entities considered that our board, with the assistance of Lehman Brothers, thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger, and concluded that any alternatives to the asset sale were either not feasible or were likely to provide significantly less value to the holders of our common stock. The Charter entities also considered that, together with Vulcan, they have the ability to block the consummation of other corporate reorganization transactions by voting their preferred stock against such a transaction.

     - Negotiations of Asset Purchase Agreement. The asset purchase agreement was negotiated between our board, which acted on behalf of holders of our common stock, and Charter Holdco, with the assistance of their respective legal and financial advisors.

     - Approval by a Majority of the Votes Cast by Holders of our Common Stock Not Affiliated with any of the Charter Entities or Vulcan. To assure that our stockholders other than Charter Ventures and Vulcan have the opportunity to approve or disapprove the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers.

     - Lack of Operating Capital. The Charter entities considered that we do not believe we have the funds to continue our current operations past early 2002 and that if we rejected Charter Holdco's proposal, it is likely that we would have filed for bankruptcy.

     - Cancellation of Preferred Stock. The Charter entities considered that the cancellation of all of our outstanding shares of preferred stock as partial consideration for the assets will eliminate Charter Ventures' and Vulcan's preference over any distributions we make to our common stockholders in connection with a liquidation.

     The Charter entities believe that the terms of the management agreement are fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. The Charter entities based their belief on the following factors:

     - Approval of the Management Agreement by Unaffiliated Board of
       Directors. The Charter entities considered that our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, approved the entering into of the management agreement. The Charter entities also considered that our board unanimously approved the management agreement and determined that our entering into the agreement is in the best interests of the company and our shareholders.

     - Procedurally Fair Negotiations. The negotiations between CCI and us of the management agreement were conducted in a manner intended to ensure their procedural fairness. Our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, approved the management agreement with the assistance of independent legal advisors.

     - Substantive Fairness. While CCI is not a party to a similar management agreement with any unaffiliated third parties, the Charter entities believe, based on the experience of CCI and Charter Holdco in and knowledge of the industry, that the terms of the Management Agreement are fair.

     Vulcan (of which Paul G. Allen is Chairman and sole stockholder) believes that the purchase by us of the 20,222,139 shares of our common stock owned by it is substantively and procedurally fair to our stockholders who are unaffiliated with any of the Charter entities or Vulcan. Vulcan based its belief on the following factors:

     - Approval of the Purchase by Unaffiliated Board of Directors. Vulcan considered that our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, approved the purchase of our common stock owned by Vulcan. Vulcan also considered that our board unanimously approved the common stock purchase agreement and determined that our acquisition of our common stock held by Vulcan is in the best interests of the company and our shareholders.

     - Procedurally Fair Negotiations. The negotiations between Vulcan and us of the common stock purchase agreement were conducted in a manner intended to ensure their procedural fairness. Our board, consisting entirely of directors not affiliated with any of the Charter entities or Vulcan, approved the common stock purchase agreement and had the assistance of independent legal and financial advisors.

     - Market Discount. Vulcan considered that the purchase price per share of our common stock owned by Vulcan of $0.22 reflected a discount of 26% to the 20-day trailing average closing price of our common stock as of October 26, 2001, the last business day before Vulcan and the company agreed on the terms of the common stock purchase.

     - Purchase Accretive to Unaffiliated Shareholders. Vulcan was informed by us that the common stock purchase would be accretive to our unaffiliated common stockholders after the consummation of the asset purchase and the common stock purchase.


     Mr. Allen did not personally participate in any of the negotiations relating to the sale of substantially all of HSA's assets, the management agreement with CCI or the common stock purchase from Vulcan. Mr. Allen was kept apprised of the status of the negotiations between the Charter entities and HSA and between Vulcan and HSA in his capacity as a director of CCI and Vulcan, respectively (as were the other CCI and Vulcan directors). Based on such involvement, Mr. Allen concurs in the positions of the Charter entities and Vulcan with respect to the fairness to stockholders unaffiliated with any of the Charter entities or Vulcan of the sale of substantially all of the company's assets, the management agreement with CCI and the common stock purchase from Vulcan. Mr. Allen also concurs in the Charter entities' reasons for the purchase of substantially all of the company's assets. Vulcan will realize a capital loss of approximately $40.6 million in connection with the sale of its shares of HSA common stock.


     The above discussion concerning the information and factors considered by the Charter entities in the course of evaluating the asset purchase and the management agreement, of Vulcan in the course of evaluating the common stock repurchase and of Mr. Allen in concurring therewith, is not intended to be exhaustive, but includes the material factors considered by the Charter entities, Vulcan or Mr. Allen, as applicable, in making their respective determinations. In view of the variety of factors considered, the Charter entities, Vulcan and Mr. Allen did not attach specific weight to any factors in reaching their belief as to fairness, although the most important factors to Vulcan and Mr. Allen in considering the fairness of the sale of Vulcan's common stock to the company were the accretive nature of the transaction to our common stockholders and the market discount. In addition, individual members of the boards of the Charter entities or Vulcan may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others. None of the Charter entities, Vulcan or Mr. Allen received any report, opinion or appraisal from an outside party with respect to the common stock repurchase or the management agreement. Information regarding the accretive nature of the common stock repurchase was provided to Vulcan by our senior management and there can be no assurance that the accretion will be reflected in the price of the company's common stock. The opinion of Merrill Lynch described below was delivered only to CCI.

     In addition, certain of the factors considered by the Charter entities (and thus by Mr. Allen) are based on estimates of their directors and senior management of the Charter entities. There can be no assurance that any of such estimates will be realized.

     None of the Charter entities, Vulcan or Mr. Allen are making any recommendation as to how holders of our common stock should vote on the proposed transaction.

OPINIONS OF FINANCIAL ADVISORS

  LEHMAN BROTHERS

     Lehman Brothers acted as financial advisor to our board of directors in connection with the proposed transaction and delivered its oral opinion (subsequently confirmed in writing) to the board of directors during the September 21, 2001 meeting of the board to the effect that, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the consideration to be received by the company in the sale of certain assets of its cable modem business to Charter Holdco was fair to the company. The oral and written opinions of Lehman Brothers were delivered to us prior to the entry into of the assignment and consent between Charter Holdco and Charter described above and therefore the description of their opinion refers to Charter Holdco as the purchaser of our assets.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION, DATED SEPTEMBER 21, 2001, IS ATTACHED AS ANNEX C TO THIS DOCUMENT. STOCKHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE LEHMAN BROTHERS OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION THAT IS SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX C TO THIS DOCUMENT.


     Lehman Brothers' opinion is for the information and assistance of the board and was rendered to the Special Committee in connection with its consideration of the proposed transaction. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the proposed transaction. Lehman Brothers was not requested to provide and did not make any recommendation to the Special Committee as to our underlying business decision to proceed with or effect the proposed transaction. In addition, Lehman Brothers' opinion does not in any manner address (i) the use of proceeds from the proposed transaction, including the amount of proceeds to be distributed to the stockholders in the event that our board of directors determines that any proceeds should be distributed to such stockholders, or (ii) the viability of the company's remaining businesses following consummation of the proposed transaction. In addition, Lehman Brothers' opinion does not address whether the consideration to be received by the company is fair to the company's stockholders who are not affiliated with Charter Holdco or Vulcan.


     In connection with the preparation and delivery of its opinion to the board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the company and Charter Holdco. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

     No limitations were imposed by the company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to the assets to be sold to Charter Holdco, but, rather, made its determination as to the fairness, from a financial point of view, of the consideration to be received by the company in the sale of certain assets of our cable modem business to Charter Holdco on the basis of the financial and comparative analyses described below.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other factors:

     - the asset purchase agreement and the specific terms of the proposed transaction;

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001 and such other publicly available information concerning the company that Lehman Brothers believed to be relevant to its analysis;

     - the results of the efforts by (i) the company and Lehman Brothers to solicit indications of interest from third parties with respect to an investment in the company, and (ii) the company and Lehman Brothers to solicit indications of interest from third parties with respect to other strategic transactions, including a sale, of the company;

     - Charter Holdco's operational and financial relationships with the company and its governance rights with respect to the company and the implications of those relationships and rights on the our ability to raise additional capital from third party investors or to enter into other strategic transactions;

     - financial and operating information with respect to the business, operations and prospects of the company and the assets to be sold to Charter Holdco in particular, furnished to Lehman Brothers by the company;

     - a comparison of the historical financial results and present financial condition of the assets to be sold to Charter Holdco with those of other companies Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

     - the pro forma impact of the proposed transaction on our current and future financial position;

     - alternatives available to the company in the absence of the proposed transaction to fund the future capital and operating requirements of the assets to be sold Charter Holdco; and

     - the value of the assets to be sold to Charter Holdco and our other assets in the event of our liquidation, in comparison to the obligations to the holders of our preferred stock and other of our liabilities and obligations.

     Lehman Brothers also conducted discussions with our management concerning our industry, businesses, operations, assets, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information it used without assuming any responsibility for independent verification of such information, and Lehman Brothers further relied upon the assurances of our management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the company furnished to Lehman Brothers by the company, upon advice of the company, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the company's management as to the future financial performance of the company, and relied upon those estimates in arriving at its opinion. In addition, Lehman Brothers has discussed with the management of the company certain somewhat more conservative assumptions and estimates which reflected the scenario in which Charter Holdco does not renew the May 2000 network services agreement upon the expiration of the existing agreement in May 2005. In that scenario, Charter Holdco would no longer be obligated to use the company's services in the provisioning of broadband subscribers on Charter Holdco's systems. In addition, all Charter Holdco-related subscribers supported by the company could possibly churn out of the company's business by as early as the end of 2006. As the company's existing forecasts assumed a renewal of the May 2000 network services agreement, these more conservative assumptions and estimates resulted in the company providing Lehman Brothers with certain downward adjustments to the forecasts of the company for Lehman Brothers' consideration. These downward adjustments to the company's forecasts result in a lower estimated value for certain cable modem assets of the company's cable modem business, and accordingly, affected Lehman Brothers' view as to the fairness of the consideration to be received by the company.

     In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the company's properties and facilities and did not make or obtain any evaluations or appraisals of the assets or liabilities of the company.

     The following is a summary of all material financial and comparative analyses performed by Lehman Brothers and presented to the board. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Analysis of the Assets to be Sold to Charter Holdco

     Comparable Trading Analysis. Using publicly available information, including estimates in published third-party research reports, Lehman Brothers reviewed and compared certain actual and projected financial and stock market information for publicly traded companies in four sectors: Business Internet Service Providers (ISPs), DSL Providers, Inbuilding Access Providers, and Other Service Providers (OSPs)/Cable. Lehman Brothers reviewed a larger universe of companies than companies listed below but decided to exclude companies with negative enterprise value (determined as equity market value plus debt plus preferred stock plus minority interests minus cash and marketable securities). In the Business ISPs sector, Lehman Brothers reviewed AppliedTheory Corp., Digex Incorporated, Exodus Communications, Inc., Globix Corp., and InterNAP Network Services Corp. In the DSL Providers sector, Lehman Brothers reviewed DSL.net, Inc. and Network Access Solutions Corp. In the Inbuilding Access Providers sector, Lehman Brothers reviewed Allied Riser Communications Corporation, Ardent Communications, Inc., and Cypress Communications, Inc. In the OSPs/Cable sector, Lehman Brothers reviewed At Home Corporation's ("Excite@Home") cable business, @Home. The comparable companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to the assets proposed to be sold to Charter Holdco. With respect to each of the comparable companies, Lehman Brothers calculated enterprise values (determined as above, except for @Home where @Home's portion of Excite@Home's total enterprise value was estimated to be proportionate to the cable modem-related revenues of @Home (including @Work) as a percentage of total Excite@Home revenues) as multiples of run rate (defined as 4 times the latest quarterly revenues), projected 2001 and 2002 revenues (in each case based upon published estimates of third party research analysts):

                                                           MEAN   MEDIAN   HIGH   LOW
                                                           ----   ------   ----   ----
Enterprise Value as a Multiple of:
  Run Rate Revenues......................................  3.0x    2.5x     5.3   0.6x
  2001 Revenues..........................................  2.1x    2.1x    3.8x   0.3x
  2002 Revenues..........................................  1.4x    1.5x    2.6x   0.3x

     Given the uncertainty surrounding the long-term viability regarding the operations of selected comparable companies, Lehman Brothers only applied the multiples of enterprise value to 2001 revenues. Lehman Brothers also considered the high-low range of 2001 revenue multiples instead of using the mean or median multiples to capture a broader range of potential values related to the assets proposed to be sold to Charter Holdco. Applying 2001 revenue multiples of 0.3x and 3.8x derived from its analysis of the comparable companies to the projected 2001 revenues for the assets proposed to be sold to Charter Holdco, Lehman Brothers calculated a range of implied enterprise value for the assets proposed to be sold to Charter Holdco of $7.9 million to $89.5 million.

     However, because of the inherent differences in the businesses, operations, financial conditions and prospects of the assets Charter Holdco proposes to acquire and the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and, accordingly, also made qualitative judgments concerning differences between the characteristics of the comparable companies and the assets proposed to be sold to Charter Holdco that would affect the values of those assets and such companies.

     Comparable Transaction Analysis. Lehman Brothers reviewed certain publicly available information regarding the terms and financial characteristics of selected business combination transactions that were announced or took place from August 2000 through August 2001, which Lehman Brothers believed to be comparable to the proposed transaction. Given that market conditions were drastically different a year ago, Lehman Brothers deemed it appropriate to review transactions within the past year rather than over a longer historical time frame. Public transactions in the broadband and telecommunications space reviewed by Lehman Brothers included the following:

ACQUIROR                                                      TARGET
--------                                                      ------
AT&T Corp. .................................   NorthPoint Communications Assets
McLeodUSA, Inc. ............................   CapRock Communications Corp.
WorldCom, Inc. .............................   Intermedia Communications (CLEC only)
TimeWarner Telecom..........................   GST Telecommunications Assets

     For the selected transactions, Lehman Brothers determined enterprise value multiples of projected forward year revenues:

                          ENTERPRISE VALUE AS MULTIPLE
                            OF FORWARD-YEAR REVENUES

MEAN  MEDIAN   HIGH   LOW
----  ------   ----   ----
1.9x   1.8x    3.8x   0.3x

     The recent transactions are representative of the declining valuations surrounding broadband and telecommunications companies. The forward multiples decreased from 3.8x based on the transaction between Time Warner Telecom and GST Telecommunications in August 2000 to 0.3x based on the transaction between AT&T Corp. and NorthPoint Communications in March 2001. Lehman Brothers used the high-low range of 0.3x-3.8x to obtain a broader assessment of the potential values of the assets proposed to be sold to Charter Holdco. Applying the high-low multiples derived from its analysis of the selected domestic broadband and communications transactions to the assets proposed to be sold to Charter Holdco, Lehman Brothers calculated a range of implied enterprise value of $6.5 million to $88.4 million.

     However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the assets proposed to be sold to Charter Holdco and the businesses, operations and prospects of the acquired companies or acquired assets of certain companies included in the selected transactions, Lehman Brothers believed that it was inappropriate to, and, therefore, did not, rely solely on the quantitative results of the precedent transactions analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed transaction that would affect the acquisition values of the assets proposed to be sold to Charter Holdco.

     Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Lehman Brothers calculated the net present value of the assets proposed to be sold to Charter Holdco based upon the following two alternative assumptions: (1) Charter Holdco renews the agreement entered between Charter Holdco and the company in May 2000 when its term expires in May 2005 and indefinitely thereafter and (2) Charter Holdco cancels the May 2000 agreement in May 2005 and Charter Holdco subscribers cease to be subscribers of the company in 2005 and 2006. In both scenarios, projected after-tax cash flows were calculated as unlevered after-tax earnings plus amortization and depreciation less capital expenditures and net changes in working capital. In estimating a discount rate, Lehman Brothers considered a number of factors including the following: that a 20.0% discount rate is not relevant for the following reasons: (1) the company does not currently have sufficient funding to reach cash flow breakeven in its existing businesses; (2) the company has been effectively shut out of the capital markets; (3) the company has no current prospects for raising required capital; and (4) the increased perception of risk by investors surrounding broadband service providers. Accordingly, Lehman Brothers applied a 40.0% discount rate in order to reflect its belief that investors would demand a significantly higher return than our historical discount rate of 20.0% if the company attempts to raise additional capital to fund the assets proposed to be sold to Charter Holdco.

     In the scenario in which Charter Holdco renews the May 2000 agreement with the company in May 2005 and indefinitely thereafter, Lehman Brothers performed a cash flow analysis with the terminal year of 2010 and calculated a terminal value for the assets proposed to be sold to Charter Holdco by applying a perpetuity growth rate of 5.0%-6.0%. The cash flow streams and terminal value were discounted to present values using a discount rate of 40.0%. From this analysis, Lehman Brothers calculated a reference range of implied asset value of approximately $2.0 million to $2.6 million.

     In the scenario in which Charter Holdco cancels the May 2000 agreement with the company in May 2005 and Charter Holdco subscribers cease to be subscribers of the company in 2005 and 2006. Based on the company's estimates, Lehman Brothers performed a 5-year cash flow analysis and assumed no terminal value for the assets proposed to be sold to Charter Holdco. The cash flow streams were discounted to present values using a discount rate of 40.0%. Consequently, from this analysis, Lehman Brothers concluded that there is no positive value for the assets proposed to be sold to Charter Holdco.

     Funding Gap Analysis. To supplement the above valuation analysis, Lehman Brothers performed a funding gap analysis to assess the company's capital requirements to fund the assets proposed to be sold to Charter Holdco to cash flow breakeven (defined as the after-tax cash flow reaching positive). Projected after-tax cash flows were calculated as unlevered after-tax earnings plus amortization and depreciation less capital expenditures and net changes in working capital. Using the company's estimates of $18.2 million in cash at the beginning of 2002, the company would require $25.5 million in 2002, $23.1 million in 2003 and $7.5 million in 2004, or cumulatively, $56.2 million to breakeven in the assets proposed to be sold to Charter Holdco. In the course of Lehman Brothers' role as the company's strategic and financial advisor in general and during Lehman Brothers' recent efforts in raising capital for the company in particular, Lehman Brothers did not become aware of any opportunities to raise the capital necessary to fund the assets proposed to be sold to Charter Holdco to breakeven.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and other securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Lehman Brothers because of its expertise, reputation and familiarity with the company in particular and the media and telecommunications industries in general, and because its investment banking professionals have substantial experience in transactions similar to the proposed transaction.

     Lehman Brothers is acting as financial advisor to the company's board of directors in connection with the proposed transaction. Lehman Brothers has also performed various investment banking services for the company in the past (including serving as lead manager for the company's initial public offering) and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of HSA and CCI or its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Fees and Expenses

     Pursuant to an engagement letter, dated May 31, 2001, we have agreed to pay Lehman Brothers the following fees for the financial advisory services provided by Lehman Brothers in connection with the asset sale: (i) a retainer of $100,000, payable upon execution of the engagement letter and creditable against any subsequently payable transaction fee, as further described below, (ii) an opinion fee of 30% of the estimated success fee, payable upon delivery of the fairness opinion, if any, and creditable against any subsequently payable transaction fee, and (iii) a transaction fee payable upon consummation of any business combination involving the company, in an amount equal to the greater of
(x) $2.0 million and (y) 2.0% of the consideration involved in the transaction, plus an additional 0.25% of the consideration involved in the transaction if the consideration involved in the transaction exceeds $245 million. Based on a transaction value of approximately $156 million, we estimate total fees for the financial advisory services provided by Lehman Brothers to be approximately $3.1 million. Of this amount, we paid approximately $1.0 million upon our receipt of the fairness opinion rendered by Lehman Brothers. The balance is payable upon the consummation of the asset sale. In addition, we have agreed to indemnify Lehman Brothers for certain liabilities incurred by Lehman Brothers in connection with its engagement. Under the terms of the engagement letter, Lehman Brothers is not obligated to update the opinion rendered to our board of directors on September 21, 2001.


  HOULIHAN LOKEY

     The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised our board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or inaccurate view of the process underlying its analyses and opinions.

     As a condition to entering into the asset purchase agreement, Charter Holdco required us to obtain a qualified investment banking firm to render an opinion to be addressed to our board, as to whether the $81.1 million in cash (subject to adjustments) we will receive from Charter Holdco together with the liabilities assumed by Charter Holdco constitutes fair consideration and reasonably equivalent value for the assets proposed to be sold to Charter Holdco. The board evaluated its options and retained Houlihan Lokey to render this opinion. On September 21, 2001 Houlihan Lokey presented to us its analysis as hereinafter described and delivered its written opinion that, as of such date and based on the matters described therein, the $81.1 million in cash (subject to adjustments) together with the liabilities assumed by Charter Holdco constitutes fair consideration and reasonably equivalent value for the assets proposed to be sold to Charter Holdco. The written opinion of Houlihan Lokey was delivered to us prior to the entry into of the assignment and consent between Charter Holdco and Charter described above and therefore the description of their opinion refers to Charter Holdco as the purchaser of our assets.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION DATED SEPTEMBER 21, 2001, IS ATTACHED HERETO AS ANNEX D. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE HOLDERS OF OUR COMMON STOCK ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to our board of directors addresses only the value of the assets proposed to be sold to Charter Holdco. This opinion does not constitute an opinion regarding the fairness of the transactions contemplated by the asset purchase agreement or a recommendation to the stockholders as to how any stockholder should vote at the Special Meeting. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the assets proposed to be sold to Charter Holdco. The consideration we will receive from Charter Holdco was arrived at by negotiation between us and Charter Holdco.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

          1. Reviewed our annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 1999 and 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and the interim financial statements we prepared for the period ended July 31, 2001, which our management identified as being the then-most current financial statements available;

          2. Reviewed a pro forma balance sheet and the stated value of the assets to be acquired by Charter Holdco and of certain liabilities to be sold by us in the transactions contemplated by the asset purchase agreement;

          3. Reviewed the asset purchase agreement between the company and Charter Holdco draft dated September 20, 2001;

          4. Met with certain of our senior management to discuss the operations, financial condition, future prospects and projected operations and our performance and the assets proposed to be sold to Charter Holdco;

          5. Reviewed forecasts and financial projections prepared by our management with respect to us and the assets proposed to be sold to Charter Holdco for the years ended December 30, 2001 through 2010;

          6. Reviewed the historical market prices and trading volume for our publicly traded securities;

          7. Reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to us; and

          8. Conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

     In assessing the fair consideration and reasonably equivalent value for the assets proposed to be sold to Charter Holdco, Houlihan Lokey completed an independent valuation of the assets proposed to be sold to Charter Holdco using the market multiple, the discounted cash flow, and the comparable transaction approaches. Houlihan Lokey also analyzed the stated book value of the assets proposed to be sold to Charter Holdco. These valuation methods, as discussed below, constituted all of the material valuation methodologies used by Houlihan Lokey.

     Market Multiple Approach. The first approach, the market multiple approach, typically involves the multiplication of various earnings and cash flow and asset value measures by appropriate risk-adjusted multiples. Multiples are determined through an analysis of certain publicly traded companies, which are selected on the basis of operational and economic similarity with our principal business operations and the assets proposed to be sold to Charter Holdco. Earnings and cash flow multiples for the comparable companies are calculated based upon daily trading prices.

     In analyzing the comparable companies, Houlihan Lokey found that none have any meaningful levels of earnings or cash flow, and, therefore, those measurements produce no meaningful multiples. Houlihan Lokey, therefore, analyzed the relevant multiples of the tangible asset value, tangible book value and revenues of the comparable companies, and the assets proposed to be sold to Charter Holdco. A comparative risk analysis between us, the assets proposed to be sold to Charter Holdco and the public companies formed the basis for the selection of appropriate risk adjusted multiples for the assets Charter Holdco seeks to acquire. The risk analysis incorporates both quantitative and qualitative risk factors, which relate to, among other things, the nature of the industry in which we and the assets Charter Holdco seeks to acquire and other comparable companies are engaged.

     For purposes of such analysis, Houlihan Lokey selected seven publicly traded, domestic companies involved in providing broadband Internet access and service. These companies include:

     - At Home Corp.

     - Exodus Communications, Inc.

     - Fastnet Corp.

     - Internet America, Inc.

     - Juno Online Services, Inc.

     - Log On America, Inc.

     - Prodigy Communications Corp.

     Houlihan Lokey computed multiples for the last fiscal year end and for the latest trailing twelve months. Projections of revenues, asset value, book value or other relevant measures for the comparable companies by industry analysts or other public sources were not available. Therefore, multiples of projected financial performance could not be calculated.

     The multiples of equity value to the tangible book value of the comparable companies at the last fiscal year end ranged from 0.3 to 6.5 with a median of
1.00. Similarly, the multiples for the comparable companies based on the latest quarter's tangible book value ranged from 1.3 to 1.9, with a median of 1.6. However, due to material changes in the balance sheets of many of the comparable companies since their last fiscal year end, five of the seven comparable companies had negative tangible book value in the latest quarter, resulting in multiples that were not meaningful for those companies.

     The multiples of enterprise value to the tangible asset value of the comparable companies at the last fiscal year end ranged from 0.2 to 3.3, with a median of 0.6. Similarly, the multiples for the comparable companies based on the latest quarter's tangible asset value ranged from 0.3 to 4.3, with a median of 0.8. (The enterprise value of a company is calculated as the aggregate public trading value of its common stock plus preferred stock plus debt, less cash on the balance sheet.)

     The multiples of enterprise value to the revenues of the comparable companies at the last fiscal year end ranged from 0.2 to 2.4, with a median of
1.5. Similarly, the multiples for the comparable companies based on the trailing twelve-month revenues ranged from 0.1 to 2.1, with a median of 1.0.

     The market multiple approach indicated a value for the assets proposed to be sold to Charter Holdco in the range of $30.9 million to $40.8 million.

     Discounted Cash Flow Approach. In the second approach, the discounted cash flow approach, financial projections prepared by management are typically used. The present value of interim cash flows and the terminal value are determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, is developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to ours. The terminal value is estimated by using a multiple of EBITDA in the final year of the projections.

     Management prepared financial projections under two scenarios. The first scenario assumes that once our current contracts with Charter Holdco's cable systems expire (between 2004 and 2006), they are not renewed, and we lose the Charter Holdco business. The second scenario assumes that our network service agreement contracts with Charter Holdco are renewed, and that we obtain additional network service agreement contracts to provide service to all of Charter Holdco's approximately 200 cable systems, up from the approximately 50 cable systems we served in September 2001. Furthermore, the second scenario assumes that we are able to complete a financing in 2002 to raise sufficient funds in order to finance the projected growth.

     Houlihan Lokey analyzed management's financial projections, and based on discussions between Houlihan Lokey and our management, certain assumptions were adjusted (specifically the number of new cable systems launched per year and the incremental penetration rate).

     The terminal value of the assets proposed to be sold to Charter Holdco were determined by applying a risk adjusted multiple to the projected EBITDA in the terminal year (2010) of the projections. A terminal multiple of 6.0 was selected to account for the likelihood of limited growth prospects for the assets proposed to be sold to Charter Holdco past the terminal year.

     The present value of the interim cash flows and terminal value were calculated based on discount rates that ranged from 17.5% to 25%, depending on the risk of the underlying assumptions of the projections.


     The discounted cash flow approach utilizing management's adjusted projections in the second scenario yielded a value indication for the assets proposed to be sold to Charter Holdco in the range of $21.1 million to $56.5 million. Alternatively, the projected financial performance under management's first scenario results in continuous losses and negative cash flow through 2006. Accordingly, a discounted cash flow analysis of this first scenario does not result in a positive value for the assets proposed to be sold to Charter Holdco.

     Comparable Transaction Approach. The comparable transaction approach, also involves multiples of earnings and cash flow and other financial measures. Multiples used in this approach are determined through an analysis of transactions involving controlling interests in companies with operations similar to our principal business operations and the assets Charter Holdco seeks to acquire.

     Houlihan Lokey was unable to identify any relevant transactions it considered comparable to the proposed asset sale to Charter Holdco and, therefore was unable to use the transaction approach to develop an indication of value for the assets proposed to be sold to Charter Holdco.

     Book Value Approach. Lastly, Houlihan Lokey compared the stated value of the assets proposed to be sold to Charter Holdco, adjusted by certain liabilities to be assumed by Charter Holdco, to the purchase price to be paid by Charter Holdco in the proposed transaction. The net book value of the assets proposed to be sold to Charter Holdco was approximately $27.6 million as of the date of Houlihan Lokey's opinion.

                                    * * * *

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of us and the assets proposed to be sold to Charter Holdco, and that there has been no material change in our assets, financial condition, business, operations or prospects or those of the assets proposed to be sold to Charter Holdco since the date of the most recent financial statements made available to it.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to us and the assets proposed to be sold to Charter Holdco and does not assume any responsibility with respect to such information. Houlihan Lokey has not made any physical inspection of us or the assets proposed to be sold to Charter Holdco, or independent appraisal of any of our properties or assets, other than the aggregate value of the assets proposed to be sold to Charter Holdco. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it as at the date of its letter. Houlihan Lokey has not been requested to, and is under no obligation to, update its valuation or opinion.

     Houlihan Lokey is a nationally recognized investment-banking firm with special expertise in, among other things, valuing businesses and securities and rendering financial opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in the securities issued by either us, CCI, Charter Holdco, Charter, Charter Ventures or Vulcan.

  Fees and Expenses

     Pursuant to an agreement dated September 19, 2001, we retained Houlihan Lokey on behalf of our board of directors to render an opinion as to whether the consideration we will receive from Charter constitutes fair consideration and reasonably equivalent value for the assets Charter Holdco seeks to acquire. We have agreed to pay Houlihan Lokey a fee of $250,000 plus its reasonable out-of-pocket expenses incurred in connection with its opinion. We have further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services. No portion of the fee is contingent upon the consummation of the transactions contemplated by the asset purchase agreement or the conclusions reached in Houlihan Lokey's opinion.

EFFECTS OF THE ASSET SALE


     We believe that, assuming the asset sale closes on or before February 28, 2002, we will obtain approximately $67 million in net cash proceeds from the sale, have a net cash value of approximately $50.3 million to $55.5 million (before giving effect to the stock purchase from Vulcan) and incur net losses of approximately $6.5 million to $7.5 million in the first quarter of 2002, excluding the expected gain from the asset sale. We also believe that the asset sale will have no material federal income tax effect on our stockholders unaffiliated with Charter Holdco and Vulcan. The assumptions underlying these estimates are set forth below.

     - Net Cash Proceeds from Sale. We currently estimate that, assuming the asset sale is consummated on or before February 28, 2002, the asset sale will generate net cash proceeds of approximately $67 million, after giving effect to our estimate of the purchase price adjustments, the indemnity and purchase price holdbacks, transaction costs and any payment from us to Charter Holdco for launch fees less expense reimbursements due to us from Charter Holdco. Our estimates of these proceeds and adjustments are as follows:

Cash purchase price  ................................................   $81,100,000
  MINUS:             Anticipated net purchase price adjustments
                       (including assumed capital leases and current
                       liabilities and acquired current assets)......     1,000,000
  MINUS:             Indemnity and purchase price adjustment
                       holdbacks.....................................     4,750,000
  MINUS:             Launch fees payable to Charter Holdco, net of
                       expense reimbursements payable to us..........     2,600,000
  MINUS:             Transaction costs and expenses..................     5,750,000*
                                                                        -----------
  Estimated net cash proceeds from asset sale........................   $67,000,000
                                                                        ===========

      ---------------------

      * Of this amount, $2,250,000 had been paid as of September 30, 2001.

      In addition, as a condition to closing the asset sale, we must pay to third parties $7.9 million (assuming the closing occurs on or before February 28, 2002) to satisfy debt and lease obligations relating to the assets to be purchased by Charter.


      We also currently anticipate that most of the indemnity holdbacks will ultimately be released to us in accordance with the asset purchase agreement. For additional details about the asset purchase agreement, see page 13.


     - Net Cash Value. We currently estimate that, as of February 28, 2002, our net cash value will be approximately $50.3 million to $55.5 million, or approximately $.83 to $.92 per share of common stock, assuming the asset sale to Charter is consummated on or before that date. These estimates of net cash value do not include approximately $4.75 million of indemnity holdbacks under the asset purchase agreement, most of which we currently believe will ultimately be released to us in accordance with the asset purchase agreement. Furthermore, after giving effect to the purchase of our common stock from Vulcan, we currently estimate that, as of February 28, 2002, our per share net cash value will be approximately $1.14 to $1.27, assuming the common stock purchase from Vulcan is consummated before that date. "Net cash value" represents the amount of our cash and cash equivalents, short-term investments and restricted cash reduced by the amount of our total liabilities. "Per share net cash value" represents our net cash value divided by the number of shares of our common stock outstanding. Our actual net cash value, and per share net cash value, may vary depending on various factors, including the timing of the closing of the asset sale to Charter and the stock purchase from Vulcan, the proceeds from the sale of assets other than those we are selling to Charter, final pay out amounts on known, unknown and contingent liabilities and the level of cash used in our continuing operations. We also cannot assure you that our per share net cash value estimate of approximately $1.14 to $1.27 will be reflected in the trading price of our common stock either prior to or following the closing of the asset sale to Charter and the common stock purchase from Vulcan.

      Our estimates of our net cash value following the consummation of the asset sale are based on the following assumptions.

                                                                       RANGE
                                                              -----------------------
                                                                 LOW          HIGH
                                                              ----------   ----------
                                                                   (IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
Pro forma net cash value as of September 30, 2001(1)........   $64,905      $64,905
Estimated aggregate net losses before depreciation and
  amortization for the period from October 1, 2001 to
  February 28, 2002.........................................    (6,000)      (4,000)
Estimated obligations pursuant to severance terms of
  management contracts(2)...................................    (2,646)      (2,646)
Estimated known and unknown contingent liabilities(3).......    (6,000)      (2,750)
                                                               -------      -------
Projected aggregate net cash value as of February 28, 2002,
  before giving effect to the purchase of common stock of
  Vulcan....................................................    50,259       55,509
Purchase of common stock from Vulcan........................    (4,449)      (4,449)
Projected aggregate net cash value as of February 28, 2002,
  after giving effect to the purchase of common stock from
  Vulcan....................................................   $45,810      $51,060
                                                               =======      =======
Projected per share net cash value as of February 28, 2002,
  before giving effect to the purchase of common stock from
  Vulcan(4).................................................   $   .83      $   .92
Projected per share net cash value as of February 28, 2002,
  after giving effect to the purchase of common stock from
  Vulcan(5).................................................   $  1.14      $  1.27

      ---------------------

      (1) Consists of cash ($69,637), short-term investments ($22,419) and restricted cash ($2,404), less total liabilities ($29,555), as of September 30, 2001, after giving effect to the consummation of the asset sale and as reflected on our Unaudited Pro Forma Condensed Consolidated Balance Sheet, as of September 30, 2001, which is included in this proxy statement on page F-3.


      (2) Consists of estimated aggregate severance benefits to which certain employees are entitled under existing employment agreements if their employment is terminated following the consummation of the asset sale. For additional details regarding these severance arrangements, see page 59.


      (3) Consists of estimated amounts potentially payable arising from contracts relating to circuits and leased equipment and other known and unknown contingent liabilities for which we anticipate the likelihood of payment is remote.

      (4) Based on an aggregate of 60,394,835 shares of our common stock outstanding.

      (5) Based on an aggregate of 40,172,696 shares of our common stock that we expect to remain outstanding following the consummation of the common stock purchase from Vulcan.

      This prospective financial information was not prepared with a view toward compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

     - Net Loss Subsequent to Asset Sale. We currently anticipate our net loss for the first quarter of 2002 to be between approximately $6.5 million and approximately $7.5 million, or $.12 and $.14 per share excluding the expected gain from the asset sale. This estimate is based on our assumptions that (i) we do not consummate a strategic transaction during the first quarter of 2002; (ii) we employ a total of 12 to 15 employees after the consummation of the asset sale to pursue strategic opportunities and provide general and administrative support for the wind down of our remaining obligations; (iii) we consummate the purchase of Vulcan's common stock prior to February 28, 2002; and (iv) excluding the expected gain from the asset sale. We cannot assure you that these assumptions will ultimately prove correct.

     - Federal Income Tax Consequences of the Asset Sale. The sale of substantially all of our assets will not cause any federal income tax consequences for you. Any proceeds you receive in a subsequent distribution, stock redemption, stock repurchase or liquidation and dissolution may be taxable to you. Tax consequences to stockholders may differ depending on their circumstances. In the event that we decide to make a distribution, effect a stock redemption, establish a stock repurchase program or liquidate and dissolve, you should consult your tax advisor as to the tax effect applicable to your particular circumstances.

     There can be no assurance that any of the estimates or assumptions set forth above, or anywhere else in this proxy, will be realized. Stockholders, in determining whether to vote in favor of the asset sale, are cautioned not to attribute undue certainty to any estimates set forth herein. Such estimates are based on a variety of assumptions relating to, among other things, general economic conditions, the length of time until the closing of the asset sale and the purchase of our common stock from Vulcan, the fees and expenses associated with consummating the asset sale, the amount of our liabilities which must be satisfied or reserved against in connection with the winding down of our operations, the amount and nature of any unknown or contingent liabilities, including existing and threatened litigation the market value of our remaining assets and the time required to sell such assets basis, our ability to identify, acquire and successfully operate new businesses and our ability continue our operations without depleting all of our available cash.

PLANS AFTER THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS

     We have not yet determined what our strategic direction will be following the consummation of the asset sale and are considering at least three possible alternatives.

     - Option 1 -- Make No Distribution; Retain the Proceeds and Reinvent the Business. We may elect to:

         (i) make no distribution to stockholders;

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use all of the proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur, and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

     - Option 2 -- Make a Partial Distribution; Retain Part of the Proceeds and Reinvent the Business. We may elect to:

         (i) make a portion of the proceeds from the asset sale available to our stockholders through a direct distribution, a stock redemption or stock repurchase program;

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use the remaining proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur, and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

     - Option 3 -- Distribute All of the Proceeds; Wind Down the Business and Dissolve. We may decide to cease all of our operations and seek stockholder approval of a plan of liquidation and dissolution so that we may liquidate all of our remaining assets, pay our known liabilities, distribute all of our remaining cash on hand (subject to the set aside of adequate reserves to cover known, unknown and contingent liabilities that we reasonably expected to be incurred) and dissolve.


     At this time, we cannot predict which option we will pursue. We currently do not know whether we will make any distributions, or, if we do, the number, amount or timing of such distributions. Furthermore, we have negotiated an early termination to our international contract obligations, and have ceased our international operations as of December 31, 2001. Additionally, we may not be successful in identifying, developing and executing a new business strategy and could eventually use all, or a substantial portion, of our remaining cash on hand in connection with any such new business efforts. For additional details about our business after the asset sale, see page 67.



     Whichever option we ultimately decide to pursue, we anticipate setting aside a portion of the proceeds from the asset sale for potential liabilities arising from, among other things, the indemnification provisions of the asset purchase agreement and our severance arrangements with certain of our executive officers. See pages 36, 55 and 56 for an indication of the amount of proceeds that we currently anticipate setting aside for potential liabilities arising from the indemnification provisions of the asset purchase agreement and our severance arrangements with certain of our executive officers.


     The board of directors will have sole authority and discretion with respect to (i) whether to make any distributions other a distribution made as part of a plan of liquidation and dissolution, (ii) the timing and amount of any such distribution, and (iii) any decision to acquire, or invest in, any new business for cash or in exchange for company debt and/or options or warrants. ACCORDINGLY, EXCEPT IN THE CASE OF (A) A DISTRIBUTION AS PART OF A PLAN OF LIQUIDATION AND DISSOLUTION OR (B) CERTAIN MERGERS WITH OR INTO ANOTHER COMPANY, EACH AS REQUIRED BY DELAWARE LAW, NO ADDITIONAL OR SUBSEQUENT VOTE OF THE STOCKHOLDERS WILL BE REQUIRED TO APPROVE ANY DISTRIBUTION, ACQUISITION OR INVESTMENT.

DISTRIBUTIONS

     If we decide to make a distribution to our stockholders, the number, amount and timing of, and record date for, any distribution(s) will be determined by our board in its sole discretion and will depend upon various factors, including:

     - the amounts deemed necessary by our board to pay or provide for all of our liabilities and obligations, including our potential liabilities and obligations arising from existing and threatened litigation and the indemnification provisions of the asset purchase agreement and the severance provisions contained in the employment agreements of certain of our executive officers;

     - the amounts deemed necessary by our board to fulfill our existing contractual obligations;

     - the amounts deemed necessary by our board to acquire and develop new and potential business opportunities;

     - the timing and proceeds of the sale of our remaining assets; and

     - approval of a plan of liquidation and dissolution by our stockholders, if we decide to liquidate and dissolve.

     Any decision to make a distribution in the future will be based upon estimates of the costs associated with each of these factors, as well as the funds necessary to complete the liquidation of any or all of our on-going operations. Furthermore, each of these factors will be dependent upon a number of contingencies and conditions, many of which are beyond our control, including market conditions and actions by third parties. As a result, any estimates with respect to our ability to make a distribution will involve judgments and assumptions that, although they may be considered reasonable at the time by management, may not be realized. Accordingly, we cannot predict whether we will be able to make any distribution, or, if we do, the amount or timing of such distribution.

     In addition, if contingent or unknown liabilities exist, including litigation, any distribution may be reduced or delayed. Also, claims, liabilities and expenses will continue to accrue following approval of the asset sale, as we anticipate that expenses for professional fees and other expenses of a liquidation and dissolution will be significant. These expenses would reduce the amount of cash available for distribution to stockholders if we determine to make such a distribution.

     We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates were not audited or reviewed by independent auditors.

INTERESTS IN THE SALE OF ASSETS THAT DIFFER FROM YOUR INTERESTS

     In considering the recommendations of the board of directors with respect to the proposed asset sale, our stockholders should be aware that:

     - With the exception of Mr. O'Brien, our current directors DO NOT have any interests that differ from your interests as a stockholder.

     - Some of our officers (including Mr. O'Brien) MAY HAVE interests that differ from your interests as a stockholder.

     - The board was aware of the actual and potential conflicts of interest described below.

     From January 1999 until July 30, 2001, Messrs. Kent, Silva and Savoy were members of our board of directors. Mr. Kent was the President, Chief Executive Officer and a director of CCI, Charter Holdco, Charter and Charter Ventures; Mr. Silva was the Senior Vice President, Corporate Development and Technology of CCI, Charter Holdco, Charter and Charter Ventures; and Mr. Savoy was and remains the President of Vulcan and a director of Vulcan, CCI, Charter Holdco, and Charter. Charter Ventures and Vulcan are our two largest stockholders, together currently owning all of our preferred stock and 20,222,139 shares of common stock, entitling them to cast 46.7% of the votes eligible to be cast by holders of our preferred stock and common stock voting together as a single class. Mr. Paul G. Allen, the ultimate beneficial owner of the stock owned by Charter Ventures and Vulcan, is the Chairman of CCI, Charter Holdco and Charter and the sole shareholder of Vulcan. Immediately prior to the closing of the asset sale, Charter will purchase 38,000 shares of our preferred stock from Vulcan for an aggregate purchase price of $8,000,000, as described above. Additionally, Mr. Kent represented CCI in its preliminary discussions with us in connection with the sale of substantially all of our assets to Charter. Mr. Kent resigned from Charter Holdco, and its affiliates effective September 28, 2001 and has not been an affiliate of Charter Holdco or its affiliates since that date. Mr. Silva became Executive Vice President and Chief Technical Officer of CCI, Charter Holdco, and Charter on October 18, 2001.

     As a result of this affiliate status and to obviate any conflicts of interest, a Special Committee of the board of directors, which had previously been formed to consider possible strategic alternatives, was charged with receiving proposals related to, and evaluating and negotiating the terms of, the sale of substantially all of our assets to Charter Holdco and the related asset purchase agreement. No person employed by or affiliated with Charter Holdco took part, on our behalf, in the evaluation of the proposed sale of assets to Charter Holdco. Furthermore, on July 27, 2001, we were informed that Messrs. Kent, Silva and Savoy would be resigning from our board of directors. We received written confirmation of these resignations on July 31, 2001. Therefore, prior to CCI's delivery of a written proposal with respect to the proposed asset sale on July 30, 2001, Messrs. Kent, Silva and Savoy were no longer members of our board of directors. Between the date of CCI's first written proposal on July 31, 2001 and the execution of the asset purchase agreement on September 29, 2001, none of our remaining directors have had any contact with Messrs. Kent, Silva or Savoy, except, if at all, in their capacity as representatives of Charter, CCI, Charter Ventures, Charter Holdco and/or Vulcan. Accordingly, none of our current directors have any interests in the asset sale that differ from yours (other than those interests of Mr. O'Brien described below). At all times, each of our directors and executive officers were aware of the affiliation of Messrs. Kent and Silva with CCI, Charter, Charter Ventures and Charter Holdco and Mr. Savoy with Vulcan, CCI and Charter Holdco.

     In addition, Mr. O'Brien is the holder of 3,000 shares of CCI Class A common stock. None of our current directors or executive officers have been granted any right or opportunity to purchase any equity interest in CCI, Charter Holdco, Charter, Vulcan or their affiliates (other than HSA).

     Because the transactions contemplated by the asset purchase agreement constitute a "change of control" under our employment and restricted stock award agreements with certain of our executive officers, these officers will be entitled to certain severance benefits in the event that (i) such employee's employment is terminated by us within the 12-month period following the consummation of the asset sale and the related transactions as set forth below; (ii) such employee's employment is constructively terminated by us within the 12-month period following the consummation of the asset sale and the related transactions as set forth below; or (iii) such employee terminates his employment with us upon 60 days' notice to us during the period beginning on the first anniversary of the consummation of the asset sale and ending on the 60th day following the first anniversary. The following table sets forth the monetary value of these severance benefits:

                                                                                                 VALUE OF
                                                              RESTRICTED STOCK    ALL OTHER     UNEXERCISED
NAME AND PRINCIPAL POSITION          SALARY(1)     BONUS         AWARDS(2)       COMPENSATION   OPTIONS(3)      TOTAL
---------------------------          ----------   --------    ----------------   ------------   -----------   ----------
Daniel J. O'Brien..................  $1,000,000   $500,000        $648,000         $110,800(4)    $38,000     $2,258,800
  President and Chief Executive
  Officer
Gregg Hodges.......................     250,000    125,000(5)       54,000           10,800(6)         --        439,800
  Chief Operating Officer
Richard George.....................     200,000           (7)       54,000           10,800(6)         --        264,800
  Chief Operating Officer, HSA
  International, Inc.
George E. Willett..................     168,000     84,000(5)       40,500           10,800(6)         --        295,800
  Chief Financial Officer
John G. Hundley....................     164,800           (7)           --           10,800(6)         --        175,600
  General Counsel and Senior Vice
  President, Business Development
                                     ----------   --------        --------         --------       -------     ----------
                                     $1,782,800   $709,000        $796,500         $154,000       $38,000     $3,438,700
                                     ==========   ========        ========         ========       =======     ==========

---------------

(1) Reflects the aggregate dollar amount of the salary such employee is entitled to following termination after a change of control. All of the employees set forth above, except Mr. O'Brien, are entitled to be paid their base salary for a period of 12 months following the date of their termination. Mr. O'Brien is entitled to be paid his base salary for a period of 24 months following the date of his termination.

(2) Reflects the value of all restricted stock held by such employee, valued at $.54 per share, the closing price of our common stock as quoted by Nasdaq on January 22, 2002. Upon termination after a change of control, all restrictions to which such stock is subject shall lapse.

(3) Reflects the value of all options held by such employee. Upon termination after a change of control, all options held by such employee will immediately vest and become exercisable. The value of each option has been calculated assuming the exercise of such option into shares of common stock having a value of $.44 per share, the closing price of our common stock as quoted by Nasdaq on January 22, 2002. Options with exercise prices greater than $.54 per share have been valued at zero.

(4) Reflects estimated value of an off-site office and use of a full time secretary for a period of 12 months following Mr. O'Brien's termination and the approximate cost of continuing of Mr. O'Brien's group health benefits for a period of not less than 18 months.

(5) Upon termination after a change in control, Messrs. Hodges and Willett are entitled to any bonus that has been fixed and declared by the board, but not paid, prior to the termination of such employee's employment. If no payment has been made for 2001, and either of Mr. Hodges or Mr. Willett is terminated prior to a declaration by the board, Messrs. Hodges and Willett are entitled to a bonus payment of $125,000 and $84,000, respectively.

(6) Reflects an estimate of the value of continuing such employee's group health benefits for a period of not less than 18 months after termination.

(7) Upon termination after a change of control, Messrs. George and Hundley are entitled to receive any bonus that has been fixed and declared by the board, but not paid, prior to the termination of their employment.

                            SELECTED FINANCIAL DATA

     The statement of operations data for the years ended December 31, 2000 and 1999 and the period from April 3, 1998 (the date of our inception) to December 31, 1998 and the balance sheet data at December 31, 2000, 1999 and 1998, have been derived from our Consolidated Financial Statements which have been audited by PricewaterhouseCoopers LLP. The consolidated financial statements at December 31, 2000 and 1999 and the years then ended and the auditors' report thereon are included elsewhere in this proxy statement.

     The unaudited pro forma financial information for the year ended December 31, 1998 was prepared by combining the historical results of the two companies we acquired, High Speed Access Network, Inc. ("HSAN") and CATV.net, Inc. ("CATV"), with our historical results. We have presented this information to provide a better picture of what our business might have looked like if we had acquired both of these companies as of January 1, 1998. Since the pro forma financial information which follows is based upon the operating results of CATV and HSAN during the period when they were not under the control of our management, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions occurred on January 1, 1998, nor are they indicative of future operating results.

     The selected financial data as of September 30, 2001 and for the nine months ended September 30, 2001 and 2000 are unaudited. In the opinion of our management, the unaudited financial statements from which such data have been derived, include all adjustments (consisting only of normal, recurring adjustments) which are necessary for a fair presentation of results of operations for such periods.

                                                                                                             PRO FORMA
                                       NINE MONTHS ENDED                                   APRIL 3, 1998      COMBINED
                                         SEPTEMBER 30,          YEAR ENDED DECEMBER 31,    (INCEPTION) TO    YEAR ENDED
                                   -------------------------   -------------------------    DECEMBER 31,    DECEMBER 31,
                                      2001          2000          2000          1999            1998            1998
                                   -----------   -----------   -----------   -----------   --------------   ------------
                                                (IN THOUSANDS, EXCEPT SHARE, PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue......................  $    27,700   $     9,033   $    14,200   $     3,446     $     337       $     450
Costs and expenses:
  Operating......................       62,319        48,923        70,289        24,021         2,067           2,401
  Engineering....................       17,466        16,439        23,960         9,255         2,266           2,372
  Sales and marketing............        8,603        18,393        25,147        18,134         3,696           4,078
  General and administrative:
    Non-cash compensation expense
      from stock options,
      warrants and restricted
      stock......................          510           143           216         3,039            --             947
    Amortization of distribution
      agreement costs............        5,322         1,912         2,674         3,723            --              --
    Asset impairment charges.....       29,147            --        22,444            --            --              --
                                   -----------   -----------   -----------   -----------     ---------       ---------
    Other general and
      administrative expenses....       24,080        15,660        25,093        11,888         2,323           2,616
                                   -----------   -----------   -----------   -----------     ---------       ---------
Total general and
  administrative.................       59,059        17,715        50,427        18,650         2,323           3,563
                                   -----------   -----------   -----------   -----------     ---------       ---------
Total costs and expenses.........      147,447       101,470       169,823        70,060        10,352          12,414
                                   -----------   -----------   -----------   -----------     ---------       ---------
Loss from operations.............     (119,747)      (92,437)     (155,623)      (66,614)      (10,015)        (11,964)
Investment income................        2,835         5,535         7,371         6,181            94              95
Interest expense.................       (1,778)       (1,564)       (2,158)         (519)          (54)            (54)
                                   -----------   -----------   -----------   -----------     ---------       ---------
Net loss.........................     (118,690)      (88,466)     (150,410)      (60,952)       (9,975)        (11,923)
Accretion to redemption value of
  mandatorily redeemable
  convertible preferred stock and
  mandatorily redeemable
  convertible preferred stock
  dividends......................           --            --            --      (230,270)     (120,667)       (120,667)
                                   -----------   -----------   -----------   -----------     ---------       ---------
Net loss available to common
  stockholders...................  $  (118,690)  $   (88,466)  $  (150,410)  $  (291,222)    $(130,642)      $(132,590)
                                   ===========   ===========   ===========   ===========     =========       =========
Basic and diluted net loss
  available to common
  stockholders per share.........  $     (2.02)  $     (1.59)  $     (2.67)  $     (8.69)    $  (21.07)      $  (21.39)
                                   ===========   ===========   ===========   ===========     =========       =========
Weighted average shares used in
  computation of basic and
  diluted net loss available to
  common stockholders per
  share..........................   58,755,437    55,563,508    56,347,891    33,506,735     6,200,000       6,200,000

     The company has experienced operating losses since its inception and therefore earnings have been inadequate to cover fixed charges. The company's fixed charges consist primarily of interest on debt and capital lease obligations as disclosed above.

                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2001            2000           1999           1998
                                     -------------   ------------   ------------   ------------
                                        (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments...........     $34,551        $128,076       $178,730      $  17,888
Working capital....................      11,540          94,802        160,744         14,162
Total assets.......................      92,592         219,707        230,426         27,504
Long-term debt and capital lease
  obligations less current
  portion..........................       5,827          13,693         11,609            749
Total stockholders' equity
  (deficit)........................      49,140         164,366        196,130       (126,427)
Book value per share...............     $  0.81

                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         2001            2000           1999           1998
                                     -------------   ------------   ------------   ------------
OPERATING DATA:
Systems under contract.............          125            201            153            41
Homes passed under contract........    6,250,000      6,600,000      1,529,000       863,000
Homes deployed(1)..................    3,850,000      3,800,000      1,900,000       145,000
Residential cable modem end
  users............................      200,000        100,000         16,099         1,619

---------------

(1) Homes deployed represents the number of homes passed in systems where we are able to offer our cable modem Internet access services.

                   INFORMATION ABOUT HIGH SPEED ACCESS CORP.

OVERVIEW

     We provide high speed Internet access to residential and commercial customers primarily via cable modems. As of September 30, 2001, we had deployed our services in systems covering approximately 3,850,000 homes passed and had approximately 200,000 high speed residential end users. Approximately 3,675,000 of our 3,850,000 homes passed are deployed to business and residential customers of Charter Holdco. The term "homes passed" refers to the number of homes that potentially can be served by a cable system.


     On September 28, 2001, we entered into an asset purchase agreement with Charter Holdco, pursuant to which we will sell to Charter substantially all of the assets and operations associated with our provision of high speed Internet access to residential and commercial customers of Charter Holdco and its affiliates via cable modems. We have also agreed to continue these operations until the closing of the asset sale. For a description of the asset purchase agreement and the other agreements related thereto, see page 13. For a description of our existing operating agreements with Charter Holdco, see page 105.


     We are presently winding down most of our operations other than those subject to the asset purchase agreement. Consequently, as of February 28, 2002, the only assets we expect to be operating are those directly related to our continuing Charter Holdco operations. If the closing of the asset purchase agreement does not occur, we will likely file for bankruptcy.

RECENT DEVELOPMENTS

     Since July 2001, we have taken the following actions to reduce our operating costs:

     - Exit from One-Way Cable TV Markets. We have completed our previously announced exit from one-way cable TV markets. In the second quarter of 2001, we recorded a $1.7 million asset impairment charge for the write-down of equipment used in one-way markets and a $1.1 million charge for other operating costs, primarily non-cancelable lease obligations.

     - Exit from Most Two-Way Cable TV Markets. We have exited all of our two-way cable system agreements except for those with Charter Holdco. As of September 30, 2001, we were in the process of terminating service in 40 systems covering approximately 500,000 homes passed and serving 23,000 high speed residential customers. We will not recognize any revenue from these subscribers subsequent to October 1, 2001, although we may continue to provide certain services, including e-mail, personal web pages and assistance in transitioning services to new providers, through November 30, 2001. During the quarter ended September 30, 2001 we recorded an asset impairment charge of $16.0 million for the write-down of the equipment used in these markets, additional excess inventory used in the cable modem business, furniture and fixtures and equipment located in our Denver corporate headquarters and call center and other regional offices. The remaining net book value of these assets at September 30, 2001 was $1.7 million. Additionally, we wrote off the remaining goodwill associated with the acquisition of CATV and HSAN of $1.5 million.

     - Wind Down of Digital Chainsaw; No Earnout Payment. During the quarter ended September 30, 2001, we recorded an asset impairment charge of $0.5 million to write-down the Digital Chainsaw assets to zero. Additionally, we wrote off the remaining goodwill associated with the acquisition of Digital Chainsaw of $1.7 million.

     In June 2000, we entered into an agreement to acquire Digital Chainsaw, Inc. a Florida-based web hosting and systems integration company. In August 2000, we issued 3,000,000 shares of common stock valued at approximately $18.0 million in connection with this transaction in exchange for all for the outstanding shares of Digital Chainsaw. Additionally, we issued stock options and warrants valued at approximately $5.0 million. The purchase agreement requires us to issue up to $25.0 million of our common stock to Digital Chainsaw's former shareholders if Digital Chainsaw met certain revenue performance targets during 2000 and 2001. On September 29, 2001, we issued to the Digital Chainsaw former shareholders' representative a report indicating that Digital Chainsaw had not met the revenue

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     performance targets established for 2000 and 2001. On October 31, 2001 we sold certain operating assets of Digital Chainsaw, including its hosted customer websites.

     - Abandon DSL Effort. We have discontinued our efforts to enter the DSL market and are attempting to sell our DSL equipment. For the quarter ended September 30, 2001, we recorded an asset impairment charge relating to the DSL assets of $3.2 million. In connection with the purchase of certain DSL assets, we entered into a $1.9 million debt financing agreement with Lucent in July 2001. The debt obligation was paid in full on September 28, 2001 at a discount of $250,000. This transaction, along with prior purchases, has fulfilled our $5.0 million purchase obligation with Lucent.

     - Write Off Unnecessary Information Systems. We recorded an asset impairment charge of $4.6 million for the quarter ended September 30, 2001 for information systems which are not being acquired by Charter and are not required for our continued operations.

     - Exit Unnecessary Leased Space. We recorded a charge of $3.9 million during the quarter ended September 30, 2001 for non-cancelable lease obligations for office space which we currently intend to vacate.

     - Prepay Certain Obligations. We expect to pay certain debt and lease obligations immediately prior to the closing of the asset sale. We expect to pay approximately $7.9 million related to these obligations and record a charge of approximately $1.1 million related to the early termination of these obligations assuming closing of the asset sale occurs on or prior to February 28, 2002.

     - Terminate AOL/TimeWarner Agreement. In September 2001, our agreement with Time Warner Cable, a unit of AOL/Time Warner, covering the provision of high speed Internet access services over AOL/Time Warner's cable systems terminated in accordance with its terms. We had entered into this agreement in May 2001.

     - Reduce Workforce. We have reduced our workforce to include only those employees that Charter Holdco has agreed to hire on the closing date, those necessary to operate any assets to be operated as a going concern after the closing and those necessary to effect the orderly wind-down and/or restructuring of our remaining assets. We expect to reduce our staff to 12 to 15 full time employees after the consummation of the asset sale. During the quarter ended September 30, 2001, we incurred approximately $3.2 million in severance and related costs relating to these workforce reductions. Approximately $0.9 million of these costs were paid during the quarter ended September 30, 2001. The balance of the severance benefits will be paid through the first quarter of 2002. We do not expect that we will incur additional costs related to workforce reductions or severance in the fourth quarter of 2001. We will continue to monitor the size of our workforce and the levels of our other operating costs and cash commitments with a view to conserving cash, thereby enhancing our ability to pursue alternative business strategies and/or maximize a potential distribution to our stockholders.


     - Wind Down of International Operations. We negotiated an early termination to our contractual obligations to provide professional services to Kabel Nordrhein-Westfalen GmbH. & Co. KG, in Germany, and have ceased these operations as of December 31, 2001.


OUR BUSINESS PRIOR TO THE CLOSING

     Until the closing of the asset purchase agreement, we will provide high speed Internet access via cable modems to residential and commercial customers of Charter Holdco. At the closing, we will transfer to Charter essentially all of the assets related to these operations in accordance with the terms of the asset purchase agreement. In the event that the closing does not occur, we will likely file for bankruptcy.

     We provide services to residential and commercial customers of Charter Holdco primarily in exurban markets. Pursuant to our existing operating agreements with Charter Holdco, we provide a suite of services on a comprehensive "turnkey" basis as well as on an unbundled or "network services" basis. These services enable Charter's Holdco's customers to receive high speed Internet access. Previously we had similar

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

relationships with cable system operators other than Charter Holdco. However, we have exited or are exiting from these relationships.


     In connection with the asset purchase agreement, we have entered into a management agreement with CCI relating to the management of these operations prior to the closing. Under the management agreement, CCI will assume responsibility for the purchase and installation of cable modems and will share marketing responsibilities with us. For a more detailed description of the management agreement, see page 21.


  RESIDENTIAL

     Our core service offerings consist of providing cable modem Internet access and local start pages to customers of Charter Holdco. We entered into long-term exclusive contracts with Charter Holdco to provide a suite of services on a comprehensive turnkey basis, as well as on an unbundled or network services basis. Our turnkey offering enables Charter Holdco to outsource installation and marketing (except as otherwise described in connection with the management agreement), billings, technical and ongoing operational functions in order to implement and maintain high speed Internet access and related services for its end users.

  COMMERCIAL

     We also provide high speed Internet access and enhanced service applications to small- and medium-sized enterprises, or SMEs, customers of Charter Holdco utilizing cable modem technology. Our services provide SMEs with a cost-effective solution for high speed Internet access as a result of our scalable bandwidth. Our high bandwidth capability allows us to offer SMEs enhanced services such as virtual private networks, web hosting and application services via third party providers.

  PRODUCTS AND SERVICES

     Residential High Speed Internet Access. We offer our basic high speed Internet service via cable modems to residential end users, who are customers of Charter Holdco's cable systems, for a monthly fee of typically less than $40. Monthly service includes unlimited access time, multiple e-mail accounts and Web browser software. In addition, we typically rent cable modems to the residential end user for an additional $9.95 per month. Almost all of our turnkey high speed access end users currently rent a cable modem from us. Our high speed access services are available to end users in two-way cable systems. A two-way cable system provides always-on access and does not require the use of a phone line to transmit data from the home to the Internet.


     Local Content. We are party to an agreement with Vulcan to provide local content targeting the interests of local communities, including civic, commercial and school related issues, and information on local services, including shops, restaurants and events currently not focused on by national, regional or city-wide content aggregation services. Accordingly, we use local content as a means of attracting and retaining additional end users and differentiating our service. This agreement will terminate as of the closing. For a description of our operating agreement with Vulcan, see page 105. For a description of the termination agreement, see page 24.


     Services Provided Directly to Charter Holdco. In addition we provide Charter Holdco with a comprehensive suite of services on both an unbundled network services basis and on a comprehensive turnkey basis. Our turnkey offering enables Charter Holdco to outsource marketing, technical and ongoing operational functions in order to implement and maintain high speed Internet access services for its end users. Under the turnkey basis, Charter Holdco is responsible only for providing space in the headend for our equipment and access to the necessary bandwidth, as well as for maintaining the integrity of the performance of the cable plant. Subject to the terms of the management agreement, our turnkey model provides the following services and support to Charter Holdco:

     - Purchase and installation of the telecommunications and data network hardware and software necessary to offer service;

     - System testing and project management;
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

     - Arrangements for the installation of a cable modem at the end user's home or business;

     - Connection to and maintenance of the Internet backbone system;

     - Ongoing local and corporate-level sales and marketing efforts;

     - 24-hours-a-day, seven-days-a-week customer care and technical support for end users;

     - 24-hours-a-day, seven-days-a-week monitoring of the network and the cable partner's plant; and

     - Direct customer billing.

  SALES AND MARKETING

     Our promotional efforts in turnkey systems typically include direct mail of standardized marketing materials, local television and radio advertising, and a public relations and media campaign. Charter Holdco often participates in our promotional efforts. Our selling efforts for residential end users focus largely on inbound and outbound telemarketing. Telemarketing may either be conducted in-house or outsourced. We design some of our programs to create "word of mouth" interest in our services. For example, we provide free broadband access to elementary and secondary schools in our service areas. We also generally contract the installation of cable modems at the end user site to local computer stores, which we believe also increases community awareness of our services.

  NETWORK OPERATIONS

     Our network strategy is to provide a flexible, scalable design that allows us to optimize performance to the end user while allowing us to achieve operating cost efficiencies. We provide high speed access by first connecting our end users through our cable headend to the cable or telephone infrastructure. We then connect through high speed data lines provided by local exchange carriers to backbone facilities provided by UUNet and others, which connect our systems to the Internet.

  INTERNATIONAL BUSINESS

     We also provided professional services relating to the design, testing and implementation of broadband Internet access infrastructure services to Kabel Nordrhein-Westfalen GmbH & Co. KG ("KNRW") in Germany. We negotiated an early termination to the master contract and engagement and transferred some of our contractual obligations to KNRW, as of December 31, 2001, when we ceased our international operations. We expect to complete the wind up of HSA International Inc., our international operations subsidiary, during the first quarter of 2002.

OUR BUSINESS AFTER THE CLOSING

     We have not yet determined what our strategic direction will be following the consummation of the asset sale and are considering at least three possible alternatives. Currently, we anticipate pursuing one of the following three options.

     - Option 1 -- Make No Distribution; Retain the Proceeds and Reinvent the Business. We may elect to:

         (i) make no distribution to stockholders:

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use all of the proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

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

     - Option 2 -- Make a Partial Distribution; Retain Part of the Proceeds and Reinvent the Business. We may elect to:

         (i) make a portion of the proceeds from the asset sale available to our stockholders through a direct distribution, a stock redemption or stock repurchase program;

         (ii) proceed, as expeditiously and prudently as possible, with the sale of all of our remaining assets except those related to new strategic initiatives; and

         (iii) use the remaining proceeds from the asset sale to fulfill our existing contractual obligations, satisfy any other liabilities that we may incur and pursue select domestic business opportunities as they arise, including the possible acquisition of an existing business or the development of one or more new businesses.

     - Option 3 -- Distribute All of the Proceeds: Wind Down the Business and Dissolve. We may decide to cease all of our operations and seek stockholder approval of a plan of liquidation and dissolution so that we may liquidate all of our remaining assets, pay our known liabilities, distribute our remaining cash on hand (subject to the set aside of adequate reserves to cover known, unknown and contingent liabilities, including any litigation that we reasonably expect to be incurred) and dissolve.

     At this time, we cannot predict which option we will pursue. We currently do not know whether we will make any distributions, or, if we do, the number, amount or timing of such distributions. Additionally, we may not be successful in identifying, developing and executing a new business strategy and could eventually use all, or a substantial portion, of our remaining cash on hand in connection with any such new business efforts.

     In evaluating the prospects of any business we determine to pursue after the closing, you should carefully consider the risks described below in determining whether to vote for or against the proposal included in this proxy. There may be additional risks that we do not currently know of or that we currently deem immaterial because of the information available to us. All of these risks may impair our business operations and could decrease the value of your investment.

  OTHER BUSINESS OPPORTUNITIES; POSSIBLE DISSOLUTION

     We also may decide to explore opportunities to acquire, invest in or develop new lines of business. To date, the board has not proposed a new strategic direction for the company. Accordingly, we cannot predict what businesses we may enter or strategies we may adopt; and thus can offer no indication of what risks and opportunities might arise in the context of such a new direction.

     Similarly, any new strategic direction we choose could likely involve the acquisition or development of other businesses. Any decision we make with respect to any new strategic direction will likely involve risks, including the following:

     - We have no specific plan as to what businesses or products we may seek to acquire or develop, and therefore may have no operating history or experience in such businesses upon which you may base an evaluation of any strategic business plan and determine our prospects. Any business we might develop will likely involve all of the risks, uncertainties, expenses and difficulties frequently encountered by development stage companies.

     - Our future success depends, in significant part, on our ability to attract, hire and retain directors, management and other personnel with the managerial, marketing and technical skills that may be required by any business or businesses that we acquire in the future. Competition for personnel is intense, and there is a limited number of persons with knowledge of, and experience in, any industry we might seek to enter. If we fail to timely identify, recruit and hire qualified personnel, we may be unable to compete effectively.

     - To be successful in any planned acquisition, we will need to identify applications, technologies and businesses that are complementary, and we may need to integrate disparate technologies and corporate cultures and potentially manage a geographically dispersed company. Each subsequent acquisition may

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

       divert our attention from our existing business concerns and expose us to unforeseen liabilities or risks associated with entering new markets. Integrating newly acquired organizations and technologies into our company could be expensive, time consuming and may strain our resources. We anticipate that we will face intense competition for acquisitions, and that many of these competitors will be larger, better-funded organizations. If we fail to execute our acquisition strategy successfully for any reason, our business may be adversely affected. We do not have a tested business model and we cannot be sure that any business model we develop will yield positive results.

     - We may pay for some of our acquisitions by issuing additional common stock and this could dilute our stockholders. We may also use cash to buy companies or technologies in the future. If we do use cash, we may need to incur debt to pay for these acquisitions as well as to fund any operating losses. Acquisition financing may not be available on favorable terms or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would have an adverse affect on our results of operations.

     We intend to identify potential acquisition candidates through contacts with persons and entities including investment banks, accountants, consultants, and other professionals. Affiliates of ours, including their officers and directors who are instrumental in identifying or closing future acquisitions, may be compensated by payment of fees or in amounts which are in addition to the amount of salary, bonus or directors fees which we customarily pay such individuals. Any such additional compensation will be determined on a case by case basis by the board of directors prior to or at the time of the acquisition. As of this date we are not a party to any agreement regarding the provision of such services or payments of such fees or amounts.

COMPETITION

     Historically we have faced competition for partnerships with cable operators from other cable modem-based providers of Internet access services and for end users from providers of other types of data and Internet services and have experienced difficulties in achieving widespread acceptance of our services. There are many competitive factors affecting the 'wholesale' market for partnerships with cable operators, including breadth of service, technical expertise in designing and operating high-speed data networks, speed and ease of deployment, revenue sharing arrangements, cash and equity incentives and operating experience. In addition, there are many competitive factors in the market to provide "retail" high speed Internet access to end users, including financial, marketing and sales resources, established customer relationships, price, ease of access and use, transmission speed, reliability of service, quantity and quality of content, network security and customer support. We have faced competition from many competitors with significantly greater financial, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships with advertisers, content and application providers and/or other strategic partners than we have. We also have faced competition from cable modem service providers and from providers of other types of data and Internet services for end users, including independent DSL and wireless companies and the regional Bell telephone operating companies, including SBC, Bellsouth, Verizon and Qwest.

     Our competitors in the cable-based Internet access market are those companies that have developed their own cable-based services and market those services to cable system operators. In particular, @Home, Road Runner and Earthlink and their respective cable partners are deploying high speed Internet access services over cable networks. @Home, through its @Home Solutions product, markets to systems in markets with at least 20,000 homes passed. Other competitors in the cable-based Internet access markets are those companies seeking to establish distribution arrangements with cable system operators in exurban markets and/or provide one-way system capability. In addition, other cable system operators have launched their own cable-based Internet services that could limit the market for our services.

     We also compete with traditional Internet service providers, which provide basic Internet access to residential and commercial end users and businesses, generally using the existing telephone network. While not presently offering the advantages of broadband access, these services are widely available and inexpensive. Many online service providers, such as America Online, have the advantage of large customer bases, industry

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experience, longer operating histories, greater name recognition, established relationships with advertisers and content and application providers, and significant financial, marketing and sales resources.

GOVERNMENT REGULATION

     Our business has two main components. First, we supply information and entertainment to customers primarily over the cable systems of our cable system partners. This information and entertainment includes materials that we obtain from third parties (including Vulcan and its affiliates) as well as information generally available on the Internet that our customers will reach by means of our service. Second, we install and maintain the equipment needed to transmit that information to customers over the cable systems of our cable partners in a form that can be understood by customers' personal computers. There are certain risks associated with both aspects of this business.

     With regard to supplying information, we are subject to the same types of risks that apply to all businesses that publish, broadcast or distribute information. These include potential liability for defamation, libel, invasion of privacy and similar claims, as well as potential liability for copyright or trademark infringement and similar claims. In addition, the law relating to the liability of Internet and online service providers for information carried on or disseminated through their networks is unsettled. There are also some specific federal laws regarding the distribution of obscene or indecent content by means of communications facilities (including distribution of such content to minors) under which we are subject to potential liability. These risks are mitigated to some extent by a federal law passed in 1996 that immunizes Internet service providers from legal liability for defamation and similar claims in connection with information that the Internet service provider did not itself create. The law regarding these issues is controversial, and could be changed in ways that would expose us to greater liability. Also, the Digital Millennium Copyright Act, passed in 1998, creates a "safe harbor" from copyright infringement liability for Internet service providers who meet its requirements, which we intend to do. Compliance with the Digital Millennium Copyright Act requires that we maintain and enforce a notification and take-down compliance system for responding to claims of infringement by our subscribers from the owners of intellectual property. Historically, the cost to us of maintaining these compliance systems have not been material. Finally, if we expand our operations to other countries with less extensive legal protections for publishers and speakers, our potential liability for our activities in those countries could be much greater than in the United States.

     The other main aspect of our business -- installing and maintaining the equipment needed to permit cable systems to transmit information in a computer-accessible format -- is not currently regulated by state or federal governments. Even so, the business of our cable partners is subject to regulation by the federal government and by local governments (which issue franchises to cable systems) in accordance with federal law. There are four main ways that these regulations could change that might severally and negatively affect our business.

     First, our service is generally classified by cable operators as a "cable service." This means that our cable partners may offer our service over their cable systems under their present franchise rights. If our service is not a cable service, then some franchising authorities (usually cities or countries) might claim that our cable partners need separate authorization to offer it. This separate authorization may not be obtainable on reasonable terms, or at all. In the alternative, even if the service is treated as cable service, local franchising authorities may seek to impose "non-discrimination" or "open access" obligations on our cable partners as a condition of franchise transfer or renewal.


     Second, if our service is not a "cable service," it could be reclassified as a "telecommunications service." This could subject our cable partners (and possibly us) to regulation as "telecommunications carriers" at the state and federal level. For example, if we or our cable partners were either classified as telecommunications common carriers, or otherwise subject to common carrier-like access and non-discrimination requirements in the provision of our Internet over cable service, we or they could potentially be subject to government-regulated terms, conditions and prices for Internet connection services, as well as become obligated to make contributions to the universal service support fund. Third, we may also provide Internet telephony services over cable plant, and this service may be regulated in the future as a common carrier telecommunications


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


service. It is not clear what impact compliance with those regulations would have on our business, but the impact could be severe. Fourth, we or our cable partners might then have to get a "telecommunications franchise" from some localities. This franchise might not be available on reasonable terms, or at all.


EMPLOYEES

     As of January 22, 2002, we employed 555 people. After our recent reductions, our workforce consists only of those employees necessary to continue our operations with Charter Holdco until the closing of the asset purchase agreement, to support our international operations and to administer the winding down and/or sale of our other assets. Charter Holdco has agreed to hire approximately 500 of these employees. After the asset sale closes, we expect our staffing to be approximately 12 to 15 employees to administer the winding down and/or sale of our other assets and pursue strategic alternatives. None of our employees is subject to any collective bargaining arrangements, and we consider our relations with employees to be good.

PROPERTY

     During the second half of 2000, we moved our Louisville, Kentucky operations to a 100,000 square foot leased facility in Louisville. This space is primarily used for network operations and customer care, and the lease will be assigned to Charter.

     We recently terminated our lease on our 70,000 square foot principal executive office in Littleton, Colorado, but continue to lease approximately 20,000 square feet on a month to month basis pending the consummation of the asset sale to Charter. We also have terminated our leases with respect to regional offices for technical and sales personnel in Atlanta, Georgia, Sterling, Virginia and Schaumburg, Illinois and are in discussions with our landlords to terminate our leases in Hunt Valley, Maryland and St. Petersburg, Florida.

LEGAL PROCEEDINGS

     The company, our directors, our former directors as well as CCI and Paul Allen have been named as defendants in three class action lawsuits filed in the Court of Chancery of the State of Delaware (Denault, et. al. v. O'Brien, et. al., Civil Action No. 19045NC, Tesche, et. al. v. O'Brien, et al., Civil Action No. 19046NC and Johnson, et. al. v. O'Brien, et. al., Civil Action No. 19053NC). All three lawsuits, which subsequently have been consolidated, allege, among other things, that the initially proposed cash purchase price of $73 million is grossly inadequate and that "[t]he purpose of the proposed acquisition is to enable CCI and Allen to acquire [the company's] valuable assets for their own benefit at the expense of [the company's] public shareholders."

     The suits allege that the defendants breached their fiduciary duties owed to the company in connection with the making and consideration of Charter Holdco's proposal. The plaintiffs ask to represent the interests of all common stockholders of the company and seek injunctive relief preventing the company from going forward with the transaction, to rescind the transaction in the event it is consummated and unspecified monetary damages.

     We believe these lawsuits are entirely without merit. Nevertheless, lawyers for the defendants in these lawsuits have had discussions with attorneys representing the plaintiffs. These discussions covered, among other topics, financial and other changes to the terms of the asset purchase agreement that addressed the matters raised by the plaintiffs. As a result of these discussions, a tentative agreement has been reached to settle these lawsuits. The settlement is embodied in a Memorandum of Understanding (the "MOU") executed by counsel to all parties to the lawsuits, dated as of January 10, 2002. Among other things, the MOU provides that the settlement is premised upon defendants' acknowledgment that the prosecution of the litigations was a "substantial causal factor" underlying defendants' decision to condition the asset sale on the public shareholder majority vote and was "one of the causal factors" underlying Charter's decision to increase the consideration to be paid to the Company in connection with the asset sale. The MOU further provides that defendants shall, upon Court approval, pay up to $390,000, which amount will be allocated among the defendants, to reimburse plaintiffs' counsel for the fees and expenses incurred in pursuit of these litigations.

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The settlement is subject to confirmatory discovery, final documentation and approval of the Delaware Chancery Court.


     Also, on November 5, 2001, the company, our Chief Financial Officer and our former President, together with Lehman Brothers, Inc., J.P. Morgan Securities, Inc., CIBC World Markets Corp., and Banc of America Securities, Inc., were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of New York (Ruthy Parnes v. High Speed Access Corp., et. al., Index No. 01-CV-9743(SAS)). The lawsuit alleges that our Registration Statement, dated June 3, 1999, and Prospectus, dated June 4, 1999, for the issuance and initial public offering of 13,000,000 shares of our common stock to investors contained material misrepresentations and/or omissions, alleging that our four underwriters engaged in a pattern of conduct to surreptitiously extract inflated commissions greater than those disclosed in the offering materials, among other acts of misconduct. The plaintiff asks to represent the interest of all holders of our common stock and seeks unspecified monetary damages. With respect to allegations against the company and Messrs. Willett and Pitcock, we believe this lawsuit is without merit and intend to vigorously defend against the claims made therein. We express no opinion as to the allegations lodged against Lehman Brothers, Inc., J.P. Morgan Securities, Inc., CIBC World Markets Corp., and Banc of America Securities Inc.



     On or about November 2001, we received a letter, and on December 17, 2001, we received a second letter, from an attorney purporting to be counsel to certain former shareholders of Digital Chainsaw, a company that was acquired by us in August 2000 through the payment of 3,000,000 shares of our common stock. The attorney indicated that his clients, and possibly other former Digital Chainsaw shareholders were prepared to file a lawsuit asserting various claims against the company relating to our August 2000 acquisition of Digital Chainsaw, including claims relating to the non-payment of any earn out consideration to the former shareholders of Digital Chainsaw. We believe that all of the potential claims included in such letters are without merit, have informed the attorney of this belief, and intend to vigorously defend any such lawsuit. The company's defense of such lawsuit, if it is filed, will likely delay any action by the board with respect to new business activities and/or any distribution of proceeds from the asset sale.


     We are not a party to any other material legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer. All of our directors and executive officers are citizens of the United States of America.

NAME                                                          POSITION
----                                                          --------
David A. Jones, Jr. .................   Chairman of the Board and Director
Daniel J. O'Brien....................   Director, President and Chief Executive Officer
Irving W. Bailey, II.................   Director
Michael E. Gellert...................   Director
Robert S. Saunders...................   Director
George E. Willett....................   Chief Financial Officer
Gregory G. Hodges....................   Chief Operating Officer
John G. Hundley......................   Secretary, General Counsel and Senior Vice
                                        President -- Business Development

     David A. Jones, Jr., has served as Chairman of the Board and a director of the Company since April 1998. Since 1994, Mr. Jones has been Chairman of Chrysalis Ventures, a private equity management firm. Mr. Jones also serves as Vice Chairman and a director of Humana Inc., and as a director of MidAmerica Bancorp, Inc.

     Daniel J. O'Brien, the company's President and Chief Executive Officer, has been a director since September 2000. Mr. O'Brien joined the company as Chief Operating Officer in October 1999 and was named President in November 1999 and Chief Executive Officer in February 2000. From 1995 to October 1999,

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Mr. O'Brien was President and Chief Operating Officer of Primestar, Inc. and
previously served as President of Time Warner Satellite Services.

     Irving W. Bailey, II, has been a director of the Company since April 1998. Mr. Bailey currently serves as President of Bailey Capital Corporation, a private investment company, and has held this position since 1997. He also served in various executive capacities with Providian Corporation from 1981 to 1997, including as Chairman and Chief Executive Officer from 1988 to 1997. Mr. Bailey is also a director of Computer Sciences Corporation.

     Michael E. Gellert has been a director of the company since April 1998. Since 1967, Mr. Gellert has served as a General Partner of Windcrest Partners, a private investment company. Mr. Gellert is a director of Devon Energy Corp., Six Flags, Inc., Humana Inc., Seacor Smit Inc., Smith Barney World Funds, Smith Barney Worldwide Securities Ltd. and Smith Barney Worldwide Special Fund NV.

     Robert S. Saunders, has served as Vice Chairman of the Board and a director of the company since April 1998. Mr. Saunders has been Senior Managing Director of Chrysalis Ventures, a private equity management firm, since 1997. From 1993 to 1997, Mr. Saunders served as Managing Director and Chief Planning Officer for Providian Capital Management.

     George E. Willett was appointed as Chief Financial Officer of the company in June 1998. From 1997 to 1998, Mr. Willett served as Chief Financial Officer of American Pathology Resources, Inc. and, from 1994 to 1997, as Chief Financial Officer of Regent Communications, Inc., a radio station holding company.

     Gregory G. Hodges has been Chief Operating Officer of the company since October 2000. From 1993 to October 2000, Mr. Hodges was a financial and general business consultant. During this time, he functioned as interim chief operating officer and interim chief financial officer for Hardy Petroleum, Inc. and QuickPen International Corp. He also functioned as interim chief executive officer and interim chief financial officer of The Quest Alliance.

     John G. Hundley has served as Secretary and General Counsel of the Company since November 2001, and Senior Vice President -- Business Development and Assistant Secretary of the company since November 2000. Prior to that he served as the company's Vice President, Secretary and General Counsel from May 1998. From January 1998 to May 1998, Mr. Hundley served as General Counsel and Vice President of Development of OPM Services, Inc. and Icelease Partners, Ltd/Vogt Ice. From 1995 to 1997, he served as Development Officer and General Counsel for Normal Life, Inc., a multi-state assisted living provider.

TRADING MARKET AND PRICE

     The following table sets forth the high and low closing price of our common stock for each quarter in the years 1999, 2000, 2001 and 2002 as quoted on the Nasdaq National Market. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

                                                               HIGH     LOW
                                                              ------   ------
1999:
  Second quarter (from June 3, 1999)........................  $27.75   $13.00
  Third quarter.............................................   49.19    21.13
  Fourth quarter............................................   28.75    16.25
2000:
  First quarter.............................................  $24.25   $12.69
  Second quarter............................................   13.50     4.16
  Third quarter.............................................    7.13     3.47
  Fourth quarter............................................    4.63     1.00
2001:
  First quarter.............................................  $ 2.47   $ 0.84
  Second quarter............................................    2.19     0.92
  Third quarter.............................................    1.18     0.16
  Fourth quarter............................................    0.63     0.28
2002:
  First quarter (through January 23, 2002)..................    0.58     0.53

DIVIDEND POLICY


     We have not declared or paid any cash dividends on our capital stock since our inception and we have no current intention to pay cash dividends for the foreseeable future. We have not yet determined whether we will make any of the proceeds from the asset sale available to our stockholders. In the event we decide to make some or all of the proceeds available to our stockholders, we cannot predict whether or not it will be as a dividend. For a description of our plans after the asset sale, see page 57.


PRIOR PUBLIC OFFERINGS

     On June 4, 1999, the company issued and sold 13,000,000 shares of common stock in an initial public offering for an aggregate purchase price of $169 million, or $13.00 per share, inclusive of certain discounts and commissions paid to the underwriters.

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 10901 West Toller Drive, Littleton, Colorado 80127. Our telephone number at that location is (720) 922-2500. Our principal operating offices are located at 10300 Ormsby Park Place, Louisville, Kentucky 40223. Our telephone number at that location is
(502) 420-7200.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We provide high speed Internet access to residential and commercial customers primarily via cable modems. We focus primarily on residential and commercial end users in exurban areas, although we have begun to provide broadband services in some urban markets. We define exurban markets as cable systems with fewer than 100,000 homes passed. The term "homes passed" refers to the number of homes that potentially can be served by a cable system. Historically, we entered into long-term exclusive contracts with cable system operators to provide a suite of services on a comprehensive "turnkey" basis as well as on an unbundled or "Network Services" basis. These services enable a cable system's customers to receive high speed Internet access.

     Our revenue also includes international cable-based Internet service provider infrastructure services to Kabel Nordrhein-Westfalen GmbH & Co. KG in Germany. During 2001, international revenue became an increasingly significant part of our business mix, however, as we have ceased these operations, we do not expect this trend to continue.

     Our revenue from dial-up services, as a percentage of total revenue, has been decreasing and, we expect, will continue to decline as we take steps to exit from this service offering over the coming months.

RECENT DEVELOPMENTS

     Since July 2001, we have taken the following actions to reduce our operating costs:

     - Exit from One-Way Cable TV Markets. We have completed our previously announced exit from one-way cable TV markets. In the second quarter of 2001, we recorded a $1.7 million asset impairment charge for the write-down of equipment used in one-way markets and a $1.1 million charge for other operating costs, primarily non-cancelable lease obligations.

     - Exit from Most Two-Way Cable TV Markets. We have exited all of our two-way cable system agreements except for those with Charter Holdco. As of September 30, 2001, we were in the process of terminating service in 40 systems covering approximately 500,000 homes passed and serving 23,000 high speed residential customers. We will not recognize any revenue from these subscribers subsequent to October 1, 2001, although we did continue to provide certain services, including e-mail, personal web pages and assistance in transitioning services to new providers, through November 30, 2001. During the quarter ended September 30, 2001 we recorded an asset impairment charge of $16.0 million for the write-down of the equipment used in these markets, additional excess inventory used in the cable modem business, furniture and fixtures and equipment located in our Denver corporate headquarters and call center and other regional offices. The remaining net book value of these assets at September 30, 2001 was $1.7 million. Additionally, we wrote off the remaining goodwill associated with the acquisition of CATV and HSAN of $1.5 million.

     - Wind Down of Digital Chainsaw; No Earnout Payment. During the quarter ended September 30, 2001, we recorded an asset impairment charge of $0.5 million to write-down of the Digital Chainsaw assets to zero. These assets were disposed of on October 31, 2001. Additionally, we wrote off of the remaining goodwill associated with the acquisition of Digital Chainsaw of $1.7 million.

      In June 2000, we entered into an agreement to acquire Digital Chainsaw, Inc. a Florida-based web hosting and systems integration company. In August 2000, we issued 3,000,000 shares of common stock valued at approximately $18.0 million in connection with this transaction in exchange for all for the outstanding shares of Digital Chainsaw. Additionally, we issued stock options and warrants valued at approximately $5.0 million. The purchase agreement requires us to issue up to $25.0 million of our common stock to Digital Chainsaw's former shareholders if Digital Chainsaw met certain revenue performance targets during 2000 and 2001. On September 29, 2001, we issued to the Digital Chainsaw former shareholders' representative a report indicating that Digital Chainsaw had not met the revenue performance targets established for 2000 and 2001. On October 31, 2001, we sold certain operating assets of Digital Chainsaw, including its hosted customer web sites.

     - Abandon DSL Effort. We have discontinued our efforts to enter the DSL market and are attempting to sell our DSL equipment. For the quarter ended September 30, 2001, we recorded an asset impairment charge to write off the remaining value of the DSL assets of $3.2 million. In connection with the purchase of certain DSL assets, we entered into a $1.9 million debt financing agreement with Lucent in July 2001. The debt obligation was paid in full on September 28, 2001 at a discount of $250,000. This transaction, along with prior purchases, has fulfilled our $5.0 million purchase obligation with Lucent.

     - Write Off Unnecessary Information Systems. We recorded an asset impairment charge of $4.6 million during the quarter ended September 30, 2001 to write off the remaining value of information systems which are not being acquired by Charter and are not required for our continued operations.

     - Exit Unnecessary Leased Space. We recorded a charge of $3.9 million during the quarter ended September 30, 2001 for non-cancelable lease obligations for office space which we currently intend to vacate through the first quarter of 2002.

     - Prepay Certain Obligations. We expect to pay certain debt and lease obligations immediately prior to the closing of the asset sale. We expect to pay approximately $7.9 million related to these obligations and record a charge of approximately $1.1 million related to the early termination of these obligations assuming closing of the asset sale occurs on or prior to February 28, 2002.

     - Terminate AOL/TimeWarner Agreement. In September 2001, our agreement with Time Warner Cable, a unit of AOL/Time Warner, covering the provision of high speed Internet access services over AOL/Time Warner's cable systems terminated in accordance with its terms. We had entered into this agreement in May 2001.

     - Reduce Workforce. We have reduced our workforce to include only those employees that Charter has agreed to hire on the closing date, those necessary to operate any assets to be operated as a going concern after the closing and those necessary to effect the orderly wind-down and/or restructuring of our remaining assets. We expect to reduce our staff to 12 to 15 full time employees after the consummation of the asset sale. During the quarter ended September 30, 2001, we incurred approximately $3.2 million in severance and related costs relating to these workforce reductions. Approximately $0.9 million of these costs were paid during the quarter ended September 30, 2001. The balance of the severance benefits will be paid through the first quarter of 2002. We do not expect that we will incur additional costs related to workforce reductions or severance in the fourth quarter of 2001. We will continue to monitor the size of our workforce and the levels of our other operating costs and cash commitments with a view to conserving cash, thereby enhancing our ability to pursue alternative business strategies and/or maximize a potential distribution to our stockholders.


     - Wind Down of International Operations. We negotiated an early termination to our contractual obligations to provide professional services to Kabel Nordrhein-Westfalen GmbH. & Co. KG, in Germany, and have ceased these operations as of December 31, 2001.


RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000

  REVENUES

     Net revenue consists of net monthly subscription fees for cable modem-based and traditional dial-up Internet services, cable modem rental income, international infrastructure services, monthly fees for web hosting services and overall strategic consulting. Total net revenue for the three months ended September 30, 2001 and 2000 was $11.4 million and $4.3 million, respectively, an increase of $7.1 million. Total net revenue for the nine months ended September 30, 2001 and 2000 was $27.7 million and $9.0 million, respectively, an increase of $18.7 million.

     In February 2001, the Company began providing internet infrastructure services to KNRW in Germany. Revenues from the service agreement are recognized as services are provided. For the three and nine months ended September 30, 2001, the Company recognized revenues of $2.6 million and $4.7 million, respectively.

     Revenue by product offering as a percentage of total net revenue is as follows:

                                                           THREE MONTHS    NINE MONTHS
                                                              ENDED           ENDED
                                                           SEPTEMBER 30    SEPTEMBER 30
                                                           ------------    ------------
                                                           2001    2000    2001    2000
                                                           ----    ----    ----    ----
                                                                  (% OF REVENUE)
Cable modem-based subscription fees -- Turnkey...........   28%     37%     31%     42%
Cable modem-based subscription fees -- Network
  Services...............................................   30%     11%     27%      8%
Traditional dial-up service fees.........................    2%     10%      4%     14%
Cable modem rental fees..................................   14%     19%     16%     21%
International infrastructure services....................   23%     --      17%     --
Web hosting..............................................    2%      3%      3%      1%
Other revenue............................................    1%     20%      2%     14%
                                                           ---     ---     ---     ---
                                                           100%    100%    100%    100%
                                                           ===     ===     ===     ===

 COSTS AND EXPENSES

     Operating. Operating costs for the three months ended September 30, 2001 and 2000 were $17.8 million and $18.1 million, respectively, a decrease of $0.3 million. The decrease in operating costs for the quarter resulted primarily from cost savings of approximately $1.7 million associated with exiting certain non-Charter one-way cable TV markets and cost reduction efforts for our remaining cable modem business, as well as cost savings of $0.4 million associated with scaling back operations of Digital Chainsaw. These cost reductions were partially offset by increases in personnel and personnel related costs of $0.6 million and $1.2 million for additional staff in our customer care and international operations, respectively. Operating costs for the nine months ended September 30, 2001 and 2000 were $62.3 million and $48.9 million, respectively, an increase of $13.4 million. The increase in operating costs during 2001 resulted primarily from a $4.7 million increase in personnel and personnel related costs for additional staff in our customer care and network operation centers, a $2.1 million increase for international operations and $0.7 million in additional personnel costs associated with the purchase of Digital Chainsaw. The increase in 2001 also resulted from $7.2 million of additional depreciation of capital equipment from the expansion of our network during the first half of the year and $0.9 million for the installation of cable modems for additional subscribers. In addition, operating costs for the nine months ended September 30, 2001 include lease termination and other one-way system charges of $1.1 million. These increases were partially offset by a $3.3 million reduction in field personnel and personnel related costs.

     Engineering. Engineering expenses for the three months ended September 30, 2001 and 2000 were $4.6 million and $6.0 million, respectively, a decrease of $1.4 million. The decrease in engineering expenses for the quarter resulted primarily from a $0.5 million reduction in expenses for the development of our information systems and a $0.9 million reduction in expenses for the curtailment of developing new service and product offerings. Engineering expenses for the nine months ended September 30, 2001 and 2000 were $17.5 million and $16.4 million, respectively, an increase of $1.1 million. The increase in engineering expenses for the nine month period resulted from a $2.2 million increase in expenses for the support of information systems, including personnel and personnel related costs for technical staff to support cable modem services during the first half of the year and continued network design and system testing during the first half of the year. In addition, depreciation on capital equipment increased $2.1 million. These increases were partially offset by a $1.5 million reduction in expenses for the development of our billing system and a $1.7 million reduction in expenses for the curtailment of developing new service and product offerings.

     Sales and Marketing. Sales and marketing expenses for the three months ended September 30, 2001 and 2000 were $1.2 million and $5.9 million, respectively, a decrease of $4.7 million. Sales and marketing expenses for the nine months ended September 30, 2001 and 2000 were $8.6 million and $18.4 million, respectively, a decrease of $9.8 million. The decrease in sales and marketing expenses resulted primarily from lower direct advertising costs, including reduced sales and marketing efforts due to exiting certain non-Charter markets.

     Non-Cash Compensation Expense From Stock Options, Warrants and Restricted Stock. Non-cash compensation expense from stock options, warrants and restricted stock for the three months ended September 30, 2001 and 2000 was $0.2 million and $0.1 million, respectively, an increase of $0.1 million. Non-cash compensation expense from stock options, warrants and restricted stock for the nine months ended September 30, 2001 and 2000 was $0.5 million and $0.1 million, respectively, an increase of $0.4 million. These expenses represent the excess of the fair market value of our common stock over the exercise price of the stock options granted to employees and directors amortized over the vesting period, the amortization of common stock purchase warrants issued to contractors and the fair value of restricted stock amortized over the restriction period. The increase in 2001 resulted from the issuance of 1.5 million shares of restricted stock to key members of management.

     Amortization of Distribution Agreement Costs. Amortization of distribution agreement costs for the three months ended September 30, 2001 and 2000 was $0.6 million and $0.8 million, respectively, a decrease of $0.2 million. Amortization of distribution agreement costs for the nine months ended September 30, 2001 and 2000 was $5.3 million and $1.9 million, respectively, an increase of $3.4 million. The costs consist of the amortization of the value of warrants earned under distribution agreements for commitments of homes passed. During the second quarter of 2001, amortization of distribution agreement costs included $2.8 million for the amortization of warrants issued in one-way markets where service was terminated during this period. The Company had issued 2,826,714 and 1,658,464 warrants in connection with distribution agreements at September 30, 2001 and 2000, respectively.

     In May 2000, the Company and CCI entered into an amended and restated warrant to purchase up to 12,000,000 shares of our common stock at an exercise price of $3.23 per share. The warrant was subsequently assigned by CCI to Charter Holdco. The restated warrant becomes exercisable at the rate of 1.55 shares for each home passed committed to us by Charter Holdco under the distribution agreement entered into by Charter Holdco and us in November 1998. The warrant also becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter Holdco under the second distribution agreement entered into in May 2000 up to 5,000,000 homes passed and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter Holdco also has the opportunity to earn additional warrants to purchase shares of our common stock upon any renewal of the May 2000 agreement. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase one-half of a share for each home passed in the systems for which the May 2000 agreement is renewed. To date, Charter Holdco has not exercised any renewal warrants. If the asset sale is consummated, these warrants and the May 2000 agreement will terminate.

     Asset Impairment Charges. Asset impairment charges for the three and nine months ended September 30, 2001 were $27.5 million and $29.1 million, respectively. During the third quarter of 2001, the Company recorded an asset impairment charge of $27.5 million for the write-down of fixed assets not being sold to Charter. These assets include equipment used in two-way markets in which we ceased operations and other excess inventory used in the cable modem and DSL businesses, furniture, fixtures and equipment located in our Denver corporate headquarters and call center, regional offices and the Digital Chainsaw facility, information systems not being purchased by Charter, and the goodwill related to the purchase of CATV, HSAN and Digital Chainsaw. During the second quarter of 2001, the Company recorded an asset impairment charge of $1.6 million related to the assets located in terminated non-Charter Holdco one-way systems.

     Other General and Administrative. Other general and administrative expenses for the three months ended September 30, 2001 and 2000 were $10.7 million and $6.5 million, respectively, an increase of

$4.2 million. The increase in other general and administrative expenses for the quarter resulted primarily from $2.0 million in severance costs associated with the termination of certain employees, $3.9 million in lease termination costs and $0.4 million in additional depreciation on capital equipment. These increases were partially offset by reductions in internet access and telecommunication expenses of $0.6 million, taxes of $0.2 million and various other expenses of $1.3 million. Other general and administrative expenses for the nine months ended September 30, 2001 and 2000 were $24.1 million and $15.7 million, respectively, an increase of $8.4 million. The increase in other general and administrative expenses resulted primarily from $3.2 million in severance costs associated with the termination of certain employees, $1.2 million in additional personnel and personnel related costs to administer the procurement, accounting and finance functions during the first half of the year, $3.9 million in lease termination costs, $2.1 million of additional depreciation on capital equipment and $0.3 million of amortization of intangible assets associated with the purchase of Digital Chainsaw. These increases were partially offset by reductions in internet access and telecommunications expenses of $1.1 million, taxes of $0.7 million and various other expenses of $0.5 million.

     Net Investment Expense/Income. Net investment expense for the three months ended September 30, 2001 was $15,000 compared to net investment income of $1.0 million for the three months ended September 30, 2000. Net investment income for the nine months ended September 30, 2001 and 2000 was $1.1 million and $4.0 million, respectively. The decrease in net investment income for the three and nine months ended September 30, 2001, is the result of lower investment balances. Net investment income represents interest earned on cash, cash equivalents, short-term investments and restricted cash.

     Income Taxes. At December 31, 2000, we accumulated net operating loss carryforwards for federal and state tax purposes of approximately $182.1 million, which will expire beginning in 2018. At December 31, 2000, we had net deferred tax assets of $77.6 million relating principally to our accumulated net operating losses. Our ability to realize the value of our deferred tax assets depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred for the three and nine months ended September 30, 2001 and 2000.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

  REVENUES

     Net revenue consists of net monthly subscription fees for cable modem-based and traditional dial-up Internet services, monthly fees for web hosting services, cable modem rental income, fees for engineering services provided to cable partners, installation fees and other up front fees from end users, fees from web site and creative design, legacy systems integration and overall strategic consulting. Total net revenue for the year ended December 31, 2000 was $14.2 million, an increase of $10.8 million over net revenue of $3.4 million for the year ended December 31, 1999. The increase in revenue reflects the increase in subscribers during the year ended December 31, 2000.

     Revenue by product offering as a percentage of total net revenue is as follows:

                                                               % OF NET
                                                                REVENUE
                                                              -----------
                                                              2000   1999
                                                              ----   ----
Cable modem-based subscription fees -- Turnkey..............   40%    42%
Cable modem-based subscription fees -- Network Services.....   11%    --
Traditional dial-up service fees............................   12%    29%
Cable modem rental fees.....................................   20%    19%
Engineering services provided to cable partners.............    4%     7%
Web design and systems integration and related services to
  commercial customers......................................    6%    --
Web hosting.................................................    3%    --
Other fees from end users...................................    4%     3%
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

  Costs and Expenses

     Operating. Operating costs for the year ended December 31, 2000 were $70.3 million, an increase of $46.3 million over operating costs of $24.0 million for the year ended December 31, 1999. The increase in operating costs resulted primarily from an increase in personnel and personnel related costs for additional staff in our network operations centers, customer care and field technical support departments, as well as the additional personnel costs associated with the purchase of Digital Chainsaw, an increase in telecommunications expense from the rollout of our service to new markets, our larger subscriber base, depreciation of capital equipment from the expansion of our network and the installation of cable modems for additional subscribers.

     Engineering. Engineering expenses for the year ended December 31, 2000 were $24.0 million, an increase of $14.7 million over engineering expenses of $9.3 million for the year ended December 31, 1999. The increase in engineering expenses resulted from the development and support of information systems, continued network design, system testing and project management for the evaluation of new equipment and possible new product offerings, including the offering of service via DSL, and from personnel and personnel-related costs for additional technical staff to support cable modem services.

     Sales and Marketing. Sales and marketing expenses for the year ended December 31, 2000 were $25.1 million, an increase of $7.0 million over sales and increase in sales and marketing expenses resulted primarily from an increase in direct marketing and advertising expenses as we expanded into more geographic markets, as well as an increase in personnel and personnel related costs to expand our residential and commercial end user sales force, new cable partner sales force and telemarketing sales force.

     Non-Cash Compensation Expense from Stock Options, Warrants and Restricted Stock. Non-cash compensation expense from stock options, warrants and restricted stock for the year ended December 31, 2000 was $0.2 million, a decrease of $2.8 million from non-cash compensation expense of $3.0 million for the year ended December 31, 1999. The expense for the year ended December 31, 2000 represents the excess of the fair market value of our common stock over the exercise price of the stock options granted to employees and directors amortized over the vesting period, the amortization of common stock purchase warrants issued to contractors and the fair value of 200,000 shares of restricted stock amortized over the restriction period. The expense for the year ended December 31, 1999 is principally related to a $1.5 million charge for 189,875 compensatory options issued to our directors which vested upon grant, $1.1 million for 227,695 options issued under the 1998 stock option plan that vested upon execution of our initial public offering, and $0.3 million related to accelerated vesting of options for terminated employees.

     Amortization of Distribution Agreement Costs. Amortization of distribution agreement costs for the year ended December 31, 2000 was $2.7 million, a decrease of $1.0 million from amortization of distribution agreement costs of $3.7 million for the year ended December 31, 1999. Amortization for the year ended December 31, 2000 reflects the amortization of the value of 2,226,765 warrants earned by cable partners under distribution agreements for commitments of homes passed. Amortization of $3.2 million for the year ended December 31, 1999 related primarily to the issuance of 387,500 warrants under the terms of a non-binding letter of intent and subsequent letter agreement with Microsoft. The remaining amount reflects the amortization of the value of warrants earned by cable partners. We expect to incur additional material non-cash charges related to further issuance of common stock purchase warrants to our cable and strategic partners in the future. We will recognize an addition to equity for the fair value of any warrants issued, and will recognize the related expense over the term of the service agreement with the cable or strategic partner to which the warrants relate. The amount of any such charges is not determinable until the related warrants are earned. The use of warrants in these and similar transactions may increase the volatility of our earnings in the future.

     In May 2000, the company and CCI entered into an amended and restated warrant to purchase up to 12,000,000 shares of our common stock at an exercise price of $3.23 per share. The warrant was subsequently assigned by CCI to Charter Holdco. The restated warrant becomes exercisable at the rate of 1.55 shares for each home passed committed to us by Charter Holdco under the network services agreement entered into by Charter Holdco and us in November 1998. The warrant also becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter Holdco under the second network services agreement entered into in May 2000 up to 5,000,000 homes passed and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter Holdco also has the opportunity to earn additional warrants to purchase shares of our common stock upon any renewal of the May 2000 agreement. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase one-half of a share for each home passed in the systems for which the May 2000 agreement is renewed. To date, Charter Holdco has not exercised any of its warrants. If the asset sale is consummated, all of these warrants will be cancelled.

     Write-Down of Intangible Assets. The company's plan to exit the high-end web development and system integration services of Digital and the deterioration in revenue growth prospects for the web-hosting services of Digital during the fourth quarter of 2000 prompted a review for the possible impairment of goodwill associated with Digital. This review indicated that estimated undiscounted future cash flows were insufficient to recover the carrying value of the goodwill. Accordingly, the company reduced the carrying value of the goodwill to its estimated fair value resulting in a write-down of $22.4 million during the year ended December 31, 2000.

     Other General and Administrative. Other general and administrative expenses were $25.1 million for the year ended December 31, 2000, an increase of $13.2 million over other general and administrative expenses of $11.9 million for the year ended December 31, 1999. The increase in other general and administrative expenses resulted from additional personnel and personnel related costs as we hired personnel to implement procedures and controls to support our planned expansion and to administer finance, legal and human resource functions. Other general and administrative expenses for the years ended December 31, 2000 and 1999 also included amortization of intangible assets of $2.7 million and $1.0 million, respectively. Amortization of intangible assets relates primarily to the acquisitions of CATV Inc., HSAN, and Digital.

     Investment Income. Investment income for the year ended December 31, 2000 was $7.4 million, an increase of $1.2 million over investment income of $6.2 million for the year ended December 31, 1999. Investment income represents interest earned on cash, cash equivalents and short-term investments. The increase in investment income is primarily the result of interest on investments purchased using the net proceeds of both our preferred stock issuance in December 2000 and our initial public offering in June of 1999.

     Interest Expense. Interest expense for the year ended December 31, 2000 was $2.2 million, an increase of $1.7 million over interest expense of $0.5 million for the year ended December 31, 1999. Interest expense represents interest on long-term debt and capital lease obligations. The increase in interest expense is primarily due to $13.8 million additional capital lease obligations entered into in 2000.

     Income Taxes. At December 31, 2000 and 1999, we accumulated net operating loss carryforwards for federal and state tax purposes of approximately $182.1 million and $63.6 million, respectively, which will expire beginning in 2018. At December 31, 2000 and 1999, we had net deferred tax assets of $77.6 million and $26.5 million, respectively, relating principally to our accumulated net operating losses. Our ability to realize the value of our deferred tax assets depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred for the years ended December 31, 2000 and 1999.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE PERIOD APRIL 3, 1998 (INCEPTION) TO DECEMBER 31, 1998 (INCEPTION PERIOD)

     On April 3, 1998, we acquired CATV and HSAN in a transaction recorded under the purchase method of accounting. We had no operations prior to these acquisitions. Accordingly, the following discussion for 1998 reflects our results of operations for the period April 3, 1998 (Inception) to December 31, 1998 ("Inception Period").

  REVENUE

     Total net revenue for the year ended December 31, 1999 was $3.4 million, an increase of $3.1 million over net revenue of $0.3 million for the Inception Period.

     Revenue by product offering as a percentage of total net revenue is as follows:

                                                              % OF NET REVENUE
                                                              ----------------
                                                                     INCEPTION
                                                              1999    PERIOD
                                                              ----   ---------
Cable modem-based subscription fees.........................   42%       45%
Traditional dial-up service fees............................   29%       35%
Cable modem rental fees.....................................   19%       10%
Engineering services provided to cablepartners..............    7%       --
Other fees from end users...................................    3%       10%
                                                              ---       ---
                                                              100%      100%
                                                              ===       ===

  COSTS AND EXPENSES

     Operating. Operating costs for the year ended December 31, 1999 were $24.0 million, an increase of $21.9 million over operating costs of $2.1 million for the Inception Period. The increase in operating costs resulted primarily from an increase in personnel and personnel related costs for additional staff in our network operations centers, help desk and field technical support departments, an increase in telecommunications expense from the rollout of our service to new markets and larger subscriber base and depreciation of capital equipment from the expansion of our network and the installation of cable modems for a growing subscriber base.

     Engineering. Engineering expenses for the year ended December 31, 1999 were $9.3 million, an increase of $7.0 million over engineering expenses of $2.3 million for the Inception Period. The increase in engineering expenses resulted from personnel and personnel related costs for additional technical staff to support the installation of cable head end hardware and software in our cable partners' systems, continued network design, system testing, development and support of information systems, project management, and for the evaluation of new equipment and possible new product offerings.

     Sales and Marketing. Sales and marketing expenses for the year ended December 31, 1999 were $18.1 million, an increase of $14.4 million over sales and marketing expenses of $3.7 million for the Inception Period. The increase in sales and marketing expenses resulted primarily from an increase in personnel and personnel related costs to expand our residential and commercial end user sales force, new cable partner sales force and telemarketing sales force, as well as an increase in direct marketing and advertising expenses, as we expanded into more geographic markets.

     Non-Cash Compensation Expense from Stock Options, Warrants and Restricted Stock. Non-cash compensation expense from stock options for the year ended December 31, 1999 was $3.0 million which represents the excess of the fair market value of our common stock over the exercise price of the stock options granted to employees and directors amortized over the vesting period. This expense is principally related to a $1.5 million charge for 189,875 options issued to our directors which immediately vested, $1.1 million for options issued to employees which vested upon completion of our initial public offering and $0.3 million related to the accelerated vesting of options for terminated employees. There was no expense of this nature during the Inception Period.

     Amortization of Distribution Agreement Costs. Amortization of distribution agreement costs for the year ended December 31, 1999 was $3.7 million, of which $3.2 million related to the issuance of 387,500 warrants under the terms of a non-binding letter of intent and subsequent letter agreement with Microsoft. The remaining amount reflects the amortization of the value of 198,744 warrants earned by cable partners under distribution agreements for commitments of homes passed to us. There was no expense of this nature during the Inception Period.

     Other General and Administrative. Other general and administrative expenses were $11.9 million for the year ended December 31, 1999, an increase of $9.6 million over other general and administrative expenses of $2.3 million for the Inception Period. The increase in other general and administrative expenses resulted from additional personnel and personnel related costs as we hired personnel to implement procedures and controls to support our planned expansion and to administer finance, legal and human resource functions. Other general and administrative expenses for the year ended December 31, 1999 and the Inception Period also included amortization of intangible assets of $1.0 million and $0.7 million, respectively. Amortization of intangible assets relates primarily to the acquisitions of CATV and HSAN.

     In 1999, we recorded severance and other benefit related costs of $1.2 million associated with the termination of some of our employees in the fourth quarter of 1999 including the aforementioned $0.3 million of non-cash, compensation expense from stock options. At December 31, 1999, approximately $0.8 million related to the cash portion of the costs remained unpaid.

     Investment Income. Investment income was $6.2 million for the year ended December 31, 1999, compared to investment income of $0.1 million for the Inception Period. Investment income represents interest earned on cash, cash equivalents and short-term investments. The primary reason for the increase in investment income relates to interest on investments purchased using the net proceeds of our initial public offering.

     Interest Expense. Interest expense was $0.5 million for the year ended December 31, 1999, an increase of $0.4 million over interest expense of $0.1 million for the Inception Period. Interest expense represents interest on long-term debt and capital lease obligations.

     Income Taxes. At December 31, 1999 and 1998, we had accumulated net operating loss carryforwards for federal and state tax purposes of approximately $63.6 million and $9.0 million, respectively, which will expire beginning in 2018. At December 31, 1999 and 1998, we had net deferred tax assets of $26.5 million and $3.8 million, respectively, relating principally to our accumulated net operating losses. Our ability to realize the value of our deferred tax assets depends on our future earnings, if any, the timing and amount of which are uncertain. We have recorded a valuation allowance for the entire net deferred tax asset as a result of those uncertainties. Accordingly, we did not record any income tax benefit for net losses incurred for the year ended December 31, 1999 or the Inception Period.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 2001, we had approximately $36.9 million in cash and cash equivalents, short-term investments and restricted cash. To preserve cash, we have implemented a series of significant cost reduction measures. Among the actions being taken by the company are:

     - the completion of its previously announced exit from certain one-way cable TV markets;

     - the commencement of negotiations to exit all of its turnkey contracts with cable operators other than Charter Holdco (covering approximately 23,000 subscribers);

     - the scaling back of the operations of Digital Chainsaw, including reducing its workforce and eliminating all service offerings other than web site hosting and the subsequent sale of certain operating assets, including hosted customer websites, on October 31, 2001;

     - ceasing entry into the DSL market and ceasing development of any other new service and product offerings other than those that are expected to be cash flow positive in the short term;

     - material reductions in workforce; and

     - entering into a management agreement with CCI, pursuant to which CCI is responsible for the purchase and installation of cable modems and related equipment while sharing responsibility for product marketing. In addition, CCI has the option to undertake additional management responsibilities with respect to the business related to the assets it seeks to acquire.

     After these changes are completed, our operations will consist of our Internet access cable business with Charter Holdco, and through on or about December 31, 2001, our existing international ISP infrastructure services business. We expect these reductions in its operations to result in future operating cost reductions, the amounts of which cannot yet be determined. However, even with these changes, we will continue to experience substantial negative cash flow from its remaining operations. Although we will continue to monitor the size of our workforce and the levels of our other operating costs and cash commitments with a view to conserving cash, we will not be able to reduce costs significantly enough to continue as a going concern without additional financing.

     We believe that we will not be able to secure additional financing in the current economic environment being faced by the telecommunications industry before our cash reserves are depleted in early 2002. In light of the difficult current financing environment, we have entered into the asset purchase agreement with Charter Holdco. If the asset sale to Charter is not consummated, we will likely file for bankruptcy.

     At September 30, 2001, we had cash and cash equivalents of $12.1 million and short-term investments of $22.4 million, compared with $114.8 million of cash and cash equivalents and $13.2 million of short-term investments at December 31, 2000. We had significant negative cash flow from operating activities for the nine months ended September 30, 2001. Cash used in operating activities for the nine months ended September 30, 2001 was $72.7 million, caused primarily by a net loss of $118.7 million, an increase in current and non-current assets of $7.5 million, a decrease in accounts payable of $12.8 million, partially offset by an increase in accrued expenses and other current liabilities of $5.5 million and non-cash expenses of $60.8 million.

     Cash used in investing activities for the nine months ended September 30, 2001 was $22.2 million, due to the purchase of short-term investments totaling $40.7 million and capital expenditures of $12.9 million, partially offset by sales and maturities of short-term investments of $31.4 million. The principal capital expenditures incurred during this period were for the purchase of cable modems, data center equipment, and DSL equipment.

     Cash used by financing activities for the nine months ended September 30, 2001 was $7.8 million, comprised of payments on capital lease obligations of $6.0 million and payments on long-term debt of $3.7 million, partially offset by proceeds from long-term debt of $1.9 million.

     If the asset sale is not consummated, we expect to experience substantial negative cash flow from operating activities and negative cash flow from investing activities and would likely be unable to attract the funding we need to continue as a going concern. Under such circumstances, our future cash requirements will depend on a number of factors, including the success of our cost reduction measures and changes in our operating expenses, such as our personnel expense.

     We expect to incur $15.0 million of capital expenditures in 2001 principally related to the purchase of cable modems, the upgrade of our data center infrastructure and the purchase of $3.4 million of DSL assets. For the nine month period ended September 30, 2001, we have incurred $12.9 million of capital expenditures.

     Investment Portfolio. Cash equivalents are highly-liquid investments with insignificant interest rate risk and original maturities of 90 days or less and are stated at amounts that approximate fair value based on quoted market prices. Cash equivalents consist principally of investments in interest-bearing money market accounts with financial institutions and highly-liquid investment-grade debt securities of the U.S. Government.

     Short-term investments are classified as available-for-sale and, as a result, are stated at fair value. Short-term investments are principally comprised of highly-liquid debt securities of corporations and the U.S. Government. We record changes in the fair market value of securities held for short-term investment as an equal adjustment to the carrying value of the security and stockholders' equity.

     Restricted cash is comprised of certificates of deposit collateralizing letters of credit backing certain leases.

     Loan Facilities. We have $2.9 million outstanding under various loan facilities at September 30, 2001 with interest rates on draws on the facilities ranging from 14.63% to 15.52%. No draws were made on loan facilities for the nine months ended September 30, 2001.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001, or later. The company will apply the provisions of SFAS 141 to any future business combinations.

     In addition, the FASB issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that other intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 142 is effective for the company beginning on January 1, 2002. The company has no intangible assets or goodwill at September 30, 2001, and therefore expects that the adoption of SFAS 142 on January 1, 2002 will have no impact on the financial condition or results of operations of the company.

     In October 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SFAS 121. SFAS 144 applies to all long-lived assets and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business" ("APB 30"). SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value, less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the company beginning on January 1, 2002.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Our exposure to market risk is limited to interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Our cash equivalents are invested with high-quality issuers and limit the amount of credit exposure to any one issuer. Due to the short-term nature of our cash equivalents, we believe that we are not subject to any material market risk exposure.

     We do not have any foreign currency hedging instruments.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the number of shares of our two outstanding classes of stock beneficially owned as of January 23, 2002, by each person who is known by us to own beneficially more than 5% of either class, each of our directors, our Chief Executive Officer, each of our four most highly compensated executive officers other than our Chief Executive Officer, and all of our directors and executive officers as a group:

                                                                  SHARES OF CLASS
                                                                BENEFICIALLY OWNED
                                                              -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                            NUMBER     PERCENT(1)
------------------------------------                          ----------   ----------
PREFERRED STOCK
Vulcan Ventures Incorporated(2).............................      38,000      50.7%
  505 Fifth Ave. South
  Seattle, Washington 98104
Charter Communications Ventures, LLC(2).....................      37,000      49.3%
  12405 Powerscourt Drive
  St. Louis, Missouri 63131
Paul G. Allen(2)............................................      75,000     100.0%
  505 Fifth Ave. South
  Seattle, Washington 98104
COMMON STOCK
Vulcan Ventures Incorporated(3).............................  27,798,278      36.9%
  505 Fifth Ave. South
  Seattle, Washington 98104
Charter Communications Ventures, LLC(3).....................  10,027,426      12.9%
  12405 Powerscourt Drive
  St. Louis, Missouri 63131
Paul G. Allen(3)............................................  37,825,704      48.5%
  505 Fifth Ave. South
  Seattle, Washington 98104
Irving W. Bailey, II(4).....................................   1,376,301       1.8%
Michael E. Gellert(5).......................................     590,079         *
David A. Jones, Jr.(6)......................................     967,835       1.3%
Robert S. Saunders(7).......................................     378,212         *
Daniel J. O'Brien(8)........................................   1,866,875       2.5%
Richard George(9)...........................................     151,463         *
Michael Mossman(10).........................................      31,266         *
John G. Hundley(11).........................................      43,543         *
George E. Willett(12).......................................     217,564         *
Directors and executive officers as a group (9
  persons)(13)..............................................   5,623,138       7.4%

---------------

  *  Less than 1%.

 (1) Based on 75,000 shares of preferred stock outstanding as of January 23, 2002, and 60,394,835 shares of common stock outstanding as of January 23, 2002. For the purpose of computing the number and percentage of outstanding shares of common stock held by each person as of January 23, 2002, the 14,952,906 shares of common stock into which the 75,000 outstanding shares of preferred stock may be converted are deemed to be outstanding. Shares which a person has the right to acquire pursuant to options or warrants within sixty days after January 23, 2002, are deemed to be outstanding for the purposes of computing the percentage for such person but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

 (2) Based on information set forth in Schedule 13D (Amendment No. 8) filed on December 21 2001, by Vulcan, Charter Ventures, Charter Communications Holdings, LLC, Charter, CCI and Paul G. Allen, the sole shareholder of Vulcan and the Chairman of CCI. Mr. Allen's reported holdings include the shares held by both Vulcan and Charter Ventures. Vulcan has agreed to sell the 38,000 shares of preferred stock it owns to Charter Holdco. This sale will close immediately prior to the closing of the transactions contemplated by the asset purchase agreement. The company has agreed to purchase from Vulcan the 20,222,139 shares of its common stock held by Vulcan pursuant to the common stock purchase agreement described below. This sale will close concurrently with the closing of the transactions contemplated by the asset purchase agreement.

 (3) Based on information set forth in Schedule 13D (Amendment No. 8) filed on December 21, 2001, by Vulcan, Charter Ventures, Charter Communications Holdings, LLC, Charter Holdco, CCI and Paul G. Allen, the sole shareholder of Vulcan and the Chairman of CCI. Information on the number of warrants held by Charter Holdco and the number of shares of common stock into which the outstanding shares of preferred stock may be converted is based on the company's records. Vulcan's reported holdings include 20,222,139 shares of common stock and 7,576,139 shares of common stock which may be acquired upon the conversion of 38,000 shares of preferred stock held by Vulcan. Vulcan's reported holdings do not include any shares held by Charter Ventures or CCI. Charter Ventures' reported holdings consist of 7,376,767 shares of common stock which may be acquired upon the conversion of 37,000 shares of preferred stock held by Charter Ventures and 2,650,659 shares of common stock which Charter Holdco, an affiliate of Charter Ventures, has the right to acquire upon the exercise of outstanding warrants. Mr. Allen's reported holdings include the shares reported as held by both Vulcan and Charter Ventures.

 (4) Includes 4,800 shares held by Mr. Bailey's wife, 19,000 shares held by the Beauregard Foundation, of which Mr. Bailey is President, and 46,501 shares that Mr. Bailey may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

 (5) Includes 173,515 shares held by Mr. Gellert's wife and 51,538 shares that Mr. Gellert may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

 (6) Includes 164 shares held by CV Holdings, Inc., of which Mr. Jones is the sole shareholder, 2,115 shares held by Chrysalis Ventures, LLC, a company controlled by Mr. Jones, 1,540 shares held by Mr. Jones' wife as custodian under the Uniform Gift to Minors' Act and 53,089 shares that Mr. Jones may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

 (7) Includes 115,526 shares held by Saunders Capital, LLC, of which Mr. Saunders is president, 91,834 shares held by Saunders Capital Profit Sharing Plan, 400 shares held by Mr. Saunders' wife, 1,500 shares held by Mr. Saunders' children and 53,089 shares that Mr. Saunders may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

 (8) Includes 1,200,000 shares of restricted stock subject to forfeiture and 646,875 shares that Mr. O'Brien may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

 (9) Includes 100,000 shares of restricted stock subject to forfeiture, 49,851 shares that Mr. George may acquire upon exercise of options exercisable within 60 days of January 23, 2002 and 1,882 shares held in the company's 401(k) plan.

(10) Consists of 30,831 shares that Mr. Mossman may acquire upon exercise of options exercisable within 60 days of January 23, 2002 and 435 shares held in the company's 401(k) plan. Mr. Mossman's employment with the company was terminated on October 6, 2001.

(11) Includes 1,230 shares held by Mr. Hundley's wife, 765 shares held by Mr. Hundley as custodian under the Uniform Gift to Minors Act, 34,968 shares that Mr. Hundley may acquire upon exercise of options exercisable within 60 days of January 23, 2002 and 3,200 shares held in the company's 401(k) plan.

(12) Includes 75,000 shares of restricted stock subject to forfeiture, 137,714 shares that Mr. Willett may acquire upon exercise of options exercisable within 60 days of January 23, 2002 and 3,200 shares held in the company's 401(k) plan.

(13) Includes shares of restricted stock and shares that the directors and executive officers may acquire upon exercise of options exercisable within 60 days of January 23, 2002.

        INFORMATION ABOUT CCI, CHARTER HOLDCO, CHARTER, CHARTER VENTURES
              AND VULCAN AND THE COMPANY'S RELATIONSHIP WITH CCI,
              CHARTER HOLDCO, CHARTER, CHARTER VENTURES AND VULCAN

INFORMATION ABOUT CCI, CHARTER HOLDCO, CHARTER, CHARTER VENTURES AND VULCAN

     CCI is a Delaware corporation whose Class A common stock trades on the Nasdaq Stock Market under the symbol "CHTR." CCI is controlled by Mr. Paul G. Allen, who holds approximately 92% of the voting power and 3.7% of the outstanding equity of CCI. CCI is the manager of Charter Holdco, Charter Ventures and Charter. CCI, together with its subsidiaries and affiliates, is the fourth largest operator of cable systems in the United States. Through its broadband network of coaxial and fiber cable, CCI provides video, data, interactive and private business network services to approximately 7 million customers in 40 states.

     Charter Holdco is a Delaware limited liability company whose principal business is owning and operating cable systems. Approximately 46.5% of the outstanding equity of Charter Holdco and 100% of the voting power of Charter Holdco are held by CCI. Charter Holdco is the 100% owner, indirectly, of the operating companies that conduct CCI's cable business, including Charter Ventures.

     Charter Ventures is a Delaware limited liability company that is an indirect wholly owned subsidiary of Charter Holdco. The primary business of Charter Ventures is investing in companies related to the cable business.

     Charter is a Delaware limited liability company that is an indirect wholly owned subsidiary of Charter Holdco. Its primary business is holding certain assets related to the operation of various Charter Holdco subsidiaries.

     Vulcan is a Washington corporation that is 100% owned and controlled by Mr. Allen. Vulcan's primary business is to hold investment interests in various companies.

     The Charter entities and Vulcan are affiliates of each other by virtue of their common control by Mr. Allen. In addition, they have common members of their boards of directors, as is more fully described below.

     The principal executive offices of CCI, Charter Holdco, Charter and Charter Ventures, and their respective directors and officers named in this proxy statement, except for Messrs. Allen and Savoy, are located at 12405 Powerscourt Drive, St. Louis, Missouri 63131. The telephone number at this location is (314) 965-0555. The principal executive office of Paul G. Allen and of Vulcan and its directors and officers, except as noted below, is located at 505 Union Station, 505 Fifth Avenue South, Suite 900, Seattle, Washington 98104. The telephone number at this location is (206) 342-2000.

     The chart below sets forth the organizational structure of the Charter entities and Vulcan and their control by Paul G. Allen. Equity ownership and voting percentages are as of December 17, 2001.

                      [CHARTER COMMUNICATIONS FLOW CHART]

       * Does not include the issuance of a minority interest to parties unaffiliated with the Charter entities or Paul G. Allen, which minority interest is issuable upon exchange of equity interests in certain subsidiaries.
      ** These membership units are exchangeable on a one-for-one basis at any time for shares of Charter Communications, Inc. Class B common stock which are in turn convertible into shares of Charter Communications, Inc. Class A common stock.

CHARTER HOLDCO'S AND CHARTER'S FINANCING FOR THE ASSET PURCHASE TRANSACTION

     Pursuant to the assignment and consent described above, Charter Holdco assigned to Charter the preferred stock purchase agreement and certain of Charter Holdco's rights and obligations under the asset purchase agreement. Charter will receive from its indirect 100% parent Charter Communications Holdings, LLC ("Charter Holdings"), a Delaware limited liability company, as a contribution to capital (i) the $8 million necessary to pay Vulcan the full cash purchase price for the 38,000 shares of preferred stock to be purchased pursuant to the preferred stock purchase agreement and (ii) the funds required to pay the cash portion of the purchase price under the asset purchase agreement (such funds collectively referred to as the acquisition funds).

     Charter Holdings will receive the acquisition funds from either or both of Charter Communications Operating, LLC ("Charter Operating") or Falcon Cable Communications, LLC ("Falcon" and together with Charter Operating, referred to as the funding subsidiaries), each of which is an indirect wholly owned subsidiary of Charter Holdco, as a repayment of certain intercompany receivables held by Charter Holdings. The funding subsidiaries will obtain the acquisition funds from either their working capital or from drawdowns on the credit facilities described below.

     The credit facility for Charter Operating was entered into on March 18, 1999, amended and restated on January 3, 2002, and consists of senior secured credit facilities arranged by Chase Securities Inc., Nationsbanc Montgomery Securities LLC and TD Securities (USA) Inc. These credit facilities are guaranteed by Charter Holdings and by Charter Operating's subsidiaries and are secured by pledges of intercompany obligations and ownership interests. These credit facilities include Tranche A and B term loans and a revolving loan with an aggregate $1.34 billion borrowing limit. The final maturity date for both the Tranche A term loan and the revolving loan is September 18, 2007. The final maturity dates for the two Tranche B term loans are March 2008 and September 18, 2008. The revolving loan will likely be the portion drawn upon to fund the purchases of stock and assets described above. The interest rate on the Tranche A and B term loans and the revolving loan may be determined by two options, a base rate option, which is generally the "prime rate" of interest plus a margin ranging from 0.5% to 1.75% depending on the leverage ratio of Charter Operating and its subsidiaries and an interbank Eurodollar rate plus a margin ranging from 1.5% to 2.75% also depending on the leverage ratio of Charter Operating and its subsidiaries. The effective rate under Charter Operating's revolving loan will depend on the prime rate or the interbank Eurodollar rate and the margin applicable at the time.

     Falcon's credit facilities with BankBoston, N.A., Bank of America, N.A. and the Chase Manhattan Bank, as agents, were amended and restated as of September 26, 2001, and are senior secured credit facilities guaranteed by Falcon's direct parent, which is an affiliate of Charter Holdco, and by Falcon's subsidiaries and are secured by pledges of intercompany obligations and ownership interests. These credit facilities currently permit maximum borrowings of $1.25 billion and include Term Loans B and C and three revolving loan facilities. The final maturity dates for the revolving loan and the supplemental revolving loan are December 29, 2006 and December 31, 2007, respectively. The final maturity date for Term Loans B and C are June 29, 2007 and December 31, 2007, respectively. Either or both of the revolving loan and the supplemental revolving loan will likely be the portion of Falcon's credit facilities drawn upon to fund the purchases of stock and assets described above. The interest rate on the Term Loans B and C and the revolving loan facilities may be determined by two options, a base rate option, which is generally the "prime rate" of interest plus a margin ranging from 0% to 1.5%, depending on the leverage ratio of Falcon and its subsidiaries and an interbank Eurodollar rate plus a margin ranging from 1.0% to 2.5%, also depending on the leverage ratio of Falcon and its subsidiaries. The effective rate under Falcon's revolving loan and supplemental revolving loan will depend on the prime rate and the margin applicable at the time.

     Charter Operating and Falcon plan to repay any borrowings made under their respective credit facilities for purposes of consummating the transactions contemplated by either or both of the asset purchase agreement and the stock purchase agreement in the ordinary course of business, substantially consistent with their past practice of borrowing and repaying similar amounts under their credit facilities.

     Immediately prior to the consummation of the transactions contemplated by the asset purchase agreement, Charter Holdco will transfer all of its warrants to buy our common stock to Charter Holdings as a contribution to capital, Charter Ventures will transfer the 37,000 shares of our preferred stock Charter Ventures holds to Charter Holdings as a distribution, and Charter Holdings will transfer the warrants it will receive from Charter Holdco and the 37,000 shares of preferred stock it will receive from Charter Ventures to Charter as a contribution to capital.

     Charter Holdco and Charter have made no financing arrangements in connection with the asset purchase agreement and related agreements other than as described above.

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

RELATIONSHIP OF CCI, CHARTER HOLDCO, CHARTER, CHARTER VENTURES AND VULCAN WITH THE COMPANY

     Charter Ventures and Vulcan own 37,000 and 38,000 shares of our preferred stock, respectively, which represents all of the outstanding shares of our preferred stock. In addition, Vulcan owns 20,222,139 shares of our common stock. Accordingly, Charter Ventures and Vulcan together hold 46.7% of the votes eligible to be cast by the combined class of our common stock and preferred stock at the Special Meeting. All of these shares are beneficially owned by Mr. Allen.

     Until their resignation on July 30, 2001, Messrs. Jerald L. Kent, Stephen
E. Silva and William D. Savoy, each of whom was either an employee and/or director of CCI, Charter Holdco, Charter Ventures, Charter and/or Vulcan, were also members of our board of directors. Mr. Kent was President and Chief Executive Officer and a director of CCI, Charter Holdco, Charter and Charter Ventures. (Mr. Kent resigned as officer and director of each of those entities effective September 28, 2001 and has not been an affiliate of any of them since that date.) Mr. Silva was Senior Vice President -- Corporate Development and Technology of CCI, Charter Holdco, Charter and Charter Ventures. (Mr. Silva was recently promoted and is now Executive Vice President and Chief Technical Officer of those entities.) Mr. Savoy is a director of CCI and Charter Holdco and is President and a director and Vice President of Vulcan.

DIRECTORS OF CCI, CHARTER HOLDCO, CHARTER AND CHARTER VENTURES

     The persons listed below are directors of CCI, Charter Holdco, Charter and Charter Ventures as indicated.


DIRECTORS                                                    COMPANY
---------                                                    -------
Paul G. Allen............................   CCI and Charter Holdco
Marc B. Nathanson........................   CCI
Ronald L. Nelson.........................   CCI
Nancy B. Peretsman.......................   CCI
William D. Savoy.........................   CCI and Charter Holdco
Carl E. Vogel............................   CCI, Charter Holdco, Charter Ventures and
                                            Charter
John H. Tory.............................   CCI
Larry W. Wangberg........................   CCI


     The following sets forth certain biographical information with respect to the directors listed above. All of the directors listed below are citizens of the United States of America, except for Mr. Tory, who is a citizen of Canada, as noted below.

     Paul G. Allen has been President, Chairman, Director and sole shareholder of Vulcan and a private investor for at least the past five years. Vulcan serves as an investment vehicle for Mr. Allen. Mr. Allen has also been Chairman of the board of directors of CCI since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, CCI) since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has interests in over 140 companies, many of which contribute to his Wired World vision. Mr. Allen's investments include Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in USA Networks, Inc., TechTV, L.L.C., DreamWorks LLC, a multi-media entertainment company, High Speed Access Corp., Wink Communications, Inc. and Oxygen Media, LLC. He is a director of USA Networks, Inc., TechTV, L.L.C. and numerous privately held companies.

     Marc B. Nathanson has been a director of CCI since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States, and since 1998 has served as chairman of The Broadcasting Board of Governors.

     Ronald L. Nelson has been a director of CCI since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor.

     Nancy B. Peretsman has been a director of CCI since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies.

     William D. Savoy has been Vice President and a Director of Vulcan for at least the past five years. Mr. Savoy has also been a director of CCI and Charter Holdco since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, InfoSpace, Inc., INVESTools, Inc., Peregrine Systems, Inc., RCN Corporation, USA Networks, Inc., TechTV, L.L.C. and Digeo, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     Carl E.Vogel has been the President, Chief Executive Officer and a director of CCI and Charter since October 2001. Mr. Vogel has more than 20 years experience in telecommunications and the subscription television business. Prior to joining CCI in October 2001, he was a senior vice president of Liberty Media Corporation from November 1999 until October 2001, and chief executive officer of Liberty Satellite and Technology from April 2000 until October 2001. Prior to joining Liberty Media Corp. and Liberty Satellite and Technology, Mr. Vogel was an executive vice president and chief operating officer of Field Operations for AT&T Broadband and Internet Services with responsibility for managing operations of all of AT&T's cable broadband properties from June 1999 until November 1999. Mr. Vogel previously served as chief executive officer of Primestar Inc., a national provider of subscription television services, from June 1998 to June 1999. From 1997 through June 1998 he served as the Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his telecommunications career at Jones Intercable.

     John H. Tory has been a director of CCI since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc, a broadcasting and publishing company. Prior to joining Rogers Media, Mr. Tory was a managing partner and member of the executive committee at Tory, Tory, DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School. Mr. Tory is a citizen of Canada.


     Larry W. Wangberg has been a director of CCI since January 29, 2002. He has also been the chairman and Chief Executive Officer of TechTV Inc., a cable television network, since 1997. He recently announced his intention to step down as the head of TechTV Inc., but will maintain his current position until a successor is named and afterwards will continue to serve as a director of TechTV Inc. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of

TechTV Inc., Autodesk Inc. and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.


EXECUTIVE OFFICERS OF CCI, CHARTER HOLDCO, CHARTER AND CHARTER VENTURES

     The following persons hold the described position(s) with each of CCI, Charter Holdco, Charter and Charter Ventures unless otherwise noted:

EXECUTIVE OFFICERS                                     POSITION(S)
------------------                                     -----------
Paul G. Allen..................  Chairman of the Board of CCI
Carl E. Vogel..................  President and Chief Executive Officer
David C. Andersen..............  Senior Vice President -- Communications
David G. Barford...............  Executive Vice President and Chief Operating Officer
Eric A. Freesmeier.............  Senior Vice President -- Administration
Thomas R. Jokerst..............  Senior Vice President -- Advanced Technology
                                 Development
Kent D. Kalkwarf...............  Executive Vice President and Chief Financial Officer
Ralph G. Kelly.................  Senior Vice President -- Treasurer
David L. McCall................  Senior Vice President of Operations -- Eastern Division
Majid R. Mir...................  Senior Vice President -- Telephony and Advanced
                                 Services
John C. Pietri.................  Senior Vice President -- Engineering
Michael E. Riddle..............  Senior Vice President and Chief Information Officer
Steven A. Schumm...............  Executive Vice President, Assistant to the President
Curtis S. Shaw.................  Senior Vice President, General Counsel and Secretary
Stephen E. Silva...............  Executive Vice President and Chief Technical Officer
J. Christian Fenger............  Senior Vice President of Operations, Western Division
William J. Shreffler...........  Senior Vice President of Operations, Central Division

     Information regarding these executive officers is set forth below (unless such information has already been provided above). All of the executive officers listed below are citizens of the United States of America.

     David C. Andersen, Senior Vice President -- Communications. Mr. Andersen was named to his current position in May 2000. Prior to this he was Vice President of Global Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their communications department, and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry's highest honor -- the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children's programming, and is a former chairman of the National Captioning Institute's Cable Advisory Board.

     David G. Barford, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations -- Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     Eric A. Freesmeier, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward.

     Thomas R. Jokerst, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision.

     Kent D. Kalkwarf, Executive Vice President and Chief Financial Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate and international tax issues.

     Ralph G. Kelly, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly is a certified public accountant.

     David L. McCall, Senior Vice President -- Operations -- Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association's Tower Club.

     Majid R. Mir, Senior Vice President -- Telephony and Advanced Services. Prior to joining Charter Communications, Inc. in April 2001, Mr. Mir worked with GENUITY Networks, Inc. as vice president, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as assistant vice president, Core Network Engineering. Mr. Mir served as director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor's of science in systems science from the University of West Florida and holds a master's degree in business administration from the University of South Florida.

     John C. Pietri, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting.

     Michael E. Riddle, Senior Vice President and Chief Information Officer. Prior to joining CCI in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries.

     Steven A. Schumm, Executive Vice President and Assistant to the President. Prior to joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee.

     Curtis S. Shaw, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law.

     Stephen E. Silva, Executive Vice President and Chief Technical Officer. Mr. Silva joined Charter Investment in 1995 and has also served as vice president responsible for billing services and new product development and Vice
President -- Corporate Development and Technology. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

     J. Christian Fenger has been Senior Vice President of Operations -- Western Division for CCI since January 2002, having previously served as Vice President and Senior Vice President of Operations for our North Central Region since September 1998. From October 1992 until joining CCI in September 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, a cable television company. Prior to that, he was the Regional Manager of Simmons Cable TV from 1986 until 1992. Mr. Fenger received his bachelor's degree and his master's degree in communications management from Syracuse University's Newhouse School of Public Communications.

     William J. Shreffler has been Senior Vice President of
Operations -- Central Division for CCI since January 2002, having previously served as Senior Vice President for the Central Region and Vice President of Operations for the Michigan region. Prior to joining CCI in November 1999, Mr. Shreffler acted as a Managing Director of Cablevision, a cable television company, from January 1999 to October 1999. Between 1995 and December 1998, he held various positions with Century Communications, a telecommunications company, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffler acted as the Regional Controller for American Cable Systems and following the acquisition of American by Continental Cablevision, as its General Manager in its Chicago region. Mr. Shreffler holds degrees from Robert Morris University and Duquesne University.

DIRECTORS AND EXECUTIVE OFFICERS OF VULCAN

     The following persons hold the described position(s) with Vulcan:

EXECUTIVE OFFICERS AND DIRECTORS                                 POSITION(S)
--------------------------------                       --------------------------------
Paul G. Allen.......................................   President, Chairman and Director
Jo Allen Patton.....................................   Vice President and Director
William D. Savoy....................................   Director and Vice President
Nathaniel Brown.....................................   Vice President
Joseph Franzi.......................................   Vice President and Secretary
Richard Leigh.......................................   Vice President

     The following sets forth certain biographical information with respect to the directors and executive officers listed above (unless such information has already been provided above). All of Vulcan's directors and executive officers are citizens of the United States of America.

     Jo Allen Patton has been Vice President and Director of Vulcan for at least the past five years. Ms. Patton also serves as president of Clear Blue Sky Productions (an independent film production company), vice-chair of First & Goal Inc. (the developer and manager of the Washington State Football & Soccer Stadium), and executive director of Experience Music Project (Seattle's unique, interactive music museum). In addition, Ms. Patton serves as executive director of the six Paul G. Allen Foundations, which support nonprofit organizations throughout the Pacific Northwest in the areas of health and human services, the arts, medical research and forest protection.

     Nathaniel T. "Buster" Brown has worked within the Vulcan umbrella of companies since 1998, initially from January 1998 to the present as the Vice President of Finance for First & Goal Inc. and has been Vice President and Chief Financial Office of Vulcan since September 2000. Mr. Brown was formerly the chief financial officer for the Seattle Seahawks from May 1998 to September 2000. Prior to joining First & Goal Inc., Mr. Brown was the CFO for Administrative Systems, Inc. from 1994 to 1997, the CFO of Thurman Industries, Inc. from 1990 to 1994, director of accounting for Egghead Discount Software from 1987 to 1989 and the CFO of Northwestern Drug Co. from 1984 to 1987. Mr. Brown received his masters of business administration from the University of Puget Sound.

     Joseph Franzi has been Vice President of Treasury and Asset Management for Vulcan since July 2001. Prior to joining Vulcan in July 1997, Mr. Franzi spent 23 years with KPMG, including 15 years as partner. He is a graduate of the University of San Francisco School of Law and Undergraduate School and University of Washington Graduate School of Business Administration Management Program.

     Richard Leigh has served as Vulcan's Vice President and general counsel since December 2000. Prior to becoming Vulcan's general counsel, Mr. Leigh was vice president and general counsel for the Seattle Seahawks, a Vulcan-affiliated company from September 1997 to December 2000. He also spent eight years from September 1989 to September 1997 as a corporate attorney with the Seattle law firm of Foster Pepper & Shefelman, PLLC, where he was a partner. Mr. Leigh earned his B.A. degree in History and Hispanic Studies from Brown University and an M.A. degree in International Politics from The Johns Hopkins University School of Advanced International Studies. He also holds a J.D. degree from Columbia University School of Law.

OPINION OF MERRILL LYNCH

     Merrill Lynch has provided the CCI board of directors with its opinion dated September 7, 2001 to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in its opinion, (i) the proposed consideration to be paid by CCI and Charter Holdco in the asset purchase transaction with the company and in the preferred stock purchase transaction with Vulcan, taken together, was fair, from a financial point of view, to CCI, and (ii) the proposed consideration to be paid by CCI and Charter Holdco in the preferred stock purchase transaction with Vulcan was fair, from a financial point of view, to CCI when viewed in the context of the asset purchase transaction and the preferred stock purchase transaction, taken together. The written opinion of Merrill Lynch was delivered to the CCI board of directors prior to the entry into of the assignment and consent between Charter Holdco and Charter described above and therefore the description of their opinion refers to Charter Holdco as the purchaser of our assets. The CCI board of directors does not intend to request that Merrill Lynch provide an update to its opinion dated September 7, 2001.

     Merrill Lynch's opinion sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch. Each holder of the company's common stock is urged to read Merrill Lynch's opinion in its entirety. This summary of Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex E. Merrill Lynch's opinion was intended for the use and benefit of the CCI board of directors, was directed only to the fairness, from a financial point of view, to CCI, of (i) the proposed consideration to be paid by CCI and Charter Holdco in the asset purchase transaction with the company and in the preferred stock purchase transaction with Vulcan, taken together, and (ii) the proposed consideration to be paid by CCI and Charter Holdco in the preferred stock purchase transaction with Vulcan, when viewed in the context of the asset purchase transaction and the preferred stock purchase transaction, taken together.

     Merrill Lynch's opinion did not address the merits of the underlying decision by CCI to engage in the transactions and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the proposed transactions or any related matter. The consideration to be paid by CCI and Charter Holdco in the asset purchase transaction and the preferred stock purchase transaction was determined on the basis of negotiations between CCI, Charter Holdco, the company and Vulcan, as the case may be, and was approved by the CCI board of directors.

     In arriving at its opinion, Merrill Lynch, among other things:

     - Reviewed certain publicly available business and financial information relating to the company and the company's cable modem business that Merrill Lynch deemed to be relevant;

     - Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the company's cable modem business and the company, as well as the amount and timing of the cost savings expected to result from the asset purchase, furnished to Merrill Lynch by the company and CCI, respectively;

     - Conducted discussions with members of senior management and representatives of CCI and the company concerning the matters described in the previous two bullets, as well as their respective businesses and prospects before and after giving effect to the transactions and the cost savings expected to result from the transactions;

     - Reviewed the market prices and valuation multiples for the company's common stock;

     - Reviewed the results of operations of the company's cable modem business and the company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

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

     - Compared the proposed financial terms of the asset purchase transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

     - Participated in certain discussions and negotiations among representatives of the company and CCI and their financial and legal advisors regarding the proposed asset purchase from the company;

     - Reviewed the potential pro forma impact of the transactions on CCI and Charter Holdco and considered the potential adverse impact to CCI and Charter Holdco of customer loss and increased customer churn in the event the asset purchase transaction is not consummated;

     - Reviewed a draft dated September 7, 2001 of the asset purchase agreement, a draft dated September 7, 2001 of the stock purchase agreement between Charter Holdco and Vulcan, a draft dated September 7, 2001 of the services and management agreement between the company and CCI and a draft dated September 7, 2001 of the Voting Agreement among the company, Charter Ventures, Vulcan, and the directors and former directors of the company listed on the signature pages thereof;

     - Reviewed the terms of our preferred stock as set forth in the certificate of designations, including, without limitation, the voting rights and the liquidation preferences of our preferred stock; and

     - Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or made publicly available. Merrill Lynch did not assume any responsibility for independently verifying that information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of the company's cable modem business or the company. Merrill Lynch was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the company's cable modem business or the company. With respect to the financial forecast information and the cost savings information furnished to or discussed with Merrill Lynch by CCI or the company, Merrill Lynch assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of CCI's or the company's management as to the expected future financial performance of CCI or the company, as the case may be, and the cost savings expected to result from the asset purchase. In preparing its opinion, Merrill Lynch also considered that the holders of two-thirds of the outstanding shares of the our preferred stock, voting as a separate class, are required to approve the asset purchase transaction and that Vulcan owns a majority of such shares. Merrill Lynch also assumed that the final form of the asset purchase agreement, the preferred stock purchase agreement, the services and management agreement and the voting agreement would be substantially similar to the last drafts reviewed by Merrill Lynch.

     Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the transactions, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the transactions. In addition, Merrill Lynch expressed no opinion as to the prices at which shares of CCI common stock would trade following the announcement or completion of the transactions, as the case may be.

     Merrill Lynch did not participate in negotiations with respect to the terms of the preferred stock purchase transaction, and it was not requested to and did not provide advice concerning the structure, the specific amount of the consideration to be paid in the preferred stock purchase transaction, or any other aspect of the preferred stock purchase transaction, or to provide services other than the delivery of its opinion. In addition, in rendering its opinion, Merrill Lynch did not take into consideration the terms of any earlier transaction between CCI or Charter Holdco, on the one hand, and the company, on the other, including but not limited

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

to, the terms upon which an affiliate of CCI purchased from the company shares of the company's preferred stock.

     The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch that were presented to CCI's board of directors in connection with the opinion delivered to CCI's board of directors on September 7, 2001. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch's financial analyses.

  TRANSACTION VALUATION

     Overview of Valuation Methodologies. Merrill Lynch employed several different valuation methodologies to evaluate the value of the company's assets to be acquired by Charter Holdco. Merrill Lynch noted that where it estimated valuations for the company as a whole, Merrill Lynch adjusted these figures to arrive at the value of the company's cable modem assets being acquired by Charter Holdco. In making these adjustments, Merrill Lynch assumed that non-cable modem business lines have negligible value. Merrill Lynch also noted that the assets Charter Holdco is acquiring from the company account for a portion of the company's subscribers, and therefore adjusted the implied valuations for the company as a whole.

     Stock Trading History. Merrill Lynch reviewed the stock trading performance of the company's common stock for the period from its initial public offering on June 4, 1999 through September 6, 2001. In addition, Merrill Lynch examined, based on the 52-week high and low share price for the period beginning September 6, 2000 and ending September 6, 2001, the implied aggregate value of the assets of the company to be acquired by Charter Holdco. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's assets to be acquired by Charter Holdco to range from $0.0 million to $190.9 million.

     Comparable Public Company Analysis. Using publicly available information, including analyst estimates of anticipated revenues, Merrill Lynch compared the market capitalization of selected publicly traded companies to 2001 revenue estimates. The companies reviewed in the analysis include the following:

     Network-Based Internet Service Providers (ISPs):

        - AppliedTheory Corporation

        - iBasis, Inc.

        - Genuity Inc.

     Consumer-Based Internet Service Providers:

        - EarthLink, Inc.

        - At Home Corporation

        - Prodigy Communications Corporation

     Digital Subscriber Line (DSL) Companies:

        - DSL.net, Inc.

        - Network Access Solutions Corporation

     The results of this analysis was as follows:

         MARKET CAPITALIZATION AS A MULTIPLE OF 2001 ESTIMATED REVENUE

                                                              HIGH   LOW    MEDIAN
                                                              ----   ----   ------
Network-Based ISPs..........................................   2.0x   0.4x   0.5x
Consumer-Based ISPs.........................................   1.8x   0.3x   1.5x
DSL Companies(1)............................................   2.4x   2.4x   2.4x

---------------

(1) Data only meaningful for one company.

     On the basis of this analysis and using a multiple range of 1.0x to 2.0x, Merrill Lynch estimated the implied value of the company's assets to be acquired by Charter Holdco to range from $29.2 million to $58.4 million.

     Comparable Acquisitions Analysis. Merrill Lynch reviewed certain publicly available information regarding 13 selected business acquisitions since January 1998 involving internet related businesses. These acquisitions are referred to as the Comparable Acquisition Transactions. The Comparable Acquisition Transactions reviewed are as follows:

     Acquiror/Target (Announced Date of Transaction)

        - RCN Corporation/Erols Internet, Inc. (January 1998)

        - Excite, Inc./At Home Corporation (January 1999)

        - MindSpring Enterprises, Inc./EarthLink Network, Inc. (September 1999)

        - Pacific Century Cyberworks Limited/Softnet Systems, Inc. (October
          1999)

        - Prodigy Communications Corporation/Flashnet Communications, Inc. (November 1999)

        - NEXTLINK Communications, Inc./Concentric Network Corporation (January
          2000)

        - CoreComm Limited/Voyager.net, Inc. (March 2000)

        - Mpower Communications Corp./Primary Networks Holdings (April 2000)

        - NTT Communications Corp./Verio Inc. (May 2000)

        - EarthLink, Inc./OneMain.com, Inc. (June 2000)

        - Hughes Electronics Corporation/Telocity Delaware, Inc. (December 2000)

        - NetZero, Inc./Juno Online Services, Inc. (June 2001)

        - Cable and Wireless Public Limited Company/Digital Island, Inc. (June
          2001)

     With respect to these transactions, Merrill Lynch compared the value of each such transaction as a multiple of estimated current year revenue of the acquired company at the time of announcement. The results of these analyses were a high, low and median multiple of transaction value to estimated current year revenue of 39.8x, 0.2x and 5.8x, respectively.

     On the basis of this analysis and using a multiple range of 2.0x to 5.0x, Merrill Lynch estimated the implied value of the company's assets to be acquired by Charter Holdco to range from $58.4 million to $146.0 million.

     Break-Up Valuation. Using publicly available information, Merrill Lynch performed a break-up valuation analysis. Merrill Lynch estimated the transaction value to net property plant and equipment, or "Net

PP&E," for 12 selected acquisition transactions announced between August, 1996 and March, 2001. The acquisition transactions reviewed are as follows:

     Acquiror/Target (Announced Date of Transaction)

        - WorldCom, Inc./MFS Communications Company Inc. (August 1996)

        - Brooks Fiber Properties, Inc./Metro Access Networks, Inc. (March 1997)

        - WorldCom, Inc./Brooks Fiber Properties, Inc. (September 1997)

        - AT&T Corp./Teleport Communications Group Inc. (January 1998)

        - McLeodUSA Incorporated/Ovation Communications, Inc. (January 1999)

        - AT&T Canada Inc./MetroNet Communications Corp. (March 1999)

        - Choice One Communications Inc./US Xchange, L.L.C. (May 2000)

        - Time Warner Telecom Inc./GST Telecommunications, Inc. (August 2000)

        - WorldCom, Inc./Intermedia Communications Inc. (September 2000)

        - McLeodUSA Incorporated/CapRock Communications Corp. (October 2000)

        - GT Group Telecom Inc./C1 Communications Inc. (October 2000)

        - AT&T Corp./NorthPoint Communications Group, Inc. (March 2001)

     With respect to these transactions, Merrill Lynch compared the value of each such transaction as a multiple of Net PP&E of the acquired assets at the time of announcement. The results of this analysis were a high, low and median multiple of transaction value to Net PP&E of 8.3x, 0.3x and 3.4x, respectively.

     On the basis of this analysis and using a multiple range of 1.0x to 3.0x, Merrill Lynch estimated the implied value for the company's assets to be acquired by Charter Holdco to range from $47.9 million to $143.6 million.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow, or "DCF," analysis for the company using projections for the years 2001 through 2010, provided by the management of the company, which assumed that the company did not enter into new lines of business.

     The DCF analysis for the company's assets utilized discount rates ranging from 27.0% to 33.0% (based on an estimated weighted average cost of capital analysis for the company) and was comprised of the sum of the present values of:

          1. the projected cash flows for the years 2001 through 2010; and

          2. the 2010 terminal value based upon a range of multiples of estimated 2010 EBITDA from 8.0x to 9.0x.

     Based upon the foregoing, Merrill Lynch estimated the implied value for the company's assets to be acquired by Charter Holdco to range from $67.0 million to $136.2 million.

     Merrill Lynch also performed a DCF analysis for the company's assets to be acquired by Charter Holdco assuming such assets were owned by Charter Holdco. This analysis utilized projections for the years 2001 through 2008 provided by the management of CCI and the same discount rates and terminal multiples described above. Based on the foregoing, Merrill Lynch estimated the implied value for the company's assets to be acquired by Charter Holdco to range from $81.2 million to $143.1 million.

     Cost-to-Build Analysis. Using capital expenditure and other cost estimates provided by the management of CCI for the period from 2001 to 2006, Merrill Lynch estimated the present value of the cost to Charter Holdco to build the assets that Charter Holdco is purchasing from the company. Based on these estimates and discount rates for Charter Holdco ranging from 10.0% to 15.0%, Merrill Lynch estimated the

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

present value of building assets similar to those to be acquired from the company to range from $59.9 million to $88.4 million.

     Merrill Lynch noted that its cost-to-build analysis did not include such unquantifiable costs as senior management time and possible interruption of service and therefore understates the true cost of replicating the assets to be acquired from the company.

     Series D Preferred Stock Analysis. As part of the transaction, Charter Holdco agreed to purchase from Vulcan 38,000 shares of the company's preferred stock. Merrill Lynch noted that in estimating the value ranges for the 38,000 shares of the company's preferred stock as described below, the lower-end of the implied value ranges were based upon the implied values for the company's common stock (treating the company's preferred stock on an as-converted basis), and the upper-end of the implied value ranges included the estimated theoretical value of the optionality and liquidation preference inherent in the company's preferred stock.

     Stock Trading History. Merrill Lynch compared, for the period beginning September 6, 2000 and ending September 6, 2001, the 52 week high of $5.38 per share and low of $0.26 per share price of the company's common stock to estimate a range of implied values for the company's preferred stock. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $2.0 million to $40.9 million

     Current Share Price Analysis. Merrill Lynch utilized the closing price on September 6, 2001 of $0.26 per share of the company's common stock to estimate a range of implied values for the company's preferred stock. Based upon the foregoing, Merrill Lynch estimated the implied value of our preferred stock to be acquired from Vulcan to range from $2.0 million to $3.0 million.

     Comparable Public Company Analysis. Using the same group of companies and multiple ranges described above in the Comparable Public Company Analysis, Merrill Lynch estimated a range of implied values for the company's preferred stock. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $5.2 million to $9.5 million.

     Comparable Acquisition Analysis. Using the same group of acquisitions and multiple ranges described above in the Comparable Acquisition Analysis, Merrill Lynch estimated a range of implied values for the company's preferred stock. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $8.7 million to $19.9 million.

     Discounted Cash Flow Analysis. Using the same company management projections, discount rates and terminal multiples described above in the DCF Analysis, Merrill Lynch estimated a range of implied values for the company's preferred stock. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $10.6 million to $19.9 million.

     Estimated Liquidation Proceeds Analysis. Using estimates provided by the management of the company and CCI, Merrill Lynch estimated the range of implied values for the company's preferred stock based on the estimated liquidation of the company's remaining assets following the sale of the company's assets to Charter Holdco. Merrill Lynch assumed a cash distribution is made following the satisfaction of net liabilities and payment of shutdown costs, including estimated severance costs, contract termination fees and other costs of ceasing operations. Merrill Lynch also assumed that the holders of the company's preferred stock would receive per share proceeds equal to holders of the company's common stock. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $3.9 million to $6.8 million.

     Liquidation Value Analysis. Using the face value of the company's preferred stock, Merrill Lynch estimated a range of implied values for the company's preferred stock using 50% of the face value of the company's preferred stock as the low end of the range and 100% of the face value of the company's preferred stock as the high end of the range. Based upon the foregoing, Merrill Lynch estimated the implied value of the company's preferred stock to be acquired from Vulcan to range from $19.0 million to $38.0 million.

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

     The summary of analyses performed by Merrill Lynch set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CCI's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. The estimates are inherently subject to uncertainty.

     No company used as a comparison in the analyses described above is identical to the company and none of the comparable transactions utilized as a comparison is identical to the proposed transactions. In addition, various analyses performed by Merrill Lynch incorporate projections prepared by research analysts using only publicly available information. These estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared.

     The CCI board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the transactions and because Merrill Lynch is familiar with CCI and its businesses. As part of Merrill Lynch's investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

     Pursuant to the terms of a letter agreement between CCI and Merrill Lynch dated as of May 1, 2001, CCI agreed to pay Merrill Lynch a fee in the amount of $1 million. CCI further agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement (including certain fees and disbursements of legal counsel) and to indemnify Merrill Lynch and related parties from and against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Merrill Lynch has, in the past, provided financial advisory and financing services to CCI and/or its affiliates and has received, and may receive additional fees for the rendering of those services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade securities of CCI and certain of its direct and indirect subsidiaries, as well as the company's common stock and other securities of the company, for their own accounts and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in such securities.

     The full text of Merrill Lynch's presentation to the CCI board of directors on September 7, 2001 has been included as Exhibit C(6) to the Schedule 13E-3 filed with the SEC by Charter and the company in connection with the transaction, and the foregoing summary is qualified by reference to this exhibit.

OUR AGREEMENTS WITH CCI, CHARTER HOLDCO, CHARTER VENTURES AND VULCAN

     We have entered into a number of agreements with CCI, Charter Holdco, Charter Ventures and/or Vulcan. Certain of these agreements relate to the proposed asset sale, including the asset purchase agreement, the management agreement, the voting agreement, the license agreement, the billing letter agreement, the termination agreement and the assignment and consent. In connection with the asset purchase agreement, Charter Ventures, Vulcan and our directors have entered into an agreement with us to vote all of their shares in favor of the sale of substantially all of our assets as provided in the asset purchase agreement. This assures
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


that we will obtain the vote required under Delaware law and our organizational documents. In addition, as a condition to the closing of the asset sale, the asset purchase agreement requires the approval of a majority of the votes actually cast at the Special Meeting by holders of our common stock other than Charter Holdco, Vulcan, their respective affiliates and certain of our executive officers. For a more detailed description of the agreements we have entered into with CCI, Charter Holdco, Charter Ventures and/or Vulcan that relate to the asset sale, see page 13.


     In addition to the agreements related to the asset sale, we are party to certain other agreements with CCI, Charter Holdco, Charter Ventures and/or Vulcan as described below.

  PREFERRED STOCK PURCHASE AGREEMENT

     In October 2000, we entered into a preferred stock purchase agreement with Vulcan and Charter Ventures for the sale of 75,000 shares of our Series D Senior Convertible Preferred Stock. Vulcan purchased 38,000 shares for a purchase price of $38.0 million and Charter Ventures purchased 37,000 shares for a purchase price of $37.0 million. Each share of preferred stock has a liquidation preference of $1,000 plus the amount of all declared but unpaid dividends on the preferred stock. Each share of preferred stock may be converted into that number of shares of our common stock as calculated by dividing the liquidation preference by the conversion price per share. The conversion price per share is subject to adjustment in the event of dividends, distributions or certain other corporate events. With respect to matters submitted to a vote of the stockholders, the holders of the preferred stock have the right to one vote for each share of common stock into which their preferred stock may be converted. Under the preferred stock purchase agreement and related documents, Charter Ventures and Vulcan obtained various rights, including rights of first refusal on subsequent issuances, rights to technology products and services on a most favored nation basis and certain registration rights. In addition, so long as Charter Ventures and Vulcan beneficially own a certain percentage of the preferred stock and the common stock, they have the right to elect, voting as a separate class, that number of directors equal to the product of the total number of directors on our board of directors multiplied by the percentage of the common stock equivalents owned by Charter Ventures and Vulcan collectively.


     On July 30, 2001, the three members of our board elected by Charter Ventures and Vulcan (Messrs. Kent, Silva and Savoy) resigned. To date, Charter Ventures and Vulcan have not sought to elect replacements to these vacancies. If the asset sale is not consummated, Charter Ventures and Vulcan may seek to elect such replacements as is their right under the preferred stock purchase agreement. If the asset sale is consummated, the rights associated with the preferred stock will terminate upon the cancellation of the preferred shares as provided in the asset purchase agreement. For additional details about the asset purchase agreement, see page 13.


  COMMON STOCK PURCHASE AGREEMENT

     We and Vulcan have entered into a stock purchase agreement, dated as of November 1, 2001, pursuant to which we have agreed to acquire 20,222,139 shares of our common stock from Vulcan for an aggregate purchase price of $4,448,870, or $.22 per share. This purchase price represents a discount of 26% to our common stock's 20-day trailing average closing price as of October 26, 2001 and a discount of 77% of 81% to our estimated per share net cash value after taking into account the accretion in value from the purchase of our common stock from Vulcan. The shares of common stock subject to this agreement represent all of the shares of common stock held by Vulcan. In addition, we have confirmed with Vulcan that our prior discussions concerning our possible acquisitions of an ownership interest in Digeo Broadband, Inc., and the provision of services by us to Digeo, had never been finalized. We have also agreed to release each other from any other rights or obligations relating to Digeo. It is a condition precedent to the closing of the purchase of our common stock from Vulcan that the transactions contemplated by the asset purchase agreement with Charter Holdco have been consummated. Furthermore, the stock purchase agreement contemplates that the closing of the stock purchase agreement will occur concurrently with the closing of the asset purchase agreement, but in no event later than March 31, 2002.

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

  OPERATING AGREEMENTS


     We have entered into certain commercial agreements with CCI (which were assigned to Charter Holdco) and Vulcan. These agreements, and the assets we employ to fulfill our obligations under these agreements, constitute the assets Charter proposes to acquire pursuant to the asset purchase agreement. Accordingly, we have entered into an agreement with Charter Holdco, Vulcan and Marcus Cable, Inc., an affiliate of Charter Holdco, pursuant to which each of these agreements will terminate as of the closing of the asset purchase agreement. Additionally our obligations under these agreements is subject to the terms of the management agreement we entered into with CCI as part of the transactions contemplated by the asset purchase agreement. For a description of the management agreement, see page 21.


     In November 1998, we entered into a systems access and investment agreement with CCI (which was assigned to Charter Holdco) and Vulcan, a programming content agreement with Vulcan and related network services agreement with CCI (which was assigned to Charter Holdco). Under the agreements, we agreed to pay Charter Holdco 50% of our gross revenues for cable modem access services provided in Charter Holdco cable systems, 15% of gross revenues for dial up access services and 50% of gross revenues for all other optional services. In addition, if we sell equipment to a subscriber, we pay Charter Holdco 50% of the gross profit we receive from the sale. In 2000, we paid Charter Holdco $2.6 million under these agreements.

     On May 12, 2000, we entered into a separate agreement with CCI, which was assigned by CCI to Charter Holdco on August 1, 2000. Under the agreement, homes passed by Charter Holdco's cable television systems will be committed to us for which we provide residential Tier 2 and above technical support and network operations center support. Such systems will be in locations where we have launched or intend to launch cable modem-based Internet access to residential customers. Tier 2 support is customer service support beyond the initial screening of a problem.

     Charter Holdco has agreed to commit a total of 5,000,000 homes passed, including all homes passed in systems previously committed by Charter Holdco, to us (other than full turnkey systems), on or prior to May 12, 2003. Charter Holdco may also commit additional homes passed in excess of the initial 5,000,000. With respect to each system launched or intended to be launched, Charter Holdco will pay a per customer fee to us according to agreed pricing terms. In addition, Charter Holdco will also compensate us for services that exceed certain minimum thresholds.

     The agreement governing the services to be provided by us has a term of five years starting in May 2000. Charter Holdco has the option to renew the agreement for additional successive five-year terms on similar terms. On each renewal date, we will issue Charter Holdco an additional warrant for each renewal term. These renewal warrants will grant Charter Holdco the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon 0.50 shares of common stock for every home passed in each system committed to us during the initial five-year term and each five-year renewal term.

     Either party may terminate the agreement, in whole or in part, if the other party defaults, becomes insolvent or files for bankruptcy. Charter Holdco may terminate the agreement if we merge with another party or experience a change of control. If Charter Holdco terminates the agreement, it may, in certain circumstances, be required to pay a termination fee.

     In 2000, we received payments totaling $1.0 million under that agreement. With respect to each home passed, launched or intended to be launched on or before the second anniversary date of the May 2000 network services agreement, we will pay Charter Holdco, at Charter Holdco's option, a launch fee of $3.00 per home passed committed. In 2000, we paid $3.8 million in launch fees to Charter Holdco.

     Charter Holdco, as the assignee of Vulcan, now holds warrants that were amended and restated on May 12, 2000, giving Charter Holdco the right to purchase up to 12,000,000 shares of our common stock at an exercise price of $3.23 per share. A portion of the warrants may be earned under the November 1998 network services agreement and a portion relates to warrants that may be earned under the May 2000 network services agreement. Warrants earned under the 1998 network services agreement become vested at the time systems are committed by us and are based upon the number of homes passed. Warrants under these agreements can only be earned until July 31, 2003, are earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000, and are exercisable until May 25, 2006. Such warrants may be forfeited in certain circumstances, generally if we withdraw a committed system. As of December 31, 2000, Charter Holdco had earned 1,932,931 warrants under the agreements described above.

     Warrants that may be earned under the May 2000 network services agreement become vested at the time Charter Holdco authorizes us to proceed with respect to a system, and will be based upon the number of homes passed in such system. With respect to the initial total 5,000,000 homes passed, the warrant provides that Charter Holdco will have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provides that Charter Holdco will have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the agreement are exercisable until 7 1/2 years from the date they are earned. Such warrants are generally not subject to forfeiture, even if the agreement is terminated. We agreed to increase the number of shares of common stock subject to the amended and restated warrants, upon Charter Holdco's request, if the number of warrants earned exceeds 11,500,000. We also granted Charter Holdco certain registration rights with respect to shares of common stock held by Charter Holdco and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant.

     The agreement governing the services to be provided by us has a term of five years starting in May 2000. Charter Holdco has the option to renew the agreement for additional successive five-year terms on similar terms. On each renewal date, we will issue Charter Holdco an additional warrant for each renewal term. These renewal warrants will grant Charter Holdco the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon 0.50 shares of common stock for every home passed in each system committed to us during the initial five-year term and each five-year renewal term.

     Either party may terminate the agreement, in whole or in part, if the other party defaults, becomes insolvent or files for bankruptcy. Charter Holdco may terminate the agreement if we merge with another party or experience a change of control. If Charter Holdco terminates the agreement, it may, in certain, circumstances, be required to pay a termination fee.

     Pursuant to the programming content agreement with Vulcan, Vulcan has the right to require us to carry, on an exclusive basis in all cable systems we serve, the content it designates. Vulcan content may include start-up and related web pages, electronic programming guides, other multimedia information and telephony services. We will not share in any revenues Vulcan may earn through the content or telephony services it provides. Vulcan has the right to prohibit us from providing content or telephony services that compete with Vulcan content. Vulcan's ability to prohibit us from providing content and telephony services means that Vulcan's interests are not necessarily aligned with those of our other stockholders.


     Vulcan owns 20,222,139 shares of common stock and 38,000 shares of our preferred stock. Charter Ventures owns 37,000 shares of our preferred stock. If all shares of preferred stock owned by affiliates of Mr. Allen were converted into common stock (and assuming that the warrants to acquire shares of our common stock owned by Charter Holdco are not exercised), then Mr. Allen, through such affiliates, would beneficially own 46.7% of our common stock.



     Each of these agreements will terminate as of the closing of the asset sale. For a more detailed description of the asset purchase agreement and the related termination agreement, see pages 13 and 24.


                             STOCKHOLDER PROPOSALS

     We currently expect to hold an annual meeting of stockholders for the year 2002. We will publicly disclose the date of the annual meeting as soon as we make a decision regarding the date of such meeting and our anticipated date of mailing. In order for stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act, to be considered for inclusion in our proxy statement for the annual meeting, the proposals must be received at our principal executive office, High Speed Access Corp., 10901 West Toller Drive, Littleton, Colorado 80127, Attention: John G. Hundley, Secretary,
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

General Counsel and Senior Vice President -- Business Development, a reasonable time before we begin to print and mail our proxy materials.

     In addition, if a stockholder desires to bring business at the annual meeting that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of such business, as prescribed in the bylaws, must be received by our secretary not earlier than 120 days before the annual meeting and not later than the later of 90 days before the annual meeting or the tenth day following the first public announcement of the date of mailing of the notice of the annual meeting. For additional requirements, a stockholder may refer to our bylaws, a copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, the proposal can be excluded from consideration at the meeting.

                            INDEPENDENT ACCOUNTANTS

     Our board has selected PricewaterhouseCoopers LLP to serve as our independent accountants for the year ended December 31, 2001. Representatives of PricewaterhouseCoopers are expected to be present at the Special Meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement relates to the Company's historical financial information. It does not extend to the prospective financial information and should not be read to do so. The prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

                                 OTHER MATTERS

     Our board knows of no other business to be presented at the Special Meeting, but if any other matters should properly come before the Special Meeting, it is intended that the persons named in the accompanying proxy card will vote the same in accordance with their own judgment and discretion, and authority to do so is included in the proxy.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This proxy statement contains forward-looking statements with respect to our plans and objectives, distributions resulting from the asset sale and other matters. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to us that could cause the results to differ materially from those in forward-looking statements include, but are not limited to: (i) general economic conditions, (ii) the fees and expenses associated with consummating the asset sale and related transactions with CCI, Charter Holdco, Charter and Vulcan, (iii) the amount of our liabilities which must be satisfied or reserved against in connection with the winding down of our operations, (iv) the amount and nature of any unknown or contingent liabilities and (v) the market value of our remaining assets and the time required to sell such assets.


                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly, and current reports, proxy statements, and other information with the commission. You may read and copy any reports, statements, or other information that we file at the commission's public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the commission at http:/www.sec.gov. Reports, proxy statements, and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

     Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of the board of directors, and to return it at once in the enclosed envelope.

                                          By order of the Board of Directors,

                                          /s/ JOHN G. HUNDLEY

                                          John G. Hundley
                                          Secretary, General Counsel and
                                          Senior Vice President -- Business
                                          Development

Louisville, Kentucky

February 1, 2002

                         INDEX TO FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
UNAUDITED
  Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................   F-2
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................   F-6
  Unaudited Financial Statements of Business Disposition....   F-8
  Notes to the Unaudited Financial Statements of Business
     Disposition............................................  F-12
AUDITED
  Report of Independent Accountants.........................  F-18
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................  F-19
  Consolidated Statements of Operations for the years ended
     December 31, 2000 and 1999 and the period April 3, 1998
     (Inception) to December 31, 1998.......................  F-20
  Consolidated Statements of Comprehensive Loss for the
     years ended December 31, 2000 and 1999 and the period
     April 3, 1998 (Inception) to December 31, 1998.........  F-20
  Consolidated Statement of Stockholders' Equity (Deficit)
     for the period April 3, 1998 (Inception) to December
     31, 1998 and the years ended December 31, 1999 and
     2000...................................................  F-21
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2000 and 1999 and the period April 3, 1998
     (Inception) to December 31, 1998.......................  F-22
  Notes to Consolidated Financial Statements................  F-23
UNAUDITED
  Condensed Consolidated Balance Sheets as of September 30,
     2001 and December 31, 2000.............................  F-39
  Condensed Consolidated Statements of Operations for the
     three and nine months ended September 30, 2001 and
     2000...................................................  F-40
  Condensed Consolidated Statements of Cash Flows for the
     nine months ended September 30, 2001 and 2000..........  F-41
  Notes to Condensed Consolidated Financial Statements......  F-42

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

SPECIAL NOTE REGARDING REFERENCE TO "CHARTER" ENTITIES

     For purposes of the Unaudited Pro Forma Condensed Consolidated Financial Information and the accompanying notes set forth herein, except as otherwise specifically noted or unless the context otherwise requires, any reference herein to "Charter" should be deemed a reference individually and/or collectively to any of the following Charter entities: Charter Communications Holding Company, LLC, Charter Communications, Inc, CC Systems, LLC, and Charter Communications Ventures, LLC.

SALE OF CHARTER CABLE MODEM BUSINESS

     On September 28, 2001 the Company entered into an Asset Purchase Agreement (the "Agreement") with Charter for the sale of all of the assets used by the Company to serve Charter's high-speed data customers. At the closing of the transaction contemplated by the Agreement, which is subject to the receipt of the approval of the Company's shareholders, (i) Charter will pay the Company $81.1 million in cash, subject to certain closing adjustments and indemnity reserves, and will assume certain liabilities related to the purchased assets,
(ii) all 75,000 shares of the Company's Series D Senior Convertible Preferred Stock currently held by Charter and its affiliate, Vulcan Ventures Incorporated ("Vulcan"), will be canceled, and (iii) all warrants currently held by Charter to purchase shares of the Company's common stock will also be canceled.

     The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 illustrate (i) the effect of the sale as if it had been consummated on September 30, 2001 for the unaudited pro forma balance sheet, (ii) the effect of the sale as if it had been consummated on January 1, 2000 for the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000. The "as adjusted" amounts in the following statements give effect to (i) the planned curtailment of other activities including the exit of non-Charter system agreements, the disposal of Digital Chainsaw, the discontinuance of efforts to enter the DSL market, and the termination of our international infrastructure services agreement with KNRW, and (ii) the purchase of 20,222,139 shares of our common stock from Vulcan, as if these activities had occurred on January 1, 2000.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes. The unaudited pro forma condensed consolidated financial information is presented for comparative purposes only and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the sale been consummated as of the dates indicated above, nor do they purport to indicate results which may be attained in the future.

                            HIGH SPEED ACCESS CORP.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                                           ADJUSTMENTS                 PURCHASE OF
                                             HIGH SPEED                    RELATING TO                   VULCAN
                                            ACCESS CORP.     BUSINESS       BUSINESS                     COMMON
                                            (HISTORICAL)    DISPOSITION    DISPOSITION    PRO FORMA      SHARES       AS ADJUSTED
                                            ------------    -----------    -----------    ---------    -----------    -----------
                                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                             ASSETS

Current assets:
  Cash and cash equivalents...............   $  12,132       $ 68,482(a)    $(10,977)(c)  $  69,637      $(4,449)(e)   $  65,188
  Short-term investments..................      22,419                                       22,419                       22,419
  Restricted cash.........................       2,404                                        2,404                        2,404
  Accounts receivable, net................       5,131         (2,951)(a)                     2,180                        2,180
  Indemnity holdback -- Charter...........          --          2,750(a)          --          2,750                        2,750
  Prepaid expenses and other current
    assets................................       6,528         (4,821)(a)                     1,707                        1,707
                                             ---------       --------       --------      ---------      -------       ---------
        Total current assets..............      48,614         63,460        (10,977)       101,097       (4,449)         96,648
Property, equipment and improvements,
  net.....................................      29,472        (28,322)(a)                     1,150                        1,150
Long-term indemnity holdback -- Charter...                      2,000(a)                      2,000                        2,000
Intangible assets, net....................          --                                           --                           --
Deferred distribution agreement costs,
  net.....................................       9,082         (9,082)(a)                        --                           --
Other non-current assets..................       5,424         (4,966)(a)                       458                          458
                                             ---------       --------       --------      ---------      -------       ---------
        Total assets......................   $  92,592       $ 23,090       $(10,977)     $ 104,705      $(4,449)      $ 100,256
                                             =========       ========       ========      =========      =======       =========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable........................   $   5,467                                    $   5,467                    $   5,467
  Accrued compensation and related
    expenses..............................       7,939       $ (1,010)(a)                     6,929                        6,929
  Other current liabilities...............      13,048                                       13,048                       13,048
  Long-term debt, current portion.........       2,359                      $ (2,345)(c)         14                           14
  Capital lease obligations, current
    portion...............................       8,261         (1,790)(a)     (4,991)(c)      1,480                        1,480
                                             ---------       --------       --------      ---------      -------       ---------
        Total current liabilities.........      37,074         (2,800)        (7,336)        26,938                       26,938
Long-term debt............................         516                          (516)(c)         --           --              --
Capital lease obligations.................       5,311         (1,443)(a)     (1,802)(c)      2,066                        2,066
Other liabilities.........................         551                                          551                          551
                                             ---------       --------       --------      ---------      -------       ---------
        Total liabilities.................      43,452         (4,243)        (9,654)        29,555                       29,555
                                             ---------       --------       --------      ---------      -------       ---------
Stockholders' equity:
  Preferred stock, $.01 par value.........           1                            (1)(d)         --                           --
  Common stock, $.01 par value............         604                            --            604                          402
  Additional paid-in-capital..............     742,144                        (3,662)(d)    738,482                      738,482
  Treasury stock, at cost.................          --         (3,663)(d)      3,663(d)          --      $(4,449)(e)      (4,247)
  Deferred compensation...................      (2,056)                                      (2,056)                      (2,056)
  Accumulated deficit.....................    (691,907)        30,996(b)      (1,323)(c)   (662,234)          --        (662,234)
  Accumulated other comprehensive
    income................................         354                                          354                          354
                                             ---------       --------       --------      ---------      -------       ---------
        Total stockholders' equity........      49,140         27,333         (1,323)        75,150       (4,449)         70,701
                                             ---------       --------       --------      ---------      -------       ---------
        Total liabilities and
          stockholders' equity............   $  92,592       $ 23,090       $(10,977)     $ 104,705      $(4,449)      $ 100,256
                                             =========       ========       ========      =========      =======       =========

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                          UNAUDITED                                   ADJUSTMENTS
                                            INCOME      ADJUSTMENTS                   RELATING TO
                           HIGH SPEED    STATEMENT OF   RELATING TO                      OTHER
                          ACCESS CORP.     BUSINESS      BUSINESS                     CURTAILMENT
                           HISTORICAL    DISPOSITION    DISPOSITION      PRO FORMA    ACTIVITIES      AS ADJUSTED
                          ------------   ------------   -----------     -----------   -----------     -----------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net revenue.............  $    27,700      $ 16,529                     $    11,171    $ 11,171(b)    $        --
                          -----------      --------        -----        -----------    --------       -----------
Costs and expenses:
  Operating.............       62,319        31,812                          30,507      30,507(b)             --
  Engineering...........       17,466         9,904                           7,562       7,562(b)             --
  Sales and marketing...        8,603         4,508                           4,095       4,095(b)             --
  General and
     administrative:
     Amortization of
       distribution
       agreement
       costs............        5,322         2,097                           3,225       3,225(b)             --
     Asset impairment
       charges..........       29,147            --                          29,147      29,147(b)             --
     Other general and
       administrative
       expenses.........       24,590        15,947                           8,643       4,322(b)          4,321
                          -----------      --------        -----        -----------    --------       -----------
          Total general
            and
       administrative...       59,059        18,044                          41,015      36,694             4,321
                          -----------      --------        -----        -----------    --------       -----------
          Total costs
            and
            expenses....      147,447        64,268                          83,179      78,858             4,321
                          -----------      --------        -----        -----------    --------       -----------
Loss from operations....     (119,747)      (47,739)                        (72,008)    (67,687)           (4,321)
Interest income.........        2,835                                         2,835                         2,835
Interest expense........       (1,778)         (941)       $(580)(a)           (257)                         (257)
                          -----------      --------        -----        -----------    --------       -----------
Net loss................  $  (118,690)     $(48,680)       $(580)       $   (69,430)   $(67,687)      $    (1,743)
                          ===========      ========        =====        ===========    ========       ===========
Basic and diluted net
  loss per share
  applicable to common
  stockholders..........  $     (2.02)                                  $     (1.18)                  $     (0.05)
                          ===========                                   ===========                   ===========
Shares used in the
  calculation of basic
  and diluted net loss
  per share applicable
  to common
  stockholders..........   58,755,437                                    58,755,437                    38,533,298(c)

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                          UNAUDITED                                   ADJUSTMENTS
                                            INCOME      ADJUSTMENTS                   RELATING TO
                           HIGH SPEED    STATEMENT OF   RELATING TO                      OTHER
                          ACCESS CORP.     BUSINESS      BUSINESS                     CURTAILMENT
                           HISTORICAL    DISPOSITION    DISPOSITION      PRO FORMA    ACTIVITIES      AS ADJUSTED
                          ------------   ------------   -----------     -----------   -----------     -----------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net revenue.............  $    14,200      $  7,887                     $     6,313    $  6,313(b)             --
                          -----------      --------        -----        -----------    --------       -----------
Costs and expenses:
  Operating.............       70,289        32,781                          37,508      37,508(b)
  Engineering...........       23,960        12,351                          11,609      11,609(b)    $        --
  Sales and marketing...       25,147        13,958                          11,189      11,189(b)             --
  General and
     administrative:
     Amortization of
       distribution
       agreement
       costs............        2,674         1,578                           1,096       1,096(b)             --
     Write-down of
       intangible
       assets...........       22,444                                        22,444      22,444(b)             --
     Other general and
       administrative
       expenses.........       25,309        15,197                          10,112       2,612(b)          7,500
                          -----------      --------        -----        -----------    --------       -----------
          Total general
            and
       administrative...       50,427        16,775                          33,652      26,152             7,500
                          -----------      --------        -----        -----------    --------       -----------
          Total costs
            and
            expenses....      169,823        75,865                          93,958      86,458             7,500
                          -----------      --------        -----        -----------    --------       -----------
Loss from operations....     (155,623)      (67,978)                        (87,645)    (80,145)           (7,500)
                          -----------      --------        -----        -----------    --------       -----------
Interest income.........        7,371                                         7,371                         7,371
Interest expense........       (2,158)       (1,015)       $(907)(a)           (236)                         (236)
                          -----------      --------        -----        -----------    --------       -----------
Net loss................  $  (150,410)     $(68,993)       $(907)       $   (80,510)   $(80,145)      $      (365)
                          ===========      ========        =====        ===========    ========       ===========
Basic and diluted net
  loss per share
  applicable to common
  stockholders..........  $     (2.67)                                  $     (1.43)                  $     (0.01)
                          ===========                                   ===========                   ===========
Shares used in the
  calculation of basic
  and diluted net loss
  per share applicable
  to common
  stockholders..........   56,347,891                                    56,347,891                    36,125,752(c)

    The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     Pro forma adjustments giving effect to the sale of the assets of the Charter cable modem business in the unaudited pro forma condensed consolidated balance sheet at September 30, 2001 reflect the following:

     a. Reflects the net cash received from Charter and the elimination of the assets sold to and the liabilities assumed by Charter as a result of the Agreement. The cash received is calculated as follows at September 30, 2001 (in millions):

Cash purchase price per Agreement...........................  $ 81.1
                                                              ------
Adjustments:
  Current assets to be acquired by Charter, net of payments
     due under Sections 4.02(a) and 4.03(b) of the
     Agreement..............................................     0.4
  Capital leases and other current liabilities assumed by
     Charter................................................    (4.4)
  Indemnity holdbacks.......................................    (4.8)
  Transaction expenses, net of $2.0 million paid at
     September 30, 2001.....................................    (3.8)
                                                              ------
          Total adjustments.................................   (12.6)
                                                              ------
Net cash proceeds from sale to Charter......................  $ 68.5
                                                              ======

     Actual cash proceeds from the sale will vary from the amount calculated as of September 30, 2001 above.

     b. Reflects the gain on the sale of assets sold to and the liabilities assumed by Charter. The gain on the sale of assets will change to the extent that the estimated cash proceeds from the sale and the amount of the liabilities assumed by Charter change (in millions):

Net cash proceeds from sale to Charter......................  $ 68.5
Fair value of preferred stock...............................     3.7
Liabilities assumed by Charter..............................     4.2
Book value of assets acquired by Charter....................   (50.2)
Indemnity holdbacks.........................................     4.8
                                                              ------
Gain on Sale................................................  $ 31.0
                                                              ======

     Capital tax losses brought forward will be utilized to offset the capital tax gain that results from this transaction.

     c. Reflects the use of cash to pay off certain outstanding capital leases and debt as of September 30, 2001, which will result in the recognition of a loss on the extinguishment of these liabilities.

     d. Reflects the fair value of 75,000 shares of the Company's Series D Senior Convertible Preferred Stock currently held by Charter and its affiliate, Vulcan, received by the Company as consideration for assets sold and subsequently cancelled as a result of the Agreement. Fair value was based on the value of the company's common stock into which the preferred stock is convertible. Reference was made to market values of the common stock two trading days before and two trading days after September 28, 2001.

     e. Reflects the purchase of 20,222,139 shares of our common stock from Vulcan for an aggregate purchase price of $4.5 million or $0.22 per share.

     Pro forma adjustments giving effect to the sale of assets of the Charter cable modem business in the unaudited pro forma condensed consolidated statements of operations for the nine months ended Septem-

                          NOTES TO UNAUDITED PRO FORMA
          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

ber 30, 2001 and the year ended December 31, 2000, reflect the following, as if the sale had occurred on January 1, 2000.

     a. Reflects the elimination of interest expense on capital leases and debt of the Company that would not have been incurred during the nine months ended September 30, 2001, and the year ended December 31, 2000, if the capital leases and debt were paid down at January 1, 2000.

     b. Reflect the planned curtailment of other activities, including the exit from non-Charter systems, the disposal of Digital Chainsaw, the discontinuance of efforts to enter the DSL market and the termination of our International infrastructure services agreement with KNRW, as if these events occurred on January 1, 2000.

     c. Reflects the purchase of 20,222,139 shares of our common stock from Vulcan.

             UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION
                            HIGH SPEED ACCESS CORP.

                UNAUDITED BALANCE SHEETS OF BUSINESS DISPOSITION

                                                                                DECEMBER 31,
                                                              SEPTEMBER 30,   -----------------
                                                                  2001         2000      1999
                                                              -------------   -------   -------
                                                                       (IN THOUSANDS)

                                            ASSETS

Accounts receivable, net....................................     $ 2,951      $ 1,199   $   260
Prepaid expenses and other current assets...................       4,821        1,603       106
Property, equipment and improvements, net...................      28,322       31,201    15,723
Deferred distribution agreement costs, net..................       9,082        8,581       626
Other assets................................................       4,966        4,130        --
                                                                 -------      -------   -------
          Total assets......................................     $50,142      $46,714   $16,715
                                                                 =======      =======   =======

                    LIABILITIES AND EQUITY ACCOUNT WITH PRINCIPAL BUSINESS

Accrued compensation and related expenses...................     $ 1,010      $   563   $   188
Capital lease obligations...................................       3,233        4,363        --
                                                                 -------      -------   -------
          Total liabilities.................................       4,243        4,926       188
Equity account with principal business......................      45,899       41,788    16,527
                                                                 -------      -------   -------
          Total liabilities and equity account with
            principal business..............................     $50,142      $46,714   $16,715
                                                                 =======      =======   =======

   The accompanying notes are an integral part of these financial statements.

                            HIGH SPEED ACCESS CORP.

           UNAUDITED STATEMENTS OF OPERATIONS OF BUSINESS DISPOSITION

                                                      NINE MONTHS ENDED        YEARS ENDED
                                                        SEPTEMBER 30,         DECEMBER 31,
                                                     -------------------   -------------------
                                                       2001       2000       2000       1999
                                                     --------   --------   --------   --------
                                                                  (IN THOUSANDS)
Net revenue........................................  $ 16,529   $  5,113   $  7,887   $  1,765
                                                     --------   --------   --------   --------
Costs and expenses:
  Operating........................................    31,812     22,092     32,781     11,491
  Engineering......................................     9,904      7,613     12,351      4,422
  Sales and marketing..............................     4,508      9,938     13,958      7,153
  General and administrative:
     Amortization of distribution agreement
       costs.......................................     2,097      1,337      1,578        154
     Other general and administrative expenses.....    15,947      7,588     15,197      5,827
                                                     --------   --------   --------   --------
          Total general and administrative.........    18,044      8,925     16,775      5,981
                                                     --------   --------   --------   --------
          Total costs and expenses.................    64,268     48,568     75,865     29,047
                                                     --------   --------   --------   --------
Loss from operations...............................   (47,739)   (43,455)   (67,978)   (27,282)
Interest expense...................................      (941)      (692)    (1,015)      (190)
                                                     --------   --------   --------   --------
Net loss...........................................  $(48,680)  $(44,147)  $(68,993)  $(27,472)
                                                     ========   ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                            HIGH SPEED ACCESS CORP.

             UNAUDITED STATEMENTS OF CHANGES IN EQUITY ACCOUNT WITH
                               PRINCIPAL BUSINESS
                                 (IN THOUSANDS)

Balance, January 1, 1999....................................   $  1,899
  Change in equity account with principal business..........     42,100
  Net loss..................................................    (27,472)
                                                               --------
Balance, December 31, 1999..................................     16,527
  Change in equity account with principal business..........     94,254
  Net loss..................................................    (68,993)
                                                               --------
Balance, December 31, 2000..................................     41,788
  Change in equity account with principal business..........     52,791
  Net loss..................................................    (48,680)
                                                               --------
Balance, September 30, 2001.................................   $ 45,899
                                                               ========

   The accompanying notes are an integral part of these financial statements.

                            HIGH SPEED ACCESS CORP.

           UNAUDITED STATEMENTS OF CASH FLOWS OF BUSINESS DISPOSITION

                                                      NINE MONTHS ENDED        YEARS ENDED
                                                        SEPTEMBER 30,         DECEMBER 31,
                                                     -------------------   -------------------
                                                       2001       2000       2000       1999
                                                     --------   --------   --------   --------
                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss...........................................  $(48,680)  $(44,147)  $(68,993)  $(27,472)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation..................................    10,129      5,348      8,697      2,332
     Amortization of distribution agreement
       costs.......................................     2,097      1,337      1,578        154
     Changes in operating assets and liabilities:
       Accounts receivable.........................    (1,752)      (669)      (939)      (258)
       Prepaid expenses and other current assets...    (3,218)      (680)    (1,497)       (96)
       Other non-current assets....................      (836)      (355)    (4,130)        --
       Accrued compensation and related expenses...       447        281        375         75
                                                     --------   --------   --------   --------
Net cash used in operating activities..............   (41,813)   (38,885)   (64,909)   (25,265)
                                                     --------   --------   --------   --------
INVESTING ACTIVITIES
  Purchases of property, equipment and
     improvements, net of leases...................    (6,570)   (15,708)   (18,820)   (16,055)
                                                     --------   --------   --------   --------
Net cash used in investing activities..............    (6,570)   (15,708)   (18,820)   (16,055)
                                                     --------   --------   --------   --------
FINANCING ACTIVITIES
  Payments on capital lease obligations............    (1,810)      (342)      (992)        --
  Equity account with principle business...........    50,193     54,935     84,721     41,320
                                                     --------   --------   --------   --------
Net cash used in financing activities..............    48,383     54,593     83,729     41,320
                                                     --------   --------   --------   --------
Net change in cash and cash equivalents............        --         --         --         --
Cash and cash equivalents, beginning of period.....        --         --         --         --
                                                     --------   --------   --------   --------
Cash and cash equivalents, end of period...........  $     --   $     --   $     --   $     --
                                                     ========   ========   ========   ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Equipment acquired under capital leases............  $    680   $  1,717   $  5,355         --
Warrants earned in connection with distribution
  agreements.......................................  $  2,598   $  8,724   $  9,533   $    780

   The accompanying notes are an integral part of these financial statements.

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION
NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SPECIAL NOTE REGARDING REFERENCE TO "CHARTER" ENTITIES

     For purposes of the Unaudited Financial Statements of Business Disposition and the accompanying notes set forth herein, except as otherwise specifically noted or as the context otherwise requires, any reference here to "Charter" should be deemed a reference individually and/or collectively to any of the following Charter entities: Charter Communications Holding Company, LLC, Charter Communications, Inc, CC Systems, LLC, and Charter Communications Ventures, LLC.

  BACKGROUND AND OPERATIONS

     The Business Disposition (the "Business") is primarily engaged in providing high speed Internet access to cable customers of Charter. The Business is part of High Speed Access Corp. (the "Company") which began operations in 1999.

     On September 28, 2001 the Company entered into an Asset Purchase Agreement (the "Agreement") with Charter for the sale of all of the assets used by the Company to serve Charter's high-speed data customers. At the closing of the transaction contemplated by the Agreement, which is subject to the receipt of the approval of the Company's stockholders, (i) Charter will pay the Company $81.1 million in cash, subject to, among other things, certain closing adjustments and indemnity reserves, and will assume certain liabilities related to the purchased assets, (ii) all 75,000 shares of the Company's Series D Senior Convertible Preferred Stock currently held by Charter and its affiliate, Vulcan Ventures Incorporated ("Vulcan"), will be canceled, and (iii) all warrants currently held by Charter to purchase shares of the Company's common stock will also be canceled.

     Certain allocations and estimates have been made by management in the accompanying financial statements to present the financial position, results of operations and cash flows of the Business as an independent entity. Costs allocated to the Business by the Company include (i) specifically identified system expenses such as salaries and telecommunications expenses, including charges for Internet backbone and telecommunications circuitry, and (ii) estimated salaries and related personnel expenses for customer care, field technical and engineering support, network operations center, sales and marketing, administrative and finance personnel. The allocation of these estimated expenditures was based primarily on ratios of certain subscriber and system metrics. Management believes that the allocation methods and assumptions are reasonable.

  REVENUE RECOGNITION

     Monthly customer subscription revenue, consisting of fees for cable modem Internet access services and traditional dial-up services, is reported net of the contractual share paid to cable system operators and is recognized as services are provided. Included in subscription revenues are revenues related to the rental of cable modems to customers in connection with subscription contracts. Rental revenue under such agreements is directly related to the customer's subscription agreement and is recognized ratably over the rental period.

  LONG-LIVED ASSETS

     Property, equipment and improvements are recorded at cost less accumulated depreciation and amortization. The components of property, equipment and improvements consist primarily of system headend equipment, modems, data center and other computer equipment and furniture and fixtures. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets for equipment and software (3 years) and furniture and fixtures (5 years), or the shorter of useful life or lease term for leasehold improvements or capital leases. The Company capitalizes costs associated with the design and implementation of internal-use software, including internally and externally developed software, in

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND
                              1999 -- (CONTINUED)

accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss recognized in results of operations.

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. In addition, the estimated useful lives of all long-lived assets are periodically reviewed by management for reasonableness.

  WARRANTS ISSUED IN CONNECTION WITH DISTRIBUTION AGREEMENTS

     As an inducement to Charter to commit systems, the Company issues warrants to purchase its common stock in connection with Network Service agreements and other agreements, collectively referred to as distribution agreements. The Company values warrants to purchase its common stock using an accepted options pricing model based on the value of the stock when the options are earned. The Business has recognized an addition to the equity account with principal business for the fair value of any warrants issued, and recognizes the related expense over the term of the agreement with the respective cable system, generally four to five years, in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling, Goods or Services."

  ENGINEERING

     Engineering costs are expensed as incurred.

  COMPREHENSIVE EARNINGS

     The Company has no components of other comprehensive earnings, and accordingly, comprehensive earnings are the same as net loss in the accompanying statement of operations.

  CONCENTRATION OF CREDIT RISK

     The Business's customers consist of residential and commercial customers in the various markets served by the Business. As such, no single customer accounted for greater than 10% of revenue or accounts receivable balances for any periods presented. The Business maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of all accounts receivable.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. These estimates are based on knowledge of current events and anticipated future events. Actual results could differ from those estimates.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which provides that all business

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND
                              1999 -- (CONTINUED)

combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001, or later. The Company will apply the provisions of SFAS 141 to any future business combinations.

     In addition, the FASB issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that other intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). The Company has no intangible assets or goodwill at September 30, 2001, and therefore expects that the adoption of SFAS 142 on January 1, 2002 will have no impact on the financial condition or results of operations of the Company.

     In October 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SEAS 121. SFAS 144 applies to all long-lived assets and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business" ("APB 30"). SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value, less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company beginning on January 1, 2002.

2.  LEASE OBLIGATIONS

     The Business leases certain facilities under non-cancelable operating leases that expire at various dates through 2007, and which require the Company to pay operating costs, including property taxes, insurance and maintenance. Rent expense was $0.2 million for the nine months ended September 30, 2001, and $0.2 million for each of the years ended December 31, 2000 and 1999.

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND
                              1999 -- (CONTINUED)

     The Business also has obligations under capital equipment leases. Future minimum lease payments under non-cancelable operating and capital leases having original terms in excess of one year as of September 30, 2001 are as follows (in thousands):

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                              ---------   -------
Year Ended December 31,
  2001......................................................   $   577    $  555
  2002......................................................     2,188     2,199
  2003......................................................     1,704     1,556
  2004......................................................     1,621         3
  2005......................................................     1,653        --
  Thereafter................................................     2,820        --
                                                               -------    ------
  Total minimum lease payments..............................   $10,563     4,313
                                                               =======
Less amounts representing interest..........................               1,080
                                                                          ------
Present value of minimum capital lease obligations..........              $3,233
                                                                          ======

3.  ACCOUNT WITH PRINCIPAL BUSINESS

     This account represents the Company's equity in the Business. The balance is composed of expenses incurred by the Company and charged to the Business, the accumulated deficit of the Business and the net effect of cash flows between the Business and the Company.

4.  DISTRIBUTION AGREEMENTS

     In November 1998, the Company entered into a series of agreements with Vulcan and Charter whereby the Company will provide Internet access services to customers in certain cable systems controlled by Vulcan. These agreements included a systems access and investment agreement with Vulcan and its affiliate Charter, a programming content agreement with Vulcan, and a related network services agreement with Charter. Under these agreements, Charter committed to provide the Company exclusive access to at least 750,000 homes passed. Charter has an equity incentive to provide the Company additional homes passed, although it is not obligated to do so. The agreements will continue until the Company ceases to provide services to an end user residing in a home passed in a committed system.

     The Company also agreed to issue a warrant to Charter that will, in the aggregate, entitle Charter to purchase 7,750,000 shares of the Company's common stock at a purchase price of $3.23 per share. The warrants become exercisable at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. A minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2001, and a minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2003. Each warrant issued to Charter must be exercised on or before one year from the date that the warrants may be earned. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in committed systems is reduced.

     In May 1999, Charter and the Company entered into a limited service agreement which reduced the number of warrants issued per home passed in exchange for a reduction in the revenue share per end user and a more beneficial cost sharing arrangement for the Company in certain specified cable systems. Under the terms of this limited service agreement, Charter will earn only one warrant per every three homes passed if it commits systems totaling less than one million homes passed, and one warrant for every two homes passed if the systems total one million or more homes passed.

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND
                              1999 -- (CONTINUED)

     In May 2000, the Company entered into a second Network Services agreement with Charter. Under this agreement, Charter committed to provide the Company exclusive right to provide Network Services related to the delivery of Internet access to homes passed in certain cable systems. We provide Network Services, including system monitoring and security as well as call center support. Charter will receive the warrants described in the following paragraph as an incentive to provide the Company additional homes passed, although it is not obligated to do so. Charter can terminate these exclusivity rights, on a system-by-system basis, if the Company fails to meet performance specifications or otherwise breaches the agreement. The agreement has an initial term of five years and may be renewed at Charter's option for additional successive five-year terms.

     In connection with the second Network Services agreement, the Company and Charter entered into an amended and restated warrant to purchase up to 12,000,000 shares of common stock at an exercise price of $3.23 per share and terminated two warrants that had been issued to Charter in November 1998. The new warrant becomes exercisable at the rate of 1.55 shares for each home passed committed to us by Charter under the Network Services agreement entered into by Charter and us in November 1998. The warrant also becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter under the Network Services agreement entered into in May 2000 up to 5,000,000 homes passed, and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter also has the opportunity to earn additional warrants to purchase shares of common stock upon any renewal of the May 2000 agreement. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase .50 shares for each home passed in the systems for which the May 2000 agreement is renewed. With respect to each home passed, launched or intended to be launched on or before the second anniversary date of the second Network Services agreement, the Company will pay Charter, at Charter's option, a launch fee of $3.00 per home passed committed. As of September 30, 2001, the Company has paid Charter approximately $6.7 million of launch fees related to launched systems or systems to be deployed in the near future. The launch fees paid are being amortized over the remaining term of the agreement.

     Charter earned warrants to purchase 2,650,659 share of common stock under these agreements as of September 30, 2001 and 2,050,710 and 77,738 shares of common stock under these agreements as of December 31, 2000 and 1999, respectively. If the asset sale is consummated, these warrants will be cancelled.

5.  COMMITMENTS AND CONTINGENCIES

     The Company, our directors, our former directors as well as Charter and Paul Allen have been named as defendants in three class action lawsuits filed in the Court of Chancery of the State of Delaware (Denault, et. al. v. O'Brien, et. al., Civil Action No. 19045NC, Tesche, et al. v. O'Brien, et al., Civil Action No. 19046NC and Johnson, et. al. v. O'Brien, et. al., Civil Action No. 19053NC). All three lawsuits, which subsequently have been consolidated, allege, among other things, that the initially proposed cash purchase price of $73 million is grossly inadequate and that "[t]he purpose of the proposed acquisition is to enable CCI and Allen to acquire [the Company's] valuable assets for their own benefit at the expense of [the Company's] public shareholders."

     The suits allege that the defendants breached their fiduciary duties owed to the company in connection with the making and consideration of Charter Holdco's proposal. The plaintiffs ask to represent the interests of all common stockholders of the company and seek injunctive relief preventing the company from going forward with the transaction, to rescind the transaction in the event it is consummated and unspecified monetary damages.

     We believe these lawsuits are entirely without merit. Nevertheless, lawyers for the defendants in these lawsuits have had discussions with attorneys representing the plaintiffs. These discussions covered, among other topics, financial and other changes to the terms of the asset purchase agreement that addressed the matters raised by the plaintiffs. As a result of these discussions, a tentative agreement has been reached to

      NOTES TO THE UNAUDITED FINANCIAL STATEMENTS OF BUSINESS DISPOSITION NINE MONTHS ENDED SEPTEMBER 30, 2001 AND YEARS ENDED DECEMBER 31, 2000 AND
                              1999 -- (CONTINUED)

settle these lawsuits. The settlement is embodied in a Memorandum of Understanding (the "MOU") executed by counsel to all parties to the lawsuits, dated as of January 10, 2002. Among other things, the MOU provides that the settlement is premised upon defendants' acknowledgment that the prosecution of the litigations was a "substantial causal factor" underlying defendants' decision to condition the asset sale on the public shareholder majority vote and was "one of the causal factors" underlying Charter's decision to increase the consideration to be paid to the Company in connection with the asset sale. The MOU further provides that defendants shall, upon Court approval, pay up to $390,000, which amount will be allocated among the defendants, to reimburse plaintiffs' counsel for the fees and expenses incurred in pursuit of these litigations. The settlement is subject to confirmatory discovery, final documentation and approval of the Delaware Chancery Court.


     Also, on November 5, 2001, the Company, our Chief Financial Officer and our former President, together with Lehman Brothers, Inc., J.P. Morgan Securities, Inc., CIBC World Markets Corp., and Banc of America Securities, Inc., were named as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of New York (Ruthy Parnes v. High Speed Access Corp., et. al., Index No. 01-CV-9743(SAS)). The lawsuit alleges that the Company's Registration Statement dated June 3, 1999 and Prospectus dated June 4, 1999 (together "offering materials") for the issuance and initial public offering of 13,000,000 shares of the Company's common stock to investors contained material misrepresentations and/or omissions, alleging that the Company's four underwriters engaged in a pattern of conduct to surreptitiously extract inflated commissions greater than those disclosed in the offering materials, among other acts of misconduct. The plaintiff asks to represent the interest of all common shareholders of the Company and seeks unspecified monetary damages. With respect to allegations against the company and Messrs. Willett and Pitcock, we believe this lawsuit is without merit and intend to vigorously defend against the claims made therein. We express no opinion as to the allegations lodged against Lehman Brothers, Inc., J.P. Morgan Securities Inc., CIBC World Markets Corp., and Banc of America Securities Inc.



     On or about November 2001, we received a letter, and on December 17, 2001, we received a second letter, from an attorney purporting to be counsel to certain former shareholders of Digital. The attorney indicated that his clients, and possibly other shareholders would be filing a lawsuit asserting various claims against the company relating to our August 2000 acquisition of Digital, including claims relating to our non-payment of any earn out consideration to the former shareholders of Digital. We believe that all of the potential claims included in such letter are without merit, have informed the attorney of this belief, and intend to vigorously defend any such lawsuit. The Company's defense of such lawsuit, if it is filed, will likely delay any action by the board with respect to new business activities and any distribution of proceeds from the asset sale.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
High Speed Access Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive loss, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of High Speed Access Corp. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
February 27, 2001

                            HIGH SPEED ACCESS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 SHARE AMOUNTS)
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 114,847   $  53,310
  Short-term investments....................................     15,698     125,420
  Accounts receivable, net of allowance for doubtful
    accounts of $296 and $63, respectively..................      2,087         393
  Prepaid expenses and other current assets.................      3,818       4,308
                                                              ---------   ---------
        Total current assets................................    136,450     183,431
Property, equipment and improvements, net...................     63,008      39,308
Intangible assets, net......................................      4,197       3,300
Deferred distribution agreement costs, net..................     11,783       4,042
Other non-current assets....................................      4,269         345
                                                              ---------   ---------
        Total assets........................................  $ 219,707   $ 230,426
                                                              =========   =========
                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $  15,395   $  10,226
  Accrued compensation and related expenses.................      6,757       3,842
  Other current liabilities.................................      9,073       3,916
  Long-term debt, current portion...........................      2,633       1,527
  Capital lease obligations, current portion................      7,790       3,176
                                                              ---------   ---------
        Total current liabilities...........................     41,648      22,687
Long-term debt..............................................      2,313       4,035
Capital lease obligations...................................     11,380       7,574
                                                              ---------   ---------
        Total liabilities...................................     55,341      34,296
                                                              ---------   ---------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Convertible preferred stock, $.01 par value (aggregate
    liquidation preference of $75.0 million), 10,000,000
    shares authorized, 75,000 shares issued and outstanding
    at December 31, 2000....................................          1          --
  Common stock, $.01 par value, 400,000,000 shares
    authorized, 58,684,052 and 54,276,130 shares issued and
    outstanding at December 31, 2000 and 1999,
    respectively............................................        587         543
  Class A common stock, 100,000,000 shares authorized, none
    issued and outstanding..................................
  Additional paid-in capital................................    737,215     618,823
  Deferred compensation.....................................       (713)       (288)
  Accumulated deficit.......................................   (573,217)   (422,807)
  Accumulated other comprehensive income (loss).............        493        (141)
                                                              ---------   ---------
        Total stockholders' equity..........................    164,366     196,130
                                                              ---------   ---------
        Total liabilities and stockholders' equity..........  $ 219,707   $ 230,426
                                                              =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEARS ENDED DECEMBER 31,         APRIL 3, 1998
                                                    -----------------------------     (INCEPTION) TO
                                                        2000            1999         DECEMBER 31, 1998
                                                    -------------   -------------   -------------------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net Revenue.......................................   $    14,200     $     3,446         $     337
Costs and expenses:
Operating.........................................        70,289          24,021             2,067
Engineering.......................................        23,960           9,255             2,266
Sales and marketing...............................        25,147          18,134             3,696
General and administrative:
  Non-cash compensation expense from stock
     options, warrants and restricted stock.......           216           3,039                --
  Amortization of distribution agreement costs....         2,674           3,723                --
  Write-down of intangible assets.................        22,444
  Other general and administrative expenses.......        25,093          11,888             2,323
                                                     -----------     -----------         ---------
          Total general and administrative........        50,427          18,650             2,323
                                                     -----------     -----------         ---------
          Total costs and expenses................       169,823          70,060            10,352
                                                     -----------     -----------         ---------
Loss from operations..............................      (155,623)        (66,614)          (10,015)
Investment income.................................         7,371           6,181                94
Interest expense..................................        (2,158)           (519)              (54)
                                                     -----------     -----------         ---------
Net loss..........................................      (150,410)        (60,952)           (9,975)
Mandatorily redeemable convertible preferred stock
  dividends.......................................            --          (1,122)             (385)
Accretion to redemption value of mandatorily
  redeemable convertible preferred stock..........            --        (229,148)         (120,282)
                                                     -----------     -----------         ---------
          Net loss available to common
            stockholders..........................   $  (150,410)    $  (291,222)        $(130,642)
                                                     ===========     ===========         =========
Basic and diluted net loss available to common
  stockholders per share..........................   $     (2.67)    $     (8.69)        $  (21.07)
                                                     ===========     ===========         =========
Weighted average shares used in computation of
  basic and diluted net loss available to common
  stockholders per share..........................    56,347,891      33,506,735         6,200,000

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                         YEARS ENDED DECEMBER 31,     APRIL 3, 1998
                                                         ------------------------    (INCEPTION) TO
                                                            2000          1999      DECEMBER 31, 1998
                                                         -----------   ----------   -----------------
                                                                        (IN THOUSANDS)
Net loss...............................................   $(150,410)    $(60,952)        $(9,975)
Net unrealized gain (loss) on investments..............         634         (141)
                                                          ---------     --------         -------
Comprehensive loss.....................................   $(149,776)    $(61,093)        $(9,975)
                                                          =========     ========         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
         FOR THE PERIOD APRIL 3, 1998 (INCEPTION) TO DECEMBER 31, 1998
                 AND THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                     PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                     ----------------   -------------------    PAID-IN       DEFERRED
                                     SHARES   AMOUNT      SHARES     AMOUNT    CAPITAL     COMPENSATION
                                     ------   -------   ----------   ------   ----------   ------------
                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Issuance of common stock in
 connection with acquisition of
 CATV and HSAN.....................                      6,200,000    $ 62     $  3,153
Mandatorily redeemable convertible
 preferred stock dividends.........
Accretion to redemption value of
 mandatorily redeemable convertible
 preferred stock...................
Grant of option to purchase Series
 C mandatorily redeemable
 convertible preferred stock.......                                               1,000
Deferred compensation from grants
 of stock options to purchase
 common stock......................                                                  84      $   (84)
Net loss...........................
                                     ------   -------   ----------    ----     --------      -------
Balance at December 31, 1998.......      --        --    6,200,000      62        4,237          (84)
Mandatorily redeemable convertible
 preferred stock dividends.........
Accretion to redemption value of
 mandatorily redeemable convertible
 preferred stock...................
Distribution of Darwin Networks,
 Inc common stock to
 shareholders......................                                                 569
Issuance of common stock warrants
 in connection with purchase of
 customer base.....................                                                 208
Issuance of vested compensatory
 stock options.....................                                               1,793
Deferred compensation from grants
 of stock options to purchase
 common stock......................                                               1,450       (1,450)
Amortization of deferred
 compensation......................                                                            1,246
Conversion of mandatorily
 redeemable convertible preferred
 stock and accrued dividends to
 common stock......................                     31,115,887     311      404,195
Issuance of common stock warrants
 in connection with distribution
 agreements........................                                               7,766
Exercise of stock options and
 warrants..........................                        484,470       5          830
Net proceeds from sale of common
 stock.............................                     16,475,773     165      197,775
Net unrealized loss on
 investments.......................
Net loss...........................
                                     ------   -------   ----------    ----     --------      -------
Balance at December 31, 1999.......      --        --   54,276,130     543      618,823         (288)
Deferred compensation from grant of
 restricted stock..................                                                 519         (519)
Amortization of deferred
 compensation......................                                                              133
Issuance of preferred stock to
 Charter and Vulcan................  75,000   $     1                            74,017
Issuance of common stock and common
 stock warrants in connection with
 distribution agreements...........                                              10,123
Issuance of common stock warrants
 in connection with lease
 agreements........................                                                 128
Issuance of common stock...........                      1,250,000      13        9,987
Issuance of common stock in
 connection with acquisition of
 Digital Chainsaw..................                      2,961,718      30       17,927
Issuance of stock options in
 connection with acquisition of
 Digital Chainsaw..................                                               3,654          (39)
Issuance of common stock warrants
 in connection with acquisition of
 Digital Chainsaw..................                                               1,367
Exercise of stock options and
 warrants..........................                        196,204       1          670
Net unrealized gain on
 investments.......................
Net loss...........................
                                     ------   -------   ----------    ----     --------      -------
Balance at December 31, 2000.......  75,000   $     1   58,684,052    $587     $737,215      $  (713)
                                     ======   =======   ==========    ====     ========      =======

                                                    ACCUMULATED        TOTAL
                                                       OTHER       STOCKHOLDERS'
                                     ACCUMULATED   COMPREHENSIVE      EQUITY
                                       DEFICIT         LOSS          (DEFICIT)
                                     -----------   -------------   -------------
                                        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Issuance of common stock in
 connection with acquisition of
 CATV and HSAN.....................                                  $   3,215
Mandatorily redeemable convertible
 preferred stock dividends.........   $    (385)                          (385)
Accretion to redemption value of
 mandatorily redeemable convertible
 preferred stock...................    (120,282)                      (120,282)
Grant of option to purchase Series
 C mandatorily redeemable
 convertible preferred stock.......                                      1,000
Deferred compensation from grants
 of stock options to purchase
 common stock......................                                         --
Net loss...........................      (9,975)                        (9,975)
                                      ---------        -----         ---------
Balance at December 31, 1998.......    (130,642)          --          (126,427)
Mandatorily redeemable convertible
 preferred stock dividends.........      (1,122)                        (1,122)
Accretion to redemption value of
 mandatorily redeemable convertible
 preferred stock...................    (229,148)                      (229,148)
Distribution of Darwin Networks,
 Inc common stock to
 shareholders......................        (943)                          (374)
Issuance of common stock warrants
 in connection with purchase of
 customer base.....................                                        208
Issuance of vested compensatory
 stock options.....................                                      1,793
Deferred compensation from grants
 of stock options to purchase
 common stock......................                                         --
Amortization of deferred
 compensation......................                                      1,246
Conversion of mandatorily
 redeemable convertible preferred
 stock and accrued dividends to
 common stock......................                                    404,506
Issuance of common stock warrants
 in connection with distribution
 agreements........................                                      7,766
Exercise of stock options and
 warrants..........................                                        835
Net proceeds from sale of common
 stock.............................                                    197,940
Net unrealized loss on
 investments.......................                    $(141)             (141)
Net loss...........................     (60,952)                       (60,952)
                                      ---------        -----         ---------
Balance at December 31, 1999.......    (422,807)        (141)          196,130
Deferred compensation from grant of
 restricted stock..................                                         --
Amortization of deferred
 compensation......................                                        133
Issuance of preferred stock to
 Charter and Vulcan................                                     74,018
Issuance of common stock and common
 stock warrants in connection with
 distribution agreements...........                                     10,123
Issuance of common stock warrants
 in connection with lease
 agreements........................                                        128
Issuance of common stock...........                                     10,000
Issuance of common stock in
 connection with acquisition of
 Digital Chainsaw..................                                     17,957
Issuance of stock options in
 connection with acquisition of
 Digital Chainsaw..................                                      3,615
Issuance of common stock warrants
 in connection with acquisition of
 Digital Chainsaw..................                                      1,367
Exercise of stock options and
 warrants..........................                                        671
Net unrealized gain on
 investments.......................                      634               634
Net loss...........................    (150,410)                      (150,410)
                                      ---------        -----         ---------
Balance at December 31, 2000.......   $(573,217)       $ 493         $ 164,366
                                      =========        =====         =========

  The accompanying notes are an integral part of these consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,     APRIL 3, 1998
                                                              ------------------------    (INCEPTION) TO
                                                                 2000          1999      DECEMBER 31, 1998
                                                              ----------    ----------   -----------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss....................................................  $(150,410)    $ (60,952)        $(9,975)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................     24,704         6,681           1,344
    Provision for doubtful accounts receivable..............      1,269           252              13
    Write-off of capitalized software costs.................                      464
    Write-down of intangible assets.........................     22,444
    Realized gain (loss) on sale of investments.............         31          (236)
    Non-cash compensation expense from stock options,
     warrants and restricted stock..........................        216         3,039
    Amortization of distribution agreement costs............      2,674         3,723
    Changes in operating assets and liabilities excluding
     the effects of acquisitions:
      Accounts receivable...................................     (2,263)         (562)            (49)
      Prepaid expenses and other current assets.............        653        (4,221)           (106)
      Other non-current assets..............................     (3,924)         (345)
      Accounts payable......................................      8,231         5,549             739
      Accrued compensation and related expenses.............      2,419         3,098             629
      Other current liabilities.............................      4,268         3,521             211
                                                              ---------     ---------         -------
Net cash used in operating activities.......................    (89,688)      (39,989)         (7,194)
                                                              ---------     ---------         -------
INVESTING ACTIVITIES
  Purchases of short-term investments.......................    (99,751)     (551,844)
  Sales and maturities of short-term investments............    210,076       426,519
  Purchases of property, equipment and improvements, net of
    leases..................................................    (33,892)      (26,900)         (4,235)
  Purchase of customer base.................................                     (511)
  Net cash acquired (paid) in connection with the
    acquisitions............................................     (3,573)                          907
                                                              ---------     ---------         -------
Net cash provided by (used in) investing activities.........     72,860      (152,736)         (3,328)
                                                              ---------     ---------         -------
FINANCING ACTIVITIES
  Net proceeds from issuance of common stock................     10,000       197,940
  Net proceeds from issuance of mandatorily redeemable
    convertible preferred stock.............................                   24,987          27,583
  Net proceeds from issuance of preferred stock.............     74,018
  Payments on capital lease obligations.....................     (5,708)         (639)            (17)
  Proceeds from long-term debt..............................      1,213         5,508           1,000
  Payments on long-term debt................................     (1,829)         (484)           (156)
  Proceeds from exercise of stock options...................        671           835
                                                              ---------     ---------         -------
Net cash provided by financing activities...................     78,365       228,147          28,410
                                                              ---------     ---------         -------
Net change in cash and cash equivalents.....................     61,537        35,422          17,888
Cash and cash equivalents, beginning of period..............     53,310        17,888
                                                              ---------     ---------         -------
Cash and cash equivalents, end of period....................  $ 114,847     $  53,310         $17,888
                                                              =========     =========         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................  $   2,139     $     473         $    14
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Issuance of common stock and employee stock options in
    connection with the purchase of CATV and HSAN...........                                  $ 3,215
  Equipment acquired under capital leases...................  $  13,763     $  11,126         $   241
  Issuance of note payable as consideration for advance from
    related party...........................................                                  $   650
  Issuance of preferred stock in exchange for cancellation
    of notes payable -- related parties.....................                                  $ 1,000
  Property and equipment purchases payable..................  $     (12)    $   3,366         $ 1,429
  Distribution of Darwin Networks, Inc. subsidiary to
    shareholders............................................                $     943
  Warrants issued in connection with acquisitions...........  $   1,367     $     208
  Warrants issued in connection with Microsoft Corp.
    agreements..............................................                $   3,235
  Warrants earned in connection with distribution
    agreements..............................................  $  10,123     $   4,530
  Issuance of common stock and employee stock options in
    connection with the purchase of Digital Chainsaw........  $  21,611

  The accompanying notes are an integral part of these consolidated financial statements.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY

     High Speed Access Corp. and its subsidiaries (the "Company") provides high speed Internet access to residential and commercial end users primarily using cable modem technology. The Company primarily focuses on residential end users in exurban areas, although the Company has recently begun providing broadband services in some urban markets. The Company defines exurban markets as cable systems with fewer than 100,000 homes passed. The term "homes passed" refers to the number of homes that potentially can be served by a cable system. The Company enters into long-term exclusive contracts with cable system operators to provide them with service either on "Network Services" basis as well as on a comprehensive "turnkey" basis. These services enable a cable system's customers to receive high speed Internet access.

     In exchange for providing the Company with access to its customers in the turnkey solution, we pay the cable operator a portion of the monthly fees received from an end user that subscribes to our services. In an unbundled or "Network Services" solution, we will deliver fewer services and incur lower costs than a turnkey solution but also earn a smaller percentage of the subscription revenue or a fixed fee on a per subscriber basis. Under the Network Services solution, our cable partners will typically bill the end user and will remit to us our percentage of the revenue or the fixed fee. Network Services solutions have become a significant part of our business mix, and we anticipate this trend will continue.

     We intend to offer facilities-based Digital Subscriber Line ("DSL") Internet access services. Additionally, we are expanding our offering of services to include expanded web site hosting and a range of other value-added and ongoing support services, all primarily for small and medium enterprises ("SMEs"). We also intend to continue expanding our suite of core connectivity and related value-added services as broadband technology proliferates and additional services become viable. The Company also provides on a limited basis standard Internet access through traditional dial-up service to residential and SME customers.

  LIQUIDITY

     The Company has incurred losses from operations and negative cash flows from operating activities since Inception, which have been funded primarily through the issuance of equity securities and borrowings. Management expects to experience substantial negative cash flows for at least the next several years. As of December 31, 2000, the Company had $130.5 million of cash, cash equivalents and short-term investments which management believes are sufficient to meet the Company's cash needs in 2001. Management is closely monitoring the level of expenditures and cash commitments. Continued implementation of the Company's business plan will be dependent upon obtaining additional financing by no later than early 2002 to fund operations, to finance investments in equipment and corporate infrastructure needed for the Company's planned expansion, to enhance and expand the range of services the Company offers and to respond to competitive pressures and perceived opportunities, such as investment, acquisition and international expansion activities. Management is evaluating the availability of additional financing. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If additional financing is not available on acceptable terms, the Company will be forced to curtail operations, which could have a material adverse effect on the Company. Such curtailment of operations would involve significant amendments to the Company's current business plan including, but not limited to some or all of the following: a delay in further deployment of certain services, administrative and operating expense reductions, a reduction in planned capital expenditures, reduction of our sales and marketing efforts, sales of certain assets or sale of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

  REVENUE RECOGNITION

     Monthly customer subscription revenue, consisting of fees for cable modem Internet access services and traditional dial-up services, is reported net of the contractual share paid to cable system operators and is recognized as services are provided. Included in subscription revenues are revenues related to the rental of cable modems to customers in connection with subscription contracts. Rental revenue under such agreements is directly related to the customer's subscription agreement and is recognized ratably over the rental period.

     In Network Service systems, the cable partner typically bills the customer and the Company recognizes revenue as a percentage of total revenue or on a fixed fee basis in the period in which the revenue is earned. Monthly subscription revenue from web hosting services is recognized ratably over the period during which services are provided. Revenue received in advance is initially recorded as deferred revenue and is recognized as income in the period in which the related services are provided.

     During the fourth quarter of 2000, the provisions of Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," became effective. The Company's revenue recognition policies complied with the provisions of SAB 101 prior to its effective date, and accordingly, the adoption of SAB 101 did not have an effect on the Company's financial position or results of operations.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all short-term, highly-liquid investments with an original maturity of 90 days or less. At December 31, 2000, cash equivalents consist principally of interest-bearing money market accounts with financial institutions and highly-liquid investment-grade debt securities of corporations and the U.S. Government. At December 31, 1999, cash equivalents consisted principally of money market accounts. The Company maintains the majority of its cash at one financial institution. At most times, such cash is in excess of the FDIC insurance level. The carrying value of cash equivalents approximates fair market value due to the short-term maturities of the instruments.

  SHORT-TERM INVESTMENTS

     Short-term investments are classified as available-for-sale and are accounted for at fair value. Unrealized holding gains and losses are included as a component of stockholders' equity until realized. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

     Short-term investments classified as current assets at December 31, 2000 and 1999 consisted of $15.7 million of U.S. Government obligations with a gross unrealized gain of $0.5 million and $125.4 million of U.S. Government obligations with a gross unrealized loss of $0.1 million, respectively. All short-term investments are due contractually within one year as of December 31, 2000. Realized gains and realized losses for the year ended December 31, 2000 were $0.1 million and $0.1 million, respectively. Realized gains and realized losses for the year ended December 31, 1999 were $0.3 million and $0.1 million, respectively.

  LONG-LIVED ASSETS

     Property, equipment and improvements are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets for equipment and software (3 years) and furniture and fixtures (5 years), or the shorter of useful life or lease term for leasehold improvements or capital leases. The Company capitalizes costs associated with the design and implementation of internal-use software, including internally and externally developed software, in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized external software costs include the actual costs to purchase existing software from vendors. Capitalized internal software costs generally include personnel costs incurred in the enhancement and implementation of purchased software packages. Retire-

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES ments, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the accounts with any resulting gain or loss recognized in the results of operations.

     Depreciation and amortization expense of property, equipment and improvements, excluding capitalized computer software costs, for the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 was $19.8 million, $5.7 million and $0.7 million, respectively. Amortization of capitalized computer software costs was $1.8 million for the year ended December 31, 2000. There was no amortization of capitalized computer software costs during the year ended December 31, 1999 and the period April 3, 1998 (Inception) to December 31, 1998. The unamortized cost of capitalized internal-use software was $7.8 million and $3.1 million at December 31, 2000 and 1999, respectively.

     Intangible assets consist primarily of goodwill and other identifiable intangible assets recorded in connection with the acquisitions of Digital Chainsaw, Inc. ("Digital"), CATV.net, Inc. ("CATV") and High Speed Access Network, Inc. ("HSAN"). Intangible assets are being amortized on a straight-line basis, generally over a five-year period. Amortization expense for the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 was $3.1 million, $1.0 million and $0.6 million, respectively.

     The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. In addition, the estimated useful lives of all long-lived assets are periodically reviewed by management for reasonableness.

     During 1999, the Company wrote-off $0.4 million of capitalized costs related to software no longer in use by the Company.

  WARRANTS ISSUED IN CONNECTION WITH DISTRIBUTION AGREEMENTS

     As an inducement to certain cable partners to commit systems, the Company issues warrants to purchase its common stock in connection with Network Service agreements and other agreements, collectively referred to as distribution agreements. The Company values warrants to purchase its common stock using an accepted options pricing model based on the value of the stock when the warrants and options are earned. The Company recognizes an addition to equity for the fair value of any warrants issued, and recognizes the related expense over the term of the agreement with the respective cable system, generally four to five years, in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling, Goods or Services."

  INCOME TAXES

     The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided against deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  STOCK-BASED EMPLOYEE COMPENSATION

     The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure-only requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). See Note 10 for a discussion of stock options and the disclosures required by SFAS 123.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

  NET LOSS AVAILABLE TO COMMON STOCKHOLDERS PER SHARE

     The Company computes net loss available to common stockholders per share under the provisions of SFAS No. 128, "Earnings per Share," ("SFAS 128"). Under the provisions of SFAS 128, basic net loss available to common stockholders per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings per share is determined in the same manner as basic earnings per share, except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of convertible preferred stock. In addition, income or loss is adjusted for dividends and other transactions relating to preferred stock for which conversion is assumed. The calculation of diluted net loss available to common stockholders per share excludes potential common shares if the effect is dilutive.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for current assets and current liabilities, other than notes payable to related parties and short-term investments, approximate their fair value due to their short maturity. The fair value of notes payable to related parties cannot be reasonably and practicably estimated due to the unique nature of the related underlying transactions and terms. These notes payable are carried at $0.5 million at both December 31, 2000 and 1999. However, given the terms and conditions of these instruments, if these financial instruments were with unrelated parties, interest rates and payment terms could be different than their currently stated rates and terms. The fair values of short-term investments at December 31, 2000 and 1999 were $0.5 million greater than cost and $0.1 million less than cost, respectively. The carrying values of long term-debt and capital lease obligations approximate fair value.

  ENGINEERING

     Engineering costs are expensed as incurred.

  CONCENTRATION OF CREDIT RISK

     The Company's turnkey customers consist of residential and commercial customers in the various markets served by the Company. As such, no single customer accounted for greater than 10% of turnkey revenue or accounts receivable balances for any periods presented. Revenue from the Company's major Network Services customer, Charter Communications, Inc. ("Charter"), accounted for 16.4% of net revenue for the year ended December 31, 2000. Approximately 31.0% of the Company's gross trade receivables balance at December 31, 2000 was from Charter, which exposes the Company to a concentration of credit risk. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of all accounts receivable.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. These estimates are based on knowledge of current events and anticipated future events. Actual results could differ from those estimates.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133") as amended by SFAS 138, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their fair value, and sets forth the manner in which gains or losses thereon are to be recognized. The treatment of such gains or losses is dependent upon the type of exposure, if any, the derivative is designated to hedge. This standard is effective for the Company's financial statements beginning on January 1, 2001. Management of the Company has not completed the process of analyzing the impact of adopting SFAS 133; however, the adoption is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

3.  BUSINESS COMBINATIONS AND OTHER EQUITY TRANSACTIONS

  BUSINESS COMBINATIONS

     The Company was incorporated on April 2, 1998. No initial capitalization transactions occurred on that date. On April 3, 1998, Broadband Solutions, LLC ("Broadband") contributed its preferred stock investments in CATV and HSAN to the Company. The Company issued $1.0 million of Series A mandatorily redeemable convertible preferred stock to Broadband in the exchange. This transaction was accounted for as a transaction between entities under common control. The Company assumed Broadband's interest in the assets and liabilities of CATV and HSAN and recorded them at Broadband's historical cost.

     Later on April 3, 1998, the Company issued 6,200,000 shares of common stock for all of the outstanding common stock of HSAN and CATV. The Company valued the common stock issued in the acquisitions of HSAN and CATV at approximately $.52 per share. In connection with the purchase of CATV, the Company issued 93,000 stock options in exchange for options held by CATV employees. The acquisitions of the common stock of HSAN and CATV have been accounted for as purchases. The Company recorded intangible assets, consisting primarily of goodwill, of $4.2 million in connection with these acquisitions.

     The accompanying consolidated statements of operations include the operations of HSAN and CATV since April 3, 1998. Had the transactions occurred on January 1, 1998, total unaudited pro forma revenues, unaudited pro forma net loss available to common stockholders, and unaudited pro forma basic and diluted net loss available to common stockholders per share for the year ended December 31, 1998, would have been $0.5 million, $132.6 million and $21.39, respectively.

     In August 2000, the Company completed the acquisition of Digital. The Company issued 2,961,718 shares of common stock valued at approximately $18.0 million in exchange for all of the outstanding shares of Digital. Additionally, the Company issued stock options and warrants valued at approximately $5.0 million. The acquisition of Digital has been recorded using the purchase method of accounting. In connection with this acquisition, the Company recorded goodwill of $26.4 million to be amortized on a straight-line basis over a five-year period.

     A summary of assets acquired and liabilities assumed in the acquisition follow (in thousands):

Assets acquired, including goodwill.........................  $ 28,331
Liabilities assumed.........................................    (1,819)
Common stock and other equity instruments issued............   (22,939)
                                                              --------
Cash paid...................................................  $  3,573
                                                              ========

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

     The Company's plan to exit the high-end web development and system integration services of Digital and the deterioration in revenue growth prospects for the web-hosting services of Digital during the fourth quarter of 2000 prompted a review for the possible impairment of goodwill associated with Digital. This review indicated that estimated undiscounted future cash flows were insufficient to recover the carrying value of the goodwill. Accordingly, the Company reduced the carrying value of the goodwill to its estimated fair value resulting in a write-down of $22.4 million. The Company estimated the fair value of Digital based upon an analysis of comparable companies in the sector.

     The accompanying consolidated financial statements include the operations of Digital since the date of acquisition. The following unaudited pro forma financial information for the years ended December 31, 2000 and 1999 presents the combined results of operations of the Company as if the acquisition of Digital had occurred on January 1, 2000 and 1999, respectively (in thousands).

                                                                2000        1999
                                                              ---------   ---------
Net revenue.................................................  $  17,199   $   5,267
Net loss available to common stockholders...................  $(158,688)  $(300,796)
Basic and diluted net loss available to common stockholders
  per share.................................................  $   (2.73)  $   (8.25)

     Since the unaudited pro forma financial information for the acquisitions of Digital, HSAN and CATV is based upon the operating results of Digital, HSAN and CATV during periods when they were not under the control of management of the Company, the unaudited pro forma financial information presented may not be indicative of the results of operations that would have actually been obtained if the acquisitions had occurred as of the beginning of the periods presented, nor is the information indicative of future operating results.

  INITIAL PUBLIC OFFERING

     In June 1999, the Company sold 14,950,000 shares of its common stock in an initial public offering ("Offering"), including the underwriters' over-allotment option, which generated proceeds of $179.4 million, net of the underwriters' discount and other Offering costs. Concurrently with the Offering, the Company registered and sold 618,557 shares, 82,474 shares, and 824,742 shares of its common stock to Cisco Systems, Inc., Com21, Inc. and Microsoft Corp. ("Microsoft"), respectively, under stock purchase agreements which generated $18.5 million in proceeds.

     Upon the closing of the Offering, all 20,000,000 outstanding shares of the Company's mandatorily redeemable convertible preferred stock, including 5,000,000 shares sold to Vulcan Ventures Incorporated ("Vulcan") in April 1999 for $25.0 million, at the time of the Offering were converted into an aggregate of 31,000,000 shares of common stock. In addition, unpaid accumulated dividends on the preferred stock of $1.5 million were paid through the issuance of 115,887 shares of common stock. Prior to the conversion of the preferred stock, the Company had charged accumulated deficit to increase the carrying value of the preferred stock to its estimated redemption value at the time of the Offering of $13 per share. During the year ended December 31, 1999, the Company recorded $229.1 million, and during the period April 3, 1998 (Inception) through December 31, 1998 ("Inception Period"), the Company recorded $120.3 million related to this charge. In addition, the Company accrued dividends on the preferred stock of $1.1 million for the year ended December 31, 1999, and $385 for the Inception Period.

  OTHER EQUITY TRANSACTIONS

     In December 2000, the Company completed the sale of 75,000 shares of convertible preferred stock to Vulcan and Charter Communications Ventures, LLC, an affiliate of Charter, for proceeds of approximately $74.0 million, net of issuance costs. The preferred stock converts at the option of Vulcan and Charter into common stock of the Company at an initial conversion price of $5.01875 per share, subject to adjustment for future stock issuances of capital stock and other customary adjustments for stock splits and dividends. If

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES additional shares of capital stock are issued at a price per share below the initial conversion price of the preferred stock, the initial conversion price would be adjusted downward. The adjustment of the initial conversion price could result in the Company recording a charge to deficit associated with a beneficial conversion feature of the preferred stock if the adjusted conversion price is less than the fair value of the Company's common stock at the date of the adjustment. The preferred stock ranks senior to the Company's common stock with respect to dividends and upon liquidation. The holders of the preferred stock have the right to one vote for each share of common stock into which the preferred stock could be converted.

     In May 2000, Lucent Technologies, Inc. ("Lucent") purchased 1,250,000 shares of the Company's common stock at fair value for total proceeds to the Company of $10.0 million. In addition, Lucent and the Company entered into a general agreement whereby Lucent will provide equipment and services to the Company with an initial purchase commitment by the Company of $5.0 million.

     In May 1999, the Company completed a 1.55 for 1 split of its common stock. The accompanying financial statements have been restated for all periods presented to reflect the effects of the stock split.

4.  PROPERTY, EQUIPMENT AND IMPROVEMENTS

     The components of property, equipment and improvements at December 31, 2000 and 1999 are as follows (in thousands):

                                                               2000      1999
                                                              -------   -------
Equipment...................................................  $73,429   $40,731
Furniture and fixtures......................................    1,189       960
Capitalized software........................................    9,560     3,145
Leasehold improvements......................................    7,095       807
                                                              -------   -------
                                                               91,273    45,643
Less accumulated depreciation...............................   28,265     6,335
                                                              -------   -------
                                                              $63,008   $39,308
                                                              =======   =======

     Equipment includes assets acquired under capital leases, principally headend equipment, modems, furniture and fixtures, and telephone equipment, with a cost of $25.1 million and $11.4 million at December 31, 2000 and 1999, respectively. Accumulated depreciation of these assets was $4.1 million and $0.5 million at December 31, 2000 and 1999, respectively.

5.  LEASE OBLIGATIONS

     The Company leases certain office facilities under non-cancelable operating leases that expire at various dates through 2006, and which require the Company to pay operating costs, including property taxes, insurance and maintenance. These facility leases generally contain renewal options and provisions adjusting the lease payments based upon changes in the consumer price index and increases in real estate taxes and operating expenses or in fixed increments. Rent expense is reflected on a straight-line basis over the term of the leases. Facility rent expense was $4.0 million and $1.1 million for the years ended December 31, 2000 and 1999, respectively, and $0.1 million for the period April 3, 1998 (Inception) through December 31, 1998.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

     The Company also has obligations under capital equipment leases. Future minimum lease payments under non-cancelable operating and capital leases having original terms in excess of one year as of December 31, 2000 are as follows (in thousands):

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                              ---------   -------
Year Ending December 31,
  2001......................................................   $ 3,649    $ 9,550
  2002......................................................     3,152      8,726
  2003......................................................     2,593      3,899
  2004......................................................     2,476        734
  2005......................................................     2,023         29
  Thereafter................................................     3,070         --
                                                               -------    -------
  Total minimum lease payments..............................   $16,963     22,938
                                                               =======
Less amounts representing interest..........................                3,768
                                                                          -------
Present value of minimum capital lease obligations..........               19,170
Less current portion........................................                7,790
                                                                          -------
Non-current portion.........................................              $11,380
                                                                          =======

6.  LONG TERM DEBT

  LOAN FACILITIES

     In July 1999, the Company entered into a $5.0 million loan facility of which $4.1 million and $2.9 million had been drawn down through December 31, 2000 and 1999, respectively. The terms of the loan facility provide for interest at the rate of the 3-year U.S. Treasury Note yield plus 9.76% on each draw, 36 equal monthly payments and a balloon payment of 5.0% of the original loan balance in the 37th month and collateral of the headend, data center and other field equipment of the Company.

     In April 1999, the Company entered into a $3.0 million loan facility of which $2.6 million had been drawn down through both December 31, 2000 and 1999. The terms of the master loan agreement provide for interest at the rate of the 3-year U.S. Treasury Note yield plus 9.76% on each draw, 36 equal monthly payments and a balloon payment of 12.5% of the original loan balance in the 37th month and collateral of the headend, data center and other field equipment of the Company.

     At December 31, 2000, $4.4 million was outstanding under these loan facilities. The interest rate on the draws on these facilities ranged from 14.63% to 15.52% as of December 31, 2000. These terms are effective on the date of, and applied separately to, each draw on the total loan facilities. The remaining $1.3 million of the $8.0 million total loan facilities expired and is no longer available.

  NOTES PAYABLE -- RELATED PARTY

     As part of its acquisition of HSAN, the Company assumed a note payable in the aggregate principal amount of $0.7 million, evidenced by a promissory note and assignment and security agreement, owing to Gans Multimedia Partnership ("Gans"). The note bears interest at a rate of 7% per annum. The Company repaid $0.2 million of the note in December 1998 and the remaining $0.5 million balance matures on April 1, 2001. Certain tangible assets of the Company serve as collateral for this note. The loan represents working capital of HSAN funded by Gans from July 1997 to April 1998.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

     The aggregate amount of long-term debt maturities, including notes payable to related parties, at December 31, 2000 are as follows (in thousands):

Year Ending December 31,
  2001......................................................  $2,633
  2002......................................................   2,211
  2003......................................................     102
                                                              ------
  Total principal payments..................................  $4,946
                                                              ======

7.  INCOME TAXES

     As of December 31, 2000 and 1999, the Company had deferred tax assets of approximately $77.6 million and $26.5 million, respectively, primarily related to federal and state net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance based upon the Company's history of operating losses. The federal and state net operating loss carryforwards of approximately $182.1 million and $63.6 million, at December 31, 2000 and 1999, respectively, expire beginning in year 2018. Utilization of these net operating losses may be subject to a substantial annual limitation based upon changes in the Company's ownership as provided in Section 382 of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

     The Company's income tax provision (benefit) for the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 differs from the income tax benefit determined by applying the U.S. federal statutory rate to the net loss as follows (in thousands):

                                                          2000       1999      1998
                                                        --------   --------   -------
Tax provision (benefit) at U.S. statutory rate........  $(51,139)  $(20,724)  $(3,392)
Net operating losses and temporary differences not
  recognized..........................................    42,729     20,319     3,159
Amortization and other permanent differences..........     8,410        405       233
                                                        --------   --------   -------
  Total...............................................  $     --   $     --   $    --
                                                        ========   ========   =======

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes at December 31, 2000 and 1999 are as follows (in thousands):

                                                                2000       1999
                                                              --------   --------
Deferred tax assets (liabilities):
  Net operating loss carryforwards..........................  $ 74,548   $ 26,793
  Long-lived assets.........................................       868       (606)
  Accrued expenses, not currently deductible................     2,174        315
                                                              --------   --------
  Total deferred tax assets.................................    77,590     26,502
  Less valuation allowance..................................   (77,590)   (26,502)
                                                              --------   --------
  Net deferred tax assets...................................  $     --   $     --
                                                              ========   ========

8.  EMPLOYEE BENEFITS

     The Company has established a deferred compensation plan in accordance with
Section 401(k) of the Internal Revenue Code. Under the retirement plan, participating employees may defer a portion of their pretax earnings up to the annual contribution limit. The Company may make contributions to the plan at the discretion of the Board of Directors. To date, no such contributions have been made by the Company.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

     In 2000 and 1999, the Company recorded severance and other benefit related costs of $1.3 million and $1.2 million, respectively, associated with the termination of certain of its employees. In 1999, total costs included a non-cash portion approximating $0.3 million, included in non-cash compensation expense from stock options, warrants and restricted stock in the accompanying consolidated statement of operations associated with the acceleration of the vesting on certain non-vested stock options of the terminated employees. At December 31, 2000 and 1999, approximately $0.1 million and $0.8 million, respectively, remain unpaid.

9.  DISTRIBUTION AGREEMENTS

  VULCAN VENTURES INCORPORATED

     In November 1998, the Company entered into a series of agreements with Vulcan whereby the Company will provide Internet access services to customers in certain cable systems controlled by Vulcan. These agreements included a systems access and investment agreement with Vulcan and its affiliate Charter, a programming content agreement with Vulcan, and a related network services agreement with Charter. Under these agreements, Charter committed to provide the Company exclusive access to at least 750,000 homes passed. Charter has an equity incentive to provide us additional homes passed, although it is not obligated to do so. The agreements will continue until the Company ceases to provide services to an end user residing in a home passed in a committed system.

     The Company also agreed to issue a warrant to Charter that will, in the aggregate, entitle Charter to purchase 7,750,000 shares of the Company's common stock at a purchase price of $3.23 per share. The warrants become exercisable at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. A minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2001, and a minimum of 3,875,000 warrants must be earned by Charter on or before July 31, 2003. Each warrant issued to Charter must be exercised on or before one year from the date that the warrants may be earned. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in committed systems is reduced.

     In May 1999, Charter and the Company entered into a limited service agreement which reduced the number of warrants issued per home passed in exchange for a reduction in the revenue share per end user and a more beneficial cost sharing arrangement for the Company in certain specified cable systems. Under the terms of this limited service agreement, Charter will earn only one warrant per every three homes passed if it commits systems totaling less than one million homes passed, and one warrant for every two homes passed if the systems total one million or more homes passed.

     In May 2000, the Company entered into a second Network Services agreement with Charter. Under this agreement, Charter committed to provide the Company exclusive right to provide Network Services related to the delivery of Internet access to homes passed in certain cable systems. We will provide Network Services, including system monitoring and security as well as call center support. Charter will receive the warrants described in the following paragraph as an incentive to provide the Company additional homes passed, although it is not obligated to do so. Charter can terminate these exclusivity rights, on a system-by-system basis, if the Company fails to meet performance specifications or otherwise breaches the agreement. The agreement has an initial term of five years and may be renewed at Charter's option for additional successive five-year terms.

     In connection with the second Network Services agreement, the Company and Charter entered into an amended and restated warrant to purchase up to 12,000,000 shares of common stock at an exercise price of $3.23 per share and terminated two warrants that had been issued to Charter in November 1998. The new warrant becomes exercisable at the rate of 1.55 shares for each home passed committed to us by Charter under the Network Services agreement entered into by Charter and us in November 1998. The warrant also

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter under the Network Services agreement entered into in May 2000 up to 5,000,000 homes passed, and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter also has the opportunity to earn additional warrants to purchase shares of common stock upon any renewal of the May 2000 agreement. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase .50 shares for each home passed in the systems for which the May 2000 agreement is renewed. With respect to each home passed, launched or intended to be launched on or before the second anniversary date of the second Network Services agreement, the Company will pay Charter, at Charter's option, a launch fee of $3.00 per home passed committed. As of December 31, 2000, the Company has paid Charter approximately $3.8 million of launch fees related to launched systems or systems to be deployed in the near future. The launch fees paid will be amortized over the remaining term of the agreement.

     Charter earned warrants to purchase 2,050,710 and 77,738 shares of common stock under these agreements as of December 31, 2000 and 1999, respectively. Deferred distribution agreement costs of $9.5 million and $0.8 million were recorded in conjunction with these warrants during the years ended December 31, 2000 and 1999, respectively. Amortization of distribution agreement costs of $1.5 million and $0.2 million was recognized in the statement of operations for the same periods. Additional deferred distribution agreement costs may be recorded and amortized in future periods should Charter earn the right to purchase additional common shares based on the number of homes passed committed to the Company.

  CLASSIC CABLE

     In July 1999, the Company executed a series of agreements with Classic Cable, Inc. ("Classic"). The Company issued warrants to purchase up to 600,000 shares of the Company's common stock at a purchase price of $13.00 per share. The warrants are earned and exercisable generally at the rate of one share of common stock per home passed in systems committed, subject to certain minimum homes passed criteria. The warrants may be earned by Classic on or before December 31, 2003. The warrants must be exercised within three years of the date earned.

     Classic earned warrants to purchase 109,894 and 76,095 shares of common stock under these agreements as of December 31, 2000 and 1999, respectively. Deferred distribution agreement costs of $0.5 million and $1.9 million were recorded in connection with the warrants during the years ended December 31, 2000 and 1999, respectively. Amortization of distribution agreement costs of $0.4 million and $0.2 million was recognized in the statement of operations for the same periods. Additional deferred distribution agreement costs may be recorded and amortized in future periods should Classic earn the right to purchase additional shares based on the number of homes passed committed to the Company.

  CABLE MANAGEMENT ASSOCIATES

     In July 1999, the Company executed a series of agreements with ETAN Industries Inc. d/b/a Cable Management Associates ("CMA"). The Company issued warrants to purchase up to 200,000 shares of the Company's common stock at a purchase price of $13.00 per share. The warrants are earned and exercisable generally at the rate of one share of common stock for each home passed in systems committed to the Company by CMA, subject to certain minimum homes passed criteria. The warrants may be earned by CMA on or before December 31, 2002. The warrants must be exercised on or before December 31, 2002.

     CMA earned warrants to purchase 66,161 and 44,911 shares of common stock under these agreements as of December 31, 2000 and 1999, respectively. Deferred distribution agreement costs of $0.1 million and $1.8 million were recorded in conjunction with the warrants during the years ended December 31, 2000 and 1999, respectively. Amortization of distribution agreement costs of $0.2 million was recognized in the statement of operations for the same periods. Additional deferred distribution agreement costs may be

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES recorded and amortized in future periods should CMA earn the right to purchase additional shares based on the number of homes passed committed to the Company.

  MICROSOFT CORP.

     At the time of the Offering, the Company entered into a non-binding letter of intent with Microsoft covering a number of potential areas of strategic relationship. Pursuant to the non-binding letter of intent and subsequent letter agreement entered into in June 1999, the Company granted Microsoft warrants to purchase 387,500 shares of common stock at an exercise price of $16.25 per share. Under the terms of these agreements, Microsoft has agreed, among other things, to introduce the benefits of the Company's services to Comcast Corp., a multiple system cable operator. The warrants also provide Microsoft the right to purchase one share of common stock for each 10 homes passed over 2,500,000 that are committed by Comcast Corp. to the Company by May 1, 2002.

     The Company recorded expense of $3.2 million during the year ended December 31, 1999 related to the issuance of these warrants based on the fair value of the shares at the time of grant. Additional expense may be recognized in future periods should Microsoft earn the right to purchase additional common stock based on the number of homes passed committed to the Company by Comcast Corp.

  ROAD RUNNER

     In July 1999, the Company entered into an agreement with ServiceCo LLC, the entity that provides Road Runner's cable Internet access and content aggregation services. The agreement establishes general terms and conditions under which Road Runner may, if it wishes, engage the Company as a subcontractor to provide all or some of the Company's network integration services to cable operators who contract with Road Runner to deploy Road Runner-branded Internet content and access services. The agreement also grants ServiceCo LLC a warrant to purchase one share of common stock at a price of $5 per share for each home passed, up to a maximum of five million homes, in those systems where ServiceCo LLC engages the Company to serve as a subcontractor of services. No warrants have been issued under this agreement as of December 31, 2000.

10.  STOCK OPTION PLAN

     In April 1998, the Company's Board of Directors adopted the 1998 Stock Option Plan ("1998 Plan"). A total of 1,395,000 shares of common stock were reserved for issuance under the 1998 Plan. The Company adopted the 1999 Stock Option Plan ("1999 Plan") and the 1999 Non-Employee Directors Plan ("Directors Plan") in January 1999. A total of 3,100,000 shares were originally reserved for issuance under the 1999 Plan. An additional 4,679,500 shares were reserved for the 1999 Plan in June 2000. A total of 465,000 shares are reserved for issuance under the Directors Plan.

     The exercise price for the options is determined by the Board of Directors, but generally shall not be less than 100% of the estimated fair market value of the common stock on the date the option is granted. All options outstanding under the 1998 Plan are fully vested as a result of the Offering. Generally, options issued under the 1999 Plan and Directors Plan vest over a four-year period after the date of grant and expire ten years after the date of grant. Option holders that terminate their employment with the Company forfeit all non-vested options.

     Stock options with an exercise price of $.65 and $1.61 were granted under the 1998 Plan with an exercise price equal to the price per share at which preferred stock was issued during the month in which the options were granted. Stock options granted under the 1998 Plan with an exercise price of $3.23 in December 1998, were later determined to be compensatory based on a revised estimate of the fair value of the Company's common stock. Upon the Offering in 1999, the Company recognized non-cash compensation expense from

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES stock options of $0.1 million related to the acceleration of vesting of stock options outstanding under the 1998 Plan. Expense recognized in 1998 was insignificant.

     Options to acquire an additional 140,740 shares were granted under the 1998 Plan in January 1999 that fully vested upon the Offering. These options were also considered compensatory; and accordingly, the Company recorded non-cash compensation expense from stock options of $1.1 million related to the acceleration of vesting of these options.

     Options to purchase 46,500 shares were granted under the 1999 Plan with an exercise price of $3.23 per share. These stock options were considered to be compensatory; and accordingly, the Company recorded deferred compensation of $0.4 million. The Company will recognize this amount over the four year vesting period of these options. During each of the years ended December 31, 2000 and 1999, the Company recognized $0.1 million of non-cash compensation expense related to these options. Options to purchase 2,612,615 shares were also granted under the 1999 Plan with an exercise price equal to the fair market value at the time of grant. The Company recognized $0.3 million of non-cash compensation expense from stock options for the acceleration of 44,963 options, granted under the 1999 Plan, in connection with severance agreements during the year ended December 31, 1999.

     Under the Directors Plan, options to purchase 189,875 shares with an exercise price of $3.23 per share, were granted in January 1999, all of which were immediately exercisable. These options were considered compensatory; and accordingly, the Company recognized expense of $1.5 million of non-cash compensation expense from stock options during the year ended December 31, 1999 related to the issuance of these options.

     The following table summarizes the activity in the 1998, 1999 and Directors
Plans:

                                           SHARES UNDER   EXERCISE PRICE PER   WEIGHTED AVERAGE
                                              OPTION            SHARE           EXERCISE PRICE
                                           ------------   ------------------   ----------------
Outstanding at April 3, 1998.............           --
  Options Granted........................      709,435     $0.65 to $ 3.23          $ 1.36
  Options Cancelled......................       (4,650)    $0.65 to $ 3.23          $ 1.48
                                            ----------                              ------
Outstanding at December 31, 1998.........      704,785     $0.65 to $ 3.23          $ 1.35
  Options Granted........................    2,777,755     $3.23 to $27.88          $16.41
  Options Cancelled......................      (84,209)    $3.23 to $27.88          $13.88
  Options Exercised......................     (464,320)    $0.65 to $ 3.23          $ 1.53
                                            ----------                              ------
Outstanding at December 31, 1999.........    2,934,011     $0.65 to $27.88          $15.10
  Options Granted........................    5,442,603     $1.84 to $20.75          $ 7.16
  Options Cancelled......................   (1,519,215)    $0.65 to $27.88          $15.02
  Options Exercised......................     (196,204)    $0.65 to $13.00          $ 2.68
                                            ----------                              ------
Outstanding at December 31, 2000.........    6,661,195     $0.65 to $27.88          $ 9.22
                                            ==========                              ======

     Pro forma information regarding net loss and net loss per share is required by SFAS 123. This information is required to be determined as if the Company had accounted for its employee stock options granted subsequent to May 31, 1996 under the fair value method of that statement.

     The fair value of options granted for the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 reported below has been estimated at the date of grant using the minimum value option pricing method for grants prior to the Offering and the Black-Scholes option pricing

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES model for grants following the Offering. The following weighted average assumptions were used in the pricing models:

                                                             2000      1999      1998
                                                            -------   -------   -------
Expected life of options in years.........................  5 years   5 years   5 years
Risk-free interest rate...................................     6.15%     5.00%     5.00%
Expected dividend yield...................................        0%        0%        0%
Expected volatility (subsequent to Offering)..............       90%       90%      N/A

     The Black-Scholes option value model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Based upon the above assumptions, the weighted average fair value of employee stock options granted during the years ended December 31, 2000 and 1999 and the period April 3, 1998 (Inception) to December 31, 1998 was $5.25, $15.38 and $0.42 per share, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' expected life. Had the Company's stock option plans been accounted for under SFAS 123, net loss available to common stockholders and basic and diluted net loss available to common stockholders per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                      2000        1999        1998
                                                    ---------   ---------   ---------
Net loss available to common stockholders:
  As reported.....................................  $(150,410)  $(291,222)  $(130,642)
  Pro forma.......................................  $(167,431)  $(294,766)  $(130,654)
Basic and diluted net loss available to common
  stockholders per share:
  As reported.....................................  $   (2.67)  $   (8.69)  $  (21.07)
  Pro forma.......................................  $   (2.97)  $   (8.80)  $  (21.07)

The effects of applying SFAS 123 in the pro forma disclosures are not likely to be representative of the effects on pro forma results of operations for future years because variables such as option grants, exercises and stock price volatility in the disclosures may not be indicative of future activity.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

     The following table summarizes information about options outstanding at December 31, 2000:

                                       STOCK OPTIONS OUTSTANDING
                            -----------------------------------------------    STOCK OPTIONS EXERCISABLE
                                        WEIGHTED AVERAGE                      ----------------------------
RANGE OF                                   REMAINING       WEIGHTED AVERAGE               WEIGHTED AVERAGE
EXERCISE PRICES              SHARES     CONTRACTUAL LIFE    EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------             ---------   ----------------   ----------------   ---------   ----------------
$0.65 to $2.79............    202,593         8.3               $ 1.44          130,543        $ 1.22
$2.79 to $5.58............  2,669,779         9.1               $ 3.83          304,255        $ 4.55
$5.58 to $8.36............  1,711,210         8.2               $ 7.63          196,737        $ 7.74
$8.36 to $11.15...........     56,000         8.5               $ 9.81               --            --
$11.15 to $13.94..........    469,363         6.5               $13.00          125,452        $13.00
$16.73 to $19.51..........    872,875         8.8               $17.79          187,500        $17.63
$19.51 to $22.30..........    460,500         7.8               $21.23           39,123        $22.19
$25.09 to $27.88..........    218,875         7.1               $26.94           60,624        $26.89
                            ---------         ---               ------        ---------        ------
$0.65 to $27.88...........  6,661,195         8.5               $ 9.22        1,044,234        $10.05
                            =========         ===               ======        =========        ======

11.  LOSS PER SHARE

     Diluted loss available to common stockholders per share equals basic loss available to common stockholders per share because the assumed exercise of the Company's stock options and warrants and the assumed conversion of preferred stock is dilutive. Options and warrants to purchase 9,505,853, 3,567,936 and 704,785 shares of common stock at December 31, 2000, 1999 and 1998, respectively, were excluded from the calculation of net loss available to common stockholders per share.

     There is a potential to issue additional warrants pursuant to the agreements set forth in Note 9. These potential warrants have been excluded from the calculation above because they are not currently measurable and would be dilutive. In the future, the Company may issue additional stock or warrants to purchase its common stock in connection with its efforts to expand the distribution of its services. Stockholders could face additional dilution from these possible future transactions.

12.  RELATED PARTY TRANSACTIONS

  GENERAL

     In November 1998, the Company entered into a systems access agreement with Vulcan, Charter and Marcus, a programming content agreement with Vulcan, and a related networks services agreement with Charter and Marcus, pursuant to which Vulcan, Charter and Marcus retained the Company to offer and provide Internet access and related services to cable customers of various cable systems owned and operated by Charter and Marcus. Vulcan is a significant stockholder of the Company and management of Vulcan and Charter represent three of the Company's Board of Directors. See Note 9 for more information on these agreements. Also see Note 2 for a discussion of the concentration of credit risk related to Charter.

     The Company has an agreement with Gans under which Gans granted the Company the exclusive right to provide the customers of six cable systems owned by Gans with high speed Internet access. The agreement has a five year term and provides that Gans will receive a share of the gross revenues the Company receives under the agreement. During 2000, 1999 and 1998, the Company paid Gans $0.3 million, $0.2 million and $0.1 million, respectively, under the agreement.

                    HIGH SPEED ACCESS CORP. AND SUBSIDIARIES

  NOTES PAYABLE -- RELATED PARTY

     See Note 6 for information related to notes payable to related parties.

13.  COMMITMENTS AND CONTINGENCIES

     The Company is not a party to any material legal proceedings. In the opinion of management, the amount of ultimate liability with respect to any known actions will not materially affect the financial position of the Company.

  SIGNIFICANT AGREEMENTS

     The Company uses high speed data backbone circuits provided by a national telecommunication company. The contract period for the service agreements is typically three years from the date the circuit is installed. Minimum payments under the service agreements are as follows (in thousands):

Year Ending December 31,
  2001......................................................   $ 4,992
  2002......................................................     5,010
  2003......................................................     2,417
                                                               -------
  Total.....................................................   $12,419
                                                               =======

  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     A summary of unaudited quarterly financial information for the years ended December 31, 2000 and 1999 follows.

                                   THREE MONTHS   THREE MONTHS   THREE MONTHS    THREE MONTHS
                                      ENDED          ENDED           ENDED          ENDED
                                    MARCH 31,       JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                       2000           2000           2000            2000
                                   ------------   ------------   -------------   ------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue......................    $  1,994       $  2,757       $  4,282        $  5,167
Loss from operations.............     (29,362)       (29,837)       (33,238)        (63,186)
Net loss.........................     (27,727)       (28,501)       (32,238)        (61,944)
Net loss available to common
  stockholders...................     (27,727)       (28,501)       (32,238)        (61,944)
Basic and diluted net loss
  available to common
  stockholders per share.........       (0.51)         (0.52)         (0.56)          (1.06)

                                   THREE MONTHS   THREE MONTHS   THREE MONTHS    THREE MONTHS
                                      ENDED          ENDED           ENDED          ENDED
                                    MARCH 31,       JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                       1999           1999           1999            1999
                                   ------------   ------------   -------------   ------------
Net revenue......................   $     299      $     641       $  1,070        $  1,436
Loss from operations.............      (8,156)       (15,899)       (17,027)        (25,532)
Net loss.........................      (8,037)       (15,252)       (14,325)        (23,338)
Net loss available to common
  stockholders...................    (113,787)      (139,772)       (14,325)        (23,338)
Basic and diluted net loss
  available to common
  stockholders per share.........      (18.35)         (7.47)         (0.26)          (0.43)

                            HIGH SPEED ACCESS CORP.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                               (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT
                                                                     SHARE AMOUNTS)
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................    $  12,132      $ 114,847
  Short-term investments....................................       22,419         13,229
  Restricted cash...........................................        2,404          2,469
  Accounts receivable, net of allowance for doubtful
    accounts of $595 and $296, respectively.................        5,131          2,087
  Prepaid expenses and other current assets.................        6,528          3,818
                                                                ---------      ---------
         Total current assets...............................       48,614        136,450
Property, equipment and improvements, net...................       29,472         63,008
Intangible assets, net......................................           --          4,197
Deferred distribution agreement costs, net..................        9,082         11,783
Other non-current assets....................................        5,424          4,269
                                                                ---------      ---------
         Total assets.......................................    $  92,592      $ 219,707
                                                                =========      =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $   5,467      $  15,395
  Accrued compensation and related expenses.................        7,939          6,757
  Other current liabilities.................................       13,048          9,073
  Long-term debt, current portion...........................        2,359          2,633
  Capital lease obligations, current portion................        8,261          7,790
                                                                ---------      ---------
         Total current liabilities..........................       37,074         41,648
Long-term debt..............................................          516          2,313
Capital lease obligations...................................        5,311         11,380
Other liabilities...........................................          551             --
                                                                ---------      ---------
         Total liabilities..................................       43,452         55,341
                                                                ---------      ---------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.01 par value (aggregate liquidation
    preference of $75.0 million), 10,000,000 shares
    authorized, 75,000 shares issued and outstanding at
    September 30, 2001 and December 31, 2000................            1              1
  Common stock, $.01 par value, 400,000,000 shares
    authorized, 60,394,835 and 58,684,052 shares issued and
    outstanding at September 30, 2001 and December 31, 2000,
    respectively............................................          604            587
  Class A common stock, 100,000,000 shares authorized, none
    issued and outstanding..................................           --             --
  Additional paid-in-capital................................      742,144        737,215
  Deferred compensation.....................................       (2,056)          (713)
  Accumulated deficit.......................................     (691,907)      (573,217)
  Accumulated other comprehensive income....................          354            493
                                                                ---------      ---------
         Total stockholders' equity.........................       49,140        164,366
                                                                ---------      ---------
         Total liabilities and stockholders' equity.........    $  92,592      $ 219,707
                                                                =========      =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                               -------------------------   -------------------------
                                                  2001          2000          2001          2000
                                               -----------   -----------   -----------   -----------
                                                                    (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Net revenue..................................  $    11,396   $     4,282   $    27,700   $     9,033
Costs and expenses:
  Operating..................................       17,839        18,133        62,319        48,923
  Engineering................................        4,626         6,048        17,466        16,439
  Sales and marketing........................        1,163         5,928         8,603        18,393
General and administrative:
  Non-cash compensation expense from stock
     options, warrants and restricted
     stock...................................          240            95           510           143
  Amortization of distribution agreement
     costs...................................          643           796         5,322         1,912
  Asset impairment charges...................       27,480            --        29,147            --
  Other general and administrative
     expenses................................       10,681         6,520        24,080        15,660
                                               -----------   -----------   -----------   -----------
  Total general and administrative...........       39,044         7,411        59,059        17,715
                                               -----------   -----------   -----------   -----------
  Total costs and expenses...................       62,672        37,520       147,447       101,470
                                               -----------   -----------   -----------   -----------
Loss from operations.........................      (51,276)      (33,238)     (119,747)      (92,437)
Investment income............................          536         1,544         2,835         5,535
Interest expense.............................         (551)         (544)       (1,778)       (1,564)
                                               -----------   -----------   -----------   -----------
Net loss available to common stockholders....  $   (51,291)  $   (32,238)  $  (118,690)  $   (88,466)
                                               ===========   ===========   ===========   ===========
Basic and diluted net loss available to
  common stockholders per share..............  $     (0.87)  $     (0.56)  $     (2.02)  $     (1.59)
                                               ===========   ===========   ===========   ===========
Weighted average shares used in computation
  of basic and diluted net loss available to
  common stockholders per share..............   58,811,036    57,112,159    58,755,437    55,563,508

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            HIGH SPEED ACCESS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

                                                                2001        2000
                                                              ---------   --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................  $(118,690)  $(88,466)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     25,863     14,549
    Asset impairment charges................................     29,147         --
    Non-cash compensation expense from stock options,
     warrants and restricted stock..........................        510        143
    Amortization of distribution agreement costs............      5,322      1,912
    Changes in operating assets and liabilities:
      Restricted cash.......................................         65     (2,439)
      Accounts receivable...................................     (3,044)    (1,125)
      Prepaid expenses and other current assets.............     (3,419)        (6)
      Other non-current assets..............................     (1,155)      (195)
      Accounts payable......................................    (12,824)     4,101
      Accrued compensation and related expenses.............      1,279      1,948
      Other current liabilities.............................      3,649      4,715
      Other liabilities.....................................        551         --
                                                              ---------   --------
Net cash used in operating activities.......................    (72,746)   (64,863)
                                                              ---------   --------
INVESTING ACTIVITIES
  Purchases of short-term investments.......................    (40,740)   (95,890)
  Sales and maturities of short-term investments............     31,411    180,781
  Purchases of property, equipment and improvements, net of
    leases..................................................    (12,870)   (27,088)
  Net cash paid in connection with the purchase of Digital
    Chainsaw................................................         --     (3,573)
                                                              ---------   --------
Net cash (used in) provided by investing activities.........    (22,199)    54,230
                                                              ---------   --------
FINANCING ACTIVITIES
  Net proceeds from issuance of common stock................         --     10,000
  Payments on capital lease obligations.....................     (5,949)    (3,940)
  Proceeds from long-term debt..............................      1,900      1,213
  Payments on long-term debt................................     (3,721)      (814)
  Proceeds from exercise of stock options...................         --        672
                                                              ---------   --------
Net cash (used in) provided by financing activities.........     (7,770)     7,131
                                                              ---------   --------
Net change in cash and cash equivalents.....................   (102,715)    (3,502)
Cash and cash equivalents, beginning of period..............    114,847     53,310
                                                              ---------   --------
Cash and cash equivalents, end of period....................  $  12,132   $ 49,808
                                                              =========   ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Equipment acquired under capital leases...................  $     351   $ 11,346
  Property and equipment purchases payable..................  $   1,401   $  1,460
  Warrants earned in connection with distribution
    agreements..............................................  $   2,621   $  8,846
  Issuance of common stock and employee stock options in
    connection with the purchase of Digital Chainsaw........         --   $ 21,611
  Issuance of common stock in connection with distribution
    agreement...............................................  $     375         --
  Issuance of common stock in connection with restricted
    stock grants............................................  $   1,853         --
  Issuance of common stock in connection with employer match
    for 401(k) Plan.........................................  $      97         --

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                            HIGH SPEED ACCESS CORP.


        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


NOTE 1.  THE COMPANY AND BASIS OF PRESENTATION

  THE COMPANY

     High Speed Access Corp. and its subsidiaries (hereinafter referred to as the Company, we, us, or our) provides high speed Internet access to residential and commercial end users primarily using cable modem technology. The Company enters into long-term exclusive contracts with cable system operators to provide a suite of services on a comprehensive "turnkey" basis, as well as on an unbundled or "network services" basis. These services enable a cable system's customers to receive high speed Internet access.

     In exchange for providing the Company with access to its customers in the turnkey solution, we pay the cable operator a portion of the monthly fees received from an end user that subscribes to our services. In an unbundled or Network Services solution, we deliver fewer services and incur lower costs than a turnkey solution, but also earn a smaller percentage of the subscription revenue or a fixed fee on a per subscriber basis. Under the Network Services solution, our cable partners will typically bill the end user and will remit to us our percentage of the revenue or the fixed fee. Network Services solutions have become a significant part of our business mix.

     On September 28, 2001, we entered into an asset purchase agreement with Charter Communications Holding Company, LLC, an affiliate of Charter Communications, Inc. ("Charter"), pursuant to which we will sell to Charter substantially all of the assets and operations associated with our provision of high speed Internet access to residential and commercial customers of Charter and its affiliates via cable modems. This sale is subject to approval by a majority of the holders of our common stock other than Charter, Vulcan Ventures, Incorporated ("Vulcan"), their affiliates and our executive officers. We have also agreed to continue these operations until the closing of the asset sale.

     We are presently winding down our operations other than those subject to the asset purchase agreement. We intend to either fulfill or negotiate an early termination to our existing contractual obligations to Kabel Nordrhein-Westfalen GMBH & Co. ("KNRW") in Germany. At this time, we cannot predict whether our KNRW contract, pursuant to which we provide ISP infrastructure services, will terminate upon fulfillment in August 2002, or be mutually terminated on some earlier date.

     If the closing of the asset purchase agreement does not occur, we will likely file for bankruptcy.

  BASIS OF PRESENTATION

     The unaudited condensed consolidated financial statements included herein reflect all adjustments, consisting only of normal recurring adjustments, except for the asset impairment and restructuring charges taken during the period ended September 30, 2001, which in the opinion of management are necessary to present fairly the Company's financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in audited financial information prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations.

     The results of operations for the period ended September 30, 2001 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire fiscal year ending December 31, 2001. These financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                            HIGH SPEED ACCESS CORP.

  ABILITY TO CONTINUE AS A GOING CONCERN

     As of September 30, 2001, we had $36.9 million in cash and cash equivalents, short-term investments and restricted cash. In order to preserve cash, the Company has implemented a series of significant cost reduction measures. Among the actions being taken by the Company are:

     - the completion of its previously announced exit from certain non-Charter one-way cable TV markets;

     - substantially completed the exit of its turnkey contracts with cable operators other than Charter (covering approximately 23,000 subscribers);

     - the scaling back of the operations of Digital Chainsaw, Inc. ("Digital"), including reducing its workforce and eliminating all service offerings other than web site hosting and the subsequent sale of substantially all of the operating assets, including hosted customer websites, on October 31, 2001;

     - ceasing entry into the Digital Subscriber Line ("DSL") market and ceasing development of any other new service and product offerings other than those that are expected to be cash flow positive in the short term;

     - material reductions in workforce; and

     - entering into a management agreement with Charter, pursuant to which Charter is responsible for the purchase and installation of cable modems and related equipment while sharing responsibility for product marketing. In addition, Charter has the option to undertake additional management responsibilities with respect to the business related to the assets it seeks to acquire.

     After these changes are completed, the Company's operations will consist of its cable Internet access business with Charter and our existing international ISP infrastructure services business. The Company expects these reductions in its operations to result in future operating cost reductions, the amounts of which cannot yet be determined. However, even with these changes, the Company will continue to experience substantial negative cash flow from its remaining operations. Although the Company will continue to monitor the size of its workforce and the levels of its other operating costs and cash commitments with a view to conserving cash, the Company will not be able to reduce costs significantly enough to continue as a going concern without additional financing.

     The Company believes that it will not be able to secure additional financing in the current economic environment being faced by the telecommunications industry before its cash reserves are depleted in early 2002. In light of the difficult current financing environment, the Company has entered into the asset purchase agreement with Charter. If the asset sale to Charter is not consummated, the Company will likely file for bankruptcy.

     Consequently, there is substantial doubt as to the Company's ability to continue as a going concern unless it completes the sale of assets to Charter. The accompanying condensed consolidated financial statements have been prepared on a going concern basis and include no adjustments that may result from the outcome of this uncertainty.

     See Note 7, "Business Developments."

  RECLASSIFICATION

     Certain prior period amounts in the condensed consolidated financial statements have been reclassified to conform to the current period presentation.

                            HIGH SPEED ACCESS CORP.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. These estimates are based on knowledge of current events and anticipated future events. Actual results could differ from those estimates.

NOTE 2.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which provides that all business combinations should be accounted for using the purchase method of accounting and establishes criteria for the initial recognition and measurement of goodwill and other intangible assets recorded in connection with a business combination. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001, or later. The Company will apply the provisions of SFAS 141 to any future business combinations.

     In addition, the FASB issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes the accounting for goodwill and other intangible assets following their recognition. SFAS 142 applies to all goodwill and other intangible assets whether acquired singly, as part of a group, or in a business combination. SFAS 142 provides that goodwill should not be amortized but should be tested for impairment annually using a fair-value based approach. In addition, SFAS 142 provides that other intangible assets other than goodwill should be amortized over their useful lives and reviewed for impairment in accordance with Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 142 is effective for the Company beginning on January 1, 2002. The Company has no intangible assets or goodwill at September 30, 2001, and therefore expects that the adoption of SFAS 142 on January 1, 2002 will have no impact on the financial condition or results of operations of the Company.

     In October 2001, the FASB issued Statements of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SFAS 121. SFAS 144 applies to all long-lived assets and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business" ("APB 30"). SFAS 144 develops one accounting model (based on the model in SFAS 121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value, less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for the Company beginning on January 1, 2002.

NOTE 3.  LOSS PER SHARE

     The Company computes net loss available to common stockholders per share under the provisions of Statements of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). Under the provisions of SFAS 128, basic net loss available to common stockholders per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

                            HIGH SPEED ACCESS CORP.

     Diluted earnings per share is determined in the same manner as basic earnings per share, except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and assuming conversion of preferred stock. In addition, income or loss is adjusted for dividends and other transactions relating to preferred stock for which conversion is assumed. The calculation of diluted net loss available to common stockholders per share excludes potential common shares if the effect is dilutive.

     Basic and diluted net loss available to common stockholders per share for the three months ended September 30, 2001 and 2000, were $0.87 and $0.56 based on weighted average shares outstanding of 58,811,036 and 57,112,159, respectively. For the nine months ended September 30, 2001 and 2000, basic and diluted net loss available to common stockholders were $2.02 and $1.59 based on weighted average shares outstanding of 58,755,437 and 55,563,508, respectively. Diluted loss available to common stockholders per share equals basic loss available to common stockholders per share because the assumed exercise of the Company's stock options and warrants and the assumed conversion of preferred stock are dilutive.

     Options and warrants to purchase 10,874,224 shares and 7,857,519 shares of common stock at September 30, 2001 and 2000, respectively, were excluded from the calculation of net loss available to common stockholders per share. There is a potential to issue additional warrants pursuant to the agreements set forth in
Note 5. These potential warrants have been excluded from the calculation above because they are not currently measurable and would be dilutive. Also excluded from the calculation were 75,000 shares of preferred stock that are convertible into 14,952,906 shares of common stock at September 30, 2001 and 1,495,000 shares of un-vested, restricted stock issued during the quarter.

NOTE 4.  COMPREHENSIVE LOSS

     Comprehensive loss, comprised of net loss available to common stockholders and net unrealized holding gains and losses on investments, totaled $51.3 million and $32.2 million for the three months ended September 30, 2001 and 2000, respectively, and $118.8 million and $87.7 million for the nine months ended September 30, 2001 and 2000, respectively.

NOTE 5.  DISTRIBUTION AGREEMENTS

     As an inducement to certain cable partners to commit systems, the Company issued warrants to purchase its common stock in connection with Network Service agreements and other agreements, collectively referred to as distribution agreements. The Company values warrants to purchase its common stock using an accepted options pricing model based on the value of the stock when the warrants are earned. The Company recognizes an addition to equity for the fair value of any warrants issued, and recognizes the related expense over the term of the agreement with the respective cable system, generally four to five years, in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling, Goods or Services."

     In May 2000, the Company entered into a distribution agreement with Charter, a related party. Under this agreement, Charter committed to provide the Company exclusive right to provide Network Services related to the delivery of Internet access to homes passed in certain cable systems. We provide Network Services, including system monitoring and security, as well as call center support. Charter receives the warrants described in the following paragraph as an incentive to provide the Company additional homes passed, although it is not obligated to do so. Charter can terminate these exclusivity rights, on a system-by-system basis, if the Company fails to meet performance specifications or otherwise breaches the agreement. The agreement has an initial term of five years and may be renewed at Charter's option for additional successive five-year terms.

     In connection with this distribution agreement, the Company and Charter entered into an amended and restated warrant to purchase up to 12,000,000 shares of common stock at an exercise price of $3.23 per share

                            HIGH SPEED ACCESS CORP.

and terminated two warrants that had been issued to Charter in November 1998. The new warrant becomes exercisable at the rate of 1.55 shares for each home passed committed to us by Charter under the distribution agreement entered into by Charter and us in November 1998. The warrant also becomes exercisable at the rate of .775 shares for each home passed committed to us by Charter under the distribution agreement entered into in May 2000 up to 5,000,000 homes passed, and at a rate of 1.55 shares for each home passed in excess of 5,000,000. Charter also has the opportunity to earn additional warrants to purchase shares of common stock upon any renewal of the May 2000 agreement. If the asset sale to Charter is consummated, the warrant and the May 2000 agreement will terminate. Such a renewal warrant will have an exercise price of $10 per share and will be exercisable to purchase 0.5 shares for each home passed in the systems for which the May 2000 agreement is renewed. With respect to each home passed, launched or intended to be launched on or before the second anniversary date of the second distribution agreement, the Company will pay Charter, at Charter's option, a launch fee of $3.00 per home passed committed. As of September 30, 2001, the Company has paid Charter approximately $6.7 million of launch fees related to launched systems or systems to be deployed in the near future. In these systems where the Company paid a launch fee to Charter, the Company receives additional revenue in years two through five of the distribution agreement. The launch fees paid are amortized against the additional revenue received from Charter. The Company recently received a non-binding proposal from Charter to acquire the Company's cable modem business with Charter. See Note 7, "Business Developments" and "Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" for a description of such proposal.

     For the three and nine months ended September 30, 2001, the Company recognized $6.7 million and $16.4 million of revenue, respectively, under these Charter distribution agreements. At September 30, 2001 the Company had receivables from Charter of $4.4 million.

     As of September 30, 2001, various cable partners, including Charter, had earned 2,826,714 warrants under distribution agreements. No additional warrants were earned during the three months ended September 30, 2001. Deferred distribution agreement costs of $9.1 million, net of accumulated amortization of $8.2 million, were recorded in conjunction with these warrants at September 30, 2001. Amortization of distribution agreement costs of $0.6 million and $5.3 million were recognized in the statement of operations for the three and nine months ended September 30, 2001, respectively. Included in the nine month amount are deferred distribution agreement costs of $2.8 million related to warrants in terminated systems. The remaining distribution agreement costs which relate solely to Charter systems, will be written off in connection with the asset sale to Charter.

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     The Company, our directors, our former directors, as well as Charter and Paul Allen have been named as defendants in three class action lawsuits filed in the Court of Chancery of the State of Delaware (Denault, et. al. v. O'Brien, et. al., Civil Action No. 19045NC, Tesche, et. al. v. O'Brien, et al., Civil Action No. 19046NC and Johnson, et. al. v. O'Brien, et. al., Civil Action No. 19053NC). All three lawsuits, which subsequently have been consolidated, allege, among other things, that the initially proposed cash purchase price of $73 million is grossly inadequate and that "[t]he purpose of the proposed acquisition is to enable CCI [Charter] and Allen to acquire [the company's] valuable assets for their own benefit at the expense of [the company's] public shareholders."

     The suits allege that the defendants breached their fiduciary duties owed to the Company in connection with the making and consideration of Charter's proposal. The plaintiffs ask to represent the interests of all common stockholders of the Company and seek injunctive relief preventing the Company from going forward with the transaction, to rescind the transaction in the event it is consummated and unspecified monetary damages. We believe these lawsuits are without merit and intend to vigorously defend against the claims made therein.

                            HIGH SPEED ACCESS CORP.

     Lawyers for the defendants in these lawsuits have had discussions with attorneys representing the plaintiffs. These discussions covered, among other topics, financial and other changes to the terms of the asset purchase agreement that addressed the matters raised by the plaintiffs. As a result of those discussions, a tentative agreement has been reached to settle these lawsuits. The tentative settlement needs to be documented and must be approved by the Delaware Chancery Court.

     Also, on November 5, 2001, the Company, our Chief Financial Officer and our former President, together with Lehman Brothers, Inc., J.P. Morgan Securities, Inc., CIBC World Markets Corp., and Banc of America Securities, Inc., were named as defendants in purported a class action lawsuit filed in the United States District Court for the Southern District of New York. The lawsuit alleges that the Company's Registration Statement dated June 3, 1999 and Prospectus dated June 4, 1999 (together "offering materials") for the issuance and initial public offering of 13,000,000 shares of the Company's common stock to investors contained material misrepresentations and/or omissions, alleging that the Company's four underwriters engaged in a pattern of conduct to surreptitiously extract inflated commissions greater than those disclosed in the offering materials, among other acts of misconduct. The plaintiff asks to represent the interest of all common shareholders of the Company and seeks unspecified monetary damages. With respect to allegations against the company and Messrs. Willett and Pitcock, we believe this lawsuit is without merit and intend to vigorously defend against the claims made therein. We express no opinion as to the allegations lodged against Lehman Brothers, Inc. J.P. Morgan Securities Inc., CIBC World Markets Corp., and Banc of America Securities Inc.

     On our about November 12, 2001 and again on December 17,2001, we received a letter from an attorney purporting to be counsel to certain former shareholders of Digital. The attorney indicated that his clients, and possibly other shareholders would be filing a lawsuit asserting various claims against the company relating to our August 2000 acquisition of Digital, including claims relating to our non-payment of any earn out consideration to the former shareholders of Digital. We believe that all of the potential claims included in such letter are without morit, have informed the attorney of this belief, and intend to vigorously defend any such lawsuit(s). The Company's defense of such lawsuits, if they are filed, will likely delay any action by the bound with respect to new business activities and any distribution of proceeds from the asset sale.

NOTE 7.  BUSINESS DEVELOPMENTS

     On September 28, 2001, we entered into an asset purchase agreement with Charter pursuant to which we will sell to Charter substantially all of the assets and operations associated with our provision of high speed Internet access to residential and commercial customers of Charter and its affiliates via cable modems. We have also agreed to continue these operations until the closing of the asset sale. The agreed-upon purchase price for the contracts and associated assets is $81.1 million in cash, subject to certain adjustments, and the assumption of certain liabilities. In addition, as part of the proposed transaction consideration, all 37,000 and 38,000 shares of the Company's convertible preferred stock held by Charter and Vulcan, respectively, would be cancelled. Additionally, all warrants held by Charter to purchase shares of our common stock would be cancelled.

     In September 2001, our agreement with Time Warner Cable, a unit of AOL/Time Warner, covering the provision of high speed Internet access services over AOL/Time Warner's cable systems terminated in accordance with its terms. We had entered into this agreement in May 2001.

     On October 31, 2001 we sold substantially all of the operating assets of Digital, including its hosted customer websites.

     In addition to the asset sale to Charter described above, on November 1, 2001 we entered into an agreement with Vulcan to purchase 20,222,139 shares of our common stock from Vulcan for an aggregate purchase price of $4.4 million or $0.22 per share. This purchase price represents a discount of 26% to our common stock's 20-day trailing average closing price as of October 26, 2001. This purchase is conditioned on,

                            HIGH SPEED ACCESS CORP.

and will close concurrently with, the consummation of the asset sale. The shares of common stock subject to this agreement represent all of the shares of our common stock held by Vulcan.

     During the third quarter of 2001, the Company recorded an asset impairment charge of $27.5 million for the write-down of non-Charter assets. The impairment charge of $27.5 million was attributable to the following items:

          - Exit from Most Two-Way Cable TV Markets. As of November 30, 2001, we have exited all of our two-way cable system agreements except for those with Charter. As of September 30, 2001, we were in the process of terminating service in 40 systems covering approximately 500,000 homes passed and serving 23,000 high speed residential customers. We will not recognize any revenue from these subscribers subsequent to October 1, 2001, although we did provide certain services, including e-mail, personal web pages and assistance in transitioning services to new providers, through November 30, 2001. During the quarter ended September 30, 2001 we recorded an asset impairment charge of $16.0 million for the write-down of the equipment used in these markets, additional excess inventory used in the cable modem business, furniture and fixtures and equipment located in our Denver corporate headquarters and call center and other regional offices. The remaining net book value of these assets at September 30, 2001, was $1.7 million. Additionally, we wrote off the remaining goodwill associated with the acquisition of CATV and HSAN of $1.5 million.

          - Wind Down of Digital. During the quarter ended September 30, 2001, we recorded an asset impairment charge of $0.5 million to write-down the Digital fixed assets to zero. These assets were disposed of on October 31, 2001. Additionally, we wrote off the remaining goodwill associated with the acquisition of Digital of $1.7 million.

          - Abandon DSL Effort. We have discontinued our efforts to enter the DSL market and are attempting to sell our DSL equipment. For the quarter ended September 30, 2001, we recorded an asset impairment charge to write off the remaining value of the DSL assets of $3.2 million. In connection with the purchase of certain DSL assets, we entered into a $1.9 million debt financing agreement with Lucent in July 2001. The debt obligation was paid in full on September 28, 2001 at a discount of $250,000. This transaction, along with prior purchases, has fulfilled our $5.0 million purchase obligation with Lucent.

          - Write Off Unnecessary Information Systems. We recorded an asset impairment charge of $4.6 million for the quarter ended September 30, 2001 to write off the remaining value of information systems which are not being acquired by Charter.

     The loss from operations for the three and nine months ended September 30, 2001 related to the assets to be disposed of were as follows (in millions):

                                                    THREE MONTHS ENDED   NINE MONTHS ENDED
                                                    SEPTEMBER 30, 2001   SEPTEMBER 30, 2001
                                                    ------------------   ------------------
Assets to be disposed.............................       $36,920              $ 72,008
Charter assets....................................        14,356                47,739
                                                         -------              --------
Loss from operations..............................       $51,276              $119,747
                                                         =======              ========

     Certain allocations and estimates have been made by management in the segregation of the loss from operations related to the Charter and non-Charter assets. Costs allocated included (i) specifically identified system expenses such as salaries and telecommunications expenses, including charges for Internet backbone and telecommunications circuitry, and (ii) estimated salaries and related personnel expenses for customer case, field technical and engineering support, network operations center, sales and marketing, administrative and finance personnel. The allocation of these estimated expenditures was based primarily on ratios of certain

                            HIGH SPEED ACCESS CORP.

subscriber and system metrics. Management believes that the allocation methods and assumptions are reasonable.

     We expect to complete the disposal of substantially all of the non-Charter assets during the first quarter of 2002.

Additionally, the Company recorded in general and administrative expenses an estimate for future lease termination charges of $3.9 million relating to office space which we currently intend to vacate through the first quarter of 2002.

     Also during the third quarter of 2001, the Company recorded in general and administrative expenses $3.2 million of severance and related costs relating to workforce reductions of approximately 250 employees. Approximately $0.9 million of these costs were paid during the quarter ended September 30, 2001. The balance of the severance benefits will be paid through the first quarter of 2002.

NOTE 8.  SEGMENT INFORMATION

     Segment information has been prepared in accordance with Statements of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company has two reportable segments:
International ISP Infrastructure Services and High Speed Internet Access and Related Services. The segments were determined based upon the types of services offered.

     In February 2001, the Company began providing Internet infrastructure services to KNRW in Germany. Revenues from the service agreement are recognized as services are provided. Prior to 2001, the International ISP Infrastructure Services segment expenses related to business development activities.

     The High Speed Internet Access and Related Services segment includes all operations of the cable modem business, Digital, and all corporate departments including accounting, marketing, engineering, human resources and legal and regulatory functions.

     Results of each segment are measured based upon income (loss) from operations before investment income, interest expense and taxes. In addition, income (loss) from operations for the International ISP Infrastructure Services segment excludes allocations of corporate overhead expenses.

     The following table sets forth certain financial information by segment (in thousands):

                                            THREE MONTHS ENDED     NINE MONTHS ENDED
                                            -------------------   --------------------
                                              2001       2000       2001        2000
                                            --------   --------   ---------   --------
Net revenue:
  International ISP Infrastructure
     Services.............................  $  2,615   $     --   $   4,692   $     --
  High Speed Internet Access and Related
     Services.............................     8,781      4,282      23,008      9,033
                                            --------   --------   ---------   --------
          Total net revenue...............  $ 11,396   $  4,282   $  27,700   $  9,033
                                            ========   ========   =========   ========
Income (loss) from operations:
  International ISP Infrastructure
     Services.............................  $  1,445   $   (335)  $   1,891   $   (749)
  High Speed Internet Access and Related
     Services.............................   (52,721)   (32,903)   (121,638)   (91,688)
                                            --------   --------   ---------   --------
          Total income (loss) from
            operations....................  $(51,276)  $(33,238)  $(119,747)  $(92,437)
                                            ========   ========   =========   ========

                                                                         ANNEX A

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                            HIGH SPEED ACCESS CORP.

                                      AND

                  CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

                         DATED AS OF SEPTEMBER 28, 2001

                           GLOSSARY OF DEFINED TERMS

DEFINED TERMS                                                 ON PAGE
-------------                                                 -------
Accounts Payable............................................    A-9
Accounts Receivable.........................................    A-9
Acquired Assets.............................................   A-16
Acquired Current Assets.....................................   A-10
Acquisition Proposal........................................   A-36
Adjusted Accounts Receivable................................   A-10
Adjustment Holdback.........................................   A-20
Adjustment Item.............................................   A-20
Affiliate...................................................   A-10
Apportioned Obligations.....................................   A-41
Approved Leave of Absence...................................   A-38
Arapahoe Facility...........................................   A-33
Assigned Security Deposits..................................   A-10
Assigned Voice & Data Circuits..............................   A-10
Assumed Capital Lease Liabilities...........................   A-10
Assumed Capital Leases......................................   A-10
Assumed Contracts...........................................   A-10
Assumed Current Liabilities.................................   A-10
Assumed Liabilities.........................................   A-17
Assumed Operating Lease Liabilities.........................   A-10
Assumed Operating Leases....................................   A-10
Assumed Real Estate Lease Liabilities.......................   A-10
Assumed Real Estate Leases..................................   A-10
Beneficiary.................................................   A-41
Benefit Plans...............................................   A-10
Billing Letter Agreement....................................    A-9
Business....................................................    A-9
Business Day................................................   A-10
Cable Modem Business........................................    A-9
Capital Leases..............................................   A-10
Cash Amount.................................................   A-20
CCI.........................................................    A-9
CCI Receivables.............................................   A-10
Charter Ventures............................................    A-9
Charter Warrants............................................   A-24
Closing.....................................................   A-23
Closing Date................................................   A-23
Closing Statement...........................................   A-20
CMB Business Records........................................   A-11
CMB Claims..................................................   A-11
CMB Employee Schedule.......................................   A-37
CMB Employees...............................................   A-37

DEFINED TERMS                                                 ON PAGE
-------------                                                 -------
CMB Intellectual Property...................................   A-11
CMB Sites...................................................   A-11
Code........................................................   A-11
Confidential Information....................................   A-42
Confidentiality Agreement...................................   A-34
Contracts...................................................   A-11
Copyrights..................................................   A-12
Corrections.................................................   A-21
Customer Care Matters.......................................   A-11
Damages.....................................................   A-46
DGCL........................................................   A-25
Disagreement Notice.........................................   A-20
Employee Claims.............................................   A-11
Environmental Law...........................................   A-11
ERISA.......................................................   A-12
Excluded Assets.............................................   A-17
Excluded Damages............................................   A-47
Excluded Liabilities........................................   A-18
Excluded Stockholders.......................................   A-11
Expenses....................................................   A-40
Final Allocation............................................   A-23
First Release Amount........................................   A-50
First Release Date..........................................   A-49
Fixtures and Equipment......................................   A-12
Full Turnkey Agreement......................................   A-12
GAAP........................................................   A-12
Governmental Authority......................................   A-12
Hazardous Substances........................................   A-12
Hired Employee Costs........................................   A-12
Hired Employees.............................................   A-37
Holdco......................................................    A-9
Holdco Indemnitees..........................................   A-46
Houlihan Lokey..............................................   A-12
Houlihan Lokey Opinion......................................   A-12
HSA Common Stock............................................   A-12
HSR Act.....................................................   A-12
HSR Date....................................................   A-12
Indemnification Holdback....................................   A-20
Indemnitee..................................................   A-48
Indemnitor..................................................   A-48
Independent Accounting Firm.................................   A-22
Information.................................................   A-30
Intellectual Property.......................................   A-12
Intercompany Payments.......................................   A-13

DEFINED TERMS                                                 ON PAGE
-------------                                                 -------
Launch Fees.................................................   A-13
Legal Requirement...........................................   A-13
Lehman......................................................   A-30
Lehman Opinion..............................................   A-13
Liabilities.................................................   A-13
License Agreement...........................................    A-9
Liens.......................................................   A-13
Losses......................................................   A-13
Management Agreement........................................    A-9
Marks.......................................................   A-13
Maskworks...................................................   A-13
Material Adverse Effect.....................................   A-13
Material Contract...........................................   A-13
Maximum Sick Time Accrual...................................   A-38
Maximum Vacation Accrual....................................   A-38
Merrill Lynch...............................................   A-31
Modem Inventory.............................................   A-13
Non-CCI Receivables.........................................   A-10
Offer Schedule..............................................   A-37
Officer's Certificate.......................................   A-50
Operating Leases............................................   A-14
Other Current Assets........................................   A-14
Other Current Liabilities...................................   A-14
Other Inventory.............................................   A-14
Patents.....................................................   A-12
Permits.....................................................   A-14
Permitted Liens.............................................   A-14
Person......................................................   A-14
Post-Employment Hiring Prohibition..........................   A-30
Prepayments.................................................   A-14
Proxy Statement.............................................   A-26
Purchase Price..............................................   A-20
Real Estate Leases..........................................   A-14
Review Schedule.............................................   A-37
Schedule 13E-3..............................................   A-31
Second Disagreement Notice..................................   A-21
Second NSA Agreement........................................   A-14
Second Release Date.........................................   A-50
Security Deposits...........................................   A-15
Seller......................................................    A-9
Seller Indemnitees..........................................   A-47
Seller Requisite Vote.......................................   A-25
Seller Stockholder Meeting..................................   A-34
Seller's Board..............................................   A-25

DEFINED TERMS                                                 ON PAGE
-------------                                                 -------
Series D Preferred Stock....................................   A-15
Settlement Date.............................................   A-22
Software....................................................   A-13
Subsidiaries................................................   A-15
Superior Proposal...........................................   A-36
Taking......................................................   A-19
Tax or Taxes................................................   A-15
Technology and Know-How.....................................   A-15
Third Party Claim...........................................   A-48
Threshold Amount............................................   A-47
Trade Secrets...............................................   A-12
Transaction Documents.......................................   A-15
Transactions................................................   A-15
Transfer Tax or Transfer Taxes..............................   A-15
Transfer Tax Returns........................................   A-41
Voting Agreement............................................    A-9
Vulcan......................................................    A-9
WARN Act....................................................   A-15

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I  DEFINITIONS........................................................   A-9
  SECTION 1.01.   Specified Definitions.......................................   A-9
  SECTION 1.02.   Other Terms.................................................  A-15
  SECTION 1.03.   Interpretation..............................................  A-15

ARTICLE II  TRANSFER OF ASSETS AND LIABILITIES................................  A-16
  SECTION 2.01.   Purchase and Sale of Assets.................................  A-16
  SECTION 2.02.   Excluded Assets.............................................  A-17
  SECTION 2.03.   Assumption of Liabilities...................................  A-17
  SECTION 2.04.   Excluded Liabilities........................................  A-18
  SECTION 2.05.   Risk of Loss; Condemnation..................................  A-18
  SECTION 2.06.   Assignment of Contracts, Etc................................  A-19

ARTICLE III  PURCHASE PRICE...................................................  A-20
  SECTION 3.01.   Purchase Price..............................................  A-20
  SECTION 3.02.   Holdbacks...................................................  A-20
  SECTION 3.03.   Purchase Price Adjustments..................................  A-20
  SECTION 3.04.   Determination of Adjustments................................  A-20
  SECTION 3.05.   Allocation of Purchase Price................................  A-22

ARTICLE IV  THE CLOSING.......................................................  A-23
  SECTION 4.01.   Closing Date................................................  A-23
  SECTION 4.02.   Deliveries by Seller at the Closing.........................  A-23
  SECTION 4.03.   Deliveries by Holdco at the Closing.........................  A-24

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLER...........................  A-25
  SECTION 5.01.   Organization, Standing and Power............................  A-25
  SECTION 5.02.   Corporate Authorization.....................................  A-25
  SECTION 5.03.   Non-Contravention...........................................  A-25
  SECTION 5.04.   Governmental Filings; Consents..............................  A-26
  SECTION 5.05.   Acquired Assets.............................................  A-26
  SECTION 5.06.   Absence of Certain Changes or Events........................  A-26
  SECTION 5.07.   Proxy Statement.............................................  A-26
  SECTION 5.08.   Compliance with Applicable Laws.............................  A-26
  SECTION 5.09.   Litigation; Decrees.........................................  A-26
  SECTION 5.10.   Security Deposits...........................................  A-26
  SECTION 5.11.   Contracts...................................................  A-26
  SECTION 5.12.   Real Property...............................................  A-27
  SECTION 5.13.   Title to and Condition of the Acquired Assets...............  A-27
  SECTION 5.14.   Compliance with Environmental Laws..........................  A-28
  SECTION 5.15.   Intellectual Property Rights................................  A-28
  SECTION 5.16.   Taxes.......................................................  A-29
  SECTION 5.17.   Employees, Labor Matters, etc...............................  A-30
  SECTION 5.18.   Employee Benefit Plans......................................  A-30
  SECTION 5.19.   Brokers.....................................................  A-30

                                                                                PAGE
                                                                                ----
  SECTION 5.20.   Solvency of Seller..........................................  A-30
  SECTION 5.21.   Opinion of Financial Advisors...............................  A-30

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF HOLDCO..........................  A-31
  SECTION 6.01.   Organization, Standing and Power............................  A-31
  SECTION 6.02.   Corporate Authorization.....................................  A-31
  SECTION 6.03.   Non-Contravention...........................................  A-31
  SECTION 6.04.   Governmental Filings; Consents..............................  A-31
  SECTION 6.05.   Information Supplied; Schedule 13E-3........................  A-31
  SECTION 6.06.   Brokers.....................................................  A-31
  SECTION 6.07.   Assignment of Agreements....................................  A-32
  SECTION 6.08.   Interested Stockholder......................................  A-32

ARTICLE VII  COVENANTS RELATED TO THE CONDUCT OF CABLE MODEM BUSINESS.........
                                                                                A-32
  SECTION 7.01.   Conduct of Cable Modem Business in the Ordinary Course......  A-32
  SECTION 7.02.   Arapahoe Facility...........................................  A-33
  SECTION 7.03.   Access to Information.......................................  A-33

ARTICLE VIII  ADDITIONAL AGREEMENTS...........................................  A-34
  SECTION 8.01.   Seller Stockholder Meeting..................................  A-34
  SECTION 8.02.   Proxy Statement; Schedule 13E-3.............................  A-34
  SECTION 8.03.   Governmental Approvals......................................  A-34
  SECTION 8.04.   Third Party Consents........................................  A-35
  SECTION 8.05.   Notification of Certain Matters.............................  A-35
  SECTION 8.06.   Bulk Transfer Laws..........................................  A-36
  SECTION 8.07.   Further Assurances..........................................  A-36
  SECTION 8.08.   Acquisition Proposals.......................................  A-36
  SECTION 8.09.   Employee Matters............................................  A-37
  SECTION 8.10.   CMB Business Records; Transitional Arrangements.............  A-40
  SECTION 8.11.   Publicity...................................................  A-40
  SECTION 8.12.   Fees and Expenses...........................................  A-40
  SECTION 8.13.   Cancellation of Charter Warrants............................  A-41
  SECTION 8.14.   Letter of Credit............................................  A-41
  SECTION 8.15.   Taxes.......................................................  A-41
  SECTION 8.16.   Use of Seller's Name........................................  A-42
  SECTION 8.17.   Non-solicitation............................................  A-42
  SECTION 8.18.   Confidentiality.............................................  A-42
  SECTION 8.19.   Limitations on Seller's Representations and Warranties......  A-42
  SECTION 8.20.   Launch Fees.................................................  A-42
  SECTION 8.21.   Termination of Charter Contracts............................  A-42
  SECTION 8.22.   CSR Classes.................................................  A-43
  SECTION 8.23.   Customer Care Matters.......................................  A-43

ARTICLE IX  CONDITIONS........................................................  A-43
  SECTION 9.01.   Conditions to Each Party's Obligation.......................  A-43
  SECTION 9.02.   Conditions to Obligation of Holdco..........................  A-44
  SECTION 9.03.   Conditions to Obligation of Seller..........................  A-44

                                                                                PAGE
                                                                                ----


ARTICLE X  TERMINATION, AMENDMENT AND WAIVER..................................  A-45
  SECTION 10.01.  Termination.................................................  A-45
  SECTION 10.02.  Notice of Termination.......................................  A-45
  SECTION 10.03.  Effect of Termination and Abandonment.......................  A-45
  SECTION 10.04.  Amendments..................................................  A-46
  SECTION 10.05.  Extension; Waiver...........................................  A-46

ARTICLE XI  INDEMNIFICATION...................................................  A-46
  SECTION 11.01.  Indemnification by Seller...................................  A-46
  SECTION 11.02.  Indemnification by Holdco...................................  A-47
  SECTION 11.03.  Exclusive Remedy; No Consequential Damages..................  A-48
  SECTION 11.04.  Characterization of Indemnification and Other Payments......  A-48
  SECTION 11.05.  Damages Net of Insurance; Tax Benefits......................  A-48
  SECTION 11.06.  Procedures Relating to Third Party Claims...................  A-48
  SECTION 11.07.  Indemnification Holdback....................................  A-49

ARTICLE XII  GENERAL PROVISIONS...............................................  A-51
  SECTION 12.01.  Notices.....................................................  A-51
  SECTION 12.02.  Entire Agreement............................................  A-51
  SECTION 12.03.  Severability................................................  A-52
  SECTION 12.04.  Third Party Beneficiaries...................................  A-52
  SECTION 12.05.  Assignment..................................................  A-52
  SECTION 12.06.  Specific Performance........................................  A-52
  SECTION 12.07.  Governing Law...............................................  A-52
  SECTION 12.08.  Waiver of Jury Trial........................................  A-52
  SECTION 12.09.  Exhibits and Schedules......................................  A-52
  SECTION 12.10.  No Strict Construction......................................  A-52
  SECTION 12.11.  Counterparts; Effectiveness.................................  A-52

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of September 28, 2001, between High Speed Access Corp., a Delaware corporation ("Seller"), and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Holdco").

                                    RECITALS

     WHEREAS, Seller is engaged in the business of providing broadband Internet access over cable and related services (the "Business");

     WHEREAS, a significant portion of the Business conducted by Seller relates to the provision of high speed internet access to residential and commercial customers of Holdco and its Affiliates via cable modems pursuant to the Full Turnkey Agreement and Second NSA Agreement (each as hereinafter defined), and includes research and development and implementation of that business (the "Cable Modem Business");

     WHEREAS, Seller desires to sell, transfer and assign to Holdco, and Holdco desires to purchase and assume from Seller, certain of the assets and liabilities of the Cable Modem Business, namely, the Acquired Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

     WHEREAS, Seller has notified its cable partners that it intends to exit from certain one-way cable television markets and to exit all of its turnkey contracts with cable operators other than Holdco;

     WHEREAS, in order to induce Seller and Holdco to enter into this Agreement, as of the date hereof, Seller, Charter Communications Ventures, LLC ("Charter Ventures"), Vulcan Ventures Incorporated ("Vulcan") and certain other stockholders of Seller are entering into a Voting Agreement, substantially in the form attached as Exhibit A hereto (the "Voting Agreement");

     WHEREAS, in order to induce Holdco to enter into this Agreement, as of the date hereof, Charter Communications, Inc., a Delaware corporation ("CCI") and Seller are entering into a Services and Management Agreement, substantially in the form attached as Exhibit B hereto (the "Management Agreement");

     WHEREAS, in order to induce Seller to enter into this Agreement, as of the date hereof, Holdco and Seller are entering into a License Agreement, substantially in the form attached as Exhibit C hereto (the "License Agreement"); and

     WHEREAS, in order to induce Holdco to enter into this Agreement, as of the date hereof, Holdco and Seller are entering into a Billing Letter Agreement, substantially in the form attached as Exhibit D hereto (the "Billing Letter Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Specified Definitions. As used in this Agreement, the following capitalized terms have the meanings specified below:

     "Accounts Payable" means the accounts payable by Seller arising out of the operation of the Cable Modem Business as of the Closing Date (to the extent not paid or retained by Seller as of or at the Closing), excluding the Intercompany Payments and the Excluded Liabilities.

     "Accounts Receivable" means the accounts receivable, as of the Closing Date, of Seller arising out of the operation of the Cable Modem Business, including the Adjusted Accounts Receivable.

     "Acquired Current Assets" means Adjusted Accounts Receivable, Assigned Security Deposits and Prepayments.

     "Adjusted Accounts Receivable" means the sum of the following:

          (a) 100% of all Seller's accounts receivable from Holdco related to the Second NSA Agreement plus amounts billed and outstanding from September 1, 2001 through the Closing Date with respect to circuits and web hosting plus any outstanding Incremental Costs (as such term is defined in the Management Agreement) (collectively, the "CCI Receivables"), excluding the Intercompany Payments; and

          (b) amounts due to Seller from users of Seller's services in the Cable Modem Business as of the Closing Date that are not more than 90 days past the date of the applicable invoice (being not more than 60 days past the end of the applicable service period), which amounts are calculated as set forth on Schedule 1.01(a) (the "Non-CCI Receivables").

     "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     "Assigned Security Deposits" means the Security Deposits set forth on
Schedule 1.01(b).

     "Assigned Voice & Data Circuits" means voice circuits, data circuits and related contracts and agreements pertaining primarily to the CMB Sites set forth on Schedule 1.01(c).

     "Assumed Capital Leases" means the Capital Leases set forth on Schedule 1.01(d).

     "Assumed Capital Lease Liabilities" means all Liabilities of Seller under the Assumed Capital Leases, valued at their GAAP carrying value on the Closing Date.

     "Assumed Contracts" means all of the Contracts set forth on Schedule 5.11(a)(i), together with (i) subscription agreements with individual residential subscribers or commercial establishments for the services provided by Seller with respect to the Cable Modem Business in the ordinary course of business; (ii) miscellaneous service Contracts or buyer's requirements Contracts with Seller's vendors terminable at will or upon notice of thirty (30) days or less without penalty; and (iii) any Contract not involving a monetary obligation in excess of $25,000 payable within 12 months.

     "Assumed Current Liabilities" means the Accounts Payable, Hired Employee Costs and Other Current Liabilities.

     "Assumed Operating Leases" means the Operating Leases set forth on Schedule 1.01(e).

     "Assumed Operating Lease Liabilities" means all Liabilities of Seller under the Assumed Operating Leases.

     "Assumed Real Estate Leases" means the Real Estate Leases set forth on
Schedule 1.01(f).

     "Assumed Real Estate Lease Liabilities" means all Liabilities of Seller under the Assumed Real Estate Leases.

     "Benefit Plans" means all "employee benefit plans" as defined in Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, supplemental retirement, employee loan, salary continuation, severance, retention, vacation, sick leave, stock or other equity-related award, option or purchase, educational assistance or leave of absence agreements, arrangements, policies or plans maintained directly or indirectly by Seller or any Affiliate of Seller relating to CMB Employees, officers, directors, or other service providers.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to be closed.

     "Capital Leases" means capital leases with any Person under which Seller is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any Person.

     "CMB Business Records" means any documents, books, records, files or papers of Seller, whether in hard copy or computer format, primarily related to the Acquired Assets, Assumed Liabilities or the Cable Modem Business, including, without limitation, all training materials, sales and promotional literature, manuals and data, sales and purchase correspondence, personnel and employment records, customer lists, supplier lists, catalogs, research material, e-mail addresses, Charter system IP address blocks, passwords, URLs and domain names, but excluding any and all internal e-mail between Seller's directors, officers and employees residing on Seller's corporate domain whether in relation to the Cable Modem Business or otherwise.

     "CMB Claims" means rights, claims, actions and causes of action that Seller may have against any third party to the extent relating to the Cable Modem Business, Acquired Assets or the Assumed Liabilities, including all rights of Seller under or pursuant to all warranties, representations, guarantees and service agreements if any, made by suppliers, manufacturers and contractors in connection with products sold to or services provided to Seller for the Cable Modem Business, or affecting the property, machinery or equipment owned or leased by Seller and used in the conduct of the Cable Modem Business.

     "CMB Intellectual Property" means any and all Intellectual Property used or held for use or in development for use by or for Seller primarily in relation to or necessary for the Cable Modem Business, other than Seller's website at www.hsacorp.net.

     "CMB Sites" means Seller's call center and network operating center in Louisville, Kentucky and Seller's data centers (or Internet hosting sites) located at the addresses set forth on Schedule 1.01(g) provided in Washington, D.C. by Exodus Communications, Inc. and in Denver, Colorado by Virado (FKA FirstWorld, Inc.) and Inflow.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contracts" means contracts, agreements, commitments and other legally binding arrangements, including, without limitation, customer, supplier and subscriber contracts, in each case whether oral or written, relating primarily to the Cable Modem Business to which Seller or any of its Subsidiaries is a party or bound, but excluding Operating Leases, Capital Leases and Real Estate Leases.

     "Customer Care Matters" means all customer care service issues and complaints (including, without limitation, open Remedy tickets and complaints), third party infringement claims regarding cable modem subscribers' data files and activities (e.g., RIAA and Software Alliance), and law enforcement subpoenas and court orders seeking, without limitation, subscriber database information and activity logs.

     "Excluded Stockholders" means (1) Holdco, Vulcan and their respective Affiliates and (2) any executive officer or director of Seller who will be entitled to receive any change of control, severance or other payment or benefit in the nature of compensation that is contingent upon consummation of the Transactions (other than solely in his or her capacity as a stockholder of Seller).

     "Employee Claims" means any allegations of sexual harassment, workplace harassment, unlawful discrimination; violations of city, state and federal equal employment laws; violations of wage/hour laws; unfair employment practices of any type; unfair labor practices; violations of family and medical leave laws; any harm to an employee, independent contractor, or consultant arising from the employment relationship or the termination of that relationship; slander, tortious interference with contract, intentional infliction of emotional distress, invasion of privacy and generally any common law tort of any type; breach of contract; failure to pay benefits due under any arrangement, including any Benefit Plan; violations of the WARN Act; any harm to an individual arising from or through the individual's employment relationship or the termination of that relationship with Seller; unpaid salary or benefits or otherwise, made by any employee of Seller or any of its Subsidiaries against Seller or any of its Subsidiaries.

     "Environmental Law" means any applicable Legal Requirement relating to pollution or the protection of the environment (including, ambient air, surface water, ground water or land), including, but not limited to any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. sec.sec. 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. sec.sec. 6901 et seq.), the Toxic Substances Control Act (42 U.S.C. sec.sec. 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. sec.sec. 136 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. sec.sec. 1801 et seq.), or the Clean Water Act (33 U.S.C. sec. 1251 et seq.).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Fixtures and Equipment" means all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property (excluding Modem Inventory and Other Inventory) owned or leased by Seller or its Subsidiaries and used or held for use primarily in relation to or necessary for the Cable Modem Business and the CMB Sites, including all Seller-owned or leased equipment in Holdco's systems headends and subscriber homes (but excluding Fixtures and Equipment the subject of the Capital Leases and Operating Leases described in Sections 2.02(e) and (f)).

     "Full Turnkey Agreement" means the Network Services Agreement, dated November 25, 1998, by and among Seller, CCI and Marcus Cable, Inc., as assigned by CCI to Holdco pursuant to the Assignment of the Network Services Agreement between Seller, Holdco and CCI dated November 8, 1999.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

     "Hazardous Substances" means any substance, material or waste that is classified, characterized or otherwise regulated by any applicable Environmental Law as hazardous, toxic, pollutant, contaminant, or words of similar meaning and effecting, including but not limited to (a) any petroleum or petroleum compounds (refined or crude); (b) asbestos or asbestos-containing material; and (c) polychlorinated biphenyls.

     "Hired Employee Costs" means the sum of (a) the accrued and unpaid base salary and base wages as of the Closing Date, together with accrued (in accordance with GAAP) and unpaid employer taxes with respect thereto, (b) the economic value of unused vacation and sick time as of the Closing Date, together with accrued (in accordance with GAAP) and unpaid employer taxes with respect thereto, and (c) up to $750,000 of accrued bonuses, in each case to be paid or credited to Hired Employees by Holdco pursuant to Section 8.09 hereof.

     "Houlihan Lokey" means Houlihan Lokey Howard & Zukin Financial Advisors,
Inc.

     "Houlihan Lokey Opinion" means the opinion rendered by Houlihan Lokey to the Board of Directors of Seller, dated the date of this Agreement, to the effect that, as of such date, the Cash Amount (as adjusted pursuant to Section 3.03), together with the assumption by Holdco of the Assumed Liabilities, constitutes fair consideration and reasonably equivalent value for the Acquired Assets.

     "HSA Common Stock" means the common stock of Seller, par value $0.01 per share.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HSR Date" means the date upon which the waiting period applicable to the transactions contemplated hereby under the HSR Act shall have terminated or expired.

     "Intellectual Property" means any or all of the following and all intellectual property rights in, arising out of, or associated therewith: (i) all United States and other patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"), (ii) all inventions (whether patentable or not), improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing ("Trade Secrets"),
(iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"), (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Marks"), (viii) all rights in interactive or noninteractive computer program instruction code, whether in human-readable source code form, machine-readable binary form, firmware, scripts, interpretive text, or otherwise, along with any technical, user, or other documentation related thereto, and including any related data files or data objects, and all media on which any of the foregoing is recorded ("Software"), (ix) all rights in worldwide web addresses, Uniform Resource Locators, and domain names, and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     "Intercompany Payments" means, collectively, the fixed amounts payable by Seller and Holdco pursuant to Sections 4.02(a) and 4.03(b) hereof.

     "Launch Fees" means fees payable by Seller to Holdco pursuant to the Second NSA Agreement with respect to the launch of new cable modem services.

     "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, permit, agency notice or order, approval, consent decree, order or other written requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, together with all related amendments, implementing regulations, and reauthorizations including any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration.

     "Lehman Opinion" means the opinion rendered by Lehman to the Board of Directors of Seller, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by Seller pursuant to this Agreement is fair to Seller from a financial point of view.

     "Liabilities" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheet or other books and records.

     "Liens" means mortgages, liens (including Tax liens), security interests, easements, rights of way, pledges, restrictions or encumbrances of any nature whatsoever.

     "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any reasonable costs and expenses, including, without limitation, attorney's and other advisors' fees and disbursements.

     "Material Adverse Effect" means an effect or change that, when taken together with all other effects or changes, is materially adverse to (i) the condition or value of the Acquired Assets or to the business, financial condition or results of operations of the Cable Modem Business or (ii) the ability of Seller to perform its obligations under this Agreement or the Management Agreement or to consummate the Transactions, provided that none of the following shall be deemed in and of itself, either alone or in combination, to constitute a Material Adverse Effect on Seller: (A) any changes in general economic conditions; (B) any changes generally affecting the industries in which Seller and its Subsidiaries operate that do not disproportionately affect Seller; or (C) any changes negatively affecting the Cable Modem Business to the extent arising from or relating to actions taken by CCI pursuant to the terms of the Management Agreement.

     "Material Contract" means any Contract other than: (i) subscription agreements with individual residential subscribers or commercial establishments for the services provided by Seller with respect to the Cable Modem Business in the ordinary course of business; (ii) miscellaneous service Contracts or buyer's requirements Contracts with Seller's vendors terminable at will or upon notice of thirty (30) days or less without penalty; (iii) any Contract not involving a monetary obligation in excess of $25,000 payable within a 12 month period; and
(iv) employment contracts for Persons who are not Hired Employees.

     "Modem Inventory" means modems and related supplies and parts owned by Seller at the CMB Sites or in transit from or to the CMB sites.

     "Operating Leases" means operating leases with any Person under which Seller is the lessee of, or holds or uses, any machinery, equipment, vehicles or other tangible personal property owned by any Person (and does not include Capital Leases).

     "Other Current Assets" means any current assets of Seller used in or primarily relating to or necessary for the Cable Modem Business as of the Closing Date, included in the Acquired Assets and transferred to Holdco at the Closing, determined in accordance with GAAP, other than Adjusted Accounts Receivable, Assigned Security Deposits and Prepayments. Other Current Assets shall not include Other Inventory, the Intercompany Payments or Excluded Assets.

     "Other Current Liabilities" means accrued expenses and other current Liabilities (determined in accordance with GAAP) of Seller as of the Closing Date in relation to the Cable Modem Business that are included in the Assumed Liabilities and assumed by Holdco at the Closing. Other Current Liabilities shall include, without limitation, (a) all accrued and unpaid real property and personal property taxes (taking into account Section 8.15(b)), (b) accrued (in accordance in with GAAP) and unpaid expenses relating to the Acquired Assets for periods prior to the Closing Date and (c) any amounts due with respect to franchise fees. Notwithstanding the foregoing, Other Current Liabilities shall not include Assumed Capital Lease Liabilities, Assumed Real Estate Lease Liabilities, Assumed Operating Lease Liabilities, CSR Charges (as defined in
Section 8.22 below), Accounts Payable, Hired Employee Costs, real property and personal property taxes and accrued and unpaid expenses relating to the Acquired Assets attributable to post-Closing periods (taking into account Section 8.15(b)), Transfer Taxes and any liability of Seller in respect of Taxes in accordance with Section 2.04(e) hereof.

     "Other Inventory" means all inventory owned by Seller other than the Modem Inventory.

     "Permits" means any permits, licenses, franchises and other authorizations by or of any Governmental Authority that are owned or held by or otherwise have been granted to or for the benefit of Seller and that relate to the operation of the Cable Modem Business or the CMB Sites.

     "Permitted Liens" means the following Liens: (a) Liens for Taxes, assessments and governmental charges not yet due and payable or Taxes being contested in good faith by appropriate proceedings, all of which as of the date hereof are disclosed on Schedule 1.01(i); (b) zoning laws and ordinances and similar Legal Requirements; (c) any right reserved to any Governmental Authority to regulate the affected property; (d) in the case of any leased Acquired Asset,
(i) the rights of any lessor and (ii) any Lien granted by any lessor of such leased Acquired Asset; (e) inchoate materialmens', mechanics', workmen's, repairmen's or other like inchoate Liens arising in the ordinary course of business which constitute Assumed Liabilities; (f) in the case of Real Property Leases, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not individually or in the aggregate materially interfere with the right to convey such leasehold or other interest; or (g) any Lien that does not individually or in the aggregate together with other Permitted Liens interfere with the continued use of the Acquired Assets subject thereto or the operation of the Cable Modem Business as currently being conducted; provided, that the dollar amount of the financial obligations to which any Permitted Lien or Liens relate shall not exceed $50,000 in the aggregate (provided, further that such $50,000 limit shall not apply to the Liens described in subparagraph (a) above).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

     "Prepayments" means all prepaid expenses of Seller as of the Closing Date described on Schedule 1.01(h).

     "Real Estate Leases" means leases or subleases of real property under which Seller is a lessee or sub-lessee.

     "Second NSA Agreement" means the Network Services Agreement, dated May 12, 2000, by and between Seller and CCI, as assigned by CCI to Holdco pursuant to the Assignment and Assumption Agreement between CCI and Holdco dated August 1, 2000.

     "Security Deposits" means security, restricted cash, vendor, utility or other deposits.

     "Series D Preferred Stock" means Series D Senior Convertible Preferred Stock of Seller, par value $0.01 per share.

     "Subsidiaries" means any entity directly or indirectly controlled by Seller, including HSA Telecom Operating Co., Inc., HSA International, Inc. and Digital Chainsaw, Inc.

     "Tax" or "Taxes" means all taxes of any kind, charges, fees, customs, duties, imposts, levies, required deposits or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, alternative or add-on minimum (including taxes under Section 59A of the Code), transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, and personal and real property taxes, together with any interest and any penalties, additions to tax or additional amounts, imposed by any Federal, state, local or foreign taxing authority, whether disputed or not, and shall include any liability pursuant to Treasury Regulation sec.1.1502-6 or any tax sharing or contribution agreement and any transferee or successor liability in respect of Taxes.

     "Technology and Know-How" means all Trade Secrets, engineering information, specifications, designs, drawings, processes and quality control data, computer hardware, management information systems, Software, Marks, and any other intangible property and applications for the same used or held for use or in development for use by or for Seller primarily in relation to or necessary for the operation of the Cable Modem Business, including any technology evaluation reports and white papers, other than technology, know-how and other intangible property and applications that are non-confidential and generally known and used in the high speed Internet access industry.

     "Transactions" means the sale and purchase of the Acquired Assets, the assumption of the Assumed Liabilities, and the other transactions contemplated by this Agreement and the other Transaction Documents.

     "Transaction Documents" means this Agreement, the Voting Agreement, the Management Agreement, the License Agreement, the Billing Letter Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

     "Transfer Tax" or "Transfer Taxes" means any Federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any successor Legal Requirement, and the rules and regulations thereunder and under any successor law.

     Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     SECTION 1.02. Other Terms. Other capitalized terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

     SECTION 1.03.  Interpretation.

          (a) When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.

          (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

          (d) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (g) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

          (h) Unless otherwise specifically provided herein, all references to any financial or accounting terms shall be defined in accordance with GAAP.

          (i) The term "day", unless specified as a "Business Day", means a calendar day.

          (j) The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be the date referenced in the Recitals hereto.

                                   ARTICLE II

                       TRANSFER OF ASSETS AND LIABILITIES

     SECTION 2.01. Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Holdco, and Holdco will purchase, acquire and accept from Seller, all right, title and interest of Seller or any of its Subsidiaries in and to the Acquired Assets free and clear of all Liens other than Permitted Liens. The term "Acquired Assets" means all of the business, properties, assets, contracts, permits, licenses, authorizations, interests, claims, goodwill and rights of Seller, whether real or personal, tangible or intangible, and wherever located, that are owned, leased, used or held for use by Seller or any of its Subsidiaries primarily in, or primarily relating to or necessary to the performance of, the Cable Modem Business, other than the Excluded Assets. The Acquired Assets include, without limitation, the following:

          (a) the Assumed Real Estate Leases;

          (b) the Assumed Capital Leases;

          (c) the Assumed Operating Leases;

          (d) the Assigned Security Deposits;

          (e) subject to Section 2.02(h), all Fixtures and Equipment, including, but not limited to, those set forth on Schedule 2.01(e);

          (f) the Assigned Voice & Data Circuits;

          (g) all Accounts Receivable;

          (h) the Assumed Contracts;

          (i) the CMB Intellectual Property, including, but not limited to, the CMB Intellectual Property set forth on Schedule 2.01(i);

          (j) the Technology and Know-How, including, but not limited to, the Technology and Know-How set forth on Schedule 2.01(j);

          (k) all Permits, including, but not limited to, those set forth on
     Schedule 2.01(k);

          (l) all CMB Claims;

          (m) all Prepayments;

          (n) the Other Current Assets;

          (o) all Modem Inventory;

          (p) the CMB Business Records; and

          (q) all goodwill related to the foregoing assets.

     Seller and Holdco acknowledge that the Accounts Receivable, Prepayments, CMB Claims, Other Current Assets, Modem Inventory and CMB Business Records included in the Acquired Assets may change in the ordinary course of business consistent with Section 7.01.

     SECTION 2.02. Excluded Assets. The term "Excluded Assets" means all assets of Seller other than the Acquired Assets, including the following:

          (a) the capital stock in each of the Subsidiaries;

          (b) all contracts, agreements, commitments and other legally binding arrangements, whether oral or written, other than the Assumed Contracts;

          (c) all Security Deposits other than the Assigned Security Deposits;

          (d) all Real Estate Leases other than the Assumed Real Estate Leases;

          (e) all Capital Leases other than the Assumed Capital Leases;

          (f) all Operating Leases other than the Assumed Operating Leases;

          (g) all voice circuits, data circuits and related contracts and agreements other than the Assigned Voice & Data Circuits, including those set forth on Schedule 2.02(g)

          (h) the Fixtures and Equipment set forth on Schedule 2.02(h);

          (i) all Other Inventory;

          (j) all assets (including, without limitation, facilities, equipment, intellectual property, technology, permits and licenses) that are both (i) used primarily in businesses other than the Cable Modem Business and (ii) not necessary for the performance of the Cable Modem Business;

          (k) all cash on hand or in banks and all cash equivalents or similar type investments, uncollected checks, bank accounts, certificates of deposit, Treasury bills and other marketable securities;

          (l) all insurance policies of Seller and rights thereunder, including, without limitation, all insurance proceeds received prior to the Closing, or rights to insurance proceeds receivable after the Closing (except as otherwise provided in Section 2.05 hereof);

          (m) all rights, claims and causes of action relating to any of the Excluded Liabilities or the Excluded Assets;

          (n) all rights and claims for refunds of, or credits against, Taxes (including all investment tax credits, research credits and credits for prepayments of Taxes), except as otherwise provided in Section 8.15(b); and

          (o) the miscellaneous assets set forth on Schedule 2.02(o).

     SECTION 2.03. Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, Holdco hereby agrees to assume, effective as of the Closing, and agrees to pay, perform and discharge when due, the following (collectively the "Assumed Liabilities"):

          (a) Except as set forth in Section 2.03(b) below, all Liabilities of Seller accruing and relating to periods on or after the Closing Date in respect of the Acquired Assets as assigned and transferred to Holdco at the Closing (taking into account Section 8.15); and

          (b) the following Liabilities of Seller without regard to the periods to which such Liabilities relate:

             (i) the Assumed Current Liabilities;

             (ii) the Assumed Capital Lease Liabilities;

             (iii) the Assumed Operating Lease Liabilities; and

             (iv) the Assumed Real Estate Lease Liabilities.

     SECTION 2.04. Excluded Liabilities. All Liabilities of Seller or any of its Subsidiaries, whether or not arising out of the Acquired Assets or the Cable Modem Business, other than the Assumed Liabilities, will remain and be the obligations and liabilities solely of Seller and will be "Excluded Liabilities", including, without limitation, the following:

          (a) any Liabilities of Seller or any of its Subsidiaries to the extent not arising out of, relating to or otherwise in respect of the Acquired Assets or the Cable Modem Business (or the operations thereof);

          (b) any Liability of Seller or any of its Subsidiaries (i) for or arising out of any indebtedness of Seller or any of its Subsidiaries for borrowed money, (ii) for any credit, loan or other agreements arising out of or relating to the Acquired Assets and pursuant to which Seller or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Acquired Asset or (iii) with respect to any financial obligation underlying any Permitted Lien existing as of the Closing Date;

          (c) all Liabilities arising out of the leasing or operation of (i) the CMB Sites before the Closing Date and (ii) any property or facility other than the CMB Sites at any time, including without limitation any Liabilities relating to personal injury, property damage, the environment, on-site or off-site waste disposal or any contractual indemnification provided in connection with such property or facility;

          (d) any Liability of Seller or any of its Subsidiaries under contracts, agreements, commitments and other legally binding arrangements, whether written or oral to which Seller or any of its Subsidiaries is a party or is bound, other than (1) Liability under the Assumed Contracts to the extent such Contracts are validly assigned to Holdco and do not relate to acts or omissions of Seller occurring prior to the Closing Date or which are to be paid, performed or satisfied prior to the Closing Date and (2) Assumed Current Liabilities to the extent that such Liabilities relate to Assumed Contracts that are validly assigned to Holdco;

          (e) any Liability of Seller or any of its Subsidiaries in respect of Taxes (including real or personal property Taxes) for all periods ending on or prior to the Closing Date (except as otherwise provided in Section 8.15 hereof);

          (f) any Liability with respect to (i) any employment agreement or understanding with any employee of Seller, whether written or oral (except with respect to the Hired Employee Costs), (ii) any agreement, plan or policy relating to Seller's employees or employment matters, including, without limitation, any stock option or other incentive plan, Benefit Plan, consulting, severance, change of control or similar agreement and (iii) any Employee Claims to the extent relating to events occurring prior to the Closing Date; and

          (g) any claim, action, suit, proceeding, arbitration, investigation or hearing, any tolling, settlement or license agreement with respect to any of the foregoing, or any other activity or procedure, or any notice of any of the foregoing which could result in any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority arising out of or relating to the Acquired Assets and commenced, or related to an event occurring, on or prior to the Closing Date.

     SECTION 2.05.  Risk of Loss; Condemnation.

          (a) Seller shall bear the risk of loss of, and all obligations, if any, to insure, the Acquired Assets prior to the Closing, and such risk of loss and obligation to insure with respect to the Acquired Assets shall transfer, with the Acquired Assets, from Seller to Holdco at the Closing. If any such loss or damage is so substantial as to prevent the operation of any material portion of the Acquired Assets or Cable Modem Business or the replacement or restoration of the lost or damaged property within 45 days after the occurrence of the event resulting in such loss or damage, Seller will promptly notify Holdco of that fact and Holdco, at any time within 10 days after receipt of such notice, may elect by written notice to Seller to either (i) waive such defect or (ii) terminate this Agreement pursuant to Article X hereof. If Holdco elects to so terminate this Agreement, Holdco and Seller will be discharged of any and all obligations hereunder, subject to Article X hereof. If, on the other hand, Holdco elects to waive such defect notwithstanding such loss or damage, there will be no adjustment to the Purchase Price on account of such loss or damage, but upon the consummation of the transactions contemplated by this Agreement, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage (other than insurance proceeds in respect of "business interruption" damages based upon lost profits or business opportunities) will be delivered by Seller to Holdco, or the rights to such proceeds will be assigned by Seller to Holdco if not yet paid over to Seller.

          (b) If, prior to the Closing, all or any part of, or interest in, the Acquired Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Holdco that it intends to condemn all or any part of the Acquired Assets (such event being called, in either case, a "Taking"), then
     (i) Holdco will have the sole right, in the name of Seller, if Holdco so elects, to negotiate for, claim and contest (and shall have the right to receive all damages at the Closing with respect to) the Taking, (ii) Seller will be relieved of its obligation to convey to Holdco the Acquired Assets or interests that are the subject of the Taking, (iii) at the Closing, Seller will assign to Holdco all of Seller's rights to all damages payable with respect to such Taking and will pay to Holdco all damages previously paid to Seller with respect to the Taking, and (iv) following the Closing, Seller will give Holdco such further assurances of Seller's rights and the assignment of Seller's rights, in each case with respect to the Taking as contemplated in clauses (i) through (iii) above, as Holdco may from time to time reasonably request. The foregoing will not affect or limit the scope of any representation or warranty of Seller in this Agreement.

     SECTION 2.06. Assignment of Contracts, Etc. Notwithstanding anything contained herein to the contrary, no Contracts, Real Estate Leases, Capital Leases, Operating Leases, Intellectual Property, Technology and Know-How or Permits shall be assigned contrary to any Legal Requirement or the terms thereof. If there are Contracts, Real Estate Leases, Capital Leases or Operating Leases which form part of the Acquired Assets that cannot be assigned or novated to Holdco on the Closing Date, the performance obligations of Seller thereunder shall, if so elected by Holdco, in its sole discretion (unless not permitted by such Contracts, Real Estate Leases, Capital Leases or Operating Leases) be deemed to be subleased or subcontracted to Holdco until such Contracts, Real Estate Leases, Capital Leases or Operating Leases have been assigned or novated (it being understood that the failure to obtain such consents shall not reduce the Purchase Price). Holdco shall take all necessary actions to perform and complete all Contracts, Real Estate Leases, Capital Leases or Operating Leases which form part of the Acquired Assets in accordance with their terms if neither assignment, novation, subleasing nor subcontracting is permitted by the other party. Seller shall pay over to Holdco any amounts received by Seller or its Subsidiaries after the Closing (in so far as they relate to post-Closing periods or performance) as a result of performance by Holdco of such Contracts, Real Estate Leases, Capital Leases or Operating Leases, which payment shall be made promptly, but in no event more than ten (10) days following receipt thereof by Seller or any of its Subsidiaries (without set off or demand of any kind). Nothing contained in this Section 2.06 shall prevent Holdco from exercising its right to terminate this Agreement pursuant to Section 10.1(d) as a result of conditions contained in Section 9.02 not being satisfied. Notwithstanding anything to the contrary herein, Holdco shall be entitled to indemnification for Damages (subject to the terms of Article XI hereof) with respect to any failure by Seller to assign or novate any Assumed Contract, Assumed Real Estate Lease, Assumed Capital Lease or Assumed Operating Lease.

                                  ARTICLE III

                                 PURCHASE PRICE

     SECTION 3.01. Purchase Price. Subject to Sections 3.02 and 3.03, the purchase price for the Acquired Assets (the "Purchase Price") shall be (i) $81,100,000 in cash (the "Cash Amount"), (ii) 75,000 shares of Series D Preferred Stock, together with the cancellation of any rights to dividends with respect to such shares, and (iii) the cancellation of the Charter Warrants.

     SECTION 3.02. Holdbacks. At the Closing, Holdco shall set aside and hold back the following from the Purchase Price, as adjusted pursuant to Section 3.03:

          (a) cash in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) for use in effectuating the settlement of the adjustments under
     Section 3.03 (the "Adjustment Holdback"); and

          (b) cash in the amount of Four Million Dollars ($4,000,000) for use in effectuating the settlement of indemnity claims under Article XI (the "Indemnification Holdback").

The Adjustment Holdback shall not bear interest or be subject to any charge or expense by Holdco.

     SECTION 3.03. Purchase Price Adjustments. At the Closing, the Purchase Price shall be adjusted in the manner set forth on Schedule 3.03. The Purchase Price shall be adjusted, and Schedule 3.03 shall provide, as follows:

          (a) the Cash Amount shall be reduced by the amount of each of (i) Assumed Capital Lease Liabilities, (ii) Assumed Current Liabilities, and
     (iii) the CSR Charges; and

          (b) the Cash Amount shall be increased by the amount of the Acquired Current Assets. For the avoidance of doubt, the dollar amount of each Adjustment Item (as defined in Section 3.04(a) below) that will be set forth on Schedule 3.03 shall be determined in accordance with Section 3.04(a), subject to further adjustment in accordance with Sections 3.04(b) and (c).

     SECTION 3.04.  Determination of Adjustments.

          (a) Closing Statement.

             (i) Five (5) Business Days prior to the date of the Seller Stockholder Meeting (as defined in Section 8.01 below), Holdco and Seller shall jointly prepare a statement (the "Closing Statement") in the form attached as Schedule 3.03. The Closing Statement shall set forth (A) Seller's good faith estimate of the Assumed Capital Lease Liabilities, Acquired Current Assets and Assumed Current Liabilities, including all line items of each, in each case as of the Closing Date, and (B) Holdco's good faith estimate of the CSR Charges as of the Closing Date. Holdco and Seller shall deliver to each other a copy of all supporting evidence and work papers, books and records associated with such preparation of their respective entries on the Closing Statement as each party may reasonably request. Holdco and Seller will have five (5) Business Days following the completion of the Closing Statement to review the other party's entries on the Closing Statement and supporting information and to notify the other party of any disagreements with the other party's estimates therein. If Holdco or Seller provides a written notice of disagreement (the "Disagreement Notice") with all or any of the other party's entries on the Closing Statement within such five (5) Business Day period, Holdco and Seller will negotiate in good faith to resolve any such dispute prior to the Closing. If no Disagreement Notice is delivered or if a Disagreement Notice is delivered and the parties resolve any such dispute before the Closing, then they shall each sign a certificate to that effect and the Purchase Price shall be adjusted at the Closing by the agreed upon amount. If a dispute can not be resolved on or before the Closing, then the Purchase Price shall be adjusted at the Closing as follows:

     (1) with respect to each line item of the Assumed Capital Lease Liabilities, Acquired Current Assets, Assumed Current Liabilities and CSR Charges (each such line item referred to herein as an "Adjustment Item") about which there is no good faith dispute at the Closing, by the full amount of each such Adjustment Item as set forth on the Closing Statement; and

     (2) with respect to Adjustment Items about which there is a good faith dispute in amount, by the undisputed amount of such item set forth on the Disagreement Notice plus one-half of the difference between each party's estimate of the amount of the Adjustment Item at issue.

Regardless of the amount of the Purchase Price adjustments made pursuant to this
Section 3.04(a)(i), Holdco shall hold back the entire amount of the Adjustment Holdback.

             (ii) Within thirty (30) days after the Closing Date, if either party determines that all or any of its entries on the Closing Statement are inaccurate, it will deliver a corrected Closing Statement to the other party, indicating the corrections made (the "Corrections") and a copy of all supporting evidence and work papers, books and records associated with the Corrections. The aggregate dollar amount of the Corrections will, if undisputed by the other party, be deemed to be final and binding; provided, however, that all or any of the Corrections may be disputed pursuant to Section 3.04(a)(iii).

             (iii) Within sixty (60) days after the Closing Date, Holdco and Seller shall deliver to each other a written notice setting forth their respective objections to the other party's entries on the Closing Statement, including any objections to the Corrections and any adjustment made at the Closing pursuant to Section 3.04(a)(i), together with a summary of the reasons therefor and its determination of each Adjustment Item to which it objects (collectively, the "Second Disagreement Notice"). In connection with its review and verification of a Second Disagreement Notice, each party shall be permitted to review all supporting evidence and work papers, books and records associated with such preparation as such party may reasonably request.

             (iv) If a party:

                (1) does not timely deliver a Disagreement Notice or a Second Disagreement Notice, then the other party's entries on the Closing Statement shall be deemed final and binding as of such sixtieth
           (60th) day after the Closing Date;

                (2) timely delivers a Disagreement Notice and such dispute is resolved with respect to all Adjustment Items in dispute on such Disagreement Notice prior to the Closing pursuant to Section 3.04(a)(i) and the party that delivered the Disagreement Notice does not timely deliver a Second Disagreement Notice then the other party's entries on the Closing Statement and so agreed shall be deemed final and binding as of such sixtieth (60th) day after the Closing Date; or

                (3) timely delivers a Disagreement Notice and such dispute is not resolved with respect to all Adjustment Items in dispute on such Disagreement Notice prior to the Closing (such that an adjustment of one or more Adjustment Items is made at the Closing pursuant to
           Section 3.04(a)(i)) then if neither party timely delivers a Second Disagreement Notice with respect to such disputed items, such Closing adjustments shall be deemed final and binding as of such sixtieth
           (60th) day after the Closing Date.

             (v) Holdco and Seller shall have thirty (30) days after delivery of a Second Disagreement Notice to object to the Second Disagreement Notice. If the party receiving the Second Disagreement Notice does not so object in writing within such period, then the Second Disagreement Notice shall be deemed final and binding on the thirtieth (30th) day after delivery thereof. If the party receiving the Second Disagreement Notice does object to such notice in writing within such period, such written notice shall include a reasonably specific description of the basis of its objections. Holdco and Seller shall negotiate in good faith to resolve any dispute during the five (5) Business Day period following delivery of the written objection. If Holdco and Seller resolve all such differences and each signs a certificate to that effect, the Second Disagreement Notice, as adjusted, shall be deemed final and binding for purposes of this Agreement. If Holdco and Seller are unable to resolve all of such differences, the Adjustment Items as to which the parties have agreed shall be final and binding for purposes of this Agreement (and the parties shall issue an appropriate certificate), the remaining items shall be determined as provided in Section 3.04(b) below and final settlement of the Adjustment Items shall be made in accordance with
        Section 3.04(c) below.

          (b) Adjustment Dispute Resolution. To resolve any disputes in connection with the calculation of Adjustment Items that are not resolved pursuant to the procedures set forth in Section 3.04(a) above, the parties shall submit the dispute to Ernst & Young LLP, certified public accountants, or such other nationally recognized firm of independent public accountants that does not serve as an auditor of, or consultant to, Holdco, Seller or any of their respective Affiliates (an "Independent Accounting Firm") as may be jointly selected by Seller and Holdco, who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth herein and only with respect to the remaining differences so submitted, whether and to what extent, if any, an Adjustment Item at issue requires adjustment. The Independent Accounting Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The Independent Accounting Firm shall deliver its written determination to Holdco and Seller no later than the thirtieth (30th) day after the submission to it of the Disagreement Notice and/or Second Disagreement Notice and a statement of the objections of Holdco or Seller, as the case may be, thereto, and, in any case, as soon as practicable after such submission. The Independent Accounting Firm's determination shall be conclusive and binding upon the parties. With respect to each disputed Adjustment Item, the fees and disbursements of the Independent Accounting Firm associated with determining that Adjustment Item shall be allocated between Holdco and Seller in inverse proportion to the allocation of the disputed amount of such Adjustment Item made by the Independent Accounting Firm between Holdco and Seller. For example, if Seller contended that the amount of the Prepayments Adjustment Item was $300,000 and Holdco delivered a Second Disagreement Notice objecting to such amount contending that is was only $200,000, then the amount in dispute with respect to such Adjustment Item would be $100,000. Accordingly, if the Independent Accounting Firm determined that the correct amount was $260,000, Holdco would pay 60% and Seller would pay 40% of the fees and disbursements associated with the Independent Accounting Firm's determination of the Prepayment amount. For purposes of the foregoing calculation, the parties shall instruct the Independent Accounting Firm to provide a breakdown of its overall fees and disbursements between each Adjustment Item which is submitted to the Independent Accounting Firm for resolution. Holdco and Seller shall make available to the Independent Accounting Firm all relevant books and records and any work papers relating to the Second Disagreement Notice and all other items reasonably requested by the Independent Accounting Firm.

          (c) Final Settlement of Adjustments; Release of Adjustment
     Holdback. Final settlement of the Purchase Price adjustments described in this Section 3.04 shall be made after all, and not less than all, Adjustment Items have been deemed final pursuant to Sections 3.04(a) and
     (b) above (the "Settlement Date"). If, after giving effect to the Purchase Price adjustments to which the parties have agreed or were deemed final and binding pursuant to Section 3.04(a) or as determined by the Independent Accounting Firm as contemplated in Section 3.04(b), as the case may be, the Purchase Price is increased from the amount paid at the Closing, then Holdco shall pay such amount together with the Adjustment Holdback to Seller no later than five (5) Business Days after the Settlement Date. Any amount payable by Holdco pursuant to the preceding sentence shall not bear interest. If, after giving effect to the Purchase Price adjustments to which the parties have agreed or were deemed final and binding pursuant to
     Section 3.04(a) or as determined by the Independent Accounting Firm acting as contemplated in Section 3.04(b), as the case may be, the Purchase Price is reduced from the amount paid at the Closing, then Holdco may hold back and set-off such amount from the Adjustment Holdback and shall return the excess amount of the Adjustment Holdback, if any, to Seller not later than five (5) Business Days after the Settlement Date, and, if the reduction is greater than the Adjustment Holdback, Seller shall pay such excess amount to Holdco no later than five (5) Business Days after the Settlement Date. Any amount payable by Holdco to Seller or by Seller to Holdco pursuant to the preceding sentence shall not bear interest.

     SECTION 3.05. Allocation of Purchase Price. As soon as practicable after the Closing, but in no event later than 120 days after the Closing Date, Holdco will deliver to Seller a written estimate of the allocation of the Purchase Price as adjusted pursuant to Section 3.04, plus any liabilities assumed for Federal income tax purposes, among the Acquired Assets, as such Acquired Assets existed immediately prior to the Closing Date consistent with the principles of Code Section 1060. Seller shall notify Holdco in writing within thirty (30) days after receiving Holdco's estimate of the allocation if Seller disagrees with Holdco's allocation. If Seller does not deliver written notice of objection to Holdco within such thirty (30) day period, then Holdco's estimate shall be deemed to have been accepted by Seller, shall become final and binding upon the parties (the "Final Allocation"). During the thirty (30) days immediately following the delivery of notice of objection, Seller and Holdco shall use reasonable good faith efforts to agree on the Final Allocation among the Acquired Assets pursuant to the principles of Code Section 1060. If the Purchase Price is adjusted pursuant to Section 3.04 or Section 11.04 hereof, such adjustment shall be reflected in the Final Allocation hereunder in a manner consistent with Code Section 1060. If at the end of such thirty (30) day period the parties fail to reach agreement on the Final Allocation among the Acquired Assets, then the parties shall engage an appraisal firm to determine such Final Allocation (which determination shall be binding on the parties hereto). During the review by the appraisal firm, Holdco and Seller will each make available to the appraisal firm such individuals and such information, books and records as may be reasonably required by the appraisal firm to determine the Final Allocation. The fees and disbursements of any appraisal firm shall be shared equally between Holdco and Seller. Holdco and Seller shall prepare and timely file IRS Forms 8594 and any other similar forms required to be filed by any other taxing Governmental Authority employing the Final Allocation to report the Transactions to the Internal Revenue Service and to all other taxing Governmental Authorities. Neither Seller nor Holdco shall take a position in any return, Tax proceeding, Tax audit or otherwise inconsistent with the Final Allocation, unless a contrary treatment is required by law.

                                   ARTICLE IV

                                  THE CLOSING

     SECTION 4.01. Closing Date. The closing of the purchase, assignment and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the "Closing") will take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York, at 10:00 a.m. on a date mutually agreed to by Holdco and Seller (the "Closing Date"), which date shall be as soon as practicable (but in no event later than 5 Business Days) after the satisfaction or waiver of the conditions set forth in Article IX (other than those that by their nature cannot be satisfied until the time of Closing).

     SECTION 4.02. Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Holdco:

          (a) by wire transfer of immediately available funds to an account designated in writing by Holdco at least 2 Business Days prior to the Closing, the fixed amount calculated as set forth on Schedule 4.02(a) (less any portion thereof paid by Seller between the date hereof and the Closing
     Date), which amount is due and payable by Seller to Holdco;

          (b) duly executed deeds, bills of sale, assignments and other documents and instruments of transfer providing for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets in form and substance reasonably satisfactory to Holdco (it being understood that any such deed, bill of sale, assignment or other document or instrument shall not provide for any representations or warranties not otherwise expressly provided for in this Agreement);

          (c) the officer's certificates required to be delivered pursuant to Sections 9.02(a), (b) and (c);

          (d) evidence of each of the consents described in Section 9.02(d) in form and substance reasonably satisfactory to Holdco;

          (e) the opinion of Weil, Gotshal & Manges LLP, counsel to Seller, , as described in Section 9.02(f);

          (f) any other documents or instruments that are requested by Holdco during the period from the date of this Agreement to the Closing Date that are necessary or reasonably appropriate to evidence the transfer of the CMB Intellectual Property, Technology and Know-How or CMB Business Records;

          (g) evidence of payment in full of all financial obligations under the Master Agreement to Lease Equipment, dated May 18, 1999 between Seller and Cisco Systems Capital Corporation, in form and substance reasonably satisfactory to Holdco;

          (h) a FIRPTA Non-Foreign Seller Certificate from Seller certifying that it is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to Holdco; and

          (i) properly executed copies of each of the Transaction Documents to which Seller is a party and which have not been delivered prior to the Closing Date.

     SECTION 4.03. Deliveries by Holdco at the Closing. At the Closing, Holdco shall deliver to Seller:

          (a) by wire transfer of immediately available funds to an account designated in writing by Seller at least 2 Business Days prior to the Closing, an amount equal to $81,100,000 less (i) the initial Purchase Price adjustments set forth in Section 3.03; (ii) the Adjustment Holdback; and
     (iii) the Indemnification Holdback;

          (b) by wire transfer of immediately available funds to an account designated in writing by Seller at least 2 Business Days prior to the Closing, the fixed amount calculated as set forth on Schedule 4.03(b) (less any portion thereof paid by Holdco between the date hereof and the Closing
     Date), which amount is due and payable by Holdco to Seller;

          (c) duly executed assumption agreements and other documents and instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller (it being understood that any such agreement, document or instrument shall not provide for any representations or warranties or any Liabilities that are not otherwise expressly provided for in this Agreement);

          (d) stock certificates representing 75,000 shares of Series D Preferred Stock, which shall be tendered to Seller for cancellation, and Seller shall accept such shares of Series D Preferred Stock so tendered, at which time such shares shall be retired and cancelled and no amount shall be payable by Seller with respect thereto;

          (e) an instrument in writing executed by Holdco and Vulcan acknowledging the cancellation of any rights to dividends with respect to the 75,000 shares of Series D Preferred Stock, whether such dividends are payable before, on or after the Closing Date in form and substance reasonably satisfactory to Seller;

          (f) the Amended and Restated Securities Purchase Warrant dated as of May 12, 2000 by and among Seller, CCI and Holdco (which warrants were assigned by CCI to Holdco pursuant to the Assignment and Assumption Agreement between CCI and Holdco dated August 1, 2000) (the "Charter Warrants"), which shall be tendered to Seller for cancellation as contemplated in Section 8.13;

          (g) the officer's certificates required to be delivered pursuant to Sections 9.03(a), (b) and (c);

          (h) the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Holdco described in Section 9.03(d); and

          (i) properly executed copies of each of the Transaction Documents to which Holdco is a party and which have not been delivered prior to the Closing Date.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Holdco as follows; provided, that any of the representations and warranties that Seller makes with respect to itself and the Acquired Assets shall also be deemed to be made by Seller with respect to any Subsidiary of Seller that so holds, owns or has rights to any of the Acquired Assets:

     SECTION 5.01. Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate the Acquired Assets to be sold hereunder and to carry on the Cable Modem Business as now being conducted. Seller is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.02.  Corporate Authorization.

          (a) Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. Other than the Seller Requisite Vote (as hereinafter defined), no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is a party, or to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and constitutes, and each Transaction Document to which Seller is a party will be duly executed and delivered by Seller at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable against it, each in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to enforcement of creditor's rights and remedies generally and subject, as to enforceability, to general principles of equity.

          (b) The Board of Directors of Seller (the "Seller's Board") has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Seller, (ii) duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Transactions, and (iii) resolved to recommend that the stockholders of Seller vote in favor of a resolution approving this Agreement and the transactions contemplated hereby. The Seller's Board has directed that this Agreement be submitted to the stockholders of Seller for their approval.

          (c) The affirmative vote of (i) a majority of the votes entitled to be cast by holders of outstanding shares of HSA Common Stock and Series D Preferred Stock, voting together as a single class (it being understood that holders of Series D Preferred Stock are entitled to one vote for each share of HSA Common Stock into which their Series D Preferred Stock may be converted) and (ii) at least two-thirds (2/3) of the votes entitled to be cast by holders of outstanding shares of Series D Preferred Stock, voting separately as a single class are, respectively, the only votes of the holders of any of Seller's capital stock necessary in connection with the approval of this Agreement and the transactions contemplated hereby. The stockholder approvals set forth in clauses (i) and (ii) above are collectively referred to herein as the "Seller Requisite Vote".

          (d) The sale of the Acquired Assets to Holdco and the consummation of the transactions contemplated hereby are not subject to the limitations or requirements of the provisions of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and no further action is necessary to ensure that the restrictions contained in Section 203 of the DGCL will not apply to Holdco in connection with or following such transactions. To Seller's knowledge, no other state takeover statute is applicable to the transactions contemplated by this Agreement.

     SECTION 5.03. Non-Contravention. The execution and delivery by Seller of this Agreement and the other Transaction Documents do not, and the consummation by Seller of the Transactions and the compliance by Seller with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the certificate of incorporation and by-laws of Seller, assuming receipt of the Seller Requisite Vote, (ii) except as set forth on Schedule 5.03, any contract, agreement, indenture, mortgage, lease, commitment or obligation of Seller or by which Seller or its properties or assets are bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.04, any Legal Requirement applicable to Seller's operation of the Cable Modem Business or use of the Acquired Assets, other than in the case of clause (ii) above, any such conflicts, violations, or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.04.  Governmental Filings; Consents.  Except as set forth on
Schedule 5.04, no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to Seller, the Acquired Assets or the Assumed Liabilities in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the Transactions or compliance by Seller with the provisions hereof or thereof, except for (i) compliance with and filings under the HSR Act and (ii) those that may be required solely by reason of Holdco's (as opposed to any other Person's) participation in the Transactions.

     SECTION 5.05. Acquired Assets. Except as set forth on Schedule 5.05, the Acquired Assets are all of the material assets used in the operation of the Cable Modem Business as it is conducted as of the date hereof.

     SECTION 5.06. Absence of Certain Changes or Events. Except as set forth on Schedule 5.06, or as specifically contemplated by this Agreement, since June 30, 2001 there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or (ii) any sale, assignment or transfer of any asset or property, or any damage, destruction or loss, whether or not covered by insurance, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.07. Proxy Statement. The proxy statement of Seller (the "Proxy Statement") to be filed with the SEC in connection with this Agreement and any amendments and supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. None of the Proxy Statement or any amendment or supplement thereto will, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of Seller or at the time such stockholders vote on the approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Seller in this Section 5.07 with respect to statements made or incorporated by reference therein based on information supplied by Holdco for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto.

     SECTION 5.08.  Compliance with Applicable Laws.  Except as set forth on
Schedule 5.08, Seller complies in all material respects with all Legal Requirements which apply to Seller's operation of the Cable Modem Business and ownership or use of the Acquired Assets. This Section 5.08 does not apply to Environmental Laws which are instead the subject of Section 5.14.

     SECTION 5.09. Litigation; Decrees. Except as set forth on Schedule 5.09 and except for any lawsuit, action or proceeding brought after the date of this Agreement by a Person seeking to delay or prevent, or otherwise challenging, this Agreement or the transactions contemplated hereby, there is no lawsuit, action or proceeding pending, or, to Seller's knowledge, threatened, against Seller relating to the Cable Modem Business, the Acquired Assets or the Transactions.

     SECTION 5.10. Security Deposits. The Assigned Security Deposits are the only Security Deposits of Seller in relation to the Assumed Real Estate Leases and the Assumed Capital Leases.

     SECTION 5.11.  Contracts.

          (a) Each Material Contract is set forth on Schedule 5.11(a)(i). Each Contract limiting the right of Seller to compete is set forth on Schedule 5.11(a)(ii). A true, complete and correct copy of each

     Material Contract together with each Assumed Capital Lease and each Assumed Operating Lease (and all amendments, side letters, guarantees, agreements and addenda thereto) has been delivered to Holdco.

          (b) Each Material Contract, Assumed Capital Lease and Assumed Operating Lease (i) has been duly authorized, executed and delivered by Seller and, to Seller's knowledge, the other parties thereto, (ii) except as set forth on Schedule 5.11(b), remains in full force and effect to the extent of its terms without any waiver not reflected therein, and (iii) is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has not received any written notice threatening or declaring termination of a Material Contract, Assumed Capital Lease or Assumed Operating Lease as a result of any alleged uncured breach or default. Seller has performed all material obligations required to be performed by it to date under each Material Contract, Assumed Capital Lease and Assumed Operating Lease, and Seller is not in material breach or default under any Material Contract, Assumed Capital Lease or Assumed Operating Lease. Neither Seller nor, to the knowledge of Seller, any other party thereto, is in breach or default under (including any circumstances that would result in a breach or default with notice or lapse of time or both) any Material Contract, Assumed Capital Lease or Assumed Operating Lease in any material respect. Neither Seller nor any other party thereto has waived any material provision of any such Material Contract, Assumed Capital Lease or Assumed Operating Lease or agreed to do so. Seller has not received any written notice of breach or default or termination under any Material Contract, Assumed Capital Lease or Assumed Operating Lease.

          (c) Subject to Seller receiving the consent of any third parties required to assign the Material Contracts, Assumed Capital Leases and Assumed Operating Leases to Holdco and subject to the terms and conditions of any such consent, except as otherwise expressly agreed by Seller and Holdco at the Closing, Holdco will, by virtue of the assignment and assumption of such Material Contracts, Assumed Capital Leases and Assumed Operating Leases contemplated by this Agreement, succeed to the rights of Seller under (but subject to all of the terms, conditions and limitations contained in) the Material Contracts, Assumed Capital Leases and Assumed Operating Leases upon the Closing.

     SECTION 5.12.  Real Property.

          (a) Seller does not own any real property that forms part of the Acquired Assets. Seller has valid and enforceable leasehold interests in the Assumed Real Estate Leases free and clear of all Liens, other than Permitted Liens, and such Assumed Real Estate Leases are in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto is in breach or default, and no event has occurred that, with the giving of notice or passage of time, would constitute a default thereunder in any material respect. Seller has not received any notice of default by the landlord under any Assumed Real Estate Lease.

          (b) Seller has provided Holdco with access to true and complete copies of each of the Assumed Real Estate Leases, including all amendments, side letters, guarantees, agreements and addenda thereto. To Seller's knowledge, each CMB Site and any improvements constructed thereon and their current use, conforms in all material respects to (i) all applicable Legal Requirements, and (ii) all restrictive covenants, if any, or other Liens affecting all or part of such premises.

          (c) There are no pending, or to Seller's knowledge, threatened condemnation actions or special assessments or proceedings for changes in the zoning with respect to the CMB Sites. Seller has complied in all material respects with all notices or orders to correct violations of Legal Requirements issued by any Governmental Authority to Seller in relation to the CMB Sites.

     SECTION 5.13.  Title to and Condition of the Acquired Assets.

          (a) Except as set forth on Schedule 5.13, Seller has good and valid title to, or holds by valid and subsisting lease or license, the Acquired Assets free and clear of all Liens other than Permitted Liens. This Section 5.13(a) does not apply to the CMB Intellectual Property or Technology and Know-How which are instead the subject of Section 5.15.

          (b) The tangible Acquired Assets having an original purchase price, or if leased under a Capital Lease or an Operating Lease, having aggregate lease payments of, at least $10,000 are in good repair and operating condition (subject to normal wear and tear).

     SECTION 5.14.  Compliance with Environmental Laws.

          (a) Seller's operation of the Cable Modem Business and use of the Acquired Assets complies in all material respects with applicable Environmental Laws, and Seller is not aware of any Hazardous Substances, contamination condition or pollution existing or resulting from Seller's operation of the Cable Modem Business or use of the Acquired Assets that have given rise or could give rise to any unsatisfied on-site or off-site response, removal, abatement, closure or remedial obligations of Seller under applicable Environmental Laws.

          (b) Without limiting clause (a) above, Seller's operation of the Cable Modem Business and use of the Acquired Assets, (i) is not subject to any pending action, suit or proceeding by or before any Governmental Authority under applicable Environmental Laws and, to the knowledge of Seller, no such proceeding has been threatened and (ii) to the knowledge of Seller, Seller is not subject to any pending investigation or inquiry by any Governmental Authority under applicable Environmental Laws or subject to any listing or the threat of listing under Federal Superfund or state hazardous waste site criteria.

          (c) All material permits, licenses or similar authorizations, if any, required to be obtained, retained or renewed by Seller under applicable Environmental Laws in connection with the operation of the Cable Modem Business and use of the Acquired Assets, including, without limitation, those relating to the treatment, storage, disposal or release of Hazardous Substances have been duly obtained, and, if applicable, retained or renewed, and Seller has complied in all material respects with the terms and conditions of all such permits, licenses and similar authorizations.

          (d) To Seller's knowledge it has no material liability to any person or entity as a result of any release of any Hazardous Substances in connection with Seller's operation of the Cable Modem Business or use of the Acquired Assets.

     SECTION 5.15.  Intellectual Property Rights.

          (a) Seller owns, licenses or has other valid rights, title and interest, free and clear of all Liens, other than Permitted Liens, to use the CMB Intellectual Property and the Technology and Know-How, without infringing upon or otherwise acting adversely to the right of any third party, except where the failure to so own, license or have such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.15 sets forth all of the CMB Intellectual Property consisting of any domestic or foreign Patents, Trademarks, Copyrights, Maskworks or licenses. All of the CMB Intellectual Property and Technology and Know-How are valid and enforceable rights of Seller and, subject to Section 5.15(e) below, will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the consummation of the Transactions.

          (b) Except as set forth on Schedule 5.15, at the Closing, Seller will not be obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property on account of Seller's prior use or licensing of the CMB Intellectual Property; provided, that Holdco, by virtue of the assignment and assumption of CMB Intellectual Property and Technology and Know-How contemplated hereby will be obligated in the ordinary course to pay renewal license fees for Software licenses and related support/maintenance agreements that Holdco elects to renew. Upon consummation of the Transactions, except as set forth on Schedule 5.15, and disregarding any facts or circumstances that are particular to Holdco and are not known by Seller or any change in applicable law after the Closing Date, Holdco will be entitled to operate the Cable Modem Business and use the Acquired Assets as the same are now and have been operated and used respectively by Seller prior to the Closing Date without such operation or use infringing upon, misappropriating, violating or otherwise acting adversely to the Intellectual Property or other rights of any Person (including rights to privacy or publicity), violating any export control law or regulation, or constituting unfair competition or trade practices under any applicable laws.

          (c) To Seller's knowledge, no Person has any right to, or is infringing or misappropriating, any rights with respect to the CMB Intellectual Property or the Technology and Know-How or engaging in other conduct that may diminish or undermine the CMB Intellectual Property, such as the disclosure of Seller's confidential information.

          (d) Seller has taken reasonable steps to protect Seller's rights in the Technology and Know-How and confidential information provided by any other Person to Seller subject to a duty of confidentiality. Without limiting the foregoing, (i) Seller has, and enforces, a policy requiring each of its executive officers and research and development personnel to execute non-competition, confidentiality and non-solicitation agreements, and all such individuals have executed such an agreement, and (ii) as between Seller and any of Seller's employees and other Persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any of the Technology and Know-How, or who has knowledge of or access to information about any of the Technology and Know-How, such Technology and Know-How and other information may not be divulged or used without the written consent of Seller.

          (e) Subject to Seller receiving the consent of any third parties required to assign the CMB Intellectual Property and the Technology and Know-How to Holdco as contemplated by this Agreement and subject to the terms and conditions of any such consent, except as otherwise expressly agreed by Seller and Holdco at the Closing, Holdco will, by virtue of the assignment and assumption of the CMB Intellectual Property and Technology and Know-How contemplated by this Agreement, succeed to the rights of Seller under (but subject to all of the terms, conditions and limitations contained in) all agreements relating to the CMB Intellectual Property and Technology and Know-How upon the Closing; provided that Holdco's ability to enforce the provisions of any of such agreements, or to realize the benefits thereunder, may be affected by facts or circumstances relating to the business or affairs of Holdco or its Affiliates, including, without limitation, legal or regulatory requirements or restrictions applicable to Holdco or its Affiliates, and Seller makes no representation or warranty regarding such matters or the effects such matters may have on the ability of Holdco to realize the benefits of the CMB Intellectual Property and Technology and Know-How.

     SECTION 5.16.  Taxes.

          (a) Except as disclosed on Schedule 5.16, Seller has timely prepared and filed in accordance with applicable law all federal and state income Tax returns and all material other Tax returns required to be filed by it or with respect to its operations and assets with respect to Taxes which could result in a Lien on any of the Acquired Assets (other than a Lien for current Taxes not yet due and payable) or for which Holdco or its Affiliates (other than Seller and any Affiliate of Holdco that is a stockholder of Seller) could be liable, and all Taxes shown as due on such Tax returns, or for which a notice of, or assessment or demand for payment has been received or are otherwise due and payable, have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings. Such Tax returns were materially complete and correct as of the date on which they were filed or as subsequently amended and no facts have later become known by Seller to the contrary. Except as disclosed on
     Schedule 5.16, Seller has received no revenue agent's reports or other written or formal assertions of deficiencies or other liabilities for such Taxes (including any reports, statements, summaries and other communications of assertions or claims of deficiencies or other liabilities) with respect to Seller for past periods for which the applicable statute of limitations has not expired.

          (b) Except for waivers and extensions disclosed on Schedule 5.16, there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax return that relates to Seller which could result in a Lien upon any of the Acquired Assets, and no request for any such waiver or extension is currently pending.

          (c) There are no Liens for Taxes (other than Permitted Liens and other than for Taxes not yet due and payable) upon the Acquired Assets. Except as disclosed on Schedule 5.16, no Lien, action, suit, proceeding, investigation, audit, examination, request for information, claim or assessment is presently pending or, to the knowledge of Seller, proposed with regard to any Taxes that relate to Seller for which Holdco or its Affiliates would or could be liable or which could result in a Lien on the Acquired Assets.

          (d) Seller is not a "foreign person" within the meaning of Code
     Section 1445(f)(3) and Treasury Regulation Section 1.1445-2(b)(2)(i).

          (e) The Acquired Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for United States Federal income tax purposes.

     SECTION 5.17.  Employees, Labor Matters, Etc.

          (a) Seller is not a party to or bound by any collective bargaining agreement relating to any of its employees and independent contractors (including directors) and to the knowledge of Seller, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any of its employees and independent contractors (including directors). To the knowledge of Seller, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation other than any dispute or disputes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and there is no representation petition pending or, after due inquiry, threatened with respect to any of its employees and independent contractors (including directors).

          (b) Seller and the employees of Seller listed on Schedule 8.09(k) are parties to employment agreements which prohibit each such employee from hiring directly or through another entity any person who was an employee of Seller at any time during the period of such employee's employment (the "Post-Employment Hiring Prohibition").

     SECTION 5.18.  Employee Benefit Plans.  Except as set forth on Schedule
5.18 or as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Benefit Plans and its related trust intended to qualify under Sections 401, and 501(a) of the Code, respectively, so qualify, (ii) each of the Benefit Plans complies and has been administered and operated in compliance in all material respects with its terms and all Legal Requirements, including ERISA and the Code, and (iii) no Benefit Plan is subject to Title IV of ERISA, is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     SECTION 5.19. Brokers. Except for Lehman Brothers Inc. ("Lehman") and Houlihan Lokey, whose fees will be paid by Seller, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Seller or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.20. Solvency of Seller. Immediately after the Closing, the fair market value of Seller's assets will exceed all of Seller's Liabilities.

     Section 5.21. Opinion of Financial Advisors. Seller has delivered to Holdco a true and correct copy of (i) the Lehman Opinion, and (ii) the Houlihan Lokey Opinion. As of the date of the Houlihan Lokey Opinion, (i) the data, material and other information, with respect to Seller, furnished to Houlihan Lokey by or on behalf of Seller and its agents, counsel, employees and representatives (the "Information"), is true, complete and correct in all material respects, (ii) the Information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading, (iii) the financial forecasts and projections provided to Houlihan Lokey by Seller were reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Seller, and
(iv) there have been no material changes in the assets, financial condition, business or prospects of Seller since the date of the most recent financial statements of Seller made available to Houlihan Lokey.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF HOLDCO

     Holdco hereby represents and warrants to Seller as follows:

     SECTION 6.01. Organization, Standing and Power. Holdco has been duly formed and is validly existing as a limited liability company in good standing under the laws of the state of Delaware and has the power and authority to own, lease and otherwise hold and operate its assets and to carry on its business as now being conducted.

     SECTION 6.02. Corporate Authorization. Holdco has the power and authority to execute and deliver this Agreement and the Transaction Documents to which Holdco is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of Holdco. This Agreement has been duly executed and delivered by Holdco and constitutes, and each Transaction Document to which Holdco is a party will be duly executed and delivered by Holdco at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Holdco enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to enforcement of creditor's rights and remedies generally and subject, as to enforceability, to general principles of equity.

     SECTION 6.03. Non-Contravention. The execution and delivery by Holdco of this Agreement and the Transaction Documents to which Holdco is a party do not, and the consummation by Holdco of the Transactions and the compliance by Holdco with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the Delaware Limited Liability Company Act, (ii) the certificate of formation of Holdco, (iii) any contract, agreement, indenture, mortgage, lease, commitment or obligation to which Holdco is a party or by which Holdco or its properties or assets are bound, or (iv) any Legal Requirement applicable to Holdco, other than, in the case of clauses (iii) and (iv) above, any such conflicts, violations or defaults that, individually or in the aggregate, would not materially impair the ability of Holdco to perform its obligations under this Agreement or any of the Transaction Documents to which Holdco is a party.

     SECTION 6.04. Governmental Filings; Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to Holdco, the Acquired Assets or the Assumed Liabilities in connection with the execution and delivery by Holdco of this Agreement or the other Transaction Documents to which Holdco is a party or the consummation of the Transactions or compliance by Holdco with the provisions hereof or thereof, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to be obtained or made, individually or in the aggregate, would not materially impair the ability of Holdco to perform its obligations under this Agreement or any of the Transaction Documents to which Holdco is a party.

     SECTION 6.05. Information Supplied; Schedule 13E-3. The Rule 13E-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") of Holdco to be filed with the SEC in connection with this Agreement and any amendments and supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. None of the information supplied or to be supplied by Holdco for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller or at the time such stockholders vote on the approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 6.06. Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), whose fees will be paid by Holdco, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Holdco or any of its subsidiaries upon consummation of the Transactions.

     SECTION 6.07. Assignment of Agreements. All of CCI's rights under the Full Turnkey Agreement, Second NSA Agreement and Charter Warrants have been validly assigned to, and all of CCI's obligations thereunder have been validly assumed by, Holdco.

     SECTION 6.08. Interested Stockholder. Holdco was not an interested stockholder, as such term is defined in Section 203 of the DGCL, of Seller prior to November 25, 1998, on which date it became an interested stockholder in connection with the sale and issuance of 8,000,000 shares of Series B Preferred Stock by Seller to Vulcan, which issuance Holdco understands was approved in advance by Seller's Board in a manner sufficient to approve Holdco as an interested stockholder pursuant to Section 203 of the DGCL.

                                  ARTICLE VII

            COVENANTS RELATED TO CONDUCT OF THE CABLE MODEM BUSINESS

     SECTION 7.01.  Conduct of Cable Modem Business in the Ordinary
Course. During the period from the date of this Agreement to the Closing Date, except as consented to in writing by Holdco or as specifically contemplated by this Agreement, Seller shall conduct the Cable Modem Business in the ordinary course consistent with past practice and will, to the extent consistent therewith, use commercially reasonable efforts to preserve the Acquired Assets and the Cable Modem Business, including relationships with customers, suppliers and others having significant business dealings with the Cable Modem Business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as consented to in writing by Holdco (such consent not to be unreasonably withheld or delayed) or as specifically contemplated by this Agreement or as disclosed on Schedule 7.01:

          (a) Seller will:

             (i) use commercially reasonable efforts to keep available the services of the employees listed on the Offer Schedule and Review Schedule (including by enforcing any restrictions on Seller's employees with respect to soliciting or hiring employees listed on those schedules), and use commercially reasonable efforts to replace all such employees whose employment terminates before the Closing Date, in accordance with past hiring practices; provided, that Holdco must consent to the hiring of any replacement employee with an annual compensation of $50,000 or more;

             (ii) maintain the tangible Acquired Assets in good repair, order and condition (ordinary wear and tear excepted);

             (iii) make the Modem Inventory available to Holdco for deployment, pursuant to the Management Agreement;

             (iv) maintain in full force and effect, policies of insurance with respect to the Cable Modem Business consistent with past practices;

             (v) maintain its books, records and accounts related to the Cable Modem Business in the ordinary course of business consistent with past practices;

             (vi) report and write off accounts receivable related to the Cable Modem Business only in accordance with past practices;

             (vii) withhold and pay when due all Taxes relating to Hired Employees, the Acquired Assets and the Cable Modem Business;

             (viii) comply in all material respects with all Legal Requirements with respect to the Cable Modem Business;

             (ix) provide Holdco with copies of any revenue agent's reports or written assertions of deficiencies or other liabilities for Taxes received after the date hereof up to and including the Closing Date within ten (10) days of receipt thereof (but in no event later than the Closing Date); and

             (x) provide Holdco with copies of material reports, audits, studies, or analyses of any kind whatsoever in the possession of Seller, or under its control, relating to environmental matters affecting the Acquired Assets.

          (b) Seller will not:

             (i) sell, transfer or assign any portion of the Acquired Assets other than sales in the ordinary course of business;

             (ii) modify, terminate, renew (other than in the ordinary course or as required by this Agreement), suspend or abrogate any Material Contract or Real Estate Lease (other than those constituting Excluded Assets);

             (iii) enter into any Material Contract with respect to the Cable Modem Business;

             (iv) make or approve any material change, modification or alteration in or to any network operational or business systems, including CDB, WebDT, Fred, Remedy (other than modifications in the normal development process), and the Charter E-mail complex;

             (v) modify its procedures for disconnection and discontinuation of service to subscribers whose accounts are delinquent;

             (vi) terminate the employment of any employees listed on the Offer Schedule or the Review Schedule except for cause in the ordinary course;

             (vii) increase the compensation or materially change any benefits available to any employee listed on the Offer Schedule or the Review Schedule, except as required pursuant to existing written agreements, or in the ordinary course of business consistent with past practice;

             (viii) create or permit to exist any Lien on any of the Acquired Assets, other than any Lien which will be released at or prior to the Closing or Permitted Liens;

             (ix) enter into any collective bargaining agreement covering any employee listed on the Offer Schedule or the Review Schedule or enter into any new bonus, stock option, profit sharing, compensation, pension, welfare, retirement, employment or similar agreement, except where required by any Legal Requirement;

             (x) adopt, amend, modify, spin-off, transfer or assume any of the assets or liabilities of, terminate or partially terminate any benefit plan;

             (xi) decrease the rate charged for any level of services to customers of Seller, except to the extent required by Holdco or any Legal Requirement; or

             (xii) engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course of business or inconsistent with past practice, or change any billing arrangements (except as contemplated by the Billing Letter Agreement).

          (c) The provisions of Sections 7.01(a) and (b) shall not apply with respect to any actions taken by CCI under the Management Agreement.

     SECTION 7.02. Arapahoe Facility. Notwithstanding anything to the contrary in Section 7.01 above, Seller shall be entitled to close its call center on Arapahoe Road, Denver (the "Arapahoe Facility") and all operations directly related thereto at any time on or after October 31, 2001, and may take any action which Seller deems, in its sole discretion, to be reasonably necessary or appropriate in connection with the closure of the Arapahoe Facility without seeking the prior consent of Holdco. Notwithstanding the foregoing, Seller shall retain certain of its personnel employed at the Arapahoe Facility in accordance with the transitional procedures set forth on Schedule 7.02.

     SECTION 7.03. Access to Information. To the extent permitted by any applicable Legal Requirement, during the period from the date of this Agreement to the Closing Date, Seller will furnish to Holdco and its authorized representatives (including counsel, financial advisors and auditors) such financial and operating data and other information relating to the Cable Modem Business as such persons may reasonably request, and will instruct its officers, employees, auditors, counsel and financial advisors to cooperate with Holdco in its investigation of the Cable Modem Business and the Acquired Assets to be purchased and Assumed Liabilities to be assumed hereunder; provided, however, that nothing in this Agreement shall require Seller to provide Holdco with the passwords to any of Seller's servers or software/enterprise applications, including the e-mail server complex in Washington, D.C. prior to the Closing. Notwithstanding the foregoing, Seller shall continue to provide to Holdco temporary passwords as reasonably requested by Holdco to access equipment in headends covered by the Full Turnkey Agreement. Holdco acknowledges that any information provided to Holdco or any Holdco's representatives by Seller or any of Seller's representatives pursuant to or in connection with this Agreement is subject to the terms of the Confidentiality Agreement entered into between Seller and CCI dated as of May 24, 2001 (the "Confidentiality Agreement").

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

     SECTION 8.01. Seller Stockholder Meeting. Seller shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after the date of this Agreement (the "Seller Stockholder Meeting") for the purpose of obtaining stockholder approval of this Agreement. Except as provided in the next sentence, Seller's Board shall recommend to Seller's stockholders that they vote in favor of the approval of this Agreement. Subject to Section 10.03, Seller's Board shall be permitted to (i) not recommend to Seller's stockholders that they vote in favor of the approval of this Agreement or (ii) withdraw or modify in a manner adverse to Holdco its recommendation to Seller's stockholders that they vote in favor of the approval of this Agreement, only if and to the extent that Seller's Board, after consultation with independent legal counsel, by a majority vote determines in its good faith judgment that such action is necessary for Seller's Board to comply with its fiduciary duties to Seller's stockholders under any applicable Legal Requirement.

     SECTION 8.02.  Proxy Statement; Schedule 13E-3.

          (a) In connection with the Seller Stockholder Meeting, Seller will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts, subject to Section 8.01 hereof, to obtain stockholder approval of this Agreement and (iii) otherwise comply with all Legal Requirements applicable to such meeting.

          (b) As soon as practicable after the date of this Agreement, Holdco shall file with the SEC a Schedule 13E-3 with respect to this Agreement and the Transactions. Holdco and Seller agree to use their respective reasonable best efforts to cooperate and to provide each other with such information that either of them may reasonably request in connection with the preparation of the Schedule 13E-3. The information provided by each of Holdco and Seller for use in the Schedule 13E-3 shall not, at the time the
     Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdco and Seller agrees to promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

     SECTION 8.03.  Governmental Approvals.

          (a) Each of Holdco and Seller shall as promptly as practicable, but in no event later than ten (10) days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Each of Holdco and Seller shall as promptly as practicable comply with any other Legal Requirements of any country which are applicable to any of the Transactions and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such Transactions is necessary.

     Each of Holdco and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act or any other such Legal Requirements. Holdco and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and shall comply promptly with any such inquiry or request.

          (b) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including, without limitation, (i) in the case of Holdco, assisting Seller and vigorously defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions on antitrust grounds, including seeking to have vacated or reversed any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable and (ii) in the case of Seller, assisting Holdco and cooperating fully with Holdco in defending any lawsuits, actions or proceedings of the nature described in clause (i) above, including, but not limited to, providing information within Seller's possession and making Seller's personnel available to Holdco's counsel in a timely manner as necessary, instructing Seller's counsel to vigorously defend depositions of Seller's personnel and to work closely with Holdco's counsel to develop common litigation strategies.

     SECTION 8.04. Third Party Consents. Subject to Section 8.06, as and from the date of this Agreement, Holdco and Seller will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third Persons to transfer, assign or novate any Acquired Asset (including the Assumed Real Estate Leases, Assumed Capital Leases, Assumed Operating Leases, Assumed Contracts, CMB Intellectual Property, Technology and Know-How), to Holdco in a manner that will avoid any default, conflict, or termination of rights under the Assumed Real Estate Leases, Assumed Capital Leases, Assumed Operating Leases, Assumed Contracts, CMB Intellectual Property and Technology and Know-How or any violation of any Legal Requirement. Seller shall also take such action reasonably requested by Holdco in connection with Holdco's application to become an "Approved Company" for purposes of succeeding to the rights of Seller under the Service and Technology Agreement dated August 31, 2000 among Seller, the Kentucky Economic Finance Authority and Faulkner Hinton/ Ormsby I, LLC, and the assignment of such agreement to Holdco. Subject to Section 8.12 below, Seller shall pay all reasonable out-of-pocket costs and expenses incurred by any third Person in connection with obtaining any required consent, approval or waiver from any third Person with respect to the transfer, assignment or novation of Acquired Assets, if and to the extent that a third Person seeks reimbursement for such costs. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.04 shall require Seller or Holdco to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver.

     SECTION 8.05.  Notification of Certain Matters.

          (a) Seller will promptly notify Holdco of any fact, event, circumstance or action occurring from the date hereof through the Closing Date (i) which, if known on the date of this Agreement, would have been required to be disclosed to Holdco pursuant to this Agreement, (ii) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be true and correct as of the Closing Date, or (iii) which would reasonably be expected to have a Material Adverse Effect; provided, however, that Seller shall have no liability for breach of this Section 8.05 except to the extent that Holdco has been actually prejudiced by such breach.

          (b) Seller and Holdco shall promptly notify each other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, and (ii) any lawsuit, action or proceeding pending, or, to Seller's and Holdco's knowledge, threatened, against Seller or Holdco, respectively, relating to the Cable Modem Business, the Acquired Assets or the Transactions.

     SECTION 8.06. Bulk Transfer Laws. The parties agree to waive the requirements, if any, of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Holdco.

     SECTION 8.07. Further Assurances. Without limiting any other obligation of Holdco or Seller under this Agreement, each of Holdco and Seller will use commercially reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Holdco and the assumption of the Assumed Liabilities by Holdco, including, in the case of Seller, causing any of its Subsidiaries that own, license or lease any of the Acquired Assets to transfer such assets to Holdco in accordance with the terms hereof. Without limiting the generality of the foregoing, at and after the Closing, Holdco and Seller will, at the request of the other party, promptly execute and deliver or cause to be executed and delivered to the other party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as Holdco or its counsel or Seller or its counsel may reasonably request as necessary or desirable for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement).

     SECTION 8.08.  Acquisition Proposals.

          (a) From the date hereof until the Closing Date and except as expressly permitted by this Section 8.08, Seller will not, and will ensure that its directors, officers, employees, investment bankers, financial consultants and other agents do not, directly or indirectly, solicit, initiate, knowingly encourage or facilitate the submission of any Acquisition Proposal or any inquiry with respect thereto, engage in any discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Seller or afford access to the properties, books or records of Seller to any Person that has made any Acquisition Proposal; provided, however, that, subject to Section 10.03 hereof, nothing contained in this Section 8.08 shall prevent Seller from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person after the date hereof that Seller's Board determines in good faith could lead to a Superior Proposal; provided, further, that nothing contained in this Agreement shall prevent Seller's Board from complying with Rule 14e-2 or 14d-9 under the Exchange Act with regard to an Acquisition Proposal. Upon the execution and delivery of this Agreement, Seller will, and will ensure that the other Persons listed in the first sentence of this Section 8.08(a), cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any third parties with respect to any possible Acquisition Proposal.

          (b) In the event that Seller receives an unsolicited Acquisition Proposal, Seller will promptly notify Holdco, describe the material terms and identify the parties making such Acquisition Proposal and keep Holdco informed as to the status of any such Acquisition Proposal.

          (c) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Seller or any of its Subsidiaries which have any right, title or interest in or to any of the Acquired Assets or the acquisition of any equity interest in, or a substantial portion of the assets of, Seller or any of its Subsidiaries which have any right, title or interest in or to any of the Acquired Assets, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Seller and its subsidiaries taken as a whole, that Seller has no reason to believe would lead to a change of control of Seller (or to the acquisition of a substantial portion of the assets of Seller and its Subsidiaries). For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal on terms that Seller's Board, following consultation with outside counsel, determines in its good faith judgment (taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) is more favorable to Seller's stockholders than this Agreement taken as a whole.

     SECTION 8.09.  Employee Matters.

          (a) Seller has previously delivered to Holdco a schedule of all employees employed in the Cable Modem Business by work location as of July 31, 2001 (the "CMB Employees"), that shows the original hire date and the then-current positions and rates of compensation, rate type (hourly or salary) and whether the employee is on a leave of absence (the "CMB Employee Schedule"). Holdco will maintain the CMB Employee Schedule in strict confidence.

          (b) Schedule 8.09(b)(i) sets forth a list of the CMB Employees that Holdco will offer to employ following the Closing (the "Offer Schedule") on the terms described in Section 8.09(c). Holdco shall make written offers of employment to the CMB Employees listed on the Offer Schedule not more than fourteen (14) days after the date hereof. Schedule 8.09(b)(ii) sets forth a list of the CMB Employees that Holdco may elect, in its sole discretion, to hire subject to the pre-hire evaluations permitted by this
     Section 8.09(b) (the "Review Schedule"). Subject to the provisions of this
     Section 8.09(b), Holdco shall make written offers of employment to those CMB Employees listed on the Review Schedule that it elects to hire not less than thirty (30) days after the date hereof. Seller agrees, and will cause its appropriate Subsidiaries, to cooperate in all reasonable respects with Holdco to allow Holdco to evaluate the CMB Employees listed on the Review Schedule during such thirty (30) day period. In this regard, Holdco will have the opportunity to make such appropriate pre-hire investigation of the CMB Employees listed on the Review Schedule as Holdco deems necessary, including the right to review personnel files and the right to interview such employees during normal working hours, so long as such interviews are conducted after notice to Seller and do not unreasonably interfere with Seller's operations, and so long as such investigations and interviews do not violate any Legal Requirement or any Contract. To the extent consent is required by applicable law, Seller will use good faith efforts to obtain the consent of each of the CMB Employees listed on the Review Schedule to allow Holdco to review their personnel files in connection with the foregoing. Holdco will bear the expense of any examination or test requested by Holdco of a prospective employee but Seller will, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with Seller's operations. Holdco shall have sole and absolute discretion to determine which, if any, CMB Employees listed on the Review Schedule shall be offered employment by Holdco, based on the needs and criteria established by Holdco, in its absolute discretion.

          (c) With respect to (i) each CMB Employee listed on the Offer Schedule and (ii) each CMB Employee listed on the Review Schedule to whom Holdco in its sole discretion offers employment, Holdco will endeavor in good faith to offer a position substantially comparable to that held by the employee immediately prior to the Closing at a salary level or hourly wage equivalent to that received by the employee immediately prior to the Closing (subject to Section 8.09(j) and Section 8.22), and shall offer the employee benefits that are no less favorable than the benefits provided to similarly situated employees of Holdco. In addition, Holdco shall credit those CMB Employees that are listed on the Offer Schedule or on the Review Schedule and that are hired by Holdco or its Affiliates (the "Hired Employees") for such employee's past service with Seller for purposes of
     (A) eligibility to participate in Holdco's employee welfare benefit (including medical, dental, flexible spending accounts, accident, life insurance plans and programs, disability plans, and other employee welfare benefits) plans to the extent permitted by the terms of such plans, (B) participation and vesting (but not benefit accrual) under Holdco's employee 401(k) plan and any other pension plan, (C) for any waiting periods under Holdco's Welfare Plans or (D) for any post-Closing severance purposes. Seller acknowledges that nothing in this Agreement will restrict Holdco from changing a Hired Employee's job description, responsibilities, location, salary or benefits following the Closing. If Hired Employees are included in any medical, dental or health plan other than the plan or plans they participated in as of the Closing Date, any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar plans of Seller or its Subsidiaries as of the Closing Date, and shall provide credit for any deductibles and co-payments applied or made with respect to each Hired Employee in the calendar year of the change. Holdco will credit each Hired Employee with the vacation time and sick time such Hired Employee had accrued with Seller as of the Closing Date, provided, that Holdco shall only credit such

     Hired Employees for such accrued vacation time and sick time to the extent that such accrued vacation time or sick time does not exceed the maximum amount of vacation time and sick time that similarly situated employees (including, without limitation, comparable seniority) of Holdco are allowed to accrue (the "Maximum Vacation Accrual" or "Maximum Sick Time Accrual", as applicable). Holdco shall receive an adjustment to the Purchase Price for the economic value of such credited vacation time and sick time as contemplated in Section 3.03(a) and Schedule 3.03. The economic value of such vacation time and sick time is the amount equal to the cash compensation that would be payable to each such Hired Employee at his or her level of compensation on the Closing Date for a period equal to such credited accrued vacation or sick time. If such accrued vacation time or sick time exceeds the Maximum Vacation Accrual or Maximum Sick Time Accrual, Seller shall pay such Hired Employee cash in lieu of such excess accrued vacation time or sick time. Seller shall accrue up to $750,000 of bonuses for the Hired Employees as of the Closing Date and Holdco shall pay at least an aggregate of $750,000 in bonuses to the Hired Employees in respect of the 2001 calendar year no later than April 30, 2002; provided, that Holdco shall receive a maximum Purchase Price adjustment of $750,000 with respect to the payment of such bonuses. Notwithstanding anything set forth in this Section 8.09, Holdco will have no obligation to CMB Employees who are on Approved Leave of Absence until they become employees of Holdco pursuant to this Section 8.09. For purposes of this Agreement, employees on "Approved Leave of Absence" means employees absent from work on the Closing Date and unable to perform their regular job duties by reason of illness or injury under approved plans or policies of the employer (other than employee's absence for less than five (5) days due to short term illness or injury not requiring written approval by the employer) or otherwise absent from work under approved or unpaid leave policies of the employer.

          (d) As of the Closing Date, Holdco will have no obligation under this
     Section 8.09 to Seller, its Affiliates or to any of Seller's employees, other than with respect to Hired Employees who will hereafter be the responsibility of Holdco. As of the Closing Date, Seller will, and will cause its Subsidiaries to, terminate the employment of all Hired Employees. Seller will pay all severance obligations and other costs associated with such termination (if any). Seller shall grant a limited release to all Hired Employees from any contractual or common law duties which said employees may owe to Seller, so as to permit such employees to (i) compete with Seller by working for Holdco and (ii) disclose to Holdco secret or proprietary information of Seller solely in relation to the Cable Modem Business. Seller will timely satisfy any legal obligation with respect to continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA with respect to all CMB Employees whose employment with Seller or any of Seller's ERISA Affiliates terminates on or before the Closing Date.

          (e) Except as otherwise expressly provided pursuant in this Agreement, Holdco will not have or assume any obligation or liability under or in connection with any of Seller's Benefit Plans. In relation to any CMB Employee on an Approved Leave of Absence, responsibility for benefit coverage of such CMB Employee, and liability for payment of benefits, will remain that of Seller or the Subsidiaries of Seller until such employee becomes an employee of Holdco after the Closing or is terminated by Seller or its Subsidiary. For purposes of this Agreement, the following claims and liabilities will be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits upon the rendering of the medical, dental, pharmacy or other services giving rise to the obligation to pay such benefits except with respect to such benefits provided in connection with a continuous period of hospitalization, which will be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the occurrence of the event giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit.

          (f) Seller shall continue to pay the group health insurance premiums that are necessary to continue, for a period of three (3) months after the Closing Date, Seller's current group health plan for Seller's continuing employees. Seller covenants that it will not terminate any group health plan in connection with the Transactions.

          (g) Any liability under the WARN Act with regard to any employee of Seller terminated on or prior to the Closing Date, or not hired by Holdco on or after the Closing Date, will, as a matter of contract between the parties, be the responsibility of Seller. Holdco will cooperate with Seller and Seller's Affiliates, if requested, in the giving of WARN Act notices on behalf of the other party. Holdco shall not during the 60-day period beginning on the Closing Date terminate the employment of full-time employees of the Cable Modem Business whom it hires as contemplated in this Agreement so as to cause any "plant closing" or "mass layoff" (as those terms are defined in the WARN Act) such that Seller has any obligation under the WARN Act that Seller would not otherwise have had absent such terminations. In the event of any breach by Holdco of the foregoing covenant, Holdco shall indemnify Seller for any such obligations arising under the WARN Act.

          (h) Holdco and Seller hereby acknowledge and agree that, pursuant to the authority of Revenue Ruling 2000-27, the Transactions will result in a permissible distribution event under Section 401(k) of the Code from any of Seller's Benefits Plans designed to satisfy the requirements of Section 401(k) of the Code.

          (i) If, during the period from the date of this Agreement to the Closing Date, Seller has, or acquires, a duty to bargain with any labor organization with respect to any of the CMB Employees, then Seller will (i) give prompt written notice of such development to Holdco, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit Holdco to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making Holdco's representative a representative of Seller's delegation if required by the labor organization), and (ii) not, without Holdco's written consent, enter into any contract with such labor organization that purports to bind Holdco, including any successor clause or other clause that would have this purpose or effect. Seller acknowledges and agrees that Holdco has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by Holdco, by any provision of any collective bargaining agreement or similar contract with any labor organization to which Seller or any its Affiliates is or may become bound. Seller will take no action or engage in any inaction, which might obligate or require Holdco to recognize or bargain with any labor organization on behalf of CMB Employees.

          (j) If, during the period from the date of this Agreement to the Closing Date, Seller hires new employees in order to comply with its obligations under Section 7.01(a)(i) (the "New Hires"), Holdco shall include each New Hire on the Offer Schedule; provided, that such New Hires will be offered identical salary levels or hourly wages to those paid to them by Seller. Holdco will make a written offer of employment to each New Hire not more than 14 days after they are employed by Seller and Seller shall provide Holdco with any information necessary for Holdco to comply with its obligations under this Section 8.09(j).

          (k) Seller shall not, either before the Closing or after the Closing during the period while the Post-Employment Hiring Prohibition is scheduled to remain in effect with respect to any of the employees listed on Schedule 8.09(k), amend or waive any of the Post-Employment Hiring Prohibitions or breach the terms of any provisions of the employment agreements referred to in Section 5.17(b). At the direction (and, after the Closing, at the expense) of Holdco, Seller shall enforce the Post-Employment Hiring Prohibition against any of those employees who are alleged by Holdco to have violated the terms of the Post-Employment Hiring Prohibitions with respect to the Hired Employees. Seller shall turn over to Holdco any damages received as a result of any such enforcement.

          (l) Notwithstanding anything to the contrary in this Agreement, if the offers of employment that Holdco makes to employees listed on the Offer Schedule and, in Holdco's sole discretion, employees listed on the Review Schedule are not (i) at an identical salary level or hourly wage to that received by such employees immediately prior to the Closing, and (ii) at a position substantially comparable to that held by such employees immediately prior to the Closing, Seller shall not be liable for any breach of the covenant in Section 7.01(a)(i) with respect to any failure by Seller to retain such employees until the Closing.

          (m) Nothing in this Section 8.09 or elsewhere in this Agreement will be deemed to make any employee of Seller a third party beneficiary of this Agreement.

     SECTION 8.10.  CMB Business Records; Transitional Arrangements.

          (a) Seller shall deliver all CMB Business Records to Holdco at or before the Closing. Holdco shall retain all material CMB Business Records for a period of not less than three (3) years after the Closing Date. No CMB Business Records will be destroyed during this 3 year period without at least thirty (30) Business Days advance written notice to Seller, during which period Seller may, at its sole expense, elect to take possession of the items to be destroyed. After the Closing, Holdco shall grant Seller, its accountants, counsel and other representatives access to the CMB Business Records as is reasonably necessary with respect to Seller's review and verification of the Closing Statement (or any corrected Closing Statement) as contemplated in Section 3.04, Seller's continued operation and/or liquidation of all or part of the Excluded Assets or for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms, or for the defense of, or response required under, or pursuant to, any lawsuit, action or proceeding (including any proceeding involving Seller related to the Acquired Assets).

          (b) Not more than sixteen (16) employees of Seller shall be entitled to continue to use their respective offices on the 4th floor of Seller's call center and network operating center in Louisville, Kentucky until March 31, 2002 for purposes of reviewing and verifying the Closing Statement and for purposes of managing Seller's remaining business operations (other than the Cable Modem Business). No rent or other amounts shall be payable to Holdco in relation to the continued use of such offices by such employees. Seller shall provide not more than twelve (12) representatives of Holdco or CCI access to and reasonable workplace accommodations at Seller's locations (other than the CMB Sites) as requested by Holdco, for no additional consideration, until thirty (30) days after the Closing; provided, that Seller's obligation hereunder to provide workplace accommodations shall terminate with respect to any location at which Seller's occupancy rights have terminated at the time of such termination. Seller shall provide Holdco with not less than thirty
     (30) days notice of termination of any such occupancy rights.

     SECTION 8.11. Publicity. During the period from the date of this Agreement to the Closing Date, neither Seller, on the one hand, nor Holdco, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, except as such release or announcement may be required by any Legal Requirement or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

     SECTION 8.12. Fees and Expenses. Except as set forth in this Agreement and irrespective of whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except (i) filings fees in relation to the Schedule 13E-3 shall be paid by Holdco, (ii) Expenses incurred in connection with the preparation, filing, printing and mailing of the Proxy Statement shall be paid by Seller, (iii) filing fees in relation to filings made under the HSR Act shall be shared equally by Seller and Holdco, and (iv) Expenses incurred in connection with Holdco's application to become an "Approved Company" for purposes of succeeding to the rights of Seller under the Service and Technology Agreement dated August 31, 2000 among Seller, the Kentucky Economic Finance Authority and Faulkner Hinton/Ormsby I, LLC, shall be borne by Holdco. For purposes of this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

     SECTION 8.13. Cancellation of Charter Warrants. Holdco and Seller hereby agree that, effective as of the Closing, the Charter Warrants shall terminate without further action on the part of Holdco or Seller, whereupon all rights, obligations and liabilities thereunder shall be extinguished forthwith. Notwithstanding Holdco's rights under the Charter Warrants, Holdco hereby undertakes and agrees not to transfer or assign its right, title or interest in and to the Charter Warrants during the period from the date of this Agreement to the Closing Date.

     SECTION 8.14. Letter of Credit. As and from the date of this Agreement, Seller and Holdco will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable the consent of the third party beneficiary (the "Beneficiary") of the letter of credit described on
Schedule 1.01(b), to the cancellation of such letter of credit. If required by the Beneficiary as a condition to the cancellation of Seller's letter of credit, Holdco will use commercially reasonable efforts to replace such letter of credit with a letter of credit for the account of Holdco on terms no less favorable to such Beneficiary. The cost of obtaining any such replacement letter of credit shall be borne by Holdco. If the Beneficiary does not consent to the cancellation or replacement of the letter of credit then Holdco hereby agrees, conditional upon the Closing, to indemnify Seller in respect of any Losses suffered or incurred by Seller as a result of such Beneficiary presenting, or drawing down any amount under, such letter of credit.

     SECTION 8.15.  Taxes.

          (a) Holdco shall pay any Transfer Taxes arising from or payable by reason of the transfer of the Acquired Assets contemplated by this Agreement. Tax returns required to be filed in respect of Transfer Taxes ("Transfer Tax Returns") will be prepared and filed by the party that has the primary responsibility under any applicable Legal Requirement for filing such Transfer Tax Returns. If neither party has primary responsibility for filing a Transfer Tax Return, then Holdco will be responsible for preparing and filing any such Transfer Tax Return and, if required by any applicable Legal Requirement, Holdco will join in the execution of any such Transfer Tax Returns and other documentation. After the Closing Date, Seller and Holdco shall reasonably cooperate with each other in connection with the preparation and filing of Tax returns and in the conduct of any audit or other proceedings with respect to any tax relating to the Acquired Assets. The party liable to pay relevant Transfer Taxes pursuant to this Agreement shall have the opportunity to review and approve, acting reasonably, any Transfer Tax Return related to such liability.

          (b) Each party hereto will cooperate in assuring that all real property taxes, personal property taxes and similar ad valorem obligations that are levied with respect to the Acquired Assets or the Cable Modem Business for assessment periods in which the Closing Date occurs and are otherwise not accounted for in the adjustment to Purchase Price set forth in Section 3.03 of this Agreement or excluded pursuant to Section 2.04(e) (collectively, the "Apportioned Obligations") and any refund or rebate thereof, will be apportioned between the Seller and Holdco as of the Closing Date based on the number of days in any such period falling on or before the Closing Date, on one hand, and after the Closing Date, on the other hand (it being understood that the Seller is responsible for the portion of each such Apportioned Obligation attributable to the number of days from the most recent Lien date up to and including the Closing Date and Holdco is responsible for the portion of each such Apportioned Obligation attributable to the period after the Closing Date. An adjustment will be made to the Purchase Price to reflect any payment of Apportioned Obligations that have been made by Seller on or prior to the Closing Date that are apportioned to Holdco hereunder. The parties hereto will cooperate, including during times of audit by taxing governmental authorities, to avoid payment of duplicate Taxes or other ad valorem obligations of any kind or description which related to the Acquired Assets or the Cable Modem Business, and each party will furnish, at the request of the other, proof of payment of any such Taxes or ad valorem obligations or other documentation that is a prerequisite to avoiding payment of a duplicate Tax or other ad valorem obligations.

          (c) Seller will cooperate with Holdco's reasonable requests to take such actions and execute such documents or instruments necessary or appropriate, as determined by Holdco, at Seller's expense, to reduce Holdco's Transfer Tax liability in connection with the Transactions.

          (d) Holdco shall have the right to control the defense and conduct of any audit or other examination by any taxing authority with respect to transfer, sale or use Taxes that might be applicable to the transfer of the Acquired Assets pursuant to this Agreement and for which Holdco is liable hereunder.

     SECTION 8.16. Use of Seller's Name. Seller will retain all rights with respect to the names "HSA" and "High Speed Access" or any and all derivations thereof after the Closing. Holdco will remove or delete such names or any and all derivations thereof from the Cable Modem Business and Acquired Assets as soon as reasonably practicable, but in any event by the 120th day following the Closing. Seller will take no action to enforce its Intellectual Property rights in such names against Holdco or its Affiliates during such 120-day period with respect to the Acquired Assets and Cable Modem Business. Nothing in this Section
8.16 will require Holdco to remove or discontinue using any such name or mark that is affixed to converters or other items in customer homes or properties on the Closing Date, or as are used in a similar fashion which makes such removal or discontinuation impracticable.

     SECTION 8.17. Non-solicitation. During the period from the Closing Date until the first anniversary of the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Holdco, solicit for employment any of the Hired Employees or any employees of Holdco with whom Seller has had any material business contact within one year of the date hereof; provided, however, that the foregoing prohibition shall not prevent Seller from hiring any such Hired Employee or employee of Holdco by means of a general advertisement.

     SECTION 8.18. Confidentiality. Except as permitted under the terms of the License Agreement, as and from the Closing Date, Seller agrees (i) to preserve and protect the confidentiality of any trade secrets or other confidential information relating to the CMB Intellectual Property, Technology and Know-How and CMB Business Records sold and delivered to Holdco hereunder as part of the Acquired Assets (the "Confidential Information"), and (ii) not to disclose or disseminate the Confidential Information to any third party except as required by any Legal Requirement. For the avoidance of doubt, the foregoing obligations shall not apply to (A) information which is generally known to the industry or the general public other than as a result of Seller's breach of this Agreement, or (B) information furnished to Seller by a third party on a non-confidential basis after the date hereof who is not known by Seller after due inquiry to be otherwise bound by a confidentiality agreement. Any material breach of the Confidentiality Agreement, as amended, will be deemed a material breach of this Agreement.

     SECTION 8.19.  Limitations on Seller's Representations and
Warranties. Except for the representations and warranties expressly contained in this Agreement, Seller makes no other express or implied representation or warranty, including, without limitation, representations or warranties as to the condition of the Acquired Assets, their fitness for any particular purpose, their contents, the income derived or potentially to be derived from the Acquired Assets or the Cable Modem Business, or the expenses incurred or potentially to be incurred in connection with the Acquired Assets or the Cable Modem Business. Seller is not, and will not be, liable or bound in any manner by express or implied warranties, guarantees, statements, promises, representations or information pertaining to the Acquired Assets or the Cable Modem Business, made or furnished by any broker, agent, employee, servant or other person representing or purporting to represent Seller, unless and to the extent the same is expressly set forth in this Agreement.

     SECTION 8.20. Launch Fees. Notwithstanding the terms of the Second NSA Agreement, Holdco hereby agrees that all unpaid Launch Fees as of the date hereof, together with any Launch Fees that accrue during the period from the date of this Agreement to the Closing Date, shall not be payable by Seller to Holdco (except to the extent included in the Intercompany Payment set forth on Schedule 4.02(a) and payable at Closing) unless this Agreement is terminated or abandoned in accordance with its terms, at which time all such Launch Fees shall be due and payable by Seller to Holdco in accordance with the terms of the Second NSA Agreement.

     SECTION 8.21. Termination of Charter Contracts. Holdco and Seller agree that, effective as of the Closing, the Second NSA Agreement shall terminate without further action on the part of Holdco or Seller, whereupon all rights, obligations and liabilities thereunder shall be extinguished forthwith (including any liability for breaches existing as of the Closing Date). Holdco further agrees to use its best efforts to cause the

Full Turnkey Agreement to be terminated effective as of the Closing, without liability on the part of Seller, Holdco or any other party thereto (including any liability for breaches existing as of the Closing Date). Notwithstanding the foregoing, Purchase Price adjustments with respect to payment obligations under the Second NSA Agreement and the Full Turnkey Agreement shall be made in accordance with Sections 3.03 and 3.04. From the date of this Agreement to the Closing Date or termination hereof, neither Holdco nor Seller will declare, claim or issue a notice of default under the Full Turnkey Agreement or the Second NSA Agreement; provided, that the foregoing shall not be deemed or construed as a waiver by either party with respect to any claims or defaults under such agreements and any amendments thereto.

     SECTION 8.22. CSR Classes. Seller shall recruit, hire and begin training classes at such time and for the number of full time equivalent new customer service representative employees set forth on Schedule 8.22; provided, that Holdco shall provide Seller with a written request to begin any class scheduled to begin more than thirty (30) days after the date hereof and Seller shall not be obligated to begin any such class until thirty (30) days after delivery of such notice, notwithstanding the scheduled date of such class on Schedule 8.22. Holdco shall include all of Seller's new employee representatives attending such classes on the Offer Schedule and, notwithstanding anything to the contrary in
Section 8.09, shall offer employment to such persons at identical salary levels or hourly wages to those paid to them by Seller. Training classes shall be conducted in a manner consistent with past practice. For purposes of determining whether Seller has complied with its obligations under this Section 8.22, the number of full time equivalent customer service representative employees shall include new employees of Seller that are offered and accept employment under terms consistent with past practices and who pass Seller's standard pre-hire tests (regardless of whether such employees voluntarily terminate their employment before completion of such class or classes). Subject to the foregoing, Seller shall pay Holdco $10,000 for each full Business Day of delay (beginning on the sixth Business Day of such delay) in the commencement of any class with the minimum number of participants required pursuant to the terms of this Section 8.22 and each full Business Day of any period during which classes have been early terminated (the "CSR Charges"). The CSR Charges shall be payable at, and only at, the Closing as an adjustment of the Purchase Price as contemplated in Section 3.03(a) and the Closing Statement.

     SECTION 8.23. Customer Care Matters. Effective as of the Closing Date, Holdco shall assume responsibility for handling, managing and resolving all open Customer Care Matters.

                                   ARTICLE IX

                                   CONDITIONS

     SECTION 9.01. Conditions to Each Party's Obligation. The respective obligations of Holdco, on the one hand, and Seller, on the other hand, to effect the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be subject to the satisfaction prior to the Closing of the following conditions:

          (a) Seller Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the stockholders of Seller by (i) the Seller Requisite Vote and (ii) a majority of the votes actually cast affirmatively or negatively by holders of outstanding shares of HSA Common Stock other than Excluded Stockholders.

          (b) HSR Waiting Period. Any waiting period applicable to the Transactions under the HSR Act shall have terminated or expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

     SECTION 9.02. Conditions to Obligation of Holdco. The obligation of Holdco to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects without regard to any "materiality", "material" or "Material Adverse Effect" qualifiers therein as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (i) to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a Material Adverse Effect. Holdco shall have received a certificate signed by an authorized officer of Seller (but without personal liability thereto) to such effect.

          (b) Performance of Obligations of Seller. Subject to Section 8.09(k), Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement and the other Transaction Documents to which it is a party at or prior to the Closing. Holdco shall have received a certificate signed by an authorized officer of Seller (but without personal liability thereto) to such effect and identifying (1) each executive officer or director of Seller who is an Excluded Stockholder, (2) the number of shares of HSA Common Stock with respect to which each such officer and director has Voting Control (as such term is defined in the Voting Agreement) and (3) the number of such shares that were voted in favor of the transactions contemplated by this Agreement.

          (c) Certificate of Incumbency and Resolutions. Holdco shall have received a certificate of the President and Secretary of Seller (i) as to the incumbency and signatures of the officers of Seller and (ii) as to the adoption and continued effectiveness of resolutions of Seller authorizing the transactions contemplated hereby.

          (d) Required Consents. Each of the consents set forth on Schedule 9.02(d) shall have been obtained and no such consent shall have been revoked.

          (e) No Material Adverse Effect. No damage, destruction or loss of any of the Acquired Assets has occurred or come to exist since the date of this Agreement, after giving effect to any insurance, which has had or would reasonably be expected to have a Material Adverse Effect, nor, subject to
     Section 8.09(k), has any event, occurrence, fact, condition, change or development occurred or come to exist since the date of this Agreement, which has had or would reasonably be expected to have a Material Adverse Effect.

          (f) Legal Opinion. Holdco shall have received an opinion from Weil Gotshal & Manges LLP, counsel to Seller, substantially in the form attached as Exhibit E. In addition, the opinion from Seller's General Counsel previously delivered to Holdco shall not have been modified or withdrawn since the date thereof or in the alternative, Holdco shall have received an alternative opinion from a source reasonably acceptable to Holdco.

          (g) Opinions of Financial Advisors. Copies of the Lehman Opinion and Houlihan Lokey Opinion, together with a letter from Houlihan Lokey in form and substance reasonably acceptable to Holdco to the effect that Holdco may rely on the Houlihan Lokey Opinion, shall have been previously provided to Holdco and neither of such opinions nor the letter from Houlihan Lokey regarding reliance by Holdco on its opinion shall have been modified or withdrawn at or before the Closing.

     SECTION 9.03. Conditions to Obligation of Seller. The obligation of Seller to sell, assign, transfer, convey and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Holdco set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and

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

     warranties of Holdco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, with the same force and effect as made on and as of the Closing Date. Seller shall have received a certificate signed by an authorized officer of Holdco (but without personal liability thereto) to such effect.

          (b) Performance of Obligations of Holdco. Holdco shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement and the other Transaction Documents to which it is a party at or prior to the Closing. Seller shall have received a certificate signed by an authorized officer of Holdco (but without personal liability thereto) to such effect.

          (c) Certificate of Incumbency and Resolutions. Seller shall have received a certificate of the President and Secretary of Holdco (i) as to the incumbency and signatures of the officers of Holdco and (ii) as to the adoption and continued effectiveness of resolutions of Holdco authorizing the transactions contemplated hereby.

          (d) Legal Opinion. Seller shall have received an opinion from Paul, Hastings, Janofsky & Walker LLP, counsel to Holdco substantially in the form attached as Exhibit F.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 10.01. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, (whether before or after the approval of this Agreement by the Seller Requisite Vote):

          (a) by mutual written consent of Seller and Holdco;

          (b) by Holdco or Seller if any of the conditions set forth in Section
     9.01 have become incapable of fulfillment; provided, that a party seeking to terminate this Agreement as a result of a failure of the condition set forth in Section 9.01(c) shall have complied in all material respects with its obligation under Section 8.03(b);

          (c) by Seller if any of the conditions set forth in Section 9.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (d) by Holdco if any of the conditions set forth in Section 9.02 shall have become incapable of fulfillment, and shall not have been waived by Holdco; or

          (e) by Seller or Holdco if (i) the Closing shall not have occurred on or prior to March 31, 2002 or (ii) Seller shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than Holdco or its subsidiaries.

     SECTION 10.02. Notice of Termination. A party desiring to terminate this Agreement pursuant to this Article X shall give written notice of such termination to the other party in accordance with Section 12.01, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything to the contrary in this Agreement, the right to terminate this Agreement pursuant to Sections 10.01(c) through (e) shall not be available to any party whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy a condition set forth in Sections 9.02 or
9.03 as the case may be.

     SECTION 10.03.  Effect of Termination and Abandonment.

          (a) If this Agreement is terminated or abandoned pursuant to this
     Article X, this Agreement shall become void and of no further force or effect with no liability on the part of any party hereto (or on the part of any of its directors, officers, employees, agents, legal or financial advisors or other representatives), except that (i) the agreements contained in this Article X, Article XI, Article XII and in the Confidentiality Agreement, shall survive the termination hereof and (ii) no such termination shall relieve
                                       A-45
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     any party of any liability or damages resulting from any willful material breach by that party of this Agreement.

          (b) If this Agreement is terminated pursuant to (i) Section 10.01(d),
     (ii) Section 10.01(e)(i) (but only if termination pursuant to Section 10.01(e)(i)is a result of the negligent or willful failure of Seller to perform any obligations required to be performed by it hereunder on or prior to the date of termination) or (iii) Section 10.01(e)(ii), then Seller shall pay all of Holdco's reasonable out-of-pocket expenses incurred in connection with this Agreement, including, without limitation, all reasonable legal fees and expenses and all fees and expenses of Merrill Lynch incurred by Holdco, together with all fees and expenses chargeable to Seller pursuant to Section 8 of the Management Agreement, by wire transfer or cashier's check within five (5) Business Days after termination hereof.

          (c) If this Agreement is terminated pursuant to (i) Section 10.01(c), or (ii) Section 10.01(e)(i) (but only if termination pursuant to Section 10.01(e)(i) is a result of the negligent or willful failure of Holdco to perform any obligations required to be performed by it hereunder on or prior to the date of termination), then Holdco shall pay all of Seller's reasonable out-of-pocket expenses incurred in connection with this Agreement, including all reasonable legal fees and expenses and all fees and expenses of Lehman and Houlihan Lokey incurred by Seller, together with the Incremental Costs (as such term is defined in the Management Agreement) chargeable to Holdco upon termination of this Agreement by wire transfer or cashiers check within five (5) Business Days after termination hereof.

     SECTION 10.04. Amendments. This Agreement may be amended by action taken by Seller and Holdco at any time before or after approval of this Agreement by the Seller Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of Seller's stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     SECTION 10.05. Extension; Waiver. At any time prior to the Closing Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein (in whole or in part). Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE XI

                                INDEMNIFICATION

     SECTION 11.01. Indemnification by Seller. Subject to the provisions of this Article XI, Seller shall indemnify, defend and hold harmless Holdco, its Affiliates, and their respective officers, directors, employees, stockholders, agents and representatives (collectively, "Holdco Indemnitees") from and against all claims (including, without limitation, claims by third parties) and compensatory damages (including, without limitation, settlement costs and any expenses, including reasonable out-of-pocket legal and accounting expenses incurred in connection with investigating or defending any actions or threatened actions) (collectively, "Damages") arising out of or in connection with (a) the breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document (without regard to any materiality or similar qualifications contained therein), (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other Transaction Document, (c) the Excluded Liabilities, or (d) the operation of the Cable Modem Business prior to Closing. Notwithstanding the foregoing, Seller shall have no obligation to indemnify, defend and hold harmless any Holdco Indemnitee for any damages (including with respect to Taxes) which a Holdco Indemnitee incurred in its capacity as a stockholder of Seller. The foregoing obligation of Seller to indemnify the Holdco Indemnitees shall be subject to and limited by the following qualifications:

          (i) Each of the covenants of Seller contained in Sections 7.01, 7.02, 8.01, 8.02, 8.03, 8.05, 8.06, 8.08, 8.09(d), 8.11 and 8.22 and
     representations and warranties made by Seller in this Agreement or in any of the other Transaction Documents shall survive for a period of eighteen (18) months after the Closing Date (unless a claim shall have been commenced prior to such time in which case the applicable covenants, representations and warranties shall survive with respect to such claim until such claim has been resolved, and thereafter all such covenants, representations and warranties shall be extinguished), except that (1) the representations and warranties contained in Section 5.16 will survive until 90 days after the expiration of the applicable statute of limitations, (2) the representations and warranties contained in Sections 5.14 and 5.18 will survive for a period of twenty-four (24) months after the Closing Date and
     (3) the representations and warranties contained in Sections 5.13(a) and
     5.15 (but only, in Section 5.15, with respect to title to the CMB Intellectual Property and Technology and Know-How) will survive in perpetuity. The extended survival periods referenced in the preceding sentence shall hereinafter be referred to as the "extended survival periods". The covenants (other than those described in the first sentence of this clause (i)) and agreements made by the Seller in this Agreement or in any of the other Transaction Documents shall survive the Closing and will continue in full force and effect without limitation.

          (ii) Subject to Section 11.01(iii) below, Seller shall have no liability to the Holdco Indemnitee on or account of any Damages provided in
     Section 11.01(a) or (b) (to the extent the matters in Section 11.01(b) relate to covenants described in the first sentence of Section 11.01(i)) unless and until such damages in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Threshold Amount"), in which case the Holdco Indemnitees shall be entitled to Damages from the first dollar of such damages. Subject to Section 11.01(iii), the total liability of Seller for its indemnity obligation under Sections 11.01(a) and 11.01(b) insofar as it includes the covenants described in the first sentence of Section 11.01(i), shall be limited in all respects to, and shall be payable solely from, and to the extent of, the Indemnification Holdback and upon the occurrence of an event to which Seller's indemnity obligations under such sections applies, the Holdco Indemnitees' sole and exclusive remedy shall be recourse to the Indemnification Holdback.

          (iii) With respect to any indemnification sought for Damages arising out of (1) a breach of any representation or warranty subject to an extended survival period pursuant to Section 11.01(i); (2) any Excluded Liability; (3) the operation of the Cable Modem Business prior to the Closing Date, (4) a breach of any covenants, agreements or obligations of Seller other than those described in the first sentence of Section 11.01(i); or (5) actual common law fraud (collectively, the "Excluded Damages"), such indemnification (x) shall not be subject to the Threshold Amount set forth in Section 11.01(ii) above and (y) shall neither be paid from, nor subject to the limits of, the Indemnification Holdback; provided, however that the Holdco Indemnitees may elect in its discretion to proceed against the Indemnification Holdback for indemnification of all or any portion of the Excluded Damages.

     SECTION 11.02. Indemnification by Holdco. Subject to the provisions of this Article XI, Holdco shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, "Seller Indemnitees") from and against any Damages arising out of or in connection with (a) the breach of any representation or warranty made by Holdco in this Agreement or any other Transaction Document (without regard to any materiality or similar qualifications contained therein), (b) any breach of any covenant, agreement or obligation of Holdco contained in this Agreement or any other Transaction Document, (c) the Assumed Liabilities or (d) the operation of the Cable Modem Business from and after the Closing. Each of the covenants of Holdco contained in Sections 8.02, 8.03, 8.05, 8.06 and 8.11 and representations and warranties made by Holdco in this Agreement or in any of the other Transaction Documents shall survive for a period of eighteen (18) months after the Closing Date (unless a claim shall have been commenced prior to such time in which case the applicable covenants, representations and warranties shall survive with respect to such claim until such claim has been resolved, and thereafter all such covenants, representations and warranties shall be extinguished). The covenants (other than those described in the preceding sentence) and agreements made by Holdco in this Agreement or in any of the other Transaction Documents shall survive the Closing and will continue in full force and effect without limitation. Holdco shall have no liability to Seller on or account of any Damages provided in Sections 11.02(a) or (b) (to the extent the matters in Section 11.02(b) relate to covenants described in the second sentence of this Section 11.02) unless and until such damages in the aggregate exceed the Threshold Amount, in which case Seller shall be entitled to Damages from the first dollar of such damages. The total liability of Holdco for its indemnity obligation under Sections 11.02(a) and 11.02(b) insofar as it includes the covenants contained described in the second sentence of this Section 11.02, shall be limited in all respects to an amount equal to the original amount of the Indemnification Holdback. Notwithstanding the foregoing, Holdco's indemnification obligations shall not be subject to the Threshold Amount or the limits on total liability set forth above with respect to any indemnification sought for Damages arising out of (1) any Assumed Liability; (2) a breach of any covenants, agreements or obligations of Holdco other than those described in the second sentence of this Section 11.02, (3) actual common law fraud, (4) any Liability for Taxes arising under Section 8.15(a) or Taxes apportioned to Holdco pursuant to Section 8.15(b), or (5) the operation of the Cable Modem Business from and after the Closing Date.

     SECTION 11.03. Exclusive Remedy; No Consequential Damages. Seller and Holdco acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI, except in the case of actual common law fraud. Notwithstanding anything to the contrary in this Agreement, no indemnification shall be provided for under this Article XI in respect of any indirect or consequential damages. The maximum amount of any indemnification payable hereunder by any indemnifying party shall be limited to an amount equal to the Cash Amount.

     SECTION 11.04.  Characterization of Indemnification and Other
Payments. All indemnity and other payments made under this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

     SECTION 11.05. Damages Net of Insurance; Tax Benefits. The amount of any Damages for which indemnification is payable under this Article XI, shall be (i) net of any amounts recovered or recoverable by the Indemnitee (as defined below) under insurance policies with respect to such Damages, (ii) net of any amounts recovered by the Indemnitee from any third Person (by contribution, indemnification or otherwise) with respect to such Damages, and (iii) adjusted to take account of any net Tax effect realized by the Indemnitee arising from the incurrence or payment of any such Damages and the entitlement to or the receipt of any indemnification payment.

     SECTION 11.06.  Procedures Relating to Third Party Claims.

          (a) Notice of Third Party Claims. A Person entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any third party (a "Third Party Claim") against such Person (the "Indemnitee"), shall notify the Person from whom indemnification is sought (the "Indemnitor") in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnitee of written notice of the Third Party Claim. The failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been materially prejudiced as a result of such failure.

          (b) Assumption of Defense of Third Party Claims by Indemnitor. If any indemnification obligation hereunder shall arise from a Third Party Claim, the Indemnitor shall have the right and Indemnitee shall permit the Indemnitor to participate in the defense thereof and, if it so chooses, to assume the defense of any such claim or any litigation resulting from such claim unless the Indemnitee provides a written release to Indemnitor of its indemnification obligation. If the Indemnitor assumes the defense of such claim or litigation, the Indemnitor shall actively pursue the defense thereof in good faith. The Indemnitor shall not, in the defense of such claim or litigation, unless the Indemnitee expressly consents in writing (which consent will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement unless such judgment or settlement provides only for monetary damages to be paid by the Indemnitor and includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation. In cases where the Indemnitor has, by written instrument delivered to the Indemnitee, assumed the defense or a settlement with respect to a claim for which indemnity is being sought, the Indemnitor will not be liable to the Indemnitee for any legal fees subsequently incurred by the Indemnitee in connection with the defense thereof and the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, provided that the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought, it being understood that the Indemnitor shall control such defense. If the Indemnitor chooses to defend or prosecute a Third Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnitor's request) the provision to the Indemnitor of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

          (c) Assumption of Defense of Third Party Claims by
     Indemnitee. Notwithstanding the foregoing, if (i) the Indemnitor does not promptly assume the defense of any Third Party Claim as provided in this
     Section 11.06(b) above (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above) or (ii) the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Indemnitor, or that another conflict of interest exists or is likely to occur in the defense of such Third Party Claim, then in any of such cases, the Indemnitee may assume primary responsibility for the defense or settlement of the Third Party Claim, and may select legal counsel reasonably acceptable to the Indemnitor to conduct the defense of such claims. If the Indemnitee assumes and undertakes a defense or settlement of a Third Party Claim in accordance with the immediately preceding sentence, the Indemnitor shall be liable to the Indemnitee for any reasonable attorneys' fees and expenses incurred by the Indemnitee in connection with such matter, after receiving notice from the Indemnitee to the effect that it intends to take advantage of the provisions set forth in the immediately preceding sentence; provided, however, that the Indemnitor shall continue to have the right to participate in the defense of any such Third Party Claim and, if it so chooses, to employ separate counsel in connection therewith, but the fees, costs, and expenses related to such participation shall be at the expense of and paid by the Indemnitor. In the event the Indemnitee assumes primary responsibility for the defense of the Third Party Claim as provided in the first sentence of this Section 11.06(c), the Indemnitor shall continue to pay the legal fees and expenses of counsel for the Indemnitee and the Indemnitor shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnitee. The Indemnitee shall have the right, with the consent of the Indemnitor (which consent shall not be unreasonably withheld), to settle or compromise any such Third Party Claim on terms satisfactory to it.

     SECTION 11.07.  Indemnification Holdback.

          (a) Establishment of the Indemnification Holdback. At the Closing and without any act of Seller, cash equal to the Indemnification Holdback will be held back from the Purchase Price by Holdco pursuant to Section 3.02(b), and not delivered to Seller, such amount to be governed by the terms set forth herein.

          (b) Recourse to the Indemnification Holdback. The Indemnification Holdback shall be available to compensate Holdco Indemnitees for any and all Damages to which they are entitled to indemnification under this
     Article XI.

          (c) Distribution of Indemnification Holdback.

             (i) At 5:00 p.m., Eastern Time, on the twelve (12) month anniversary of the Closing Date (the "First Release Date"), Holdco shall release from the Indemnification Holdback and shall pay to Seller cash in an amount equal to the First Release Amount minus the aggregate amount (determined in the reasonable judgement of Holdco) of any pending claims for Damages made by Holdco on or before the First Release Date. As claims for Damages made on or before the First Release Date are resolved, Holdco shall pay to Seller the amount by which (1) the remaining portion of the First Release Amount withheld pursuant to the preceding sentence exceeds (2) the aggregate amount of any claims for Damages made on or before the First Release Date which are pending at such time. The term "First Release Amount" means Two Million Dollars ($2,000,000)
        minus the aggregate amount of any reduction in the Indemnification Holdback made by Holdco pursuant to Section 11.07(d) on or before the First Release Date.

             (ii) At 5:00 p.m., Eastern Time, on the eighteen (18) month anniversary of the Closing Date (the "Second Release Date"), any amount remaining in the Indemnification Holdback (after reductions made by Holdco pursuant to Sections 11.07(c)(i) and 11.07(d)) that is not subject to pending claims for Damages made by Holdco, shall be released from the Indemnification Holdback and paid to Seller in cash. As any such pending claims for Damages are resolved, Holdco shall deliver to Seller the amount by which (1) the remaining portion of the Indemnification Holdback, if any, exceeds (2) the aggregate amount of any claims for Damages which are pending at such time.

             (iii) When any amounts are paid to Seller pursuant to Sections 11.07(c)(i) and (ii), Holdco shall also pay Seller interest on such amounts from the Closing Date to the payment date at the prime rate as reported in The Wall Street Journal from time to time during the period that Holdco has held such amounts. Any such amounts payable to Seller under this Section 11.07 shall be paid by Holdco in immediately available funds by wire transfer or cashiers check.

          (d) Claims Upon Indemnification Holdback. Upon delivery by Holdco to Seller of a certificate signed by any officer of Holdco (an "Officer's Certificate"): (i) stating that a Holdco Indemnitee has paid Damages hereunder, and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid and the basis for payment of such Damages, Holdco shall, subject to the provisions of Section 11.07(c) hereof, be entitled to reduce the amount of the Indemnification Holdback cash in an amount equal to such Damages.

          (e) Objections to Claims. Holdco shall not reduce the amount of the Indemnification Holdback pursuant to Section 11.07(d) hereof unless (i) Holdco shall have received written authorization from Seller to make such reduction, or (ii) thirty (30) days shall have elapsed from the date of delivery of the Officer's Certificate to Seller. After such authorization or expiration or such thirty (30) day period, Holdco shall be entitled to reduce the amount of the Indemnification Holdback in accordance with
     Section 11.07(d) hereof, unless Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Holdco prior to the expiration of such thirty (30) day period (in which case Holdco's right to reduce the amount of the Indemnification Holdback shall be determined under Section 11.07(f) below).

          (f) Resolution of Conflicts. In the event that Seller objects in writing to any claim or claims made in any Officer's Certificate within thirty (30) days of receipt thereof, Seller and Holdco shall attempt promptly and in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Holdco should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Holdco shall be entitled to rely on any such memorandum to remove cash from the Indemnification Holdback in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, Holdco shall be entitled to make such reduction; provided that Seller retains the right to contest such reduction in a proceeding in any court having competent jurisdiction and located in Delaware or New York.

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

                                  ARTICLE XII

                               GENERAL PROVISIONS

     SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

        (a) if to Holdco, to:

           Charter Communications Holding Company, LLC
           12405 Powerscourt Drive
           St. Louis, MO 63131
           Attention: Curtis S. Shaw
                      Senior Vice President, General Counsel and Secretary Facsimile No.: (314) 965-8793

           with a copy to:

           Paul, Hastings, Janofsky & Walker LLP
           399 Park Avenue
           New York, NY 10022
           Attention: John Turitzin, Esq.
           Facsimile No.: (212) 319-4090

        (b) if to Seller, to:

           High Speed Access Corp.
           10901 West Toller Drive
           Littleton, CO 80127
           Attention: Daniel J. O'Brien
           Facsimile No.: (720) 922-2805

           with a copy to:

           Chrysalis Ventures, LLC
           1650 National City Tower, 101 S. Fifth Street
           Louisville, KY 40202
           Attention: David A. Jones, Jr.
           Facsimile No.: (502) 583-7648

           and to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, NY 10153
           Attention: Howard Chatzinoff, Esq.
           Facsimile No.: (212) 310-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the fax number specified in this Section
12.01 and the appropriate fax confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 12.01.

     SECTION 12.02. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

     SECTION 12.03. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances, and (ii) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 12.04. Third Party Beneficiaries. Neither this Agreement, nor the Confidentiality Agreement nor any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer any rights or remedies on any Person other than the parties hereto or thereto.

     SECTION 12.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that Holdco may assign to any Affiliates of Holdco the right to acquire part or all of the Acquired Assets hereunder; provided, however, that any such assignment shall not release Holdco from any obligation or liability hereunder (including any right or obligation under Article XI). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 12.06. Specific Performance. The parties recognize in the event that Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Holdco shall therefore each be entitled, in addition to any other remedies that may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Seller waives the defense that there is an adequate remedy at law.

     SECTION 12.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the Legal Requirement that might otherwise govern under applicable principles of conflict of laws.

     SECTION 12.08. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action or proceeding in connection with this Agreement or any transaction contemplated hereby.

     SECTION 12.09. Exhibits and Schedules. The Exhibits and Schedules attached to and delivered with this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

     SECTION 12.10. No Strict Construction. Holdco and Seller hereby acknowledge that (i) Holdco and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Holdco and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of any role in the drafting of this Agreement or any other agreement contemplated hereby.

     SECTION 12.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          HIGH SPEED ACCESS CORP.

                                          By:     /s/ DANIEL J. O'BRIEN
                                            ------------------------------------
                                          Name: Daniel J. O'Brien
                                          Title:   President & CEO

                                          CHARTER COMMUNICATIONS HOLDING
                                          COMPANY, LLC

                                          By:      /s/ CURTIS S. SHAW
                                            ------------------------------------
                                          Name: Curtis S. Shaw
                                          Title:   Senior Vice President,
                                              General Counsel & Secretary

                                                                         ANNEX B

                             ASSIGNMENT AND CONSENT

     This Assignment and Consent is entered into by and among Charter Communications Holding Company, LLC, a Delaware limited liability company ("Holdco"), CC Systems, LLC, a Delaware limited liability company and an indirectly wholly owned subsidiary of Holdco ("CC Systems"), and Vulcan Ventures Incorporated, a Washington corporation ("Vulcan"), on this 20th day of December, 2001.

                                    RECITALS

     A. Pursuant to the Asset Purchase Agreement, dated as of September 28, 2001 (the "Asset Purchase Agreement"), by and among Holdco and High Speed Access Corp., a Delaware corporation ("HSA"), Holdco has agreed, subject to the terms and conditions set forth therein, to purchase certain assets from, and assume certain liabilities of, HSA.

     B. Pursuant to the Stock Purchase Agreement, dated as of September 28, 2001 (the "Stock Purchase Agreement"), between Vulcan and Holdco, Holdco has agreed to purchase from Vulcan certain shares of preferred stock issued by HSA, the closing of which purchase is conditioned upon closing of the transactions contemplated by the Asset Purchase Agreement.

     C. Pursuant to the License Agreement, dated as of September 28, 2001 (the "License Agreement"), between Holdco, HSA and HSA International, Inc., a Delaware corporation ("HSA International"), entered into in connection with the Asset Purchase Agreement, Holdco granted to HSA and HSA International limited licenses to use certain software to be acquired by Holdco from HSA pursuant to the Asset Purchase Agreement.

     D. Pursuant to the Non-Solicitation Agreements entered into in connection with the Asset Purchase Agreement, each dated as of September 28, 2001, between Holdco and each of Daniel O'Brien and Gregg Hodges (each person being party to only one such agreement) (collectively, the "Non-Solicitation Agreements"), Messrs. O'Brien and Hodges agreed not to solicit certain HSA employees to terminate employment with Holdco or any of its Affiliates.

     E. Neither the License Agreement nor the Non-Solicitation Agreements restrict Holdco's ability to assign those agreements and, pursuant to Section
12.05 of the Asset Purchase Agreement, Holdco may, without the consent of HSA, assign to any of its Affiliates its right to acquire part or all of the Acquired Assets, including the right to become an "Approved Company" as provided in
Section 8.04 of the Asset Purchase Agreement, and to assume the Assumed Liabilities (such right, the "Purchase and Assumption Right"), provided that Holdco is not released from its obligations or liabilities under the Asset Purchase Agreement.

     F. CC Systems is an indirectly wholly owned subsidiary and an Affiliate of Holdco.

     G. The Stock Purchase Agreement conditions its assignment upon the consent of the non-assigning party.

     H. Holdco desires to assign the License Agreement, the Stock Purchase Agreement, the Non-Solicitation Agreements and the Purchase and Assumption Right to CC Systems, CC Systems desires to assume such agreements and the Purchase and Assumption Right and Vulcan desires to consent to the assignment of the Stock Purchase Agreement by Holdco to CC Systems.

     NOW THEREFORE, in recognition of the above and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Asset Purchase Agreement.

          2. Assignment and Assumption.

             (i) Holdco hereby assigns the Purchase and Assumption Right and all of its rights under the License Agreement, the Stock Purchase Agreement and the Non-Solicitation Agreements to CC Systems. Holdco also assigns to CC Systems all of its rights to have assigned or transferred to it any contract, agreement or other instrument that is required to be assigned or transferred to Holdco by HSA pursuant to the Asset Purchase Agreement (the "Acquired Agreements").

             (ii) CC Systems agrees to assume all of Holdco's liabilities and fully perform all of Holdco's obligations under the Purchase and Assumption Right, the License Agreement, the Stock Purchase Agreement, the Non-Solicitation Agreements and the Acquired Agreements.

          3. No Release. Holdco agrees that, notwithstanding the assignment of the Purchase and Assumption Right by Holdco to CC Systems, such assumption does not effect any release of Holdco from its liabilities and obligations under the Asset Purchase Agreement beyond that permitted by the Asset Purchase Agreement. Holdco further agrees that, notwithstanding the assumption of Holdco's liabilities and obligations under the Stock Purchase Agreement by CC Systems, such assumption does not effect any release of Holdco from its liabilities and obligations under the Stock Purchase Agreement.

          4. Consent by Vulcan. By signing below, Vulcan agrees that it consents to the assignment of the Stock Purchase Agreement by Holdco to CC Systems.

          5. Choice of Law. This Assignment and Consent and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to the conflicts of laws principles thereof.

          6. Counterparts. This Assignment and Consent may be executed in two or more counterparts, any of which may be deemed an original, but all of which taken together shall constitute one and the same instrument.

            [The balance of this page is intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties has caused this Assignment and Consent to be executed on its behalf by its duly authorized officer.

                                          CHARTER COMMUNICATIONS
                                          HOLDING COMPANY, LLC

                                          By: /s/ CURTIS S. SHAW
                                            ------------------------------------
                                          Name: Curtis S. Shaw
                                          Title:   Senior Vice President,
                                          General Counsel & Secretary

                                          CC SYSTEMS, LLC

                                          By: /s/ CURTIS S. SHAW
                                            ------------------------------------
                                          Name: Curtis S. Shaw
                                          Title:   Senior Vice President,
                                          General Counsel & Secretary

ACKNOWLEDGED AND ACCEPTED:
VULCAN VENTURES INCORPORATED

By: /s/ WILLIAM D. SAVOY
    --------------------------------------------------------
Name: William D. Savoy
Title:   President

                                                                         ANNEX C

                             [LEHMAN BROTHERS LOGO]

September 21, 2001

The Board of Directors
High Speed Access Corp.
4100 E. Mississippi Avenue
Suite 1150
Denver, CO 80246

Members of the Special Committee:

     We understand that High Speed Access Corp. (the "Company") intends to enter into an Asset Purchase Agreement (the "Agreement"), with Charter Communications Holding Company LLC and Charter Communications Inc. (collectively, "Charter") pursuant to which Charter will purchase from the Company certain of the assets of the Cable Modem Business (as defined in the Agreement) in exchange for consideration consisting of approximately (i) $81.1 million in cash, as adjusted by the Adjustment Items (as defined in the Agreement) (ii) the cancellation of all of the 75,000 shares of the Company's Series D Senior Convertible Preferred Stock held by Charter immediately prior to the effectiveness of the transactions contemplated by the Agreement and (iii) the Amended and Restated Securities Purchase Warrant dated as of May 12, 2000 (the "Proposed Transaction"). We further understand that (i) simultaneously with the execution of the Agreement, the Company and Charter will enter into a Management Agreement (the "Management Agreement"), pursuant to which Charter will perform certain services previously performed by the Company relating to the Cable Modem Business, and (ii) the Adjustment Items are not expected to reduce the cash portion of the consideration substantially in excess of $6.0 million. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company (the "Board of Directors") to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction. In addition, our opinion does not in any manner address (i) the use of proceeds from the Proposed Transaction, including the amount of proceeds to be distributed to the stockholders in the event that the Board of Directors of the Company determines that such proceeds should be delivered to such stockholders of the Company, if any, or (ii) the viability of the Company's remaining businesses following consummation of the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2000 and the Quarterly Report on Form 10-Q of the Company for the quarterly period ended June 30, 2001 and such other publicly available information concerning the Company that we believe to be relevant to our analysis, (3) the results of the efforts by (i) the Company, J.P. Morgan and Lehman Brothers to solicit indications of interest from third parties with respect to an investment in the Company, or
(ii) the Company and Lehman Brothers to solicit indications of interest from third parties with respect to other strategic transactions, including a sale, with the Company, (4) Charter's operational and financial relationships with the Company and its governance rights with respect to the Company and the implications of those relationships and rights on the Company's ability to raise additional capital, from third party investors or to enter into other strategic transactions, (5) financial and operating information with respect to the business, operations and prospects of the Company and the Cable Modem Business (as defined in the Agreement) in particular, furnished to us by the Company, (6) a comparison of the historical financial results and present financial condition of the Cable Modem Business with those of other companies we deemed relevant,
(7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant,
(8) the pro forma impact of the Proposed Transaction on the current and future financial position of the Company, (9) alternatives available to the Company in the absence of the Proposed Transaction to fund the future capital and operating requirements of the Cable Modem Business, and (10) the value of the Cable Modem Business and other assets of the Company in the event of a liquidation of the Company, in comparison to the obligations to the holders of the preferred securities and other liabilities and obligations of the Company. In addition, we have had discussions with the management of the Company concerning its industry, business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In addition, we have discussed with the management of the Company certain somewhat more conservative assumptions and estimates which resulted in the Company providing us with certain downward adjustments to the forecasts of the Company for our consideration. In addition, we have not been requested to make, and have not made or obtained, an independent evaluation or appraisal of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the Company in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Board of Directors in connection with the Proposed Transaction and will receive from the Company a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have performed various investment banking services for the Company in the past (including serving as lead manager for the Company's initial public offering) and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                         ANNEX D

                          [HOULIHAN LOKEY LETTERHEAD]

September 21, 2001

To The Special Committee
of the Board of Directors
High Speed Access Corporation

To The Board of Directors
High Speed Access Corporation

Dear Directors:

     We understand that High Speed Access Corporation (the "Company") is considering selling ("the Sale") a portion of its assets (the "Assets") to Charter Communications Holding Company, LLC for an aggregate consideration of
(i) $81.1 million, consisting of cash which is subject to certain adjustments and the assumption of certain liabilities, (ii) the cancellation of 75,000 shares of the Company's Series D Senior Convertible Preferred Stock and (iii) the cancellation of the Amended and Restated Securities Purchase Warrant dated as of May 12, 2000. The consideration described in clause (i) of the preceding sentence is referred to herein as the "Cash and Assumption Consideration". Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

     You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          reviewed the Company's annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 1999 and 2000 and quarterly reports on Form 10-Q for the two quarters ended June 30, 2001, and Company-prepared interim financial statements for the period ended July 31, 2001, which the Company's management has identified as being the most current financial statements available;

          Reviewed a pro forma balance sheet and the stated value of the Assets and of certain liabilities to be sold by the Company in the Transaction.

          reviewed the Asset Purchase Agreement between High Speed Access Corporation and Charter Communications Holding Company, LLC, draft dated September 20, 2001;

          met with certain of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and the Assets;

          reviewed forecasts and financial projections prepared by the Company's management with respect to the Company and the Assets for the years ended December 30, 2001 through 2010;

          reviewed the historical market prices and trading volume for the Company's publicly traded securities;

          reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

          conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that as of the date hereof the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that as of the date hereof there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the Cash and Assumption Consideration constitutes fair consideration and reasonably equivalent value for the Assets.

                                              HOULIHAN LOKEY HOWARD & ZUKIN
                                                 FINANCIAL ADVISORS, INC.

                                                                         ANNEX E

[MERRILL LYNCH LETTERHEAD]

September 7, 2001

Board of Directors
Charter Communications, Inc.
12444 Powerscourt Drive
Suite 100
St. Louis, MO 63131

Members of the Board of Directors:

     Charter Communications Holding Company, LLC (the "Acquiror"), a subsidiary of Charter Communications, Inc. (the "Parent"), and High Speed Access Corp. (the "Company") propose to enter into an Asset Purchase Agreement (the "Agreement") pursuant to which the Acquiror or one or more of its direct or indirect subsidiaries would purchase from the Company (the "Asset Purchase") the Acquired Assets (as defined in the Agreement), but excluding the Excluded Assets (as defined in the Agreement), which are part of the Company's Cable Modem Business (as defined in the Agreement) for (a) an amount in cash equal to (i) $81.1 million, less (ii) certain assumed liabilities consisting of debt and capital leases, subject to certain purchase price adjustments, (b) the cancellation of the Charter Warrants (as defined in the Agreement), and (c) 75,000 shares of convertible preferred stock, par value $0.01 per share (the "Series D Preferred Stock") of the Company (collectively, the "Asset Purchase Consideration"). In addition, the Acquiror, the Parent and Vulcan Ventures Incorporated ("Vulcan") propose to enter into a Purchase Agreement (the "Purchase Agreement") pursuant to which immediately prior to such closing the Acquiror or one or more of its direct or indirect subsidiaries would purchase (the "Stock Purchase") 38,000 shares of Series D Preferred Stock owned by Vulcan and certain other consideration for $8 million in cash (the "Stock Purchase Consideration" and, together with the Asset Purchase Consideration, the "Consideration") which shares of Series D Preferred Stock would represent a portion of the Asset Purchase Consideration. The Asset Purchase and the Stock Purchase, taken together, are referred to as the "Transactions".

     You have asked us whether, in our opinion (i) the Consideration to be paid by the Parent and the Acquiror pursuant to the Transactions, taken together, is fair from a financial point of view to the Parent, and (ii) the Stock Purchase Consideration is fair from a financial point of view to the Parent when viewed in the context of the Transactions, taken together.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and the Cable Modem Business that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Cable Modem Business and the Company, as well as the amount and timing of the cost savings expected to result from the Asset Purchase (the "Cost Savings") furnished to us by the Company and the Parent, respectively;

          (3) Conducted discussions with members of senior management and representatives of the Company and the Parent concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transactions and the Cost Savings;

          (4) Reviewed the market prices and valuation multiples for the Company's common stock, par value $0.01 per share (the "Company Common Stock");

          (5) Reviewed the results of operations of the Cable Modem Business and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Compared the proposed financial terms of the Asset Purchase with the financial terms of certain other transactions which we deemed to be relevant;

          (7) Participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors regarding the Asset Purchase;

          (8) Reviewed the potential pro forma impact of the Transactions on the Parent and the Acquiror and considered the potential adverse impact to the Parent and the Acquiror of customer loss and increased customer churn in the event the Asset Purchase is not consummated;

          (9) Reviewed a draft dated September 7, 2001 of the Agreement, a draft dated September 7, 2001 of the Purchase Agreement, a draft dated September 7, 2001 of the Services and Management Agreement between the Company and the Parent (the "Management Agreement") and a draft dated September 7, 2001 of the Voting Agreement among the Company, Charter Communications Ventures, LLC, Vulcan and the directors and former directors of the Company listed on the signature pages thereof (the "Voting Agreement");

          (10) Reviewed the terms of the Series D Preferred Stock as set forth in the certificate of designations, including, without limitation, the voting rights and the liquidation preference of the Series D Preferred Stock; and

          (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Cable Modem Business or the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Cable Modem Business or the Company. With respect to the financial forecast information and the Cost Savings information furnished to or discussed with us by the Company or the Parent, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Parent's management as to the expected future financial performance of the Company or the Parent, as the case may be, and the Cost Savings. In preparing our opinion, we have also considered that the holders of two-thirds of the outstanding shares of the Series D Preferred Stock, voting as a separate class, are required to approve the Asset Purchase and that Vulcan owns a majority of such shares. We have also assumed that the final form of the Agreement, the Purchase Agreement, the Management Agreement and the Voting Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions.

     We are acting as financial advisor to the Parent in connection with the Asset Purchase and will receive a fee from the Parent for our services, a significant portion of which is contingent upon the consummation of the Transactions. As you are aware, we did not participate in negotiations with respect to the terms of the Stock

Purchase, we were not requested to and did not provide advice concerning the structure, the specific amount of the Stock Purchase Consideration, or any other aspects of the Stock Purchase, or to provide services other than the delivery of this opinion. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to the Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as securities of the Parent and certain of its direct or indirect subsidiaries for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Parent. Our opinion does not address the merits of the underlying decision by the Parent and the Acquiror to engage in the Transactions or in any other earlier transaction with the Company. In that regard, in rendering our opinion, with your consent, we have not taken into consideration the terms of any earlier transaction between the Parent or the Acquiror, on the one hand, and the Company, on the other, including, but not limited to, the terms upon which an affiliate of the Parent purchased from the Company shares of the Series D Preferred Stock.

     We are not expressing any opinion herein as to the prices at which the common stock of the Parent will trade following the announcement or consummation of the Transactions.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof (i) the Consideration to be paid by the Parent and the Acquiror pursuant to the Transactions, taken together, is fair from a financial point of view to the Parent, and (ii) the Stock Purchase Consideration is fair from a financial point of view to the Parent when viewed in the context of the Transactions, taken together.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

PROXY                       HIGH SPEED ACCESS CORP.                        PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            FOR SPECIAL MEETING OF STOCKHOLDERS ON FEBRUARY 28, 2002



      The undersigned hereby appoints Daniel J. O'Brien and John G. Hundley, and each or either of them, as true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned in all matters coming before the Special Meeting of Stockholders of High Speed Access Corp. to be held at the offices of Weil, Gotshal & Manges LLP at 767 Fifth Avenue, New York, New York 10153 on February 28, 2002 at 10:00 a.m. New York time, and any postponements or adjournments thereof, and to vote all shares owned of record by the undersigned as designated as follows:


    1. Approval of the sale of substantially all of the assets of High Speed Access Corp., pursuant to the Asset Purchase Agreement, dated September 28, 2001, between High Speed Access Corp. and Charter Communications Holding Company, LLC and the transactions contemplated thereby, as described in, and attached to, the accompanying proxy statement.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

    2. The adjournment or postponement of the Special Meeting, in the discretion of the proxies, including an adjournment or postponement for the purpose of soliciting additional votes in favor of the proposed asset sale.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

    3. The transaction of such other matters, in the discretion of the proxies, as may properly come before the Special Meeting.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

                    PLEASE DATE AND SIGN ON THE REVERSE SIDE

     All of the proposals set forth above are proposals of the company. None of the proposals is related to or conditioned upon approval of any other proposal. In their discretion, the proxies are authorized to vote with respect to any other matters that may come before the meeting or any adjournments thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL IN ITEM 1, AND, WITH RESPECT TO ITEMS 2 AND 3, IN THE DISCRETION OF THE PROXIES.

                                               Dated , 2002

                                               PLEASE SIGN EXACTLY AS NAME
                                               APPEARS BELOW

                                               ---------------------------------
                                               Signature

                                               ---------------------------------
                                               Signature

                                               (JOINT OWNERS SHOULD EACH SIGN,
                                               ATTORNEYS-IN-FACT, EXECUTORS,
                                               ADMINISTRATORS, CUSTODIANS,
                                               PARTNERS OR CORPORATION OFFICERS
                                               SHOULD GIVE FULL TITLE).

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.